Information included herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

PRELIMINARY INFORMATION STATEMENT
SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2015
American Capital Income, Ltd.
Common Stock
(par value $0.01 per share)
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American Capital, Ltd. (NASDAQ: ACAS) (“American Capital”) is furnishing this Information Statement to its stockholders in connection with its planned transfer of most of its investment assets (“Transferred Assets”), outstanding borrowings and certain other liabilities to a newly-organized subsidiary, American Capital Income, Ltd. (“American Capital Income,” “ACAP,” the “Company,” “we,” “our” and “us”), and the subsequent distribution as a special dividend of all of the outstanding shares of common stock of ACAP on a pro rata basis to holders of American Capital common stock (the “Spin-Off”). Following the Spin-Off, American Capital will no longer be an investment company and will focus primarily on operating as a leading, global alternative asset manager. American Capital Income will be a non-diversified closed-end management investment company externally managed by American Capital ACAP Management, LLC (our “Manager”), which is indirectly, wholly-owned by American Capital. We also intend to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), to elect to be taxed as a regulated investment company (“RIC”), as defined in Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and to distribute annually at least 90% of our investment company taxable income to our stockholders.

Our investment objective will be to provide investors with attractive, risk-adjusted total returns over the long-term primarily through current income while also seeking to preserve our capital.  We intend to achieve this objective by owning and managing a portfolio composed primarily of diversified investments in (a) first and second lien senior, unitranche and mezzanine debt and minority equity co-investments in middle-market and large-market private companies sponsored by private equity funds (“Sponsor Finance Investments”), (b) first and second lien senior floating rate loans to large-market U.S. based companies (“Senior Floating Rate Loans” or “SFRL”), (c) structured finance investments (“Structured Products”), including the equity tranches of collateralized loan obligation (“CLO”) securities and collateralized debt obligation (“CDO”) securities and (d) first and second lien senior and mezzanine debt and minority and controlling equity investments in middle-market companies with attractive franchise values that have experienced periods of excess leverage, operational and/or financial underperformance, or other special circumstances (“Special Situations Investments”).  In addition to these assets, our initial portfolio will include first and second lien senior, unitranche and mezzanine debt and controlling equity in buyouts of private companies previously sponsored by American Capital (“American Capital One Stop Buyouts®”).  We refer to our intended investments described in this paragraph collectively as our “Investments.” We intend to utilize leverage (limited to no more than one-to-one debt to equity) to enhance stockholder returns, and believe that, when properly financed, our investment strategy can produce attractive risk-adjusted returns.

All of the shares of our outstanding common stock will be distributed as a special dividend to holders of American Capital common stock of record as of the close of business, Eastern Time, on , the record date for the Spin-Off (the “record date”), on the date of distribution (the “distribution date”), which we expect to be the same date as the record date. Each such holder will receive share of our common stock for every shares of American Capital common stock held on the record date. No fractional shares of ACAP common stock will be issued in the special dividend. Holders of American Capital common stock that would otherwise be entitled to fractional shares as a result of the special dividend will receive the cash value thereof, which cash value will generally be taxable. For American Capital stockholders who own common stock in registered form, in most cases the transfer agent will credit their shares of our common stock to book entry accounts established to hold their American Capital common stock. Our distribution agent will mail these stockholders a statement reflecting their ACAP common stock ownership shortly after the distribution date. For stockholders who own American Capital common stock through a broker or other nominee, their shares of ACAP common stock will be credited to their accounts by the broker or other nominee. We expect that the Spin-Off will be tax-free to American Capital’s stockholders for U.S. federal income tax purposes. Immediately after the Spin-Off is completed, we will be a separate, publicly-traded company.

Approval of certain matters required for the Spin-Off is being sought from the holders of American Capital common stock at a special meeting of American Capital’s stockholders to be held at , Eastern Time, on at . In connection with and prior to the special meeting, American Capital will distribute a proxy statement, which we refer to as the “American Capital Proxy Statement,” to all holders of its common stock. The American Capital Proxy Statement will contain a proxy and will describe the procedures for voting your shares of American Capital common stock and other details regarding the special meeting. As a result, this Information Statement does not contain a proxy and is not intended to constitute solicitation material under the U.S. federal securities laws.

By the time that you receive this document in completed form, certain matters required for the Spin-Off will have been approved by American Capital’s stockholders and certain other conditions to the Spin-Off will have been satisfied. However, because this document must be filed with the Securities and Exchange Commission (the “SEC”) prior to the completion of those steps, the descriptions contained in this document are written from the perspective that they have not yet occurred.

Other than voting on certain matters required for the Spin-Off as described above, you will not be asked to take any action in connection with the Spin-Off. Following stockholder approval and the satisfaction of certain other conditions for the Spin-Off, no action will be required of you to receive shares of ACAP common stock, which means that: (a) you will not be required to pay for the shares of our common stock that you receive in the Spin-Off; and (b) you do not need to surrender or exchange any of your shares of American Capital common stock in order to receive shares of our common stock, or take any other action in connection with the Spin-Off.

There is currently no trading market for our common stock. We intend to apply to have our common stock listed on The NASDAQ Global Select Market under the trading symbol “ACAP.” We expect that a limited market, commonly known as a “when-issued” trading market, for our common stock will develop on or shortly before the record date for the Spin-Off, and we expect “regular way” trading of our common stock will begin the first trading day after the completion of the Spin-Off.
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In reviewing this Information Statement, you should carefully consider the matters described under “Risk Factors” on page 17 for a discussion of certain factors that should be considered by recipients of our common stock.

Our common stock has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Information Statement. Any representation to the contrary is a criminal offense.

This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.
The date of this Information Statement is      .

This Information Statement is being furnished solely to provide information to American Capital stockholders who will receive shares of our common stock in the Spin-Off. It is not and is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of American Capital. This Information Statement describes our business, our relationship with American Capital and how the Spin-Off affects American Capital and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the ACAP common stock that you will receive in the Spin-Off. You should be aware of certain risks relating to the Spin-Off, our business and ownership of our common stock, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this Information Statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

Our future portfolio company, Hard 8 Games, LLC (“Hard 8”), conducts activities that are subject to the Nevada Gaming Control Act and regulations of the Nevada Gaming Commission (“NGC”), the State Gaming Control Board (“GCB”), and the local laws, regulations and ordinances of various county and municipal regulatory authorities (collectively referred to as “the Nevada Gaming Authorities”). Beneficial holders of 5% or more of our voting securities may be required to make certain filings with the Nevada Gaming Authorities and beneficial holders of greater than 10% of our voting securities will be required to file an application, be investigated, and be found suitable by the Nevada Gaming Authorities. Certain entities considered to be institutional investors who hold our voting securities for investment purposes only may seek a waiver of this finding of suitability requirement. An applicant for licensing or a finding of suitability is required to pay all costs of the GCB investigation. Entities that fail to comply with these requirements may be guilty of a criminal offense.

i

INTRODUCTION

American Capital announced on November 5, 2014, and updated the announcement on May 6, 2015, that its Board of Directors had approved a plan to transfer most of American Capital’s existing investment assets to American Capital Income, a newly-formed subsidiary, and to distribute as a special dividend all of the outstanding shares of ACAP’s common stock to the holders of American Capital’s common stock. ACAP will elect to be regulated as a BDC under the 1940 Act, to elect to be taxed as a RIC, as defined in Subchapter M of the Code, and to distribute annually at least 90% of its investment company taxable income to its stockholders. ACAP will be externally managed by American Capital ACAP Management, LLC, which is indirectly, wholly-owned by American Capital. Following the Spin-Off, ACAP will invest primarily in U.S. companies in the middle-market (which we consider to be companies with annual sales between $10 million and $750 million) and large-market (which we consider to be companies with annual EBITDA greater than $50 million). American Capital will withdraw its election to be regulated as a BDC and will no longer be an investment company and will focus primarily on operating as a leading, global alternative asset manager.

All of the shares of our outstanding common stock will be distributed on the distribution date as a special dividend to holders of American Capital common stock of record as of the record date, which we expect to be the same date as the distribution date. Each such holder will receive share of our common stock for every shares of American Capital common stock held on the record date. No fractional shares of ACAP common stock will be issued in the special dividend and as a result, there will not be anyone entitled to a fractional share of ACAP common stock as a result of the Spin-Off. Holders of American Capital common stock that would otherwise be entitled to fractional shares as a result of the special dividend will receive the cash value thereof, which cash value will generally be taxable. Immediately following the Spin-Off, American Capital’s stockholders will own all of the outstanding shares of common stock of ACAP. You will not be required to make any payment, surrender or exchange your shares of American Capital common stock or take any other action to receive your shares of ACAP common stock.

Following the distribution date, we expect our common stock to be listed on The NASDAQ Global Select Market under the trading symbol “ACAP.” We anticipate that, on or prior to the record date, trading of our common stock will begin on a “when-issued” basis and will continue up to and including the distribution date. See “The Spin-Off—Trading Prior to the Distribution Date.”

Prior to the Spin-Off, you can contact American Capital with any questions. American Capital’s contact information is:

American Capital, Ltd.
Investor Relations
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Tel: (301) 951-5917
Fax: (301) 654-6714
www.AmericanCapital.com or www.ACAS.com

After the Spin-Off, you can contact us directly with any questions. Our contact information is:

American Capital Income, Ltd.
Investor Relations
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Tel: (301) 272-9978
Fax: (301) 917-3206
www.AmericanCapitalIncome.com or www.ACAP.com

ii

SUMMARY

This summary highlights information contained elsewhere in this Information Statement and may not contain all of the information that may be important to you. You should read this entire Information Statement carefully, including the risk factors and unaudited selected historical financial information of the Transferred Assets. Except where the context suggests otherwise, in this prospectus (a) “we,” “us,” “our,” “American Capital Income,” “ACAP” and “the Company” refer to American Capital Income, Ltd., a newly-formed Maryland corporation, and its future subsidiaries, (b) “our Manager” refers to American Capital ACAP Management, LLC, a newly-formed Delaware limited liability company, (c) “American Capital” refers to American Capital, Ltd., a Delaware corporation that is listed on The NASDAQ Global Select Market under the trading symbol “ACAS,” (d) the “Administrator” refers to American Capital Administration, LLC, a newly-formed Delaware limited liability company, or its assignee and (e) the “Spin-Off” refers to the pro-rata distribution of all of the outstanding shares of common stock of ACAP to holders of American Capital common stock and all other transactions required under the Distribution Agreement for the consummation of the separation of ACAP from American Capital. Unless otherwise indicated or the context otherwise requires, the information included in this Information Statement assumes the completion of the Spin-Off.

Our Company

American Capital Income is a newly-organized Maryland corporation. We will be externally managed and advised by American Capital ACAP Management, LLC, an investment adviser that will be registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). We intend to operate as a non-diversified closed-end management investment company and to elect to be regulated as a BDC under the 1940 Act. We also intend to elect to be taxed as a RIC, as defined in Subchapter M of the Code, and to distribute annually at least 90% of our investment company taxable income to our stockholders.

Our investment objective will be to provide investors with attractive, risk-adjusted total returns over the long-term, primarily through current income while also seeking to preserve our capital.  We intend to achieve this objective by owning and managing a portfolio composed primarily of diversified investments in (a) Sponsor Finance Investments, which are first and second lien senior, unitranche and mezzanine debt and minority equity co-investments in middle-market and large-market private companies sponsored by private equity funds, (b) Senior Floating Rate Loans, which are first and second lien senior floating rate loans to large-market U.S. based companies, (c) Structured Products, which are structured finance investments, including the equity tranches of CLO and CDO securities and (d) Special Situations Investments, which are first and second lien senior and mezzanine debt and minority and controlling equity investments in middle-market companies with attractive franchise values that have experienced periods of excess leverage, operational and/or financial underperformance, or other special circumstances.  In addition to these assets, our initial portfolio will include first and second lien senior, unitranche and mezzanine debt and controlling equity investments originated in American Capital One Stop Buyouts®, which are buyouts of private companies previously sponsored by American Capital.  We intend to utilize leverage (limited to no more than one-to-one debt to equity) to enhance stockholder returns, and believe that, when properly financed, our investment strategy can produce attractive risk-adjusted returns.

Formation Transactions

American Capital Income was organized in February 2015 as a Maryland corporation. On August 28, 2015, American Capital made an initial capital contribution to us of $1,000, and became our initial sole stockholder.

We intend to enter into a separation and distribution agreement with American Capital prior to consummation of the Spin-Off (the “Distribution Agreement”). Prior to the Spin-Off, American Capital will transfer the investment assets listed under “Portfolio Companies”, $ in outstanding borrowings, certain other liabilities and $ in cash and cash equivalents to one or more wholly-owned subsidiaries of American Capital. Immediately prior to the Spin-Off, such subsidiaries and ACAS Funding I, LLC and ACAS Funding II, LLC, which are wholly-owned financing subsidiaries of American Capital that invest in Senior Floating Rate Loans, will be transferred by American Capital to ACAP. ACAS Funding I, LLC is the borrower under a $1.25 billion secured revolving credit facility (the “$1.25 Billion Revolving Credit Facility”), and ACAS Funding II, LLC is the borrower under a $500 million revolving credit facility (the “$500 Million Revolving Credit Facility”). Under such facilities, we will have the ability to borrow, prepay and reborrow loans at any time prior to the commitment termination dates of February 6, 2017 and October 30, 2016, respectively, subject to certain terms and conditions. Any outstanding balance on the $1.25 Billion Revolving Credit Facility and the $500 Million Revolving Credit Facility as of the commitment termination date is repayable on the maturity date of March 6, 2017 and October 31, 2016, respectively. In addition, we may seek to finance certain of our assets, subject to market conditions, through other debt arrangements, including warehouse and revolving credit facilities, term loans and other asset-backed securitizations, and the additional issuance of equity securities.

In connection with the Spin-Off, American Capital will distribute to American Capital stockholders all of the outstanding shares of common stock of ACAP, after which American Capital stockholders will own 100% of the outstanding shares of common stock of ACAP.

The following charts show our current ownership and affiliate structure and anticipated ownership and affiliate structures immediately prior and immediately following the Spin-Off:

Our Manager

We will be externally managed by American Capital ACAP Management, LLC, our Manager, which will be registered as an investment adviser under the Advisers Act. Our Manager is wholly-owned by American Capital Asset Management, LLC (“ACAM”), which is in turn wholly-owned by American Capital. Following the Spin-Off, our Manager will provide us with investment management services and be responsible for administering our day-to-day investment operations, subject to the supervision and oversight of our Board of Directors. We will pay our Manager management and incentive fees pursuant to the management agreement to be entered into by us and our Manager (the “Management Agreement”), described below.

We do not have any employees. All of our officers and the members of our Manager’s investment teams and other support personnel will be employees of American Capital or one of its affiliates. Because we do not have any employees, we will also enter into an administration agreement with our Administrator (the “Administration Agreement”), pursuant to which we will have access to other employees of American Capital and its affiliates, including senior management and operations, compliance, legal, capital markets, accounting, treasury, tax, investor relations and information technology staffs, and its infrastructure, operations, business relationships and management expertise.

Malon Wilkus is Chief Executive Officer of the Company and our Manager. Our other executive officers include (a) Brian Graff, President of the Company and our Manager, (b) John R. Erickson, Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company and Executive Vice President and Treasurer of our Manager, (c) Samuel A. Flax, Executive Vice President, Chief Compliance Officer and Secretary of the Company and our Manager and (d) Gordon O’Brien, Executive Vice President of the Company and our Manager.

In addition to our executive officers, the other members of our Manager’s senior management include Ryan Brauns, Senior Vice President and Managing Director, Sponsor Finance, Mark Pelletier, Senior Vice President and Managing Director, Leveraged Finance, Myung Yi, Senior Vice President and Managing Director, Special Situations, Jeff Schumacher, Senior Vice President and Managing Director, Syndications, Thomas McHale, Senior Vice President, Finance, and Roland Cline, Senior Vice President and Managing Director. Our Manager’s senior management team has an average of years of collective experience in underwriting, investing in, and managing Sponsor Finance Investments, Senior Floating Rate Loans, Structured Products, Special Situations Investments and American Capital One Stop Buyouts® and has managed portfolios of these assets through various credit cycles and market disruptions. As of , 2015, our Manager’s senior management team managed approximately $ billion of investments on behalf of American Capital and its affiliates, including $ billion of Sponsor Finance Investments, $ billion of Senior Floating Rate Loans, $ billion of Structured Products, $ billion of Special Situations Investments and $ billion of American Capital One Stop Buyouts®.

Our Manager’s investment teams include the Sponsor Finance team, which will primarily manage our investments in first and second lien senior, unitranche and mezzanine debt and minority equity co-investments in middle-market and large-market private companies sponsored by private equity funds, the Leveraged Finance Group, which will primarily manage our Senior Floating Rate Loans and Structured Products, including the equity tranches of CLO securities and CDO securities, and the Special Situations team, which will primarily manage our first and second lien senior and mezzanine debt and minority and controlling equity investments in middle-market companies with attractive franchise values that have experienced periods of excess leverage, operational and/or financial underperformance, or other special circumstances. The Sponsor Finance team will be closely supported by our Administrator’s Syndications Group, which will be primarily responsible for pricing, structuring and arranging syndications of a portion of our Sponsor Finance Investments either at closing or subsequent to the closing of a senior financing transaction.

Our Administrator

Our Administrator, American Capital Administration, LLC, which is wholly-owned by ACAM, will be responsible for administering all of our business activities (except for investment activities) and will provide us with administrative services, personnel and facilities necessary for our operation pursuant to the Administration Agreement. Our Administrator or its affiliates may also provide us or our portfolio companies with various consulting services pursuant to separate agreements between the Administrator and us or the portfolio company receiving such services. We will pay our Administrator certain costs and expenses pursuant to the Administration Agreement described below. We or our portfolio companies may also pay American Capital or one of its affiliates for any consulting services that they provide.

Investment Committee

Our Manager will establish an investment committee (the “Investment Committee”), consisting of at least four members of our Manager’s senior management team, depending on asset class. The Investment Committee will review and approve generally all of our investments or investment strategies. The Investment Committee intends to meet on a regular basis as frequently as it believes is required to maintain prudent oversight of our investment activities. The Investment Committee expects to set and monitor our investment policies and guidelines and to receive notification in the event that we may operate outside of such policies or guidelines. The Investment Committee and/or our Board of Directors may change these policies or guidelines at any time without approval from our stockholders. See “Business—Investment Process.”

Investment Focus

Our investments will primarily be in Sponsor Finance Investments, Senior Floating Rate Loans, Structured Products and Special Situations Investments. In addition to these assets, our initial portfolio will include first and second lien senior, unitranche and mezzanine debt and controlling equity investments previously originated in American Capital One Stop Buyouts®. Our investment objective will be to seek to provide investors with attractive, risk-adjusted total returns over the long-term primarily through current income while also seeking to preserve our capital.

Our Strengths

We expect that we will have competitive advantages over other entities investing in sponsor finance, leveraged loan, structured finance and special situations investments in the U.S. middle-market and large-market. We expect that these advantages will assist us in seeking to provide attractive risk-adjusted returns for our stockholders. Our advantages include the following characteristics:

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Proven and experienced senior management. Our Manager’s senior management team has an average of years of collective experience in underwriting, investing in, and managing Sponsor Finance Investments, Senior Floating Rate Loans, Structured Products, Special Situations Investments and American Capital One Stop Buyouts® and has managed portfolios of these assets through various credit cycles and market disruptions. As of , 2015, our Manager’s senior management team managed approximately $ billion of investments on behalf of American Capital and its affiliates, including $ billion of Sponsor Finance Investments, $ billion of Senior Floating Rate Loans, $ billion of Structured Products, $ billion of Special Situations Investments and $ billion of American Capital One Stop Buyouts®. We expect the extensive experience of our Manager’s senior management team in identifying and investing in middle-market and large-market U.S. companies and structured finance investments to be a competitive advantage relative to our competitors.

•
An established platform. Through our Management Agreement with our Manager and the Administration Agreement with our Administrator, we will have access not only to American Capital’s employees, including senior management, investment professionals and operations, compliance, legal, capital markets, accounting, treasury, tax, investor relations and information technology staffs, who are experienced in sourcing, structuring, analyzing, executing and monitoring a broad range of private investments, but also its infrastructure, operations, business relationships and management expertise. We expect that the American Capital investment platform will provide a competitive advantage and will assist us in delivering value to our stockholders.

•
A large capital base. We expect to have a large capital base with approximately $ billion in equity as of , which will permit us to underwrite and hold generally up to $ million and $ million, respectively, in a single Sponsor Finance Investment or Special Situations Investment and to invest up to $ million in a single Structured Products Investment. We expect that at the time of the Spin-Off we will be one of the largest BDCs, which will differentiate us in the marketplace and make us a more desirable and flexible capital provider, particularly since we will have the ability to syndicate and/or hold larger investments than many of our competitors. We also expect to be flexible with the types of investments we make and the terms associated with those investments. We believe that this approach and experience will provide us a competitive advantage in identifying attractive investment opportunities throughout economic and capital market cycles and across a company’s life cycle and capital structure so we can make investments consistent with our stated investment objective and preserve principal while seeking appropriate risk adjusted returns. Additionally, we believe that the ability to provide capital at both the senior and subordinated levels of the balance sheet provides a strong value proposition to middle-market and large-market borrowers, and our senior debt capabilities provide superior deal origination and relative value analysis capabilities compared to traditional “mezzanine only” lenders.

•
Broad syndications capability. The senior members of our Administrator’s Syndications Group have an average of years of collective experience and have underwritten and distributed $ billion in first and second lien senior, unitranche and mezzanine debt and minority equity co-investments in middle-market and large-market private companies. We believe that the syndications capability provides a competitive advantage by potentially increasing net income and earnings through syndication, increasing originated deal flow flexibility, broadening market relationships and investment opportunities and allowing us to optimize our portfolio composition.

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A disciplined approach to portfolio management. Our Manager will manage our portfolio through a well-defined underwriting and portfolio management process that will leverage the established platform of American Capital and its affiliates. We believe this reduces the downside risk to our stockholders and provides a scalable framework for investing in the future.

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Extensive experience investing in U.S. middle-market and large-market companies. We expect to benefit from American Capital’s historical focus on, and the extensive experience of our Manager’s senior management team in, evaluating and investing in middle-market and large-market companies. This team has an extensive network of relationships with private equity firms, investment banks, commercial banks, financial services firms, mezzanine debt funds, trade organizations, attorneys and business and financial brokers focused on middle-market and large-market companies, which will be extremely useful in sourcing prospective portfolio company investments that have the potential to generate attractive returns. They have also developed and maintain a proprietary industry-wide database of reported middle-market and large-market transactions, which will enable us to monitor the middle-market and large-market investing environment and to assess the degree to which we are covering our target markets.

Reasons for the Spin-Off

American Capital’s Board of Directors, including a majority of the directors who are not “interested persons” of American Capital, as such term is defined in the 1940 Act, has determined that the Spin-Off is in the best interests of American Capital and its stockholders, and that separating most of American Capital’s investment assets from its asset management business will provide benefits to both American Capital and ACAP that could not be achieved as a combined company, including the ability to: (a) unlock stockholder value; (b) offer greater investor choice and transparency through separate entities; (c) provide greater tax efficiency; (d) expand American Capital’s asset management business; and (e) enhance strategic alignment of compensation structures.

Unlock stockholder value. American Capital’s Board of Directors believes that, following the Spin-Off, the combined value of American Capital’s common stock and ACAP’s common stock could, over time and assuming similar market conditions, be greater than the value of American Capital’s common stock had the Spin-Off not occurred, resulting in greater long-term value to American Capital stockholders and greater flexibility for each of American Capital and ACAP to make new investments to advance their business plans. As a combined company, American Capital has no exact peers, which we believe causes the market to undervalue the combined company. With two separate public companies having distinct business models and investment characteristics, investors will have the opportunity to value each against distinct sets of peers and investment metrics. This has the potential to increase the overall valuation of the companies, thus unlocking stockholder value. The increased market value of the common stock of each company should provide additional flexibility for each company to pursue its business strategy.

Offer greater investor choice and transparency through separate entities. The Spin-Off will separate most of American Capital’s investment assets from its asset management business. American Capital’s Board of Directors believes this will increase transparency for stockholders and other constituents, such as creditors and rating agencies, regarding each company’s assets, growth profile, operating performance and profitability, facilitating the creation of a more natural and interested investor base for each company. The Spin-Off will provide investors with two individual investment options that may be more attractive to them than an investment in the combined company. The Spin-Off will allow investors to make independent decisions with respect to each of American Capital and ACAP based on, among other factors, their desired investment strategy, return profile and risk tolerance.

Provide greater tax efficiency. From the date of its initial public offering in August 1997 through October 2008, American Capital paid quarterly dividends to the holders of its common stock. Beginning with American Capital’s tax year ended September 30, 2011, American Capital’s status changed from a RIC subject to taxation under Subchapter M of the Code to a corporation subject to taxation under Subchapter C of the Code. Thus, American Capital is now subject to federal and applicable state corporate income taxes on its taxable ordinary income and capital gains and is no longer subject to the annual distribution requirements under Subchapter M of the Code. However, under Subchapter C of the Code, American Capital is able to carry forward any net operating losses (“NOLs”) historically incurred to succeeding years, which it would not be able to do if it were subject to taxation as a RIC under Subchapter M of the Code. By separating American Capital’s existing NOLs from its investment assets in the Spin-Off, American Capital will have greater tax efficiency by preserving the use of its NOLs and tax attributes while allowing ACAP to immediately have taxable income that it can distribute to stockholders. Because ACAP will generally not have NOL carryforwards, it can be expected to have taxable income, at least 90% of which it will generally be required to distribute annually to its stockholders in accordance with Subchapter M of the Code, so long as it is a RIC.

Expand American Capital’s asset management business. By separating American Capital’s asset management business from its investment business, American Capital’s assets under management will now include the ACAP assets. Also, American Capital should have the opportunity to expand more easily its operations and assets under management through the organic growth of assets under management and the acquisition of third-party asset management contracts and businesses. American Capital’s

Board of Directors believes this is possible due to American Capital’s proposed structure being better aligned with the business and regulatory environment for asset managers coupled with the ability to retain earnings and issue multiple forms of capital to finance new and existing business opportunities.

Enhance strategic alignment of compensation structures. The Spin-Off is expected to enable American Capital and its affiliates to align better their recruiting, retention and equity-based incentive plans with the respective operating and stock price performances of American Capital and its managed funds, such as ACAP. After the Spin-Off, American Capital will have additional flexibility to implement different performance measurement metrics and incentive structures to compensate employees in accordance with American Capital’s and its managed funds’ respective strategic and financial plans.

Summary Risk Factors

You should consider carefully the risks highlighted below and under the section entitled “Risk Factors” beginning on page 17 together with all of the other information included in this Information Statement, in evaluating us and our common stock. If any of the risks described below actually occurs, our business, financial results, financial condition and stock price could be materially adversely affected.

•
We have no operating history as a stand-alone entity and may not be able to operate our business successfully or generate sufficient net interest income to make or sustain distributions to our stockholders.

•	There will be uncertainty as to the value of our portfolio investments.

•	We may experience fluctuations in our quarterly results.

•	We will operate in a highly competitive market for investment opportunities.

•	Our secured and unsecured borrowing arrangements impose significant limitations on us.

•	Future adverse market and economic conditions could cause harm to our operating results.

•	We may need to raise additional capital to grow because, as a RIC, we must distribute most of our income.

•
Regulations governing our operation as a BDC will affect our ability to, and the way in which we, raise additional capital. As a BDC, raising additional capital may expose us to risks, including the typical risks associated with leverage.

•
We will become subject to corporate-level income tax on all of our income if we are unable to qualify as a RIC under Subchapter M of the Code, which would have a material adverse effect on our financial performance, and we may pay corporate-level tax if certain built-in gains are triggered even if we maintain our RIC status.

•	Investments in privately held middle-market companies involve significant risks.

•	Our borrowers may default on their payments, which may have a materially negative effect on our financial performance.

•
If the Spin-Off or certain internal transactions undertaken in anticipation of the Spin-Off are determined in the future to be taxable for U.S. federal income tax purposes, we, our stockholders that are subject to U.S. federal income tax and/or American Capital could incur significant U.S. federal income tax liabilities and, in certain circumstances, we could be required to indemnify American Capital for material taxes pursuant to indemnification obligations under the Tax Matters Agreement that we will enter into with American Capital (the “Tax Matters Agreement”).

•	We may be unable to achieve some or all of the benefits that we expect to achieve from our Spin-Off from American Capital.

•	There are conflicts of interest in our relationship with our Manager and with American Capital.

•
We have no employees and are completely dependent upon our Manager and our Administrator. We may not find suitable replacements for our Manager, Administrator or their personnel if the Management Agreement or the Administration Agreement are terminated or such personnel are no longer available to us.

•
There is no existing market for our common stock, and we cannot be certain that an active trading market will develop or be sustained after the Spin-Off. Following the Spin-Off, our stock price may fluctuate significantly, particularly in the period shortly after the Spin-Off is completed.

•	Our shares may trade at a substantial discount from net asset value (“NAV”) and may continue to do so over the long term.

Management Agreement

Under the Management Agreement with our Manager, and subject to the overall supervision of our Board of Directors, our Manager will provide investment advisory services to us. Unless terminated earlier, the Management Agreement will continue in effect for a period of two years after the Spin-Off. It will remain in effect from year to year thereafter if approved annually by our Board of Directors or by the affirmative vote of the holders of a majority of our outstanding voting securities, and, in either case, if also approved by a majority of our directors who are not “interested persons” as defined under the 1940 Act.

Our Manager will receive a base management fee from us that is payable quarterly in arrears. The amount of the base management fee will be equal to 1.75% per annum of the average value of our gross assets, including our restricted and unrestricted cash and cash equivalents and assets purchased with borrowed funds or for which exposure is obtained through derivative agreements, each as determined under U.S. GAAP at the end of each of the two most recently completed calendar quarters or if prior to completion of two quarters since the Spin-Off, at the distribution date and the first completed calendar quarter.

Our Manager will also be entitled to receive an incentive fee, which will be divided into two parts, one based on our income and one based on our capital gains. The two components are independent of each other such that one component may be payable even if the other is not. For additional details on the incentive fee, see “Our Manager, American Capital, Management Agreement and Administration Agreement—Management Agreement—Management Fee—Incentive Fee.”

We will pay, or reimburse our Manager, for all costs and expenses incurred on our behalf, other than compensation expenses of personnel of our Manager who provide investment advisory services to us pursuant to the Management Agreement, to the extent of such services provided to us. In addition, we will pay all costs and expenses incurred in our operations and transactions that are not specifically assumed by our Manager pursuant to the Management Agreement.

The Management Agreement provides that our Manager and its affiliates and their respective directors, officers, employees, members, managers, partners, stockholders and agents are entitled to broad indemnification from us from and against any claims or liabilities to the fullest extent such indemnification is then permitted under our charter and bylaws, the 1940 Act, the Advisers Act, the laws of the State of Maryland and any other applicable law. See “Our Manager, American Capital, Management Agreement and Administration Agreement—Management Agreement.”

Administration Agreement

Under the Administration Agreement with our Administrator, our Administrator will provide or arrange for others to provide us with administrative services, personnel and facilities. We will reimburse our Administrator for the costs and expenses, including the allocable portion of its personnel costs, incurred by the Administrator in providing such administrative services, including without limitation, in providing facilities in connection with such services. In addition, our Administrator may provide us or our portfolio companies with various consulting services pursuant to separate agreements between the Administrator and us or the portfolio company receiving such consulting services. In consideration of such consulting services, we will pay, or the portfolio company receiving such services will pay, to the Administrator or its affiliates, as applicable, such compensation and reimbursement of expenses as, in the case of us and our controlled portfolio companies, may be agreed to by our Board of Directors, including a majority of our directors who are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act and, in the case of portfolio companies that we do not control, mutually agreed by our Administrator or its affiliate and such portfolio companies.

The Administration Agreement provides that our Administrator and its affiliates and their respective directors, officers, employees, members, managers, partners, stockholders and agents are entitled to broad indemnification from us from and against any claims or liabilities to the fullest extent such indemnification is then permitted under our charter and bylaws, the 1940 Act, the Advisers Act, the laws of the State of Maryland and any other applicable law. See “Our Manager, American Capital, Management Agreement and Administration Agreement—Administration Agreement.”

License Agreement

Prior to the completion of the Spin-Off, we will enter into a license agreement with American Capital (the “License Agreement”), pursuant to which American Capital will grant us a non-exclusive, royalty free license to use the names “American Capital” and “American Capital Income” and the Internet addresses www.AmericanCapitalIncome.com and www.ACAP.com. See “Our Manager, American Capital, Management Agreement and Administration Agreement—American Capital License Agreement.”

Tax Matters Agreement

In connection with the Spin-Off, we and American Capital will enter into the Tax Matters Agreement to govern the parties’ respective rights, responsibilities and obligations with respect to taxes and related liabilities and tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other tax matters.

We will also make certain covenants that include restrictions on us intended to preserve the tax-free status of the special dividend and related transactions. During the time period ending two years after the date of the Spin-Off, these covenants, among other things, include specific restrictions on us and our subsidiaries, including our and our subsidiaries’ ability to (a) issue, sell or redeem our stock or securities or those of certain of our subsidiaries; (b) liquidate, merge or consolidate with another person; (c) sell or dispose of assets outside the ordinary course of business, or materially change the manner of operating our business, or take an action that would cause us (or our subsidiaries) to not be engaged in an active trade or business conducted immediately prior to the special dividend; and (d) enter into any agreement, understanding or arrangement or engage in any substantial negotiations with respect to any transaction or series of transactions which would cause us to undergo a 50% or greater change in our stock ownership by value or voting power.

We may take actions prohibited by these covenants only if the IRS has granted a favorable ruling or we obtain and provide to American Capital an opinion from U.S. tax counsel, in either case at our expense and acceptable to American Capital, in its sole and absolute discretion, to the extent that such action would not jeopardize the tax-free status of the special dividend and certain related transactions. We will generally agree to indemnify American Capital and its affiliates against any taxes and tax-related liabilities allocated to us under the Tax Matters Agreement relating to the special dividend and/or certain related transactions resulting from (a) our or any of our subsidiaries’ non-compliance with the above or other covenants in the Tax Matters Agreement, (b) any breach by us or any of our subsidiaries of certain representations and covenants made in connection with the IRS private letter ruling, opinion of PricewaterhouseCoopers LLP, or other documents relating to the Spin-Off or (c) certain acquisitions of our stock or securities or those of any of our subsidiaries. For additional details on the Tax Matters agreement, see “Certain Relationships and Related Party Transactions—Related Party Transactions—Tax Matters Agreement.”

Conflicts of Interest in Our Relationship with Our Manager, Our Management Team and American Capital

Management Agreement. We were incorporated by American Capital, the indirect owner of our Manager. While we believe that the terms of our Management Agreement, including fees payable, reflect fair market terms, they were not negotiated when our Manager and we were unaffiliated parties, and so there can be no assurances that the terms are on an arm’s-length basis. The terms may not be as favorable to us as they would be if they were negotiated with an unaffiliated party. The compensation we will pay to our Manager consists of a base management fee, which is not tied to our performance, and an incentive fee, which is tied to our performance. The base management fee is paid regardless of our performance and it may not provide sufficient incentive to our Manager to seek to achieve attractive risk-adjusted returns for our investment portfolio. This could result in reduced returns to our investors. Because our Manager’s base management fee is based on gross assets, our Manager may be incentivized to cause us to incur additional leverage. In addition, the incentive fee payable by us to our Manager may create an incentive for our Manager to make investments on our behalf that are risky or more speculative than would be the case in the absence of such a compensation arrangement.

Administration Agreement. While we believe that the terms of our Administration Agreement, including fees payable, reflect fair market terms, they were not negotiated when American Capital and we were unaffiliated parties, and so there can be no assurances that the terms are on an arm’s-length basis. The terms may not be as favorable to us as they would be if they were negotiated with an unaffiliated party.

Time Commitments of Our Management Team. Our Manager will be responsible for making all of our investment decisions. All of our and our Manager’s officers are employees of American Capital or one of its affiliates, and none of them will devote his or her time to us exclusively. We expect that our officers and other appropriate personnel of American Capital and any such affiliates will devote such portion of their time as necessary to enable us to effectively operate our business.

Restrictions on Investments and Allocation of Investment Opportunities. American Capital and its affiliates have historically sponsored or managed, and currently sponsor or manage, investment vehicles with similar or overlapping investment strategies and have put in place an allocation policy that addresses co-investment issues. We may co-invest on a concurrent basis with other affiliates of American Capital as permitted under applicable regulations and our policies and procedures.

Our Manager and its affiliates will have both subjective and objective policies and procedures in place that are intended to manage potential conflicts of interest between our Manager’s fiduciary obligations to us and similar fiduciary obligations of our Manager and its affiliates to their respective other managed funds. To the extent that we compete with entities sponsored or managed by American Capital or its affiliates for a particular investment opportunity, our Manager and its affiliates will allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with (a) each entity’s investment objective, investment policies, investment position and available capital, (b) our Manager’s and its affiliates’ internal conflict of interest and allocation policies, (c) the requirements of the Advisers Act and (d) certain restrictions under the 1940 Act regarding a BDC’s co-investments with affiliates. We are prohibited under the 1940 Act from knowingly participating in certain transactions with certain of our affiliates without the prior approval of our independent directors and, in some cases, of the SEC. Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities will be our affiliate for purposes of the 1940 Act and we are generally prohibited from buying or selling any security (other than our securities) from or to such affiliate, absent the prior approval of our independent directors. The 1940 Act also prohibits certain “joint” transactions with certain of our affiliates, which could include investments in the same portfolio company (whether at the same or different times), without prior approval of our independent directors and, in some cases, of the SEC. We are prohibited from buying or selling any security from or to any person who owns more than 25% of our voting securities or certain of that person’s affiliates, or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC through an exemptive order (other than in certain limited situations pursuant to current regulatory guidance). The analysis of whether a particular transaction constitutes a joint transaction requires a review of the relevant facts and circumstances then existing. Similar restrictions limit our ability to transact business with our officers or directors or their affiliates.

Our Manager will seek to ensure the equitable allocation of investment opportunities when we are able to invest alongside other investment vehicles sponsored or managed by American Capital and its affiliates. When we invest alongside such other vehicles, such investments will be made consistent with the allocation policy of our Manager. Under this allocation policy, our Manager will make an investment decision on our behalf with respect to the amount of any proposed investment to be made by us and each other eligible investment vehicle’s manager will make a separate investment decision on behalf of it, after considering each fund’s investment objective, investment policies, investment position, capital available for investment, regulatory requirements and other pertinent factors with respect to each fund. If sufficient securities or loan amounts are available to satisfy our and each such vehicle’s proposed investment, the opportunity will be allocated in accordance with our Manager’s pre-transaction determination. Where there is an insufficient amount of an investment opportunity to satisfy fully us and other vehicles sponsored or managed by American Capital or its affiliates, the allocation policy further provides that allocations among us and other vehicles will generally be made in a good faith manner pro rata between or among the funds. In situations in which co-investment with other entities sponsored or managed by American Capital or its affiliates is not permitted or appropriate, our Manager will need to decide whether we or such other entity or entities will proceed with the investment. Our Manager will make these determinations based on its policies and procedures, which generally require that such opportunities be offered to eligible investment vehicles on a basis that will be fair and equitable over time, including, for example, through rotational methods.

The allocation policy of our Manager is intended to ensure that, over time, we may generally share equitably in investment opportunities with other investment vehicles sponsored or managed by American Capital or its affiliates, particularly those involving a security with limited supply or involving differing classes of securities of the same issuer which may be suitable for us and such other vehicles. There can be no assurance that our Manager’s or its affiliates’ efforts to allocate any particular investment opportunity fairly among all funds for whom such opportunity is appropriate will result in an allocation of all or part of such opportunity to us. Not all conflicts of interest can be expected to be resolved in our favor.

Our Management Team. Each of our and our Manager’s officers is an employee of American Capital or one of its affiliates and none of them is required to devote his or her time to us exclusively. Each of our and our Manager’s officers has significant responsibilities to American Capital and certain of its affiliated entities or managed funds. Each of our and our Manager’s senior management team will provide services to us and may provide services to other investment vehicles that have been or may be sponsored by American Capital in the future and may have similar investment strategies. As such, conflicts may arise as employees of American Capital and any such affiliates may have conflicts between their duties to us and their duties to, and interest in, other funds or entities to which they provide services. Our policy is to resolve any such conflicts in good faith.

Regulatory Structure

As a BDC, we will be required to comply with certain regulatory requirements. For example, while we are permitted to finance investments using leverage, which may include the issuance of notes, other borrowings and shares of preferred stock, our ability to use leverage will be limited in significant respects. See “Regulation.” Any decision on our part to use leverage will depend upon our assessment of the attractiveness of available investment opportunities in relation to the costs and perceived risks of such leverage. The use of leverage to finance investments creates certain risks and potential conflicts of interest. See “Risk Factors—Risks Related to Liquidity and Capital Resources.”

Also, as a BDC, we will be generally prohibited from acquiring assets other than certain qualifying assets described in the 1940 Act unless, after giving effect to any acquisition, at least 70% of our total assets are qualifying assets. Qualifying assets generally include securities of “eligible portfolio companies,” cash and cash equivalents, U.S. government securities and high-quality debt instruments maturing in one year or less from the time of investment. Under the rules of the 1940 Act, “eligible portfolio companies” include (a) private domestic operating companies, (b) public domestic operating companies whose securities are not listed on a national securities exchange or registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (c) public domestic operating companies having a market capitalization of less than $250 million. See “Regulation.”

We intend to elect to be treated for U.S. federal income tax purposes as a RIC under the Code. In order to be treated as a RIC, we must satisfy certain source of income, asset diversification and distribution requirements. See “Material U.S. Federal Income Tax Considerations.”

Our Manager’s senior management team will monitor and report periodically on the performance of our investment portfolio and our compliance requirements related to our intention to qualify as a BDC and RIC to our Board of Directors.

Corporate Information

Our and our Manager’s principal place of business is located at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814. Our telephone number will be (301) 272-9978 and our Internet address will be www.AmericanCapitalIncome.com or www.ACAP.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this Information Statement or any other report or document we file with or furnish to the SEC.

Financial Performance of Transferred Assets

The following table presents unaudited selected historical financial performance information of the Transferred Assets as of and for the years ended December 31, 2013 and 2014 and the six months ended June 30, 2015. In addition, certain calculated expense information for management fee expense, interest expense and expense reimbursements are included. The unaudited selected historical financial performance information of the Transferred Assets is derived from and should be read in conjunction with the historical consolidated financial statements of American Capital and accompanying notes included in American Capital’s Annual Report on Form 10-K for the year ended December 31, 2014 and American Capital’s Quarterly Report on Form 10-Q for the period ended June 30, 2015 which were filed with the SEC. The calculated management fee and expense reimbursements are derived based on the contractual terms and relationships pursuant to the Management Agreement with our Manager and the Administration Agreement with our Administrator, as applicable, described further in this Information Statement. The calculated interest expense is derived based on the leverage and terms of American Capital’s outstanding borrowings as of June 30, 2015. The financial performance information included below may not necessarily reflect ACAP’s financial condition and performance in the future.

	As of or for the Six Months Ended June 30,	As of or for the Year Ended December 31,
(dollars in millions)	2015	2014	2013
	(unaudited)	(unaudited)	(unaudited)
Income statement information of Transferred Assets:
Operating revenue by asset class:
Senior debt	$93	$98	$37
Mezzanine debt	34	37	78
Equity	36	17	45
Structured Products	52	56	52
Total operating revenue	215	208	212
Calculated management fee expense(1)	(51)	(77)	(29)
Calculated expense reimbursements(2)	(14)	(17)	(8)
Calculated interest expense(3)	(26)	(40)	(15)
Net operating income before income taxes	124	74	160
Net unrealized (depreciation) appreciation by asset class(4):
Senior debt	(8)	(56)	36
Mezzanine debt	(15)	4	51
Equity	(79)	142	(98)
Structured Products	(21)	(10)	(26)
Net unrealized (depreciation) appreciation	(123)	80	(37)
Net income before income taxes	1	154	123

Balance sheet information of Transferred Assets:
Cost basis of Transferred Assets by asset class:
Senior debt	$3,709	$2,853	$494
Mezzanine debt	611	423	445
Equity	1,171	859	869
Structured Products	706	539	226
Total cost basis of Transferred Assets	$6,197	$4,674	$2,034
Fair value of Transferred Assets by asset class:
Senior debt	$3,645	$2,791	$490
Mezzanine debt	581	407	422
Equity	944	699	519
Structured Products	662	517	210
Total fair value of Transferred Assets	$5,832	$4,414	$1,641
Calculated borrowings(3)	$1,749	$1,324	$492

Other information of Transferred Assets:
Cash collections of Transferred Assets by asset class:
Senior debt	$277	$243	$223
Mezzanine debt	22	51	60
Equity	57	62	25
Structured Products	74	76	92
Total cash collections of Transferred Assets	$430	$432	$400

Weighted average accounting yield on senior debt investments(5)	5.7%	5.8%	8.3%
Weighted average accounting yield on mezzanine debt investments(5)	13.3%	8.6%	17.1%
Weighted average accounting yield on equity investments(5)	7.0%	2.0%	6.0%
Weighted average accounting yield on Structured Products investments(5)	16.6%	14.8%	24.9%
Weighted average accounting yield on Transferred Assets(5)	7.9%	6.2%	11.4%
(1) Calculated pursuant to the terms of the Management Agreement with our Manager as described in this Information Statement.
(2) Calculated pursuant to the terms of the Administration Agreement with our Administrator as described in this Information Statement. The calculated expense reimbursements represent an estimate of employees of American Capital and its affiliates that would have been required to provide non-investment advisory services for the Transferred Assets for the periods presented. Based on our assumptions, 0.55% of the weighted average fair value of the Transferred Assets during the period reported was used to estimate the costs associated with these employees.
(3) Calculated based on the actual cost of debt capital and leverage of American Capital’s borrowings as of June 30, 2015 of 3.0% and 0.3x, respectively.
(4) Excludes unrealized appreciation (depreciation) related to foreign currency translation on the cost basis of the Transferred Assets denominated in a foreign currency.
(5) Weighted average accounting yield during the period reported is computed as (a) operating revenue of the Transferred Assets divided by (b) average cost basis of Transferred Assets during the period reported. For the six months ended June 30, 2015, accounting yields are annualized.

Summary of the Spin-Off

The following is a summary of the terms of the Spin-Off. See “The Spin-Off” for a more detailed description of the matters described below.

Distributing company
American Capital, Ltd. After the Spin-Off, American Capital will not own any shares of common stock of ACAP, except that certain trusts owned by American Capital and ACAM, which currently hold shares of American Capital common stock for grants of stock-based awards to employees, will receive shares of ACAP in connection with the Spin-Off.

Distributed company	American Capital Income, Ltd.

Primary purposes of the Spin-Off
American Capital’s Board of Directors, including a majority of the directors who are not “interested persons” of American Capital, as such term is defined in the 1940 Act, has determined that the Spin-Off is in the best interests of American Capital and its stockholders, and that separating most of American Capital’s investment assets from its asset management business will provide benefits to both American Capital and ACAP that could not be achieved as a combined company, including the ability to: (a) unlock stockholder value; (b) offer greater investor choice and transparency through separate entities; (c) provide greater tax efficiency; (d) expand American Capital’s asset management business; and (e) enhance strategic alignment of compensation structures. See “The Spin-Off—Reasons for the Spin-Off.”

Record date	Subject to American Capital stockholders approving certain matters required for the Spin-Off, record ownership will be determined as of the close of business, Eastern Time, on .

Distribution date
We expect that shares of our common stock will be distributed by our transfer agent in its capacity as the distribution agent, on behalf of American Capital, effective at p.m., Eastern Time, on , which we expect will be the same date as the record date.

Distribution ratio
Holders of American Capital common stock will receive share of ACAP common stock for every shares of American Capital common stock held on the record date. Cash will be distributed in lieu of any fractional shares of common stock, as described below. Thus, there will not be anyone entitled to a fractional share of ACAP common stock as a result of the Spin-Off.

Securities to be distributed
All of the shares of ACAP common stock will be distributed pro rata to American Capital stockholders who hold shares of American Capital common stock as of the record date. Assuming a record date of and based on the shares of common stock of American Capital issued and legally outstanding as of such date, and applying the distribution ratio of share of ACAP common stock for every shares of common stock of American Capital, approximately of our shares of common stock will be distributed to American Capital stockholders. The number of shares of ACAP common stock that American Capital will ultimately distribute to its stockholders will (a) fluctuate depending on the number of shares of American Capital common stock actually outstanding as of the record date and (b) be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of ACAP common stock in the special dividend, as described below.

The Spin-Off
On the distribution date, American Capital will release all of the shares of ACAP common stock to the distribution agent to distribute to American Capital stockholders. For American Capital stockholders who own common stock in registered form, in most cases the transfer agent will credit their shares of our common stock to book entry accounts established to hold their American Capital common stock. Our distribution agent will mail these stockholders a statement reflecting their ACAP common stock ownership shortly after the distribution date. For stockholders who own American Capital common stock through a broker or other nominee, their shares of ACAP common stock will be credited to their accounts by the broker or other nominee. You will not be required to make any payment, surrender or exchange your shares of American Capital common stock or take any other action to receive your shares of ACAP common stock.

No fractional shares
No fractional shares of ACAP common stock will be issued in the special dividend, which means that there will not be anyone entitled to a fractional share of ACAP common stock as a result of the Spin-Off. Holders of American Capital common stock that would otherwise be entitled to fractional shares as a result of the special dividend will receive the cash value thereof, which cash value will generally be taxable to recipient stockholders that are subject to U.S. federal income tax as described in “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.”

Conditions to the Spin-Off
We expect that the Spin-Off will be effective on the distribution date, provided that the following conditions, among others, have been satisfied or waived by the Board of Directors of American Capital:

(a) each of the Distribution Agreement, Management Agreement, Administration Agreement, License Agreement and Tax Matters Agreement have been duly executed and delivered by the parties thereto;
(b) American Capital common stockholders shall have approved at the special meeting certain of the matters relating to the Spin-Off set forth in the American Capital Proxy Statement;
(c) the SEC shall have declared effective our Registration Statement on Form 10, of which this Information Statement is a part, under the Exchange Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect;
(d) our common stock shall have been accepted for listing on NASDAQ, subject to official notice of issuance;
(e) American Capital shall have received a private letter ruling from the IRS substantially to the effect that (i) the business conducted by a controlled portfolio company of American Capital to be transferred to ACAP prior to the Spin-Off meets the “active trade or business” requirement in order for the Spin-Off to qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code and (ii) the receipt of ACAP common stock in the Spin-Off by certain trusts owned by American Capital and ACAM, which hold shares of American Capital common stock for grants of stock-based awards to employees, is not being retained pursuant to a plan having as one of its principal purposes the avoidance of federal tax; and such letter ruling shall not have been revoked or modified in any material respect and the conclusions and assumptions upon which such letter ruling is based shall remain valid at the time of the Spin-Off;
(f) American Capital shall have received the opinion of PricewaterhouseCoopers LLP that the Spin-Off should qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code;
(g) all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the Spin-Off and all other material governmental approvals and other consents necessary to consummate the Spin-Off shall have been received;

(h) no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Spin-Off shall be in effect, and no other event outside the control of American Capital shall have occurred or failed to occur that prevents the consummation of the Spin-Off; and
(i) no event or development shall have occurred or exist that, in the judgment of the Board of Directors of American Capital, in its sole discretion, makes it inadvisable to effect the Spin-Off.

The fulfillment of the above conditions will not create any obligation on behalf of American Capital to effect the Spin-Off. The board of directors of American Capital may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Until the Spin-Off has occurred, American Capital has the right to terminate the Spin-Off, even if all the conditions have been satisfied.

Trading market and symbol
We intend to apply to have our common stock listed on The NASDAQ Global Select Market under the trading symbol “ACAP.” We anticipate that, on or prior to the record date, trading of our common stock will begin on a “when-issued” basis and will continue up to and including the distribution date. See “The Spin-Off—Trading Prior to the Distribution Date.”

Dividend policy
Subsequent to the completion of the Spin-Off, and to the extent that we have taxable income available, we intend to distribute quarterly dividends to our stockholders, beginning with our first full quarter following completion of the Spin-Off. In order to qualify as a RIC, we must distribute annually at least 90% of our investment company taxable income to our stockholders. The amount of our dividends, if any, will be determined by our Board of Directors. Any dividends to our stockholders will be declared out of assets legally available for distribution. We anticipate that our dividends will be paid from taxable earnings, including interest and capital gains generated by our investment portfolio. However, if we do not generate sufficient taxable earnings during any fiscal year, a portion of our dividends for such year may constitute a return of capital. As a result, stockholders should not assume that all periodic dividends are paid from taxable earnings. The specific tax characteristics of our dividends will be reported to stockholders after the end of each calendar year.

Tax consequences to American Capital

stockholders of the Spin-Off
American Capital stockholders are not expected to recognize any gain or loss, or include any amount in income, for U.S. federal income tax purposes as a result of the Spin-Off, except to the extent of cash received in lieu of fractional shares. See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” for a more detailed description of the U.S. federal income tax consequences of the Spin-Off.

Each stockholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the Spin-Off to that stockholder, including the effect of any U.S., state, local or foreign income tax consequences of the Spin-Off.

FEES AND EXPENSES

The following table is intended to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. Stockholders should understand that some of the percentages indicated in the table below are estimates and may vary. The expenses shown in the table under “estimated annual expenses” are based on estimated amounts for our first annual full year operations and assume that we have $ of average total assets during the year. The table below should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. Our leverage may vary periodically depending on market conditions, our portfolio composition and our Manager’s assessment of risks and returns. However, our total borrowings are limited so that our asset coverage ratio must exceed 200%, as defined in the 1940 Act.

Estimated Annual Expenses (as a percentage of consolidated net assets attributable to our common stock) (1)
Management fees (2)
Interest payments on borrowed funds (3)
Other expenses (4)

Total estimated annual expenses
 _____________________
(1) “Consolidated net assets attributable to our common stock” equals consolidated net assets as of .
(2) Our Manager will receive a base management fee from us that is payable quarterly in arrears. The amount of the base management fee will be equal to 1.75% per annum of the average value of our gross assets, including our cash and cash equivalents and assets purchased with borrowed funds or for which exposure is obtained through derivative agreements, each as determined under GAAP at the end of each of the two most recently completed calendar quarters or if prior to completion of two quarters since the Spin-Off, at the distribution date and the first completed calendar quarter. Our Manager will also be entitled to receive an incentive fee, which will be divided into two parts, one based on our income and one based on our capital gains. The two components are independent of each other such that one component may be payable even if the other is not. For additional details on the incentive fee, see “Our Manager, American Capital, Management Agreement and Administration Agreement—Management Agreement—Management Fee—Incentive Fee.”
(3) Assumes borrowed amounts have the same financing terms as the $1.25 Billion Revolving Credit Facility and the $500 Million Revolving Credit Facility. Our leverage may vary periodically depending on market conditions, our portfolio composition and our Manager’s assessment of risks and returns. However, our total borrowings are limited so that our asset coverage ratio must exceed 200%, as defined in the 1940 Act, immediately after incurring such borrowings. The borrowing costs included in the table above are estimated based on actual amounts incurred by American Capital during the ended , 2015, annualized for a full year. Included in the “Interest payments on borrowed funds” are estimated deferred debt issuance costs which we will amortize over the life of the loan. For purposes of the example above, the deferred debt issuance costs are assumed to recur annually.
(4) The “other expenses” reflect estimated amounts for the current fiscal year and include our overhead expenses, including our allocable portion of overhead and other expenses incurred by our Manager and Administrator in performing their obligations under the Management Agreement and Administration Agreement, respectively.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. These amounts are based upon payment by us of the estimated annual expenses at the levels set forth in the table above. In calculating the following expense amounts, we have assumed that our annual estimated expenses remain at levels set forth in the table above.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return

This example should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. Moreover, while the example assumes (as required by the SEC) a 5% annual return, our performance will vary and may result in a return greater or less than 5%.

RISK FACTORS

You should carefully consider the risks described below, together with all the other information included in this Information Statement, in evaluating us and our common stock. If any of the risks described below actually occurs, our business, financial condition, results of operations and cash flows could be materially and adversely affected. Any such adverse effect may cause the trading price of our common stock to decline and as a result you could lose all or part of your investment in us. Our business may also be adversely affected by risks and uncertainties not known to us or risks that we currently believe to be immaterial.

Risks Related to Our Business and Structure

We have no operating history as a stand-alone entity

We were organized in February 2015 and will acquire our initial portfolio in connection with the Spin-Off of our common stock by American Capital. As a result, we do not have any prior operating history as a stand-alone entity and thus, are subject to many of the business risks and uncertainties associated with recently formed businesses, including the risk that we will not achieve our investment objective and that the value of your shares could decline substantially.

There will be uncertainty regarding the value of our portfolio investments
Virtually none of our portfolio investments will be publicly traded. As required by law, we will fair value our investments in accordance with the 1940 Act and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) based on a determination made in good faith by our Board of Directors. Due to the uncertainty inherent in valuing investments that are not publicly traded, our determinations of fair value may differ materially from the values that would exist if a ready market for these investments existed. Our determinations of the fair value of our investments will have a material impact on our net earnings through the recording of unrealized appreciation or depreciation of investments as well as our assessment of income recognition. Thus, our NAV could be materially affected in the event of any changes in applicable law or accounting pronouncements governing how we currently fair value assets, or if our determinations regarding the fair value of our investments are materially different from the values that would exist if a ready market existed for these securities.
Our business will have significant capital requirements and may be adversely affected by a prolonged inability to access the capital markets or to sell assets
Our business will require a substantial amount of capital to operate. We expect to finance our operations, including the funding of new investments, through cash generated by our operating activities, the repayment of debt investments, the sale of investments, the issuance of debt by special purpose affiliates to which we have contributed loan assets, the sale of our stock and through secured and unsecured borrowings. Our ability to rely on such sources or other sources of capital will be affected by restrictions in both the 1940 Act and in any future debt agreements relating to the incurrence of additional indebtedness as well as changes in the capital markets. It will also be affected by legal, structural and other factors. There can be no assurance that we will be able to earn or access the funds necessary for our liquidity requirements.
Changes in laws or regulations governing our operations or our failure to comply with those laws or regulations may adversely affect our business
We and our future portfolio companies are subject to regulation by laws at the local, state, federal and foreign level, including with respect to securities laws, tax and accounting standards. These laws and regulations, as well as their interpretation, may be changed from time to time. Accordingly, any change in these laws or regulations or the failure to comply with these laws or regulations could have a material adverse impact on our business. Certain of these laws and regulations pertain specifically to BDCs.
We may experience fluctuations in our quarterly results
We may experience material fluctuations in our quarterly operating results due to a number of factors including, among others, variations in and the timing of the recognition of realized and unrealized gains or losses, placing and removing investments on non-accrual status, the degree to which we encounter competition in our markets, the ability to sell investments at attractive terms, the ability to fund and close suitable investments, the timing of the recognition of fee income from closing investment transactions and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

We will operate in a highly competitive market for investment opportunities
We will compete with other public and private investment funds and financing sources, including traditional financial services companies such as finance companies, commercial banks and investment banks. Some of our competitors are substantially larger and have considerably greater financial resources than we do. Competitors may have lower cost of funds and many have access to funding sources that are not available to us. In addition, certain of our competitors may have higher risk tolerances or different risk assessments, which could allow them to offer better pricing and terms to prospective portfolio companies, consider a wider variety of investments and establish more relationships and build their market shares. There is no assurance that the competitive pressures we will face will not have a material adverse effect on our business, financial condition and results of operations. In addition, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time and there can be no assurance that we will be able to identify and make investments that satisfy our investment objectives or that we will be able to meet our investment goals.
Future adverse market and economic conditions could cause harm to our operating results

Many of our portfolio companies could be adversely impacted by any future economic downturn or recession and may be unable to repay our debt investments, may be unable to be sold at a price that would allow us to recover our investment or may be unable to operate during such recession. Such portfolio company performance could have a material adverse effect on our business, financial condition and results of operations.
A change in interest rates may adversely affect our profitability
Because we will fund a portion of our investments with borrowings, our earnings are affected by the spread between the interest rate on our investments and the interest rate at which we borrow funds. We will attempt to match-fund our liabilities and assets by financing floating rate assets with floating rate liabilities and fixed rate assets with fixed rate liabilities or equity. We may enter into interest rate basis swap agreements to match the interest rate basis of a portion of our assets and liabilities, thereby locking in the spread between our asset yield and the cost of our borrowings, and to fulfill our obligations under the terms of any asset securitizations. However, such derivatives are considered economic hedges that do not qualify for hedge accounting under ASC Topic 815, Derivatives and Hedging (“ASC 815”). Therefore, payments under the hedges will be recorded in net realized (loss) gain in our audited consolidated financial statements included in financial statements.
Under any such interest rate swap agreements, we will generally pay a fixed rate and receive a floating interest rate based on LIBOR. We may enter into interest rate swaption agreements where, if exercised, we would receive a fixed rate and pay a floating rate based on LIBOR. We may also enter into interest rate cap agreements that would entitle us to receive an amount, if any, by which our interest payments on our variable rate debt exceed specified interest rates.
An increase or decrease in interest rates could reduce the spread between the rate at which we invest and the rate at which we borrow, and thus, adversely affect our profitability, if we have not appropriately match-funded our liabilities and assets or hedged against such event. Alternatively, our interest rate hedging activities may limit our ability to participate in the benefits of lower interest rates with respect to the hedged portfolio.
Also, the fair value of certain of our debt investments will be based in part on the current market yields or interest rates of similar securities. A change in interest rates could have a significant impact on our determination of the fair value of these debt investments. In addition, a change in interest rates could also have an impact on the fair value of our interest rate swap agreements that could result in the recording of unrealized appreciation or depreciation in future periods. For example, a decline, or a flattening, of the forward interest rate yield curve will typically result in the recording of unrealized depreciation of our interest rate swap agreements.
Therefore, adverse developments resulting from changes in interest rates could have a material adverse effect on our business, financial condition and results of operations.
We could face losses and potential liability if intrusions, viruses or similar disruptions to our technology jeopardize our confidential information or that of users of our technology
Although our Manager has implemented and will continue to implement security measures, our technology platform is and will continue to be vulnerable to intrusion, computer viruses or similar disruptive problems caused by transmission from unauthorized users. In addition, any misappropriation of proprietary information could expose us to a risk of loss or litigation.

Volatility in the global financial markets resulting from relapse of the Eurozone crisis, geopolitical developments in Eastern Europe, turbulence in the Chinese stock markets and global commodity markets or otherwise could have a material adverse effect on our business, financial condition and results of operations
Volatility in the global financial markets could have an adverse effect on the economic recovery in the United States and could result from a number of causes, including a relapse in the Eurozone crisis, geopolitical developments in Eastern Europe, turbulence in the Chinese stock markets and global commodity markets or otherwise. The effects of the Eurozone crisis, which began in late 2009 as part of the global economic and financial crisis, continued to impact the global financial markets through 2015. Numerous factors continued to fuel the Eurozone crisis, including continued high levels of government debt, the undercapitalization and liquidity problems of many banks in the Eurozone and relatively low levels of economic growth. These factors made it difficult or impossible for some countries in the Eurozone, including Greece, Ireland and Portugal, to repay or refinance their debt without the assistance of third parties. As a combination of austerity programs, debt write-downs and the European Central Bank’s commitment to restore financial stability to the Eurozone and the finalization of the primary European Stability Mechanism bailout fund, in 2013 and into 2014 interest rates began to fall and stock prices began to increase. Although these trends helped to stabilize the effects of the Eurozone crisis in the first half of 2014, the underlying causes of the crisis were not completely eliminated. As a result, the financial markets relapsed toward the end of 2014. In particular, Greece’s newly elected government, which campaigned against austerity measures, has been unable to reach an acceptable solution to the country’s debt crisis with the European Union, and in June 2015, Greece failed to make a scheduled debt repayment to the International Monetary Fund, falling into arrears. Following further unsuccessful negotiations between the government of Greece and the European Union to solve the Greek debt crisis, on July 5, 2015, Greek voters rejected a bailout package submitted by the European Commission, the European Central Bank and the International Monetary Fund, and on July 13, Eurozone leaders reached a provisional agreement on a third bailout program to save Greece from bankruptcy. It remains uncertain whether Greece will default on future payments. The result of continued defaults and the removal of credit support for Greek banks may cause Greece to exit the European Union, which could lead to significant economic uncertainty and abandonment of the Euro common currency, resulting in destabilization in the financial markets. Continued financial instability in Greece and in other similarly situated Eurozone countries could have a continued contagion effect on the financial markets. Stock prices in China have experienced a significant drop in the second and third quarters of 2015, resulting primarily from continued sell-off of shares trading in Chinese markets. The volatility has been followed by volatility in stock markets around the world, including in the United States, as well as increased turbulence in commodity markets, such as reductions in prices of crude oil. Although the Chinese government has already taken steps to halt the collapse, it is uncertain what effect such measures will have, if any. Continued sell-off and price drops in the Chinese stock markets may have a contagion effect across the financial markets. In addition, Russian intervention in Ukraine during 2014 significantly increased regional geopolitical tensions. In response to Russian actions, U.S. and European governments have imposed sanctions on a limited number of Russian individuals and business entities. The situation remains fluid with potential for further escalation of geopolitical tensions, increased severity of sanctions against Russian interests, and possible Russian counter-measures. Further economic sanctions could destabilize the economic environment and result in increased volatility. Should the economic recovery in the United States be adversely impacted by increased volatility in the global financial markets caused by continued contagion from the Eurozone crisis, developments in respect of the Russian sanctions, further turbulence in Chinese stock markets and global commodity markets or for any other reason, loan and asset growth and liquidity conditions at U.S. financial institutions, including us, may deteriorate.

Risks Related to Liquidity and Capital Resources

Our secured and unsecured borrowing arrangements impose significant limitations on us
Immediately prior to the Spin-Off, American Capital plans to contribute ACAS Funding I, LLC and ACAS Funding II, LLC, which are wholly-owned financing subsidiaries of American Capital, to ACAP. ACAS Funding I, LLC and ACAS Funding II, LLC are the borrowers under the $1.25 Billion Revolving Credit Facility and the $500 Million Revolving Credit Facility, respectively. As a result, we will have the ability to borrow, prepay and reborrow loans at any time prior to the commitment termination dates of February 6, 2017 and October 30, 2016, respectively, subject to certain terms and conditions. Any outstanding balance on the $1.25 Billion Revolving Credit Facility and the $500 Million Revolving Credit Facility as of the commitment termination date is repayable on the maturity date of March 6, 2017 and October 31, 2016, respectively. As of , 2015, the amount outstanding under the $1.25 Billion Revolving Credit Facility and the $500 Million Revolving Credit Facility was $ million and $ million, respectively, which are secured by portfolio investments with fair values of $ million and $ million, respectively.
The $1.25 Billion Revolving Credit Facility and the $500 Million Revolving Credit Facility have covenants that require the borrowers to maintain a minimum NAV and in certain circumstances limit their ability to incur additional debt and liens, pay cash dividends to us, dispose of assets and make new investments and acquisitions. There can be no assurance that we will be able to maintain compliance with each of these covenants and a failure to do so could result in an event of default under the facilities.

Other events of default under the $1.25 Billion Revolving Credit Facility and the $500 Million Revolving Credit Facility include, without limitation, a payment default, an unremedied borrowing base deficiency, the liquidation or bankruptcy of us, and the failure by us to maintain 100% ownership of each borrower.
In addition, we may seek to finance certain of our assets, subject to market conditions, through other debt arrangements, including warehouse and revolving credit facilities, term loans and other asset-backed securitizations, which could impose additional limitations on us.

Our level of indebtedness could materially and adversely affect our financial position, including reducing funds available for other business purposes and reducing our operational flexibility, and we may have future capital needs and may not be able to obtain additional financing on acceptable terms

Immediately prior to the Spin-Off, American Capital plans to contribute ACAS Funding I, LLC and ACAS Funding II, LLC, which are wholly-owned financing subsidiaries of American Capital, to ACAP. ACAS Funding I, LLC and ACAS Funding II, LLC are the borrowers under the $1.25 Billion Revolving Credit Facility and the $500 Million Revolving Credit Facility, respectively. In addition, we may seek to finance certain of our assets, subject to market conditions, through other debt arrangements, including warehouse and revolving credit facilities, term loans and other asset-backed securitizations, and the additional issuance of equity securities. Any significant additional indebtedness could require a substantial portion of our cash flow to make interest and principal payments due on our indebtedness. Greater demands on our cash resources may reduce funds available to us to pay dividends, make capital expenditures and acquisitions, or carry out other aspects of our business strategy. Increased indebtedness can also limit our ability to adjust rapidly to changing market conditions, make us more vulnerable to general adverse economic and industry conditions and create competitive disadvantages for us compared to other companies with relatively lower debt levels. Increased future debt service obligations may limit our operational flexibility, including our ability to acquire assets, finance or refinance our assets, or sell assets as needed. However, as a BDC, the 1940 Act generally limits our ability to issue senior debt securities and preferred stock (collectively, “senior securities”) if our asset coverage ratio does not exceed 200% immediately after each issuance of senior securities or is improved immediately upon the issuance.
Moreover, our ability to obtain additional financing and satisfy our financial obligations under our indebtedness outstanding from time to time will depend upon the composition of our assets, our future operating performance, which is subject to then prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control. A worsening of credit market conditions could materially and adversely affect our ability to obtain financing on favorable terms, if at all.
We may be unable to obtain additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under our indebtedness outstanding from time to time (if any). Among other things, the absence of a credit rating or any credit rating downgrade could increase our financing costs and could limit our access to financing sources. If financing is not available when needed, or is available on unfavorable terms, we may be unable to complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could materially and adversely affect our business, financial condition and results of operations.
We may enter into interest rate swap agreements with covenants that place limitations on us
From time to time, we may enter into interest rate swap agreements to manage interest rate risk and also to fulfill our obligations under the terms of any asset securitizations. Our interest rate swap agreements may contain various events of default, including in certain cases an event of default that allows the counterparty to terminate transactions outstanding under the agreement following the occurrence of a cross default on certain of our other indebtedness. Our interest rate swap agreements may also contain an event of default that allows a counterparty to terminate transactions outstanding under the agreement if certain of our other indebtedness, as applicable, is accelerated. An event of default under certain of our interest rate swap agreements could also trigger a default under our secured debt facilities if such agreements are terminated early and would result in an aggregate amount due at such time in excess of a certain amount. Our interest rate swap agreements may also be secured by first and second priority liens (subject to certain permitted liens) on substantially all of our non-securitized assets pari passu with other facilities or by a first priority lien (subject to certain permitted liens) on any securitized assets pari passu with our securitized debt. Thus, if we violate the covenants in any of such interest rate swap agreements, it could have a material adverse effect on our business, financial condition and results of operations.

We may need to raise additional capital to grow because, as a RIC, we must distribute most of our income

We may need additional capital to fund growth in our investments. Following the Spin-Off, we will have to distribute annually at least 90% of our investment company taxable income to our stockholders to become a RIC and to maintain such tax status. As a result, any such cash earnings may not be available to fund our investments. We may borrow from financial institutions and issue additional debt and equity securities to fund our investments. If we do not obtain funds from such sources or from other sources to fund our investments, it could limit our ability to grow, which may have an adverse effect on our stock price. In addition, as a BDC, our ability to borrow or issue preferred stock may be restricted if our total assets are less than 200% of our total borrowings and preferred stock.

Regulations governing our operation as a BDC will affect our ability to, and the way in which we, raise additional capital. As a BDC, raising additional capital may expose us to risks, including the typical risks associated with leverage

As a BDC, the 1940 Act generally limits our ability to issue senior securities if our asset coverage ratio does not exceed 200% immediately after each issuance of senior securities or is improved immediately upon the issuance. Asset coverage ratio is defined in the 1940 Act as the ratio that the value of the total assets, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness. There are no assurances that we will always operate above this ratio. The resulting restrictions on issuing senior securities could have a material adverse impact on our business operations to the extent we do not maintain such asset coverage ratio.

As a BDC, the 1940 Act generally limits our ability to issue and sell our common stock at a price below our NAV per share, exclusive of any distributing commission or discount, without stockholder approval. If our common stock trades at a price below our NAV per share, there are no assurances that we can issue or sell shares of our common stock if needed to fund our business. In addition, even in certain instances where we could issue or sell shares of our common stock at a price below our NAV per share, including through any dividend reinvestment and stock purchase plan, such issuance could result in dilution in our NAV per share, which could result in a decline of our stock price.

We may fund a portion of our investments with debt securities, which would magnify the potential for loss and the risks of investing in us in the same way as our borrowings

As a result of any issuance of debt securities, we would be exposed to typical risks associated with leverage, including an increased risk of loss and an increase in expenses, which are ultimately borne by our common stockholders. Payment of interest on such debt securities may take preference over any other dividends or other payments to our common stockholders. If we issue debt securities, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. In addition, such securities may be rated by rating agencies, and in obtaining a rating for such securities, we may be required to abide by operating and investment guidelines that could further restrict our operating flexibility. Furthermore, any amounts that we use to service our indebtedness would not be available for distributions to our common stockholders.

We may in the future determine to fund a portion of our investments with preferred stock, which would magnify the potential for loss and the risks of investing in us in the same way as our borrowings

Preferred stock, which is another form of leverage, has similar risks to our common stockholders as borrowings because the dividends on any preferred stock we issue would be cumulative and it would rank “senior” to common stock in our capital structure. Payment of dividends on, and repayment of the liquidation preference of, preferred stock would typically take preference over any dividends or other payments to our common stockholders. Also, preferred stockholders are not typically subject to any of our expenses or losses and are not entitled to participate in any income or appreciation in excess of their stated preference. Furthermore, preferred stockholders would have separate voting rights and may have rights, preferences or privileges more favorable than those of our common stockholders. Also, the issuance of preferred securities could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for our common stockholders or otherwise be in our common stockholders’ best interest.

The lack of liquidity in our privately-held securities may adversely affect our business
Most of our investments will consist of securities acquired in private transactions. Some of these securities are subject to restrictions on resale or otherwise are less liquid than public securities. The illiquidity of our investments may make it difficult for us to obtain cash equal to the value at which we record our investments upon exiting the investment.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to report accurately our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or the subsequent testing by our independent registered public accounting firm (when undertaken, as noted below), may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Ineffective internal controls over financial reporting could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

We are required to disclose changes made in our internal control on financial reporting on a quarterly basis. However, until we file our second annual report, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting and our management will not be required to assess the effectiveness of these controls pursuant to Section 404. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

Any failure on our part to maintain our status as a BDC would reduce our operating flexibility

Our Board of Directors may determine that it is in our best interests to withdraw our BDC election, subject to the consent of the holders of a majority of our outstanding voting securities, as required under the 1940 Act. If we do not remain a BDC, we would likely be regulated as a closed-end investment company under the 1940 Act. Such regulation would subject us to substantially more regulatory restrictions under the 1940 Act and correspondingly decrease our operating flexibility, which could have a material adverse effect on our business, financial condition and results of operations.

We will become subject to corporate-level income tax if we are unable to qualify and maintain our qualification as a RIC under Subchapter M of the Code

Although we intend to elect to be treated as a RIC under Subchapter M of the Code for 2015 and succeeding tax years, no assurance can be given that we will be able to qualify for and maintain RIC status. To obtain and maintain RIC tax treatment under the Code, we must meet the following annual distribution, income source and asset diversification requirements:

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The annual distribution requirement for a RIC will be satisfied if we distribute to our stockholders on an annual basis at least 90% of our net ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any. Because we will use debt financing, we will be subject to certain asset coverage ratio requirements under the 1940 Act and financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to satisfy the distribution requirement. To the extent we are unable to meet such annual distribution requirements, due to restrictions in our loan and credit agreements or to the extent we are unable to obtain the necessary cash, we may not qualify for RIC tax treatment.

•	The income source requirement will be satisfied if we obtain at least 90% of our gross income for each year from dividends, interest, gains from the sale of stock or securities or similar sources.

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The asset diversification requirement will be satisfied if we meet certain asset diversification requirements at the end of each quarter of our taxable year. To satisfy this requirement, at least 50% of the value of our assets must consist of cash and cash equivalents, U.S. government securities, securities of other RICs, and other acceptable securities; and no more than 25% of the value of our assets can be invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer or two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships.” Failure to meet these requirements may result in our having to dispose of certain investments quickly in order to prevent the loss of RIC status. Because most of our investments will be in private companies, and therefore will be relatively illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses.

In addition, once we have elected and qualified to be taxed as a RIC, our Board of Directors may determine, without stockholder approval, that it is in our best interests to take actions to cause our RIC tax status election to terminate. If we do not receive RIC tax treatment for any reason, we will become subject to corporate income tax. Such resulting corporate taxes could substantially reduce our net assets, the amount of income available for distribution and the amount of our distributions.
Even if we qualify as a RIC, certain of our business activities will be subject to corporate level income tax, which will reduce our cash flows, and we will have potential deferred and contingent tax liabilities

Following an election to be taxed as a RIC, we will also be subject to a federal corporate level tax at the highest regular corporate rate (currently 35%) on all or a portion of the gain recognized from a sale of assets occurring within a specified period (generally, ten years) after the effective date of such election, to the extent of the built-in-gain in those assets based on the fair market value of those assets on the effective date of the RIC election in excess of our then tax basis. Gain from a sale of an asset occurring after the specified period ends will not be subject to this corporate level tax. We may choose not to sell in a taxable transaction appreciated assets that we might otherwise sell during the period in which the built-in gain tax applies in order to avoid the built-in gain tax. However, there can be no assurance that such a taxable transaction will not occur. If we sell such assets in a taxable transaction, the amount of corporate tax that we will pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the time we became a RIC. The amount of tax could be significant.

Risks Related to Our Investing and Financing Strategy

Investments in privately held middle-market companies involve significant risks
Our investments in privately held middle-market companies involve a number of significant risks, including the following:

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these companies may have limited financial resources and may be unable to meet their obligations, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing any guarantees we may have obtained in connection with our investment;

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they typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors' actions and market conditions, as well as general economic downturns;

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they typically depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse effect on our portfolio company and, in turn, on us;

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there is generally little public information about these companies. These companies and their financial information are not subject to the Exchange Act and other regulations that govern public companies, and we may be unable to uncover all material information about these companies, which may prevent us from making a fully informed investment decision and cause us to lose money on our investments;

•	they generally have less predictable operating results and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

•	our executive officers, directors and our Manager may, in the ordinary course of business, be named as defendants in litigation arising from our investments in our portfolio companies;

•	changes in laws and regulations, as well as their interpretations, may adversely affect their business, financial structure or prospects; and

•	they may have difficulty accessing the capital markets to meet future capital needs.
Our borrowers may default on their payments, which may have a materially negative effect on our financial performance

Our primary business exposes us to credit risk, and the quality of our portfolio has a significant impact on our earnings. Credit risk is a component of our fair valuation of our portfolio companies. Negative credit events will lead to a decrease in the fair value of our portfolio companies and may potentially disrupt or impact the ability to pay amounts due to us thereby resulting in a decline in our earnings and NAV.

In addition, market conditions can affect consumer confidence levels, which may harm the business of our portfolio companies and result in adverse changes in payment patterns. Additionally, if interest rates rise, some of our portfolio companies may not be able to pay the escalating interest on our loans and may default. Deterioration in the credit quality of our portfolio could have a material adverse effect on our business, financial condition and results of operations. Increased delinquencies and default rates would negatively impact our results of operations.

A general economic downturn or severe tightening in the credit markets could materially impact the ability of our borrowers to repay their loans, which could have a significant negative affect on us. Numerous other factors may affect a borrower’s ability to repay its loan, including the failure to meet its business plan or a downturn in its industry. A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its loans or foreclosure on the secured assets. This could trigger cross-defaults under other agreements and jeopardize a portfolio company’s ability to meet its obligations under the loans or debt securities that we hold. In addition, our portfolio companies may have, or may be permitted to incur, other debt that ranks senior to or equally with our securities. This means that payments on such senior-ranking securities may have to be made before we receive any payments on our subordinated loans or debt securities. Deterioration in a borrower’s financial condition and prospects may be accompanied by deterioration in any related collateral and may have a material adverse effect on our financial condition and results of operations.

There may be circumstances in which our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims
              If one of our portfolio companies were to go bankrupt, even though we may have structured our interest as senior debt, depending on the facts and circumstances, a bankruptcy court might recharacterize our debt holding as an equity investment and subordinate all or a portion of our claim to that of other creditors. In addition, lenders can be subject to lender liability claims for actions taken by them where they become too involved in the borrower's business or exercise control over the borrower. For example, we could become subject to a lender's liability claim, if, among other things, we actually render significant managerial assistance.
Our portfolio companies may incur debt or issue equity securities that rank equally with, or senior to, our investments in such companies
              Our portfolio companies may have, or may be permitted to incur, other debt, or issue other equity securities, that rank equally with, or senior to, our investments. By their terms, such instruments may provide that the holders are entitled to receive payment of dividends, interest or principal on or before the dates on which we are entitled to receive payments in respect of our investments. These debt instruments would usually prohibit the portfolio companies from paying interest on or repaying our investments in the event and during the continuance of a default under such debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of securities ranking senior to our investment in that portfolio company typically are entitled to receive payment in full before we receive any distribution in respect of our investment. After repaying such holders, the portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of securities ranking equally with our investments, we would have to share on an equal basis any distributions with other security holders in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.
              The rights we may have with respect to the collateral securing any junior priority loans we make to our portfolio companies may also be limited pursuant to the terms of one or more intercreditor agreements (including agreements governing “first out” and “last out” structures) that we enter into with the holders of senior debt. Under such an intercreditor agreement, at any time that senior obligations are outstanding, we may forfeit certain rights with respect to the collateral to the holders of the senior obligations. These rights may include the right to commence enforcement proceedings against the collateral, the right to control the conduct of such enforcement proceedings, the right to approve amendments to collateral documents, the right to release liens on the collateral and the right to waive past defaults under collateral documents. We may not have the ability to control or direct such actions, even if as a result our rights as junior lenders are adversely affected.
Non-accruing loans adversely affect our results of operations and financial condition and could result in further losses in the future
Non-accruing loans adversely affect net income in various ways. Upon becoming non-accruing, we will reverse prior PIK income from a non-accruing loan, if applicable, and no interest income will be recorded on non-accruing loans, thereby, in both cases, adversely affecting income and returns on assets and equity. There is no assurance that we will not experience an increase in non-accruing loans in the future, or that non-accruing loans will not result in further losses to come. Approximately $ million, or %, of the total loans at cost that will be transferred to us by American Capital are expected to be on non-accrual status for ACAP on the date of Spin-Off.
Investments in equity securities, many of which are illiquid with no readily available market, involve a substantial degree of risk
We may purchase common and other equity securities. Although common stock has historically generated higher average total returns than fixed income securities over the long-term, common stock also has experienced significantly more volatility in those returns. The equity securities we acquire may fail to appreciate and may decline in value or become worthless and our ability to recover our investment will depend on our portfolio companies' success. Investments in equity securities involve a number of significant risks, including:

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any equity investment we make in a portfolio company could be subject to further dilution as a result of the issuance of additional equity interests and to serious risks as a junior security that will be subordinate to all indebtedness (including trade creditors) or senior securities in the event that the issuer is unable to meet its obligations or becomes subject to a bankruptcy process;

•	to the extent that the portfolio company requires additional capital and is unable to obtain it, we may not recover our investment; and

•
in some cases, equity securities in which we invest will not pay current dividends, and our ability to realize a return on our investment, as well as to recover our investment, will be dependent on the success of the portfolio company. Even if the portfolio company is successful, our ability to realize the value of our investment may be dependent on the occurrence of a liquidity event, such as a public offering or the sale of the portfolio company. It is likely to take a significant amount of time before a liquidity event occurs or we can otherwise sell our investment. In addition, the equity securities we receive or invest in may be subject to restrictions on resale during periods in which it could be advantageous to sell them.

There are special risks associated with investing in preferred securities, including:

•
preferred securities may include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer. If we own a preferred security that is deferring its distributions, we may be required to report income for tax purposes before we receive such distributions;

•	preferred securities are subordinated to debt in terms of priority to income and liquidation payments, and therefore will be subject to greater credit risk than debt;

•	preferred securities may be substantially less liquid than many other securities, such as common stock or U.S. government securities; and

•	generally, preferred security holders have no voting rights with respect to the issuing company, subject to limited exceptions.
Additionally, when we invest in first and second lien senior, unitranche or mezzanine debt, we may acquire warrants or other equity securities as well. Our goal is ultimately to dispose of such equity interests and realize gains upon our disposition of such interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.
              We may invest, to the extent permitted by law, in the equity securities of investment funds that are operating pursuant to certain exceptions to the 1940 Act and in advisers to similar investment funds and, to the extent we so invest, will bear our ratable share of any such company's expenses, including management and performance fees. We will also remain obligated to pay the base management fee and incentive fees to our Manager with respect to the assets invested in the securities and instruments of such companies. With respect to each of these investments, each of our common stockholders will bear his or her share of the base management fee and incentive fees due to our Manager as well as indirectly bearing the management and performance fees and other expenses of any such investment funds or advisers.
Our portfolio companies may be highly leveraged with debt
The debt levels of our portfolio companies may have important adverse consequences to such companies and to us as an investor. Portfolio companies that are indebted may be subject to restrictive financial and operating covenants. The leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, their flexibility to respond to changing business and economic conditions and to business opportunities may be limited. A company’s income and net worth will tend to increase or decrease at a greater rate than if the company did not capitalize itself in part with debt.
One of the investments to be transferred to us by American Capital will subject us to Nevada gaming regulation, which could affect our operations and changes in our ownership
Our future portfolio company, Hard 8 Games, LLC (“Hard 8”), conducts activities that are subject to the Nevada Gaming Control Act and regulations of the Nevada Gaming Commission (“NGC”), the State Gaming Control Board (“GCB”), and the local laws, regulations and ordinances of various county and municipal regulatory authorities (collectively referred to as “the Nevada Gaming Authorities”). Following completion of the Spin-Off, we will be a controlling member of Hard 8. Thus, we will be required to register with the Nevada Gaming Authorities as a publicly traded corporation and be found suitable as a member of Hard 8. Also, certain of our officers and directors will be required to be found suitable and be licensed by the Nevada Gaming Authorities. We will be required to make periodic reports to the Nevada Gaming Authorities and, in certain cases, may need to obtain the prior approval of the NGC for certain capital raising transactions.
In addition, beneficial holders of 5% or more of our voting securities may be required to make certain filings with the Nevada Gaming Authorities and beneficial holders of greater than 10% of our voting securities will be required to file an application, be investigated, and be found suitable by the Nevada Gaming Authorities. Certain entities considered to be institutional investors who hold our voting securities for investment purposes only may seek a waiver of this finding of suitability requirement. An applicant for licensing or a finding of suitability is required to pay all costs of the GCB investigation. Entities that fail to comply with these requirements may be guilty of a criminal offense. Thus, for so long as we are a controlling member of Hard 8, changes in control of ACAP through merger, consolidation, acquisition of assets or stock, management or otherwise may not occur without complying with Nevada law, including approval of the NGC. Also, persons having a material relationship or involvement with an entity proposing to acquire control of us would need to be investigated and licensed as part of the approval process relating to a change of control transaction.
Because we generally will not hold controlling interests in the issuers of our Sponsor Finance Investments, Senior Floating Rate Loans or Structured Products, we may not be in a position to exercise control over issuers or to prevent decisions by management teams at issuers that could decrease the value of our investments

We generally will not hold equity positions or controlling interests in the issuers of the Sponsor Finance Investments, Senior Floating Rate Loans or Structured Products in which we invest. As a result, we are subject to the risk that such an issuer may make business decisions with which we disagree, and that the management and/or stockholders of an issuer may take risks or otherwise act in ways that will be adverse to our interests.

Investments in non-investment grade Structured Products may be illiquid, may have a higher risk of default, and may not produce current returns

Our investments in Structured Products securities will generally be non-investment grade. Non-investment grade Structured Products tend to be illiquid, have a higher risk of default and may be more difficult to value than investment grade Structured Products. Recessions or poor economic or pricing conditions in the markets associated with Structured Products may cause higher defaults or losses than expected. Non-investment grade securities are considered speculative, and their capacity to pay principal and interest in accordance with the terms of their issue is not certain.
Our assets will include investments in Structured Products that are subordinate in right of payment to more senior securities
Our assets will include subordinated tranches of CLO and CDO securities, which are subordinated classes of securities in a structure of securities secured by a pool of loans. Accordingly, such securities are the first or among the first to bear the loss upon a restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal. Thus, there will generally be only a nominal amount of equity or other debt securities junior to our positions, if any, issued in such structures. Additionally, the estimated fair values of our subordinated interests tend to be much more sensitive to changes in economic conditions than more senior securities.
Our investments in CLO securities may be riskier and less transparent to us and our stockholders than direct investments in the underlying companies

We will invest in equity tranches of CLOs. Generally, there will be less information available to us regarding the underlying investments held by such CLO vehicles than if we had invested directly in the underlying companies. As a result, our stockholders will not know the details of the underlying securities of the CLO vehicles in which we invest. Our CLO investments are subject to the risk of leverage associated with the debt issued by such CLOs and the repayment priority of senior debt holders in such CLO vehicles. The accounting and tax implications of such investments are complicated. In particular, reported revenue from the equity tranche investments of these CLO vehicles are recorded each quarter in accordance with GAAP under the effective interest rate method based on the future projected cash flows. Our current taxable earnings on these investments, however, will depend upon the ownership of the CLO equity tranche as well as for certain CLOs any election we make regarding the recognition of our taxable income. Our current taxable income will generally not be determinable until after the end of the fiscal year of each individual CLO vehicle that ends within our fiscal year and may be materially different from both the cash distributions we receive and revenue we record in accordance with GAAP. We may be required to record current taxable income based on our proportionate share of the ordinary earnings and net capital gain of the CLO vehicle or based on changes to fair value if we elect mark-to-market treatment for certain eligible CLO investments, even if such income is not distributed to us by the CLO vehicle. As a result, the reported revenue to our stockholders under GAAP from investments in these CLO vehicles may not be reflective of the taxable income we record for such investments, and the current cash flow we receive from these CLO investments may be less than the current taxable income we record from these investments that we are required to distribute to our stockholders.

CLOs typically have no significant assets other than their underlying Senior Floating Rate Loans

CLOs typically have no significant assets other than their underlying Senior Floating Rate Loans. Accordingly, payments on CLO investments are payable solely from the cash flows from such Senior Floating Rate Loans, net of all management fees and other expenses. Payments to us as a holder of CLO junior securities will be made only after payments due on the senior securities. It may adversely impact our returns if the cash flows from the Senior Floating Rate Loans are insufficient to repay our CLO investments.

There is the potential for interruption and deferral of cash flow from CLO investments

If certain minimum collateral coverage ratios and/or interest coverage ratios are not met by a CLO, then cash flows that otherwise would have been available to pay distributions to us on our CLO investments may instead be used to redeem any senior notes or to purchase additional Senior Floating Rate Loans, until the ratios again exceed the minimum required levels or any senior notes are repaid in full. This could result in a reduction in the distribution and/or principal paid to the holders of the CLO investments, which would adversely impact our returns.

Senior Floating Rate Loans that are collateral of our CLO investments are subject to prepayments and calls, increasing re-investment risk, and the inability of a CLO collateral manager to reinvest the proceeds of the prepayment of its loan collateral may adversely affect us

The underlying Senior Floating Rate Loans of our CLO investments may be prepaid more quickly than expected, which could have an adverse impact on the value of our CLO investment. Prepayment rates are influenced by changes in interest rates and a variety of economic, geographic and other factors beyond our control, and consequently cannot be predicted with certainty. There can be no assurance that for any CLO investment, in the event that any of the Senior Floating Rate Loans of a CLO underlying such investment are prepaid, the CLO collateral manager will be able to reinvest such proceeds in new Senior Floating Rate Loans with equivalent investment returns. If the CLO collateral manager cannot reinvest in new Senior Floating Rate Loans with equivalent investment returns, the proceeds available to pay interest, principal or other distributions to the CLO securities may be adversely affected.

We may not have the ability to control the timing of a call position on our CLO investments

Our CLO investments will generally contain optional call provisions, exercisable at the discretion of the holders of the equity tranches, after the expiration of an initial period in the deal (referred to as the “non-call period”) which provide for the senior notes and the junior secured notes to be paid in full. The exercise of the call option is by the relevant percentage (usually a majority) of the holders of the equity tranche. Therefore, where we do not hold the relevant percentage, we will not be able to control the timing of the exercise of the call option. The equity tranche also generally has a call at any time based on certain tax event triggers. In any event, the call can only be exercised by the holders of the equity tranche if they can demonstrate (in accordance with the detailed provisions in the transaction) that the senior notes and junior secured notes will be paid in full if the call is exercised.

We will have limited control of the administration and amendment of Senior Floating Rate Loans owned by the CLOs in which we invest

We will not be able to enforce directly any rights or remedies in the event of a default of a Senior Floating Rate Loan held by a CLO vehicle. In addition, the terms and conditions of the Senior Floating Rate Loans underlying our CLO investments may be amended, modified or waived only by the agreement of the underlying lenders. Generally, any such agreement must include a majority or a super majority (measured by outstanding loans or commitments) or, in certain circumstances, a unanimous vote of the lenders. Consequently, the terms and conditions of the payment obligations arising from Senior Floating Rate Loans could be modified, amended or waived in a manner contrary to our preferences.

We will have limited control of the administration and amendment of any CLO in which we invest

The terms and conditions of CLOs may be amended, modified or waived only by the agreement of the underlying security holders. Generally, any such agreement must include a majority or a super majority (measured by outstanding amounts) or, in certain circumstances, a unanimous vote of the security holders. Consequently, the terms and conditions of the payment obligation arising from the CLOs in which we invest may be modified, amended or waived in a manner contrary to our preferences.

We will have no influence on management of underlying investments managed by non-affiliated third-party CLO collateral managers

We will not be responsible for and will have no influence over the asset management of the portfolios underlying the CLO investments we hold as those portfolios are managed by non-affiliated third-party CLO collateral managers. Similarly, we will not be responsible for and will have no influence over the day-to-day management, administration or any other aspect of the issuers of the individual securities. As a result, the performance and values of the portfolios underlying our CLO investments could decrease as a result of decisions made by third-party CLO collateral managers.
Declines in market prices and liquidity in the corporate debt markets can result in significant net unrealized depreciation of our portfolio, which in turn would reduce our net asset value
As a BDC, we will be required to carry our investments at market value or, if no market value is ascertainable, at fair value as determined in good faith by or under the direction of our Board of Directors. We may take into account the following types of factors, if relevant, in determining the fair value of our investments: the enterprise value of a portfolio company (the entire value of the portfolio company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time), the nature and realizable value of any collateral, the portfolio company's ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, a comparison of the portfolio company's securities to similar publicly traded securities, changes in the interest rate environment and the credit markets generally that may affect the price at which similar investments would trade in their principal markets and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we will use the pricing indicated by the external event to corroborate our valuation. While most of our investments will not be publicly traded, applicable accounting standards require us to assume as part of our valuation process that our investments are sold in a principal market to market participants (even if we plan on holding an investment through its maturity). As a result, volatility in the capital markets can also adversely affect our investment valuations. Decreases in the market values or fair values of our investments will be recorded as unrealized depreciation. The effect of all of these factors on our portfolio can reduce our net asset value by increasing net unrealized depreciation in our portfolio. Depending on market conditions, we could incur substantial realized losses and may suffer unrealized depreciation, which could have a material adverse effect on our business, financial condition or results of operations.
We have restrictions on the type of assets we can invest in as a BDC
As a BDC, we will not be able to acquire any assets other than certain qualifying assets described in the 1940 Act, unless, at the time of and after giving effect to the acquisition, at least 70% of our total assets consist of such qualifying assets. Thus, in certain instances, we may be precluded from investing in potentially attractive investments that are not qualifying assets for purposes of the 1940 Act. In addition, there is a risk that this restriction could prevent us from making additional investments in our existing non-qualifying investments, including Structured Products, which could cause our position to be diluted or limit the access to capital of our non-qualifying investments.
The Investment Committee and/or our Board of Directors may change our investment policies, guidelines and strategies without prior notice or stockholder approval, the effects of which may be adverse

The Investment Committee and/or our Board of Directors has the authority to modify or waive our investment policies, guidelines and strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our investment policies, guidelines and strategies would have on our business, NAV, operating results and the value of our stock. However, the effects might be adverse, which could negatively impact our ability to pay you distributions and cause you to lose part or all of your investment.

We will have and may incur additional debt that could increase your investment risks
We and certain of our consolidated affiliates have borrowed or may borrow money or issue debt securities, which give our lenders and the holder of our debt securities fixed dollar claims on our assets or the assets of such consolidated affiliates that are senior to the claims of our stockholders and, thus, our lenders may have preference over our stockholders with respect to these assets. In particular, our consolidated affiliates may pledge assets to lenders from time to time under asset securitizations that are sold or contributed to separate affiliated statutory trusts prior to such pledge. While we may own a beneficial interest in these trusts, such assets will be the property of the respective trusts, available to satisfy the debts of the trusts, and would only become available for distribution to our stockholders to the extent specifically permitted under the agreements governing those term debt notes.
The following table is designed to illustrate the effect on returns to a holder of our common stock of the leverage created by our use of borrowing, at the weighted average interest rate of % for the year ended , 2015, and assuming hypothetical annual returns on our portfolio of minus 15% to plus 15%. As illustrated below, leverage generally increases the return to shareholders when the portfolio return is positive and decreases the return when the portfolio return is negative. Actual returns may be greater or less than those appearing in the table.

Assumed Return on Portfolio (Net of Expenses)(1)	(15%)	(10%)	(5%)	-%	5%	10%	15%
Corresponding Return to Stockholders(2)	( %)	( %)	( %)	( %)%		%	%

(1)	The assumed portfolio return is required by regulation of the SEC and is not a prediction of, and does not represent, our projected or actual performance.

(2)
In order to compute the “Corresponding Return to Stockholders,” the “Assumed Return on Portfolio” is multiplied by the total value of our assets at the beginning of the period to obtain an assumed return to us. From this amount, all interest expense accrued during the period is subtracted to determine the return available to stockholders. The return available to shareholders is then divided by the total value of our net assets as of the beginning of the period to determine the “Corresponding Return to Stockholders.”

Although outstanding debt increases the potential for gain, it also increases the risk of loss of income or capital. This is the case, whether we are impacted by an increase or decrease in income or due to increases or decreases in asset values. Our ability to pay dividends is similarly impacted by outstanding debt.
The trading market or market value of our debt securities may fluctuate
If we issue debt securities, many factors may materially adversely affect the trading market for, and market value of, such debt securities including, but not limited to, the following:

•	future defaults under the securities;

•	our creditworthiness;

•	the time remaining to the maturity of these debt securities;

•	the outstanding principal amount of debt securities with terms identical to these debt securities;

•	the supply of debt securities trading in the secondary market, if any;

•	the redemption or repayment features, if any, of these debt securities;

•	the level, direction and volatility of market interest rates generally; and

•	market rates of interest that are higher or lower than rates borne by the debt securities.
There may also be a limited number of buyers when an investor decides to sell its debt securities. This too may materially adversely affect the market value of the debt securities or the trading market for the debt securities.
Our investments in foreign companies may involve significant risks in addition to the risks inherent in U.S. investments
              Certain of our investments may be in foreign companies. Investing in foreign companies may expose us to additional risks not typically associated with investing in U.S. companies. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of foreign taxes (potentially at confiscatory levels), less liquid markets, less available information than is generally the case in the United States, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility.
              Although most of our investments will be U.S. dollar denominated, our investments that are denominated in a foreign currency will be subject to the risk that the value of a particular currency will change in relation to one or more other currencies. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation and political developments. We may employ hedging techniques to minimize these risks, but we cannot assure you that such strategies will be effective or without risk to us.

Risks Related to the Spin-Off

If the Spin-Off or certain internal transactions undertaken in anticipation of the Spin-Off are determined in the future to be taxable for U.S. federal income tax purposes, we, our stockholders that are subject to U.S. federal income tax and/or American Capital could incur significant U.S. federal income tax liabilities

American Capital has requested a private letter ruling from the IRS regarding the U.S. federal income tax consequences of the Spin-Off to American Capital stockholders substantially to the effect that, for U.S. federal income tax purposes, (a) the business conducted by a controlled portfolio company of American Capital to be transferred to ACAP prior to the Spin-Off meets the “active trade or business” requirement in order for the Spin-Off to qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code and (b) the receipt of ACAP common stock in the Spin-Off by certain trusts owned by American Capital and ACAM, which hold shares of American Capital common stock for grants of stock-based awards to employees, is not being retained pursuant to a plan having as one of its principal purposes the avoidance of federal tax. In addition to obtaining the private letter ruling, American Capital expects to receive an opinion from PricewaterhouseCoopers LLP that the Spin-Off should qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code. The private letter ruling and the opinion will rely on certain facts and assumptions and certain representations and undertakings from us and American Capital regarding the past and future conduct of our respective businesses and other matters. Notwithstanding the private letter ruling and the opinion, the IRS could determine on audit that the Spin-Off or the internal transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated, or that the Spin-Off or the internal transactions should be taxable for other reasons. If the Spin-Off ultimately is determined to be taxable, the Spin-Off could be treated as a taxable dividend or capital gain to you for U.S. federal income tax purposes, and you could incur significant U.S. federal income tax liabilities. In addition, American Capital would recognize gain in an amount equal to the excess of the fair market value of shares of our common stock distributed to American Capital stockholders on the distribution date over American Capital’s tax basis in such shares, but such gain, if recognized, would be expected to be significantly offset by capital loss carryforwards, net operating loss carryforwards or other attributes and so should not result in significant current U.S. federal income tax but could result in a significant reduction in tax attributes recorded as part of American Capital’s deferred tax asset. However, we or American Capital could incur significant U.S. federal income tax liabilities if it is ultimately determined that certain internal transactions undertaken in anticipation of the Spin-Off are taxable.

Certain future events that may or may not be within the control of American Capital or our Company, including sales and repurchases of our or American Capital’s stock for cash or other property (other than certain stock-for-stock acquisitions and other permitted transactions), certain asset dispositions by us or American Capital following the special dividend and the generation by American Capital of earnings and profits, may cause the special dividend to fail to qualify for tax-free treatment, and in such event the special dividend would be taxable to both American Capital and holders of American Capital common stock. The analysis and determination in respect of whether a sale or exchange of our or American Capital’s stock after the special dividend could cause the special dividend to be treated as a “device” for the distribution of earnings and profits or a recovery of basis and thus a taxable transaction for U.S. federal income tax purposes to both American Capital and the holders of American Capital common stock is complex and dependent upon the facts and circumstances. In addition, there may be no controlling authority directly on point, and any such sale or exchange may not be within the control of American Capital or our Company.

Even if the special dividend otherwise qualifies under Sections 355 and 368(a)(1)(D) of the Code, the special dividend could result in a significant U.S. federal income tax liability to American Capital (but not to holders of American Capital common stock) under Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of American Capital or in our stock as part of a plan or series of related transactions that includes the special dividend. Current tax law generally creates a presumption that any acquisition of stock of American Capital or our stock within two years before or after the special dividend is part of a plan that includes the special dividend, although the parties may be able to rebut that presumption. The process of determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to an analysis of the facts and circumstances of a particular case. Notwithstanding the private letter ruling from the IRS or the tax opinion we expect to receive from PricewaterhouseCoopers LLP, American Capital or we could incur significant U.S. federal income tax liabilities attributable to the special dividend upon such a prohibited change in American Capital or our ownership.

Pursuant to the Tax Matters Agreement that we will enter into with American Capital in connection with the special dividend, we generally will be required to indemnify American Capital and its subsidiaries for taxes and losses resulting from the failure of the Spin-off to qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code, as applicable, to the extent such failure to qualify is attributable to certain actions, events or transactions relating to our stock, assets or business, a breach of representations or covenants made by us in the Tax Matters Agreement or in the materials submitted by us in connection with the IRS ruling or in connection with the PricewaterhouseCoopers LLP opinion. Our indemnification obligations to American Capital, its subsidiaries and certain related persons will not be limited in amount or subject to any cap. If we are required to indemnify American Capital, its subsidiaries or such related persons under the circumstances set forth in the Tax Matters Agreement, we may be subject to substantial liabilities, which could materially adversely affect our financial position.

Legislative or other actions affecting spin-offs or RICs could have a negative effect on us

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury (the “Treasury”). Changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect the tax treatment of the Spin-Off or our ability to qualify as a RIC or the U.S. federal income tax consequences to our investors and us of such qualification.

On September 14, 2015, the IRS promulgated Rev. Proc. 2015-43 and Notice 2015-59, each addressing certain issues relating to spin-offs, including (a) where the “active trade or business” a spun-off corporation (or distributing corporation) relies on to meet the “active trade or business” test is small relative to the overall size of the corporation or (b) where the spun-off corporation (or the distributing corporation) plans to make an election to be treated as a RIC under Subchapter M of the Code. In such cases, the IRS will no longer grant private letter rulings for requests submitted after the date of the Rev. Proc. and Notice. It is unclear whether this new guidance will impact our ability to receive the requested rulings. In addition, the IRS has expressed concern with such transactions and have questioned whether such transactions may present evidence of a “device” for the distribution of earnings and profits, whether such transactions lack an adequate business purpose, or whether such transactions violate other Section 355 requirements. Accordingly, no assurance can be given that future regulatory or administrative guidance will not adversely affect (a) the qualification of the Spin-Off as a tax-free transaction under Section 355 of the Code or (b) our ability to elect to be treated and to qualify each year as a RIC. Moreover, in reaching certain of its conclusions, PricewaterhouseCoopers LLP’s opinion assumes that we will not have current or accumulated earnings and profits as of the end of the year in which the Spin-Off occurs, and no assurance can be given that this assumption will prove true. If any of the facts, representations, assumptions, or undertakings described or made in connection with the PricewaterhouseCoopers LLP opinion are not correct or are incomplete, our ability to rely on the opinion could be jeopardized. It is uncertain whether any future legislation, regulatory or administrative guidance affecting us and entities desiring to elect RIC status, will be enacted and whether any such legislation will apply to us because of its proposed effective date or otherwise.

We may be unable to achieve some or all of the benefits that we expect to achieve from our Spin-Off from American Capital

As a standalone, publicly traded company, we believe that our business will benefit from, among other things, an enhanced ability to pursue our business strategy. However, by separating from American Capital, we may be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of American Capital. In addition, we may not be able to achieve some or all of the benefits that we expect to achieve as a standalone company in the time we expect, if at all.

Our unaudited selected historical financial information of the Transferred Assets will not be representative of our results as a stand-alone company

Certain of the unaudited selected historical financial information we have included in this Information Statement is financial information for American Capital’s investments assets that will be transferred to us as part of the Spin-Off. As a result, such financial information does not necessarily reflect what our financial position, results of operations or cash flows would have been had we operated as a separate company during the periods presented.

We will incur significant costs as a result of being a publicly traded company

As a publicly-traded company, we will incur legal, accounting and other expenses, including costs associated with the periodic reporting requirements applicable to a company whose securities are registered under the Exchange Act, as well as additional corporate governance requirements, including requirements under the Sarbanes-Oxley Act, and other rules implemented by the SEC and the listing standards of the NASDAQ Stock Market. Upon filing our second annual report, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, which will increase costs associated with our periodic reporting requirements.

We might not be able to engage in desirable strategic transactions and equity issuances following the Spin-Off because of restrictions relating to U.S. federal income tax requirements for tax-free distributions

Our ability to engage in significant equity transactions could be limited or restricted pursuant to the Tax Matters Agreement after the Spin-Off in order to preserve, for U.S. federal income tax purposes, the tax-free nature of the Spin-Off by American Capital. Even if the Spin-Off otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate-level taxable gain to American Capital under Section 355(e) of the Code if 50% or more, by vote or value, of our shares of common stock or American Capital’s shares of common stock are acquired or issued as part of a plan or series of related transactions that includes the Spin-Off. Any acquisitions or issuances of our common stock or American Capital’s common stock within two years after the Spin-Off are generally presumed to be part of such a plan, although we or American Capital may be able to rebut that presumption. These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business.

The American Capital Board of Directors has reserved the right, in its sole discretion, to amend, modify or abandon the Spin-Off at any time prior to the distribution date

Until the Spin-Off has occurred, American Capital’s Board of Directors will have the sole and absolute discretion to amend, modify or abandon the Spin-Off and the related transactions, even if all the conditions to the Spin-Off have been satisfied. If American Capital’s Board of Directors determines to cancel the Spin-Off, American Capital stockholders will not receive any distribution of ACAP common stock and American Capital will be under no obligation whatsoever to its stockholders to distribute such shares. See “The Spin-Off—Spin-Off Conditions and Termination.”

The Spin-Off could give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial position or results of operations

The Spin-Off may lead to increased operating and other expenses, of both a non-recurring and a recurring nature, and to changes to certain operations, which expenses or changes could arise pursuant to arrangements made between American Capital and us or could trigger contractual rights of, and obligations to, third parties. Disputes with third parties could also arise out of these transactions, and we could experience unfavorable reactions to the Spin-Off from American Capital employees, lenders, ratings agencies, regulators or other interested parties. These increased expenses, changes to operations, disputes with third parties, or other effects could materially and adversely affect our business, financial position or results of operations. In addition, following the completion of the Spin-Off, disputes with American Capital could arise in connection with the Distribution Agreement, the Management Agreement, the Administration Agreement, the License Agreement, the Tax Matters Agreement or other agreements.

Our agreements with American Capital may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties

The agreements related to our spin-off from American Capital, including the Distribution Agreement and Tax Matters Agreement, were negotiated in the context of our spin-off from American Capital while we were still part of American Capital and, accordingly, may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. The terms of the agreements we negotiated in the context of the Spin-Off related to, among other things, allocation of assets, liabilities, rights, indemnifications and other obligations between American Capital and us. See “Certain Relationships and Related Party Transactions.”

Our directors and officers may have certain interests in the Spin-Off

Our directors will receive compensation for their service on our Board of Directors. See “Management—Director Compensation.” Certain of our officers are also officers and/or employees of American Capital, our Manager and/or ACAM and thus have an indirect interest in the management fees to be paid to our Manager under the Management Agreement and the costs and expenses to be paid to our Administrator under the Administration Agreement. See “Our Manager, American Capital, Management Agreement and Administration Agreement.” In addition, certain of our directors and officers own common stock, or options for common stock, of American Capital and thus, will receive the special dividend of ACAP common stock as a result of the Spin-Off (assuming in the case of stock options that such options were exercised prior to the record date for the special dividend).

Risks Related to Our Relationship with Our Manager and American Capital

There are conflicts of interest in our relationship with our Manager and American Capital

Because we have no employees, our Manager is responsible for making all of our investment decisions. All of our and our Manager’s officers are employees of American Capital or one of its affiliates and these persons do not devote their time exclusively to us. Our Manager’s Investment Committee is expected to consist of at least four members of our Manager’s senior management team, depending on asset class, each of whom has significant responsibilities to American Capital and certain of its affiliated entities or managed funds. In addition, because certain of our and our Manager’s officers are also responsible for providing services to American Capital and/or certain of its affiliated entities or managed funds, they may not devote sufficient time to the management of our business operations. In addition, there are no restrictions on American Capital that would prevent American Capital from sponsoring another investment vehicle that competes with us. Accordingly, American Capital or one or more of its affiliates may also compete with us for investments.

Although our Manager and its affiliates have policies in place to seek to mitigate the effects of conflicts of interest, these policies will not eliminate the conflicts of interest that our and our Manager’s officers and the employees of American Capital and certain of its affiliates will face in making investment decisions on behalf of American Capital, any other American Capital-sponsored investment vehicles and us. Further, we do not have any agreement or understanding with American Capital that would give us any priority over American Capital, any of its affiliates, or any such American Capital-sponsored investment vehicle in opportunities to invest in Sponsor Finance Investments, Senior Floating Rate Loans, Structured Products, Special Situations Investments or any other investments we may make. Accordingly, we may compete for access to the benefits that we expect from our relationship with our Manager and American Capital.

Our Management Agreement and Administration Agreement were not negotiated on an arm’s-length basis and the terms, including fees payable, may not be as favorable to us as if they were negotiated with unaffiliated third parties

Our Management Agreement with our Manager and our Administration Agreement with our Administrator were negotiated between related parties, and we did not have the benefit of arm’s-length negotiations of the type normally conducted with an unaffiliated third party. While we believe that the terms of the Management Agreement and the Administration Agreement, including fees payable, reflect fair market terms, there can be no assurances that the terms are arm’s length. The terms may not be as favorable to us as they would be if they were negotiated with an unrelated third party. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the Management Agreement or the Administration Agreement because of our desire to maintain our ongoing relationship with our Manager and Administrator.

We are completely dependent upon our Manager and certain personnel of our Administrator who provide services to us through the Management Agreement and the Administration Agreement and we may not find suitable replacements for our Manager, the Administrator and these personnel if the Management Agreement or the Administration Agreement are terminated or such personnel are no longer available to us

Because we have no employees or separate facilities, we are completely dependent on our Manager and our Administrator to conduct our operations pursuant to the Management Agreement and Administration Agreement, respectively. Neither the Management Agreement nor the Administration Agreement requires our Manager or Administrator to dedicate specific personnel to our operations. They also do not require any specific personnel of our Manager or Administrator to dedicate a specific amount of time to our business. We believe that the successful implementation of our investment and financing strategies depends upon the experience of certain of our Administrator’s personnel and our Manager’s officers. However, none of these individuals’ continued service is guaranteed. Furthermore, if the Management Agreement or the Administration Agreement is terminated or these individuals leave American Capital, we may be unable to execute our business plan. Additionally, we may be negatively impacted by events or factors that negatively impact American Capital’s business, financial condition or results of operations.

Our Manager and our Administrator can resign upon not more than 60 days’ notice, and we may not be able to find suitable replacements within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations

Our Manager has the right under the Management Agreement, and our Administrator has the right under the Administration Agreement, to resign at any time upon not more than 60 days’ written notice, whether we have found a replacement or not. If our Manager or our Administrator resigns, we may not be able to find a new manager or administrator or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial condition, business and results of operations as well as our ability to pay distributions are likely to be adversely affected and the market price of our shares may decline. In addition, the coordination of our internal management and investment activities is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by our Manager or our Administrator and their affiliates. Even if we are able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our investment objective may result in additional costs and time delays that may adversely affect our financial condition, business and results of operations.

Our Manager’s base management fee is based on the amount of our total assets and is payable regardless of our performance, and our Manager’s incentive fees may create incentives for it to make certain kinds of investments

Our Manager is entitled to receive a base management fee from us that is based on the amount of our total assets, including our cash and cash equivalents and assets purchased with borrowed funds or for which exposure is obtained through derivative agreements, payable quarterly in arrears. The amount of the base management fee will be equal to 1.75% per annum of the average value of our gross assets, including our cash and cash equivalents and assets purchased with borrowed funds or for which exposure is obtained through derivative agreements. Accordingly, any new investments funded with the cash proceeds received from the issuances of equity or debt will result in an increase in our total assets and therefore an increase in the management fee payable to our Manager, which could result in a conflict of interest between our Manager and our stockholders with respect to the timing and terms of our equity and debt issuances. While our stockholders will bear the risk of our future equity issuances reducing the price of our common stock and diluting the value of their stock holdings in us and will bear the risk of additional leverage from future debt issuances, the compensation payable to our Manager will increase as a result of future issuances of our equity and debt securities. Our Manager’s entitlement to substantial nonperformance-based compensation may reduce its incentive to devote sufficient time and effort to seeking investments that provide attractive risk-adjusted returns for our investment portfolio and to increase our leverage. This in turn could harm both our ability to make distributions to our stockholders and the market price of our common stock.

In addition, the incentive fee payable by us to our Manager may create an incentive for our Manager to make investments on our behalf that are risky or more speculative than would be the case in the absence of such a compensation arrangement and also to incur leverage. Our Manager will receive the incentive fee based, in part, upon capital gains on our investments. As a result, our Manager may have an incentive to invest more in companies whose securities are likely to yield capital gains, as compared to income producing securities. Such a practice could result in our investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during cyclical economic downturns.

The incentive fee payable by us to our Manager may also create an incentive for our Manager to invest on our behalf in instruments that have a deferred interest feature. Under these investments, we will accrue the interest over the life of the investment but will not receive the cash income from the investment until the end of the term. Our net investment income used to calculate the income portion of our incentive fee, however, includes accrued interest. Thus, a portion of this incentive fee is based on income that we have not yet received in cash. This risk could be increased because our Manager is not obligated to reimburse us for any incentive fees received even if we subsequently incur losses or never receive in cash the accrued income (including accrued income with respect to original issue discount, PIK interest and zero coupon securities).

Our Manager’s liability is limited under the Management Agreement, and we have agreed to indemnify our Manager against certain liabilities. Our Administrator’s liability is limited under the Administration Agreement, and we have agreed to indemnify our Administrator against certain liabilities.

The Management Agreement provides that our Manager and its affiliates and their respective directors, officers, employees, members, managers, partners, stockholders and agents shall not be liable to us or our subsidiaries or our and our subsidiaries’ respective directors, officers, employees, members, managers, partners or stockholders for any action taken or omitted to be taken by our Manager in connection with the performance of any of its duties or obligations under the Management Agreement or otherwise as a manager or investment adviser, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services. The Management Agreement also provides that our Manager and its affiliates and their respective directors, officers, employees, members, managers, partners, stockholders and agents are entitled to indemnification from us from and against any claims or liabilities (including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Management Agreement) to the fullest extent such indemnification is then permitted under our charter, the 1940 Act, the Advisers Act, the laws of the State of Maryland and any other applicable law.

The Administration Agreement provides that our Administrator and its affiliates and their respective directors, officers, employees, members, managers, partners, stockholders and agents shall not be liable to us or our subsidiaries or our and our subsidiaries’ respective directors, officers, employees, members, managers, partners or stockholders for any action taken or omitted to be taken by our Administrator in connection with the performance of any of its duties or obligations under the Administration Agreement or otherwise as an administrator. The Administration Agreement also provides that our Administrator and its affiliates and their respective directors, officers, employees, members, managers, partners, stockholders and agents are entitled to indemnification from us from and against any claims or liabilities (including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Administration Agreement) to the fullest extent such indemnification is then permitted under our charter, the 1940 Act, the Advisers Act, the laws of the State of Maryland and any other applicable law.

Our results are dependent upon the efforts of our Manager

Our Manager’s success, which will be largely determinative of our own success, will depend on many factors, including the availability of attractive risk-adjusted investment opportunities that satisfy our targeted investment strategies and then identifying and consummating them on favorable terms, the level and volatility of interest rates and conditions in the financial markets and the economy, as to which no assurances can be given. In addition, our Manager may face substantial competition for attractive investment opportunities. Our Manager may not be able to successfully cause us to make investments with attractive risk-adjusted returns.

We may not replicate the historical results achieved by American Capital

Our initial investment portfolio will consist of assets transferred to us by American Capital prior to the Spin-Off. We cannot assure you that we will replicate the historical results achieved by American Capital with respect to these assets and our future investments, and we caution you that our investment returns could be substantially lower than the returns achieved by them in prior periods. Additionally, all or a portion of the prior results may have been achieved in particular market conditions that may never be repeated. Moreover, current or future market volatility and regulatory uncertainty may have an adverse impact on our future performance.

Our ability to enter into transactions with our affiliates will be restricted

We will be prohibited under the 1940 Act from participating in certain transactions with certain of our affiliates without the prior approval of our independent directors and, in some cases, the SEC. An affiliate under the 1940 Act includes, among others, any person that owns, directly or indirectly, 5% or more of our outstanding voting securities. We generally will be prohibited from buying or selling any securities (other than our securities) or other investments from or to such affiliate, absent the prior approval of our independent directors. The 1940 Act also prohibits certain “joint” transactions with certain of our affiliates, which could include investments in the same portfolio company (whether at the same or different times), without prior approval of our independent directors and, in some cases, the SEC. These restrictions will limit our ability to transact business with our officers or directors or their affiliates. As a result of these restrictions, we may be prohibited from buying or selling any security (other than any security of which we are the issuer) or other investments from or to any portfolio company of a fund managed by an affiliate of American Capital without the prior approval of the SEC, which may limit the scope of investment opportunities that would otherwise be available to us. We can offer no assurance that we will seek or be able to obtain such SEC approval. See “Certain Relationships and Related Party Transactions.”

Risks Related to Our Common Stock

There is no existing market for our common stock, and we cannot be certain that an active trading market will develop or be sustained after the Spin-Off. Following the Spin-Off, our stock price may fluctuate significantly, particularly in the period shortly after the Spin-Off is completed

There is currently no trading market for our common stock. We intend to apply to have our common stock listed on The NASDAQ Global Select Market under the trading symbol “ACAP.” We expect that a limited market, commonly known as a “when-issued” trading market, for our common stock will develop on or shortly before the record date for the Spin-Off, and we expect “regular way” trading of our common stock will begin the first trading day after the completion of the Spin-Off. However, there can be no assurance that an active trading market for our common stock will develop as a result of the Spin-Off or be sustained in the future. The lack of an active market may make it more difficult for you to sell our common stock and could lead to the share price for our common stock being depressed or more volatile.

We have not set an initial price for our common stock. The price will be established by the market. We cannot predict the prices at which our common stock may trade after the Spin-Off. Indeed, the combined market prices of our common stock and American Capital common stock after the Spin-Off may not equal or exceed the market value of American Capital common stock immediately prior to the announcement of the planned Spin-Off or immediately prior to the Spin-Off.

The market price and marketability of shares of our common stock may from time to time be significantly affected by numerous factors, including many over which we have no control and that may not be directly related to us. These factors include the following:

•	price and volume fluctuations in the stock market from time to time, which are often unrelated to the operating performance of particular companies;

•
significant volatility in the market price and trading volume of securities of BDCs, financial service companies, asset managers or other companies in our sector, which is not necessarily related to the operating performance of particular companies;

•	changes in laws, regulatory policies, tax guidelines or financial accounting standards, particularly with respect to BDCs or RICs;

•	not qualifying as a RIC, or the loss of RIC status;

•	changes in our earnings or variations in operating results;

•	any shortfall in revenue or net income or any increase in losses from levels expected by securities analysts and the market in general;

•	decreases in our NAV per share;

•	general economic trends and other external factors; and

•	loss of a major funding source.
Fluctuations in the trading price of our common stock may adversely affect the liquidity of the trading market for our common stock and, in the event that we seek to raise capital through future equity financings, our ability to raise such equity capital.

Substantial sales of shares of our common stock may occur in connection with the Spin-Off, which could cause our stock price to decline

The shares of our common stock that American Capital will distribute to its stockholders in the Spin-Off generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any significant stockholder to sell shares of our common stock following the Spin-Off, it is likely that some of American Capital’s stockholders will sell shares of our common stock received in the Spin-Off if, for reasons such as our business profile or market capitalization as a standalone company, or that we do not fit their investment objectives. The sales of significant amounts of our common stock or the perception in the market that this will occur may result in the lowering of the market price of our common stock.

There is a risk that our stockholders may not receive distributions or that our distributions may not grow over time, and a portion of our distributions may be a return of capital

We intend to make distributions on a quarterly basis to our stockholders out of assets legally available for distribution. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. In addition, due to the asset coverage test applicable to us as a BDC, we may be limited in our ability to make distributions.

Our shares may trade at a substantial discount from NAV and may continue to do so over the long term

Shares of closed-end investment companies have frequently traded at a market price that is less than the NAV that is attributable to those shares. The possibility that our shares of common stock will trade at a substantial discount from NAV over the long term is separate and distinct from the risk that our NAV will decrease. We cannot predict whether shares of our common stock will trade above, at or below our NAV. If our common stock trades below its NAV, we will generally not be able to issue additional shares or sell our common stock at its market price without first obtaining the approval for such issuance from our stockholders and our independent directors. If additional funds are not available to us, we could be forced to curtail or cease our lending and investment activities, and our NAV could decrease and our level of distributions could be impacted.

Future equity issuances may be on terms adverse to stockholder interests

We may issue equity capital at prices below our NAV per share with stockholder approval. As of the date of this filing, we do not have such authorization; however, we may seek such approval in the future or we may elect to conduct a rights offering, which would not require stockholder approval under the 1940 Act. If we issue any shares of common stock below our NAV per share, the interests of our existing stockholders may be diluted. Any such dilution could include a reduction in our NAV per share as a result of the issuance of shares at a price below the NAV per share and a decrease in a stockholder’s interest in our earnings and assets and voting interest.

Our common stock may be difficult to resell

Investors may not be able to resell shares of our common stock at or above their purchase prices due to a number of factors, including:

•	actual or anticipated fluctuation in our operating results;

•	volatility in our common stock price;

•	changes in expectations as to our future financial performance or changes in financial estimates of securities analysts; and

•	departures of key personnel.

Certain provisions in our charter and bylaws could discourage a change of control that our stockholders may favor, which could also adversely affect the market price of our common stock

Provisions in our charter and bylaws may make it more difficult and expensive for a third party to acquire control of us, even if a change of control would be beneficial to our stockholders, including provisions of our charter classifying our Board of Directors into three classes serving staggered three-year terms and authorizing our Board of Directors to amend our charter from time to time, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. In addition, our charter authorizes our Board of Directors to issue up to 50,000,000 shares of preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions of unissued classes or series of preferred stock, each without any vote or action by our stockholders. We could issue a class or series of preferred stock to impede the completion of a merger, tender offer or other takeover attempt. See “Description of Capital Stock.” These and other provisions in our charter and bylaws may impede takeover attempts, or other transactions, that may be in the best interests of our stockholders and, in particular, our common stockholders. In addition, the market price of our common stock could be adversely affected to the extent that provisions of our charter and bylaws discourage potential takeover attempts, or other transactions, that our stockholders may favor.

Certain provisions of Maryland law may limit the ability of a third party to acquire control of our company

Certain provisions of the Maryland General Corporation Law (the “MGCL”) may have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Subject to certain limitations, provisions of the MGCL prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who beneficially owned 10% or more of the voting power of our then outstanding stock during the two-year period immediately prior to the date in question) or an affiliate of the interested stockholder for five years after the most recent date on which the stockholder became an interested stockholder. After the five-year period, business combinations between us and an interested stockholder or an affiliate of the interested stockholder must generally either provide a minimum price to our stockholders (as defined in the MGCL) in the form of cash or other consideration in the same form as previously paid by the interested stockholder or be recommended by our Board of Directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding shares of voting stock and at least two-thirds of the votes entitled to be cast by stockholders other than the interested stockholder and its affiliates and associates. These provisions of the MGCL relating to business combinations do not apply, however, to business combinations that are approved or exempted by our Board of Directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our Board of Directors will, by resolution, exempt business combinations between us and American Capital and its affiliates, and between us and any other person, provided that in the latter case the business combination is first approved by our Board of Directors (including a majority of our directors who are not affiliates or associates of such person). However, our Board of Directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

The “control share” provisions of the MGCL provide that holders of “control shares” of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights with respect to such shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquiror of control shares, our officers and our employees who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future. However, so long as we are a BDC, we will amend our bylaws to be subject to the control share acquisition statute only if our Board of Directors determines that it would be in our best interests based on our determination that our being subject to the control share acquisition statute does not conflict with the 1940 Act.

Additionally, Title 3, Subtitle 8 of the MGCL permits our Board of Directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to elect to be subject to certain provisions relating to corporate governance that may have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium to the market price of our common stock or otherwise be in our stockholders’ best interests. Upon the Spin-Off, we will already be subject to some of these provisions, either by provisions of our charter and bylaws unrelated to Subtitle 8 or by reason of an election in our charter to be subject to certain provisions of Subtitle 8.

For more information, please see “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws.”

Our Board of Directors has the power to cause us to issue additional shares of our stock without stockholder approval

Following the Spin-Off, our Board of Directors may approve the issuance of additional shares of common stock and also shares of preferred stock up to the maximum aggregate number of shares of stock that are currently authorized but unissued under our charter. In addition, our Board of Directors may, without stockholder approval, amend our charter to increase such aggregate number, or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our Board of Directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders. See “Description of Capital Stock—Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock.”

QUESTIONS AND ANSWERS ABOUT THE COMPANY AND THE SPIN-OFF

Set forth below are commonly asked questions and answers about the Spin-Off and the transactions contemplated thereby. You should read the section entitled “The Spin-Off” of this Information Statement for a more detailed description of the matters described below.

Q:    What is the Spin-Off?

A:
The Spin-Off is the final step in the separation of ACAP from American Capital, which will be accomplished through a series of transactions that will result in American Capital stockholders (a) retaining their proportionate ownership interest in American Capital, which will primarily own assets relating to its asset management business, and (b) owning a pro rata distribution of the shares of common stock of ACAP, which will own most of the investment assets of American Capital.

Q:    What is ACAP?

A:
We are a newly-organized Maryland corporation and a wholly-owned subsidiary of American Capital. As part of the Spin-Off, American Capital will transfer to us most of American Capital’s existing investment assets. Following the Spin-Off, we will be a separate, publicly-traded company that is externally managed and advised by American Capital ACAP Management, LLC, which is indirectly, wholly-owned by American Capital. We intend to operate as a non-diversified closed-end management investment company and to elect to be regulated as a BDC under the 1940 Act. We also intend to elect to be taxed as a RIC, as defined in Subchapter M of the Code, and to distribute annually at least 90% of our investment company taxable income to our stockholders.

Q:    What are the reasons for the Spin-Off?

A:
American Capital’s Board of Directors, including a majority of the directors who are not “interested persons” of American Capital, as such term is defined in the 1940 Act, has determined that the Spin-Off is in the best interests of American Capital and its stockholders because it will provide the following key benefits: (a) with two separate public companies having distinct business models and investment characteristics, investors will have the opportunity to value each against distinct sets of peers and investment metrics. This has the potential to increase the overall valuation of the companies, thus unlocking stockholder value; (b) separating the businesses should allow increased transparency for stockholders and other constituents, such as creditors and rating agencies, regarding each company’s assets, growth profile, operating performance and profitability; (c) immediately after the Spin-Off, only American Capital, and not ACAP, will have NOL carryforwards. As a RIC, ACAP will generally not be able to have NOL carryforwards. Limiting the applicability of NOL carryforwards to American Capital’s asset management business should allow more efficient use of tax attributes such as NOLs; (d) because ACAP will generally not have NOL carryforwards, it can be expected to have taxable income, at least 90% of which it will generally be required to distribute annually to its stockholders in accordance with Subchapter M of the Code, so long as it is a RIC; (e) by separating American Capital’s asset management business from its investment business, American Capital’s assets under management will now include the ACAP assets. Also, American Capital should have the opportunity to expand more easily its operations and assets under management through the organic growth of assets under management and the acquisition of third-party asset management contracts and businesses; and (f) it will enable American Capital and its affiliates to align better their recruiting, retention and equity-based incentive plans with the respective operating and stock price performance of American Capital and its managed funds, such as ACAP, and provide them with additional flexibility to implement performance measurement metrics and incentive structures. See “The Spin-Off—Reasons for the Spin-Off.”

Q:    Why is the separation of ACAP structured as a spin-off?

A:
American Capital believes that a tax-free distribution of our shares of common stock, except for any cash received in lieu of fractional shares of ACAP common stock in the special dividend, for U.S. federal income tax purposes is the most efficient way to separate American Capital’s investment assets from its asset management platform and that it will benefit both American Capital and us and create long-term value for American Capital and our stockholders. American Capital also believes the reasons for the Spin-Off cannot be achieved through an alternative nontaxable transaction that does not involve a tax-free distribution that is neither impractical nor unduly expensive.

Q:    What is being distributed in the Spin-Off?

A:
We estimate that approximately shares of our common stock will be distributed to American Capital stockholders in the Spin-Off, based on the number of shares of American Capital common stock outstanding on . The actual number of our shares that are distributed will be determined based on the number of shares of American Capital common stock outstanding as of the record date for the Spin-Off. The shares of our common stock to be distributed by American Capital will constitute all of the issued and outstanding shares of our common stock immediately prior to the Spin-Off. For more information on the shares being distributed in the Spin-Off, see “Description of Capital Stock—Common Stock.”

Q:    What is the record date for the Spin-Off?

A:
Subject to American Capital stockholders approving certain matters required for the Spin-Off and the Board of Directors of American Capital making a declaration to distribute the shares of our common stock to its stockholders, record ownership will be determined as of the close of business, Eastern Time, on , which we refer to as the record date.

Q:    When will the Spin-Off occur?

A:
We expect that shares of our common stock will be distributed by our transfer agent in its capacity as the distribution agent, on behalf of American Capital, effective at p.m., Eastern Time, on , which we refer to as the distribution date and which we expect will be the same date as the record date.

Q:    What are the main conditions to the Spin-Off?

A:
The distribution of ACAP common stock is subject to the satisfaction or waiver of a number of conditions, including approval by American Capital stockholders of certain matters required for the Spin-Off, that the SEC shall have declared effective our Registration Statement on Form 10, of which this Information Statement is a part, that our common stock shall have been accepted for listing on NASDAQ, subject to official notice of issuance, that a private letter ruling shall have been obtained and shall be in full force and effect at the time of the Spin-Off and that we have received a tax opinion from PricewaterhouseCoopers LLP. See “The Spin-Off—Spin-Off Conditions and Termination” for a description of these and other conditions.

Q:     Can American Capital decide to cancel the Spin-Off?

A:
Yes. The Spin-Off is subject to the satisfaction or waiver of certain conditions. The board of directors of American Capital may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Until the Spin-Off has occurred, American Capital has the right to terminate the transaction, even if all of the conditions have been satisfied.

Q:    What will happen to the listing of American Capital common stock?

A:	Nothing. Shares of American Capital common stock will continue to be traded on The NASDAQ Global Select Market under the trading symbol “ACAS.”

Q:    Will the Spin-Off affect the trading price of my shares of American Capital common stock?

A:
Yes. We expect the trading price of American Capital common stock immediately following the Spin-Off to be lower than immediately prior to the Spin-Off because the trading price will no longer reflect the value of most of American Capital’s investment assets, which are being conveyed to ACAP. However, American Capital plans to undertake a reverse stock split immediately following the Spin-Off so that each American Capital stockholder will own share of American Capital common stock for every shares previously owned, which will reduce the number of outstanding shares of common stock of American Capital and thus, may increase its trading price. For a more detailed description of the reverse stock split, please see the American Capital Proxy Statement. Furthermore, until the market has fully analyzed the value of American Capital without its investment assets, the price of American Capital common stock may fluctuate.

In addition, it is also anticipated that shortly before the record date and continuing up to and including the distribution date, which we expect also to be the record date, there will be two markets in American Capital common stock: a “regular-way” market and an “ex-distribution” market. Shares of American Capital common stock that trade on the regular way market will trade with an entitlement to shares of ACAP common stock distributed pursuant to the Spin-Off. Shares that trade on the ex-distribution market will trade without an entitlement to shares of ACAP common stock distributed pursuant to the Spin-Off. See “The Spin Off—Trading Prior to the Distribution Date.”

Q:	What do I have to do to participate in the Spin-Off?

A:
Approval of certain matters required for the Spin-Off is being sought from the holders of American Capital common stock at a special meeting of American Capital stockholders. In connection with the special meeting, the American Capital Proxy Statement is being distributed to American Capital’s stockholders. The American Capital Proxy Statement contains a proxy, the procedures for voting your shares of American Capital common stock and other details regarding the special meeting being called to approve certain matters required for the Spin-Off. As a result, this Information Statement does not contain a proxy. Other than voting on certain matters required for the Spin-Off, you will not be asked to take any action in connection with the Spin-Off. Following stockholder approval and the satisfaction of certain other conditions for the Spin-Off, no action will be required of American Capital stockholders to receive shares of ACAP common stock, which means that (a) you will not be required to pay for the shares of ACAP common stock that you receive in the Spin-Off, and (b) you do not need to surrender or exchange any shares of American Capital common stock in order to receive shares of ACAP common stock or to take any other action in connection with the Spin-Off.

Q:    What if I want to sell my shares of American Capital common stock or my shares of ACAP common stock?

A:
You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Neither American Capital nor ACAP makes any recommendations on the purchase, retention or sale of American Capital common stock or the shares of ACAP common stock to be distributed in the Spin-Off.

If you decide to sell any shares before the Spin-Off, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of American Capital common stock or the shares of ACAP common stock you will receive in the Spin-Off. If you sell your shares of American Capital common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of ACAP common stock in the Spin-Off. If you own shares of American Capital common stock at the close of business, Eastern Time, on the record date and sell those shares on the “ex-distribution” market up to and including the distribution date, you will still receive the shares of ACAP common stock that you would be entitled to receive in respect of the shares of American Capital common stock you owned as of the close of business, Eastern Time, on the record date. See “The Spin-Off—Trading Prior to the Distribution Date.”

Q:    How will American Capital distribute shares of ACAP common stock?

A:
Holders of American Capital common stock as of the record date will receive shares of ACAP common stock in book-entry form. Specifically, American Capital’s transfer agent will aggregate fractional shares of ACAP common stock into whole shares, sell the whole shares in the open market at prevailing market prices, net of brokerage fees and other costs, and distribute the aggregate net cash proceeds of the sales pro rata, based on the fractional share such holder would otherwise be entitled to receive, to each holder of American Capital stock who otherwise would have been entitled to receive a fractional share as a result of the special dividend. See “The Spin-Off—Manner of Effecting the Spin-Off.”

Q:     How will fractional shares be treated in the Spin-Off?

A:
No fractional shares of ACAP common stock will be issued in the special dividend, which means that there will not be anyone entitled to a fractional share of ACAP common stock as a result of the Spin-Off. Holders of American Capital common stock who would otherwise be entitled to fractional shares as a result of the special dividend will receive the cash value thereof. See “The Spin-Off—Manner of Effecting the Spin-Off.”

Q:    What are the U.S. federal income tax consequences to me of the Spin-Off?

A:
American Capital has requested a private letter ruling from the IRS to the effect that, for U.S. federal income tax purposes, (a) the business conducted by a controlled portfolio company of American Capital to be transferred to ACAP prior to the Spin-Off meets the “active trade or business” requirement in order for the Spin-Off to qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code and (b) the receipt of ACAP common stock in the Spin-Off by certain trusts owned by American Capital and ACAM, which hold shares of American Capital common stock for grants of stock-based awards to employees, is not being retained pursuant to a plan having as one of its principal purposes the avoidance of federal tax. In addition to requesting the private letter ruling, American Capital expects to receive prior to the special meeting approving certain matters required for the Spin-Off an opinion from PricewaterhouseCoopers LLP that the Spin-Off should qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code. The private letter ruling and the opinion will rely on certain facts and assumptions and certain representations and undertakings, provided by us and American Capital regarding the past and future conduct of our respective businesses and other matters. The private letter ruling and opinion are conditions to effecting the Spin-Off.

Assuming that the Spin-Off qualifies under Section 355 of the Code, for U.S. federal income tax purposes no gain or loss should be recognized by an American Capital stockholder who is subject to U.S. federal income tax, and no amount should be included in the income of a stockholder who is subject to U.S. federal income tax, upon the receipt of our common stock pursuant to the Spin-Off. An American Capital stockholder who is subject to U.S. federal income tax generally will recognize gain or loss with respect to any cash received in lieu of a fractional share in the special dividend. See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” and “Risk Factors—Risks Related to the Spin-Off—If the Spin-Off or certain internal transactions undertaken in anticipation of the Spin-Off are determined in the future to be taxable for U.S. federal income tax purposes, we, our stockholders that are subject to U.S. federal income tax and/or American Capital could incur significant U.S. federal income tax liabilities” for more information regarding the potential tax consequences to you of the Spin-Off.

Each American Capital stockholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the Spin-Off to that stockholder, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws.

Q:    How will I determine the tax basis I will have in the shares of ACAP common stock I receive in the Spin-Off?

A:
Generally, for U.S. federal income tax purposes, your aggregate basis in the stock you hold in American Capital and the new shares of ACAP common stock received in the Spin-Off (including any fractional share interests in ACAP for which cash is received in connection with the special dividend) will equal the aggregate basis of American Capital common stock held by you immediately before the Spin-Off. This aggregate basis will be allocated among your American Capital common stock and the ACAP common stock (including any fractional share interests for which cash is received) in proportion to the relative fair market value of each immediately following the Spin-Off. See the section entitled “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” included elsewhere in this Information Statement for more information.

You should consult your tax advisor about how this allocation will work in your situation (including a situation where you have purchased shares of American Capital common stock at different times or for different amounts) and regarding any particular consequences of the Spin-Off to you, including the application of state, local and non-U.S. tax laws.

Q:    Does ACAP intend to pay cash dividends?

A:
Subsequent to the completion of the Spin-Off, and to the extent that we have taxable income available, we intend to distribute quarterly dividends to our stockholders, beginning with our first full quarter following completion of the Spin-Off. We intend to elect and to qualify each year to be taxed as a RIC under Subchapter M of the Code. In order to qualify as a RIC, we must distribute annually at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of the assets legally available for distribution. The amount of our dividends, if any, will be determined by our Board of Directors.

Q:    How will ACAP common stock trade?

A:	Currently, there is no public market for our common stock. We intend to list our common stock on The NASDAQ Global Select Market under the trading symbol “ACAP.”

We anticipate that trading will commence on a “when-issued” basis on or shortly prior to the record date and before the distribution date. When-issued trading in the context of a spin-off refers to a transaction effected on or before the distribution date and made conditionally because the securities of the spun-off entity have not yet been distributed. When-issued trades generally settle within four trading days of the distribution date. On the first trading day following the distribution date, any when-issued trading in respect of our common stock will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the third full trading day following the date of the sale transaction. See “The Spin-Off—Trading Prior to the Distribution Date.” We cannot predict the trading prices for our common stock before or after the distribution date.

Q:    Do I have appraisal rights?

A:    No. Holders of American Capital common stock are not entitled to appraisal rights in connection with the Spin-Off.

Q:    Who is the transfer agent for ACAP common stock?

A:    Computershare Trust Company, N.A. will serve as the transfer agent for ACAP common stock.

Q:    Are there risks associated with owning ACAP common stock?

A:
Our business is subject to both general and specific risks and uncertainties relating to our business. Our business is also subject to risks relating to the Spin-Off. Following the Spin-Off, we will also be subject to risks relating to being an independent, publicly-traded company. Accordingly, you should read carefully the information set forth in the section entitled “Risk Factors” beginning on page 17 of this Information Statement.

Q:    Where can I get more information?

A:    Prior to the Spin-Off, you can contact American Capital with any questions. American Capital’s contact information is:

American Capital, Ltd.
Investor Relations
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Tel: (301) 951-5917
Fax: (301) 654-6714
www.AmericanCapital.com or www.ACAS.com

After the Spin-Off, you can contact us directly with any questions. Our contact information is:

American Capital Income, Ltd.
Investor Relations
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Tel: (301) 272-9978
Fax: (301) 917-3206
www.AmericanCapitalIncome.com or www.ACAP.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Information Statement, and other statements that we may make, may contain forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could” and “may,” although not all forward-looking statements include these words.

In addition to factors previously identified elsewhere in this Information Statement, including the “Risk Factors” section of this Information Statement, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (a) changes in the economic conditions in which we will operate negatively impacting our financial resources; (b) certain of our competitors will have greater financial resources than us, reducing the number of suitable investment opportunities offered to us or reducing the yield necessary to consummate the investment; (c) there will be uncertainty regarding the value of our privately-held securities that require our good faith estimate of fair value, and a change in estimate could affect our NAV; (d) our investments in securities of privately-held companies may be illiquid, which could affect our ability to realize the investment; (e) our portfolio companies could default on their loans or provide no returns on our investments, which could affect our operating results; (f) we may require external financing to fund our business, which may not always be available; (g) our ability to retain our Manager and Administrator; (h) an economic downturn or recession could impair our portfolio companies and therefore harm our operating results; (i) our future borrowing arrangements may impose certain restrictions; (j) changes in interest rates may affect our cost of capital and NOI; (k) we cannot incur additional indebtedness unless immediately after a debt issuance we maintain an asset coverage of at least 200%, or equal to or greater than our asset coverage prior to such issuance, which may affect returns to our stockholders; (l) our common stock price may be volatile; and (m) general business and economic conditions and other risk factors described in our reports filed from time to time with the SEC.

We caution you that forward-looking statements are not guarantees. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.  You are advised to consult any additional disclosures that we may make directly to you or through reports that we file with the SEC in the future, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

The forward-looking statements and projections contained in this Information Statement or in periodic reports we file under the Exchange Act are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.

THE SPIN-OFF

General

American Capital announced on November 5, 2014, and updated the announcement on May 6, 2015, that its Board of Directors had approved a plan to transfer most of American Capital’s existing investment assets to ACAP, a newly-formed subsidiary, and to distribute as a special dividend all of the outstanding shares of ACAP’s common stock to the holders of American Capital’s common stock (the “Spin-Off”). ACAP will elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), to elect to be taxed as a regulated investment company (“RIC”), as defined in Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and to distribute annually at least 90% of its investment company taxable income to its stockholders. ACAP will be externally managed by American Capital ACAP Management, LLC (our “Manager”), which is indirectly, wholly-owned by American Capital. Following the Spin-Off, ACAP will invest primarily in U.S. companies in the middle-market (which we consider to be companies with annual sales between $10 million and $750 million) and large-market (which we consider to be companies with annual EBITDA greater than $50 million). American Capital will withdraw its election to be regulated as a BDC and will no longer be an investment company and will focus primarily on operating as a leading, global alternative asset manager.

All of the shares of our outstanding common stock will be distributed as a special dividend to holders of American Capital common stock of record as of the close of business, Eastern Time, on (the “record date”), on the date of distribution for the Spin-Off (the “distribution date”), which we expect to be the same date as the record date. Each such holder will receive share of our common stock for every shares of American Capital common stock held on the record date. No fractional shares of ACAP common stock will be issued in the special dividend. Thus, there will not be anyone entitled to a fractional share of ACAP common stock as a result of the Spin-Off. Holders of American Capital common stock that would otherwise be entitled to fractional shares as a result of the special dividend will receive the cash value thereof, which cash value will generally be taxable. Immediately following the Spin-Off, American Capital’s stockholders will own all of our outstanding shares of common stock. You will not be required to make any payment, surrender or exchange your shares of American Capital common stock or take any other action to receive your shares of ACAP common stock.

Following the distribution date, we expect our common stock to be listed on The NASDAQ Global Select Market under the trading symbol “ACAP.” We anticipate that, on or prior to the record date, trading of our common stock will begin on a “when-issued” basis and will continue up to and including the distribution date. See “—Trading Prior to the Distribution Date.”

The distribution of shares of our common stock as described in this Information Statement is subject to the satisfaction of certain conditions. For a more detailed description of these conditions, see “—Spin-Off Conditions and Termination.”

Reasons for the Spin-Off

American Capital’s Board of Directors, including a majority of the directors who are not “interested persons” of American Capital, as such term is defined in the 1940 Act, has determined that the Spin-Off is in the best interests of American Capital and its stockholders, and that separating most of American Capital’s investment assets from its asset management business will provide benefits to both American Capital and ACAP that could not be achieved as a combined company, including the ability to: (a) unlock stockholder value; (b) offer greater investor choice and transparency through separate entities; (c) provide greater tax efficiency; (d) expand American Capital’s asset management business; and (e) enhance strategic alignment of compensation structures.

Unlock stockholder value. American Capital’s Board of Directors believes that, following the Spin-Off, the combined value of American Capital’s common stock and ACAP’s common stock could, over time and assuming similar market conditions, be greater than the value of American Capital’s common stock had the Spin-Off not occurred, resulting in greater long-term value to American Capital stockholders and greater flexibility for each of American Capital and ACAP to make new investments to advance their business plans. As a combined company, American Capital has no exact peers, which we believe causes the market to undervalue the combined company. With two separate public companies having distinct business models and investment characteristics, investors will have the opportunity to value each against distinct sets of peers and investment metrics. This has the potential to increase the overall valuation of the companies, thus unlocking stockholder value. The increased market value of the common stock of each company should provide additional flexibility for each company to pursue its business strategy.

Offer greater investor choice and transparency through separate entities. The Spin-Off will separate most of American Capital’s investment assets from its asset management business. American Capital’s Board of Directors believes this will increase transparency for stockholders and other constituents, such as creditors and rating agencies, regarding each company’s assets, growth profile, operating performance and profitability, facilitating the creation of a more natural and interested investor base for each company. The Spin-Off will provide investors with two individual investment options that may be more attractive to them than an investment in the combined company. The Spin-Off will allow investors to make independent decisions with respect to each of American Capital and ACAP based on, among other factors, their desired investment strategy, return profile and risk tolerance.

Provide greater tax efficiency. From the date of its initial public offering in August 1997 through October 2008, American Capital paid quarterly dividends to the holders of its common stock. Beginning with American Capital’s tax year ended September 30, 2011, American Capital’s status changed from a RIC subject to taxation under Subchapter M of the Code to a corporation subject to taxation under Subchapter C of the Code. Thus, American Capital is now subject to federal and applicable state corporate income taxes on its taxable ordinary income and capital gains and is no longer subject to the annual distribution requirements under Subchapter M of the Code. However, under Subchapter C of the Code, American Capital is able to carry forward any NOLs historically incurred to succeeding years, which it would not be able to do if it were subject to taxation as a RIC under Subchapter M of the Code. By separating American Capital’s existing NOLs from its investment assets in the Spin-Off, American Capital will have greater tax efficiency by preserving the use of its NOLs and tax attributes while allowing ACAP to immediately have taxable income that it can distribute to stockholders. Because ACAP will generally not have NOL carryforwards, it can be expected to have taxable income, at least 90% of which it will generally be required to distribute annually to its stockholders in accordance with Subchapter M of the Code, so long as it is a RIC.

Expand American Capital’s asset management business. By separating American Capital’s asset management business from its investment business, American Capital’s assets under management will now include the ACAP assets. Also, American Capital should have the opportunity to expand more easily its operations and assets under management through the organic growth of assets under management and the acquisition of third-party asset management contracts and businesses. American Capital’s Board of Directors believes this is possible due to American Capital’s proposed structure being better aligned with the business and regulatory environment for asset managers coupled with the ability to retain earnings and issue multiple forms of capital to finance new and existing business opportunities.

Enhance strategic alignment of compensation structures. The Spin-Off is expected to enable American Capital and its affiliates to align better their recruiting, retention and equity-based incentive plans with the respective operating and stock price performances of American Capital and its managed funds, such as ACAP. After the Spin-Off, American Capital will have additional flexibility to implement different performance measurement metrics and incentive structures to compensate employees in accordance with American Capital’s and its managed funds’ respective strategic and financial plans.

Interests of ACAP Directors and Officers in the Spin-Off

Our directors will receive compensation for their service on our Board of Directors. See “Management—Director Compensation.” Certain of our officers are also officers and/or employees of American Capital, our Manager and/or ACAM and thus have an indirect interest in the management fees to be paid to our Manager under the Management Agreement and the costs and expenses to be paid to our Administrator under the Administration Agreement. See “Our Manager, American Capital, Management Agreement and Administration Agreement.” In addition, certain of our directors and officers own common stock, or options for common stock, of American Capital and thus, will receive the special dividend of ACAP common stock as a result of the Spin-Off (assuming in the case of stock options that such options were exercised prior to the record date for the special dividend). Our directors and officers have no other interests in the Spin-Off.

Manner of Effecting the Spin-Off

Every shares of common stock of American Capital outstanding as of the close of business, Eastern Time, on the record date will entitle its holder to receive share of ACAP common stock on the distribution date, which we expect will be the same date as the record date. No fractional shares of ACAP common stock will be issued in the special dividend. Holders of American Capital common stock that would otherwise be entitled to fractional shares of ACAP common stock as a result of the special dividend will receive the cash value thereof. Specifically, American Capital’s transfer agent will aggregate fractional shares of ACAP common stock into whole shares, sell the whole shares in the open market at prevailing market prices, net of brokerage fees and other costs, and distribute the aggregate net cash proceeds of the sales pro rata, based on the fractional share such holder would otherwise be entitled to receive, to each holder of American Capital stock who otherwise would have been entitled to receive a fractional share as a result of the special dividend.

The aggregate net cash proceeds of these sales generally will be taxable for U.S. federal income tax purposes. See “—Material U.S. Federal Income Tax Consequences of the Spin-Off” for an explanation of the tax consequences of the Spin-Off. If you physically hold certificates of American Capital common stock and are the registered holder, you will receive a check from the transfer agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. We estimate that it will take approximately five to seven business days from the distribution date for the transfer agent to complete the distributions of the aggregate net cash proceeds. If you hold your shares of American Capital common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds. Stockholders should consult their bank or broker for further detail.

American Capital expects to distribute shares of our common stock on , the planned distribution date, which is the same date as the record date. Computershare Trust Company, N.A. will serve as transfer agent and registrar for our common stock.

If you own shares of American Capital common stock that were outstanding as of the close of business, Eastern Time, on the record date, the shares of our common stock that you are entitled to receive in the Spin-Off will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical stock certificates are issued to stockholders, as is the case in this Spin-Off. If you sell shares of common stock of American Capital in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of our common stock in the Spin-Off.

Commencing on or shortly after the distribution date, if you hold physical stock certificates that represent your shares of common stock of American Capital and you are the registered holder of the American Capital stock represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of our shares of common stock that have been registered in book-entry form in your name.

Most American Capital stockholders hold their shares of common stock of American Capital through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of American Capital common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of our common stock that you are entitled to receive in the Spin-Off. If you have any questions concerning the mechanics of having shares held in “street name,” we encourage you to contact your bank or brokerage firm.

Results of the Spin-Off

After our Spin-Off from American Capital, we will be a separate, publicly-traded company and will be externally managed by American Capital ACAP Management, LLC, which is indirectly, wholly-owned by American Capital. Immediately following the Spin-Off, we expect to have approximately stockholders of record (which excludes beneficial owners whose shares are held by bank or brokerage firms in “street name”), based on the number of registered holders of American Capital common stock on , and approximately shares of outstanding common stock. The actual number of shares of our common stock to be distributed will be determined on the record date on the basis of all outstanding shares of American Capital common stock entitled to receive dividends as of the record date.

In connection with the Spin-Off, American Capital will also undertake a reverse stock split, which will affect the number of outstanding shares of common stock of American Capital following the special dividend of ACAP common stock. For a more detailed description of the reverse stock split, please see the American Capital Proxy Statement.

We intend to elect to be regulated as a BDC under the 1940 Act. As a BDC, we will be required to comply with certain regulatory requirements. See “Regulation.” In addition, we intend to elect to be treated for U.S. federal income tax purposes as a RIC under the Code. In order to be treated as a RIC, we must satisfy certain source of income, asset diversification and distribution requirements. See “Material U.S. Federal Income Tax Considerations.”

Shortly before the Spin-Off, we will enter into the Distribution Agreement to effect the Spin-Off and the Management Agreement, Administration Agreement, License Agreement and Tax Matters Agreement and other agreements with American Capital to provide a framework for our relationship with American Capital and its affiliates after the Spin-Off. These agreements will govern the relationships among American Capital, our Manager and us subsequent to the completion of the Spin-Off and provide for the allocation between American Capital and us of American Capital’s assets, liabilities and obligations attributable to periods prior to our Spin-Off from American Capital. For a more detailed description of these agreements, see “Our Manager, American Capital, Management Agreement and Administration Agreement” and “Certain Relationships and Related Party Transactions.”

After the Spin-Off, American Capital will not own any shares of common stock of ACAP, except that certain trusts owned by American Capital and ACAM, which currently hold shares of American Capital common stock for grants of stock-based awards to employees, will receive shares of ACAP in connection with the Spin-Off.

Material U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of the material U.S. federal income tax consequences to American Capital and to the holders of American Capital common stock in connection with the Spin-Off. This summary is based on the Code, the Treasury Regulations promulgated thereunder and judicial and administrative interpretations thereof, in each case as in effect and available as of the date of this Information Statement and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary is limited to holders of American Capital common stock that are U.S. Holders, as defined immediately below. A U.S. Holder is a beneficial owner of American Capital common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if (a) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (b) in the case of a trust that was treated as a U.S. trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary also does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	persons who acquired American Capital common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	stockholders who own, or are deemed to own, at least 10% or more, by voting power or value, of American Capital equity;

•	holders owning American Capital common stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the United States;

•	holders who are subject to the alternative minimum tax; or

•	persons that own American Capital common stock through partnerships or other pass-through entities.

This summary does not address the U.S. federal income tax consequences to American Capital stockholders who do not hold American Capital common stock as a capital asset. Moreover, this summary does not address any state, local or non-U.S. tax consequences or any estate, gift or other non-income tax consequences.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE SPECIAL DIVIDEND.

American Capital has requested a private letter ruling from the IRS to the effect that, for U.S. federal income tax purposes, (a) the business conducted by a controlled portfolio company of American Capital to be transferred to ACAP prior to the Spin-Off meets the “active trade or business” requirement in order for the Spin-Off to qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code and (b) the receipt of ACAP common stock in the Spin-Off by certain trusts owned by American

Capital and ACAM, which hold shares of American Capital common stock for grants of stock-based awards to employees, is not being retained pursuant to a plan having as one of its principal purposes the avoidance of federal tax.

In addition to requesting the private letter ruling, American Capital expects to receive prior to the special meeting approving certain matters required for the Spin-Off, an opinion from PricewaterhouseCoopers LLP that the Spin-Off should qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code. The receipt by American Capital of the private letter ruling from the IRS (including that such ruling shall be in full force and effect at the time of the Spin-Off) and the opinion from PricewaterhouseCoopers LLP are conditions to effecting the Spin-Off.

Assuming the Spin-Off qualifies under Section 355 of the Code, for U.S. federal income tax purposes:

•	no gain or loss will be recognized by American Capital as a result of the Spin-Off;

•	no gain or loss will be recognized by, or be includible in the income of, a holder of American Capital common stock, solely as a result of the receipt of our common stock in the Spin-Off;

•
the aggregate tax basis of the American Capital common stock and shares of our common stock in the hands of American Capital’s stockholders immediately after the Spin-Off will be the same as the aggregate tax basis of the American Capital common stock held by the holder immediately before the Spin-Off, allocated among the American Capital common stock and shares of our common stock, including any fractional share interest for which cash is received, in proportion to their relative fair market values on the date of the Spin-Off;

•
the holding period of shares of our common stock received by American Capital’s stockholders will include the holding period of their shares of American Capital common stock, provided that such shares of American Capital common stock are held as a capital asset on the date of the Spin-Off; and

•
an American Capital stockholder who receives cash in lieu of a fractional share of ACAP common stock in the special dividend will be treated as having sold such fractional share for cash and generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such stockholder’s adjusted tax basis in the fractional share. That gain or loss will be a long-term capital gain or loss if the stockholder’s holding period for its American Capital common stock exceeds one year.

Although the private letter ruling, if received, generally will be binding on the IRS, it will be based on certain facts and assumptions, and certain representations and undertakings, from us and American Capital that certain conditions that are necessary to obtain tax-free treatment under the Code have been satisfied. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the private letter ruling will be based on representations by American Capital and us that these conditions have been or will be satisfied, and any inaccuracy in such representations could invalidate the ruling. The opinion that American Capital expects to receive from PricewaterhouseCoopers LLP will address all of the requirements necessary for the Spin-Off to qualify under Section 355 of the Code, including those on which the IRS will not rule, and will be based on certain facts and assumptions, and certain representations and undertakings, provided by us and American Capital. If any of these facts, representations, assumptions or undertakings is not correct or has been violated, the private letter ruling could be revoked retroactively or modified by the IRS, and the ability to rely on the opinion could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

If, notwithstanding the conclusions included in the private letter ruling and the opinion, it is ultimately determined that the Spin-Off does not qualify as tax-free for U.S. federal income tax purposes, then American Capital would recognize gain in an amount equal to the excess, if any, of the fair market value of our common stock distributed to American Capital stockholders on the date of the Spin-Off over American Capital’s tax basis in such shares.

In addition, if the Spin-Off were not to qualify as tax-free for U.S. federal income tax purposes, each American Capital stockholder who is subject to U.S. federal income tax and who receives shares of our common stock in the Spin-Off could be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares. You could be taxed on the full value of the shares of our common stock that you receive, which generally would be treated first as a taxable dividend to the extent of American Capital’s earnings and profits, then as a non-taxable return of capital to the extent of each stockholder’s tax basis in his, her or its shares of American Capital common stock, and thereafter as capital gain with respect to any remaining value.

Certain future events that may or may not be within the control of American Capital or us, including sales and repurchases of our or American Capital’s stock for cash or other property (other than certain stock-for-stock acquisitions and other permitted transactions), certain asset dispositions by us or American Capital following the special dividend and the generation by American Capital of earnings and profits, may cause the special dividend to fail to qualify for tax-free treatment, and in such event the special dividend would be taxable to both American Capital and holders of American Capital common stock. The analysis and determination in respect of whether a sale or exchange of our or American Capital’s stock after the special dividend could cause the special dividend to be treated as a “device” for the distribution of earnings and profits or a recovery of basis and thus a taxable transaction for U.S. federal income tax purposes to both American Capital and the holders of American Capital common stock is complex and dependent upon the facts and circumstances. In addition, there may be no controlling authority directly on point, and any such sale or exchange may not be within the control of American Capital or our Company. If the special dividend was taxable to both American Capital and holders of American Capital common stock, in general, each U.S. Holder receiving shares of our common stock in the special dividend would be treated as receiving a taxable distribution in an amount equal to the fair market value of our common stock, on the distribution date that was distributed to the U.S. Holder. Such distribution generally would be treated as a taxable dividend to the extent of the U.S. Holder’s pro rata share of American Capital’s current and accumulated earnings and profits, then as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in its American Capital common stock and thereafter generally as capital gain.

Even if the Spin-Off otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate-level gain to American Capital and certain of its affiliates under Section 355(e) of the Code if 50% or more, by vote or value, of our common stock or American Capital’s common stock are acquired or issued as part of a plan or series of related transactions that includes the Spin-Off. For this purpose, any acquisitions or issuances of American Capital’s common stock within two years before the Spin-Off and any acquisitions or issuances of our common stock or American Capital’s common stock within two years after the Spin-Off generally are presumed to be part of such a plan, although we or American Capital may be able to rebut that presumption. We are not aware of any acquisitions or issuances of American Capital’s common stock within the two years before the date of the Spin-Off (up through the date of this Information Statement) that would be considered to occur as part of a plan or series of related transactions that includes the Spin-Off. If an acquisition or issuance of our common stock or American Capital’s common stock triggers the application of Section 355(e) of the Code, American Capital would recognize taxable gain as described above, but such gain, if recognized, would be expected to be significantly offset by capital loss carryforwards, net operating loss carryforwards or other attributes and so should not result in significant current U.S. federal income tax but could result in a significant reduction in tax attributes recorded as part of American Capital’s deferred tax asset. However, certain of our subsidiaries or affiliates or subsidiaries or affiliates of American Capital could incur significant U.S. federal income tax liabilities as a result of the application of Section 355(e) of the Code.

If, notwithstanding the conclusions included in the private letter ruling, it is ultimately determined that certain internal transactions undertaken in anticipation of the Spin-Off do not qualify for favorable treatment under the Code, we or American Capital could incur significant tax liabilities.

American Capital’s stockholders that have acquired different blocks of American Capital common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, shares of our common stock distributed with respect to such blocks of American Capital common stock.

Treasury Regulations require holders of American Capital common stock who receive our common stock in the special dividend who, immediately prior to the special dividend, own (i) at least 5% of the total outstanding stock of American Capital, or (ii) securities of American Capital with an aggregate tax basis of $1,000,000 or more, to attach a statement setting forth certain information related to the special dividend to their U.S. federal income tax returns for the year in which the special dividend occurs.

Listing and Trading of Our Common Stock

As of the date of this Information Statement, we are a wholly-owned subsidiary of American Capital. Accordingly, there is currently no public market for our common stock, although a “when-issued” market in our common stock may develop prior to the Spin-Off. See “—Trading Prior to the Distribution Date” below for an explanation of a “when-issued” market. We intend to list our shares of common stock on The NASDAQ Global Select Market under the trading symbol “ACAP.” Following the Spin-Off, shares of American Capital common stock will continue to trade on The NASDAQ Global Select Market under the trading symbol “ACAS.”

Neither we nor American Capital can assure you as to the trading price of American Capital common stock or our common stock after the Spin-Off, or as to whether the combined trading prices of our common stock and American Capital common stock after the Spin-Off will be less than, equal to or greater than the trading price of American Capital common stock prior to the Spin-Off. The trading price of our common stock may fluctuate significantly following the Spin-Off. See “Risk Factors—Risks Related to Our Common Stock” for more detail.

The shares of our common stock distributed to American Capital stockholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for U.S. federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of ACAP common stock only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

Trading Prior to the Distribution Date

It is anticipated that shortly before the record date and continuing up to and including the distribution date, there will be a “when-issued” market in our common stock. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The when-issued trading market will be a market for ACAP common stock that will be distributed to American Capital stockholders on the distribution date. If you own shares of American Capital common stock as of the close of business, Eastern Time, on the record date, you will be entitled to shares of ACAP common stock distributed pursuant to the Spin-Off. You may trade this entitlement to shares of ACAP common stock, without the shares of American Capital common stock that you own, on the when-issued market. On the first trading day following the distribution date, we expect when-issued trading with respect to our common stock will end and regular-way trading will begin.

Following the distribution date, we expect our common stock to be listed on The NASDAQ Global Select Market under the trading symbol “ACAP.” We will announce our when-issued trading symbol when and if it becomes available.

It is also anticipated that shortly before the record date and continuing up to and including the distribution date, there will be two markets in American Capital common stock: a “regular-way” market and an “ex-distribution” market. Shares of American Capital common stock that trade on the regular way market will trade with an entitlement to shares of ACAP common stock distributed pursuant to the Spin-Off. Shares that trade on the ex-distribution market will trade without an entitlement to shares of ACAP common stock distributed pursuant to the Spin-Off. Therefore, if you sell American Capital common stock in the regular-way market up to and including the distribution date, you will be selling your right to receive shares of ACAP common stock in the Spin-Off. However, if you own American Capital common stock as of the close of business, Eastern Time, on the record date and sell those shares on the ex-distribution market up to and including the distribution date, you will still receive the shares of ACAP common stock that you would otherwise be entitled to receive pursuant to your ownership of American Capital common stock because you owned these shares as of the close of business, Eastern Time, on the record date.

Spin-Off Conditions and Termination

We expect that the Spin-Off will be effective on the distribution date, provided that the following conditions, among others, have been satisfied or waived by the Board of Directors of American Capital:

•	each of the Distribution Agreement, Management Agreement, Administration Agreement, License Agreement and Tax Matters Agreement have been duly executed and delivered by the parties thereto;

•	American Capital common stockholders shall have approved at the special meeting certain of the matters relating to the Spin-Off set forth in the American Capital Proxy Statement;

•
the SEC shall have declared effective our Registration Statement on Form 10, of which this Information Statement is a part, under the Exchange Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect;

•	our common stock shall have been accepted for listing on NASDAQ, subject to official notice of issuance;

•
American Capital shall have received a private letter ruling from the IRS substantially to the effect that (a) the business conducted by a controlled portfolio company of American Capital to be transferred to ACAP prior to the Spin-Off meets the “active trade or business” requirement in order for the Spin-Off to qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code and (b) the receipt of ACAP common stock in the Spin-Off by certain trusts owned by American Capital and ACAM, which hold shares of American Capital common stock for grants of stock-based awards to employees, is not being retained pursuant to a plan having as one of its principal purposes the avoidance of federal tax; and such letter ruling shall not have been revoked or modified in any material respect and the conclusions and assumptions upon which such letter ruling is based shall remain valid at the time of the Spin-Off;

•	American Capital shall have received the opinion of PricewaterhouseCoopers LLP that the Spin-Off should qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code;

•
all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the Spin-Off and all other material governmental approvals and other consents necessary to consummate the Spin-Off shall have been received;

•
no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Spin-Off shall be in effect, and no other event outside the control of American Capital shall have occurred or failed to occur that prevents the consummation of the Spin-Off; and

•	no event or development shall have occurred or exist that, in the judgment of the Board of Directors of American Capital, in its sole discretion, makes it inadvisable to effect the Spin-Off.

The fulfillment of the above conditions will not create any obligation on behalf of American Capital to effect the Spin-Off. The Board of Directors of American Capital may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Until the Spin-Off has occurred, American Capital has the right to terminate the Spin-Off, even if all the conditions have been satisfied.

Reason for Furnishing this Information Statement

This Information Statement is being furnished solely to provide information to American Capital stockholders who will receive shares of our common stock in the Spin-Off. It is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of American Capital, nor is it to be construed as a solicitation of proxies in respect of the proposed Spin-Off or any other matter. A separate American Capital Proxy Statement will be distributed to American Capital stockholders in connection with the special meeting scheduled for . We believe that the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and neither we nor American Capital undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

Subsequent to the completion of the Spin-Off, and to the extent that we have taxable income available, we intend to distribute quarterly dividends to our stockholders, beginning with our first full quarter following completion of the Spin-Off. The amount of our dividends, if any, will be determined by our Board of Directors. Any dividends to our stockholders will be declared out of assets legally available for distribution. We anticipate that our dividends will be paid from taxable earnings, including interest and capital gains generated by our investment portfolio. However, if we do not generate sufficient taxable earnings during any fiscal year, a portion of our dividends for such year may constitute a return of capital. As a result, stockholders should not assume that all periodic dividends are paid from taxable earnings. The specific tax characteristics of our dividends will be reported to stockholders after the end of each calendar year.

We intend to elect to be treated and to qualify each year to be taxed as a RIC under Subchapter M of the Code. In order to qualify as a RIC, we must distribute annually at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of the assets legally available for distribution. In addition, although we currently intend to distribute realized net capital gains (i.e., net long-term capital gains in excess of short-term capital losses), if any, at least annually, out of the assets legally available for such distributions, we may in the future decide to retain such capital gains for investment.

We may not be able to achieve operating results that will allow us to make dividends and distributions at a specific level or to increase the amount of these dividends and distributions from time to time. In addition, we may be limited in our ability to make dividends and distributions due to the asset coverage test for borrowings when applicable to us as a BDC under the 1940 Act and due to provisions in future credit facilities or other financing alternatives. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our RIC status. We cannot assure stockholders that they will receive any dividends and distributions or dividends and distributions at a particular level.

FINANCIAL PERFORMANCE OF TRANSFERRED ASSETS

The following table presents unaudited selected historical financial performance information of the Transferred Assets as of and for the years ended December 31, 2013 and 2014 and the six months ended June 30, 2015. In addition, certain calculated expense information for management fee expense, interest expense and expense reimbursements are included. The unaudited selected historical financial performance information of the Transferred Assets is derived from and should be read in conjunction with the historical consolidated financial statements of American Capital and accompanying notes included in American Capital’s Annual Report on Form 10-K for the year ended December 31, 2014 and American Capital’s Quarterly Report on Form 10-Q for the period ended June 30, 2015 which were filed with the SEC. The calculated management fee and expense reimbursements are derived based on the contractual terms and relationships pursuant to the Management Agreement with our Manager and the Administration Agreement with our Administrator, as applicable, described further in this Information Statement. The calculated interest expense is derived based on the leverage and terms of American Capital’s outstanding borrowings as of June 30, 2015. The financial performance information included below may not necessarily reflect ACAP’s financial condition and performance in the future.

	As of or for the Six Months Ended June 30,	As of or for the Year Ended December 31,
(dollars in millions)	2015	2014	2013
	(unaudited)	(unaudited)	(unaudited)
Income statement information of Transferred Assets:
Operating revenue by asset class:
Senior debt	$93	$98	$37
Mezzanine debt	34	37	78
Equity	36	17	45
Structured Products	52	56	52
Total operating revenue	215	208	212
Calculated management fee expense(1)	(51)	(77)	(29)
Calculated expense reimbursements(2)	(14)	(17)	(8)
Calculated interest expense(3)	(26)	(40)	(15)
Net operating income before income taxes	124	74	160
Net unrealized (depreciation) appreciation by asset class(4):
Senior debt	(8)	(56)	36
Mezzanine debt	(15)	4	51
Equity	(79)	142	(98)
Structured Products	(21)	(10)	(26)
Net unrealized (depreciation) appreciation	(123)	80	(37)
Net income before income taxes	$1	$154	$123

Balance sheet information of Transferred Assets:
Cost basis of Transferred Assets by asset class:
Senior debt	$3,709	$2,853	$494
Mezzanine debt	611	423	445
Equity	1,171	859	869
Structured Products	706	539	226
Total cost basis of Transferred Assets	$6,197	$4,674	$2,034
Fair value of Transferred Assets by asset class:
Senior debt	$3,645	$2,791	$490
Mezzanine debt	581	407	422
Equity	944	699	519
Structured Products	662	517	210
Total fair value of Transferred Assets	$5,832	$4,414	$1,641
Calculated borrowings(3)	$1,749	$1,324	$492

Other information of Transferred Assets:
Cash collections of Transferred Assets by asset class:
Senior debt	$277	$243	$223
Mezzanine debt	22	51	60
Equity	57	62	25
Structured Products	74	76	92
Total cash collections of Transferred Assets	$430	$432	$400

Weighted average accounting yield on senior debt investments(5)	5.7%	5.8%	8.3%
Weighted average accounting yield on mezzanine debt investments(5)	13.3%	8.6%	17.1%
Weighted average accounting yield on equity investments(5)	7.0%	2.0%	6.0%
Weighted average accounting yield on Structured Products investments(5)	16.6%	14.8%	24.9%
Weighted average accounting yield on Transferred Assets(5)	7.9%	6.2%	11.4%
(1) Calculated pursuant to the terms of the Management Agreement with our Manager as described in this Information Statement.

(2) Calculated pursuant to the terms of the Administration Agreement with our Administrator as described in this Information Statement. The calculated expense reimbursements represent an estimate of employees of American Capital and its affiliates that would have been required to provide non-investment advisory services for the Transferred Assets for the periods presented. Based on our assumptions, 0.55% of the weighted average fair value of the Transferred Assets during the period reported was used to estimate the costs associated with these employees.
(3) Calculated based on the actual cost of debt capital and leverage of American Capital’s borrowings as of June 30, 2015 of 3.0% and 0.3x, respectively.
(4) Excludes unrealized appreciation (depreciation) related to foreign currency translation on the cost basis of the Transferred Assets denominated in a foreign currency.
(5) Weighted average accounting yield during the period reported is computed as (a) operating revenue of the Transferred Assets divided by (b) average cost basis of Transferred Assets during the period reported. For the six months ended June 30, 2015, accounting yields are annualized.

BUSINESS

General

We are a newly-organized Maryland corporation. We intend to operate as a non-diversified closed-end management investment company and to elect to be regulated as a BDC under the 1940 Act. We also intend to elect to be treated and to qualify each year to be to be taxed as a RIC, as defined in Subchapter M of the Code, and to distribute annually at least 90% of our investment company taxable income to our stockholders. Following the Spin-Off, we will invest primarily in U.S. companies in the middle-market (which we consider to be companies with annual sales between $10 million and $750 million) and large-market (which we consider to be companies with annual EBITDA greater than $50 million).

Our investment objective will be to provide investors with attractive, risk-adjusted total returns over the long-term primarily through current income while also seeking to preserve our capital.  We intend to achieve this objective by owning and managing a portfolio composed primarily of diversified investments in (a) first and second lien senior, unitranche and mezzanine debt and minority equity co-investments in middle-market and large-market private companies sponsored by private equity funds (“Sponsor Finance Investments”), (b) first and second lien senior floating rate loans to large-market U.S. based companies (“Senior Floating Rate Loans” or “SFRL”), (c) structured finance investments (“Structured Products”), including the equity tranches of collateralized loan obligation (“CLO”) securities and collateralized debt obligation (“CDO”) securities and (d) first and second lien senior and mezzanine debt and minority and controlling equity investments in middle-market companies with attractive franchise values that have experienced periods of excess leverage, operational and/or financial underperformance, or other special circumstances (“Special Situations Investments”).  In addition to these assets, our initial portfolio will include first and second lien senior, unitranche and mezzanine debt and controlling equity in buyouts of private companies previously sponsored by American Capital (“American Capital One Stop Buyouts®”).  We refer to our intended investments described in this paragraph collectively as our “Investments.” We intend to utilize leverage (limited to no more than one-to-one debt to equity) to enhance stockholder returns, and believe that, when properly financed, our investment strategy can produce attractive risk-adjusted returns.

Our Manager

We will be externally managed by our Manager, which will be registered as an investment adviser under the Advisers Act. Our Manager is wholly-owned by ACAM, which is in turn wholly-owned by American Capital.

We do not have any employees. All of our officers and the members of our Manager’s investment teams and other support personnel will be employees of American Capital or one of its affiliates. Because we do not have any employees, we will enter into an Administration Agreement with American Capital or one of its affiliates, pursuant to which we will have access to its other employees, including senior management and operations, compliance, legal, capital markets, accounting, treasury, tax, investor relations and information technology staffs, and its infrastructure, operations, business relationships and management expertise.

Malon Wilkus is Chief Executive Officer of the Company and our Manager. Our other executive officers include (a) Brian Graff, President of the Company and our Manager, (b) John R. Erickson, Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company and Executive Vice President and Treasurer of our Manager, (c) Samuel A. Flax, Executive Vice President, Chief Compliance Officer and Secretary of the Company and our Manager and (d) Gordon O’Brien, Executive Vice President of the Company and our Manager.

In addition to our executive officers, the other members of our Manager’s senior management include Ryan Brauns, Senior Vice President and Managing Director, Sponsor Finance, Mark Pelletier, Senior Vice President and Managing Director, Leveraged Finance, Myung Yi, Senior Vice President and Managing Director, Special Situations, Jeff Schumacher, Senior Vice President and Managing Director, Syndications, Thomas McHale, Senior Vice President, Finance, and Roland Cline, Senior Vice President and Managing Director. Our Manager’s senior management team has an average of years of collective experience in underwriting, investing in, and managing Sponsor Finance Investments, Senior Floating Rate Loans, Structured Products, Special Situations Investments and American Capital One Stop Buyouts® and has managed portfolios of these assets through various credit cycles and market disruptions. As of , 2015, our Manager’s senior management team managed approximately $ billion of investments on behalf of American Capital and its affiliates, including $ billion of Sponsor Finance Investments, $ billion of Senior Floating Rate Loans, $ billion of Structured Products, $ billion of Special Situations Investments and $ billion of American Capital One Stop Buyouts®.

Our Manager’s investment teams will originate, review and screen our investment opportunities, conduct business, management and operations due diligence, prepare investment committee reports and models, make recommendations to our Manager’s Investment Committee, execute investments, represent us on the boards of directors of portfolio companies, assist in monitoring and valuing of investments and manage exiting of investments. The investment teams include: the Sponsor Finance team, which will primarily manage our investments in senior, unitranche, second lien and mezzanine debt of middle-market and large-market private companies sponsored by private equity funds, the Leveraged Finance Group, which will primarily manage our Senior Floating Rate Loans and Structured Products, including the equity tranches of CLO securities and CDO securities, and the Special Situations team, which will primarily manage our first and second lien senior and mezzanine debt and minority and controlling equity investments in middle-market companies with attractive franchise values that have experienced periods of excess leverage, operational and/or financial underperformance, or other special circumstances. The Sponsor Finance team will be closely supported by our Administrator’s Syndications Group, which will be primarily responsible for pricing, structuring and arranging syndications of a portion of our Sponsor Finance Investments either at closing or subsequent to the closing of a senior financing transaction. They perform a variety of functions relating to the marketing and completing of such transactions as well as interacting and originating loans from other lenders and investment banks.

Our Administrator

Our Administrator, American Capital Administration, LLC, will be responsible for administering all of our business activities (except for investment activities) and providing us with administrative services, personnel and facilities necessary for our operation pursuant to the Administration Agreement to be entered into by us and our Administrator. In addition, our Administrator may provide us or our portfolio companies with various consulting services pursuant to separate agreements between the Administrator and us or the portfolio company receiving such consulting services. In consideration of such consulting services, we will pay, or the portfolio company receiving such services will pay, to the Administrator or its affiliates, as applicable, such compensation and reimbursement of expenses as, in the case of us and our controlled portfolio companies, may be agreed to by our Board of Directors, including a majority of our directors who are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act and, in the case of portfolio companies that we do not control, mutually agreed by our Administrator or its affiliate and such portfolio companies.

Investment Focus

Our investments will primarily be in Sponsor Finance Investments, Senior Floating Rate Loans, Structured Products and Special Situations Investments. In addition to these assets, our initial portfolio will include first and second lien senior, unitranche and mezzanine debt and controlling equity investments previously originated in American Capital One Stop Buyouts®. Our investment objective will be to seek to provide investors with attractive, risk-adjusted total returns over the long-term primarily through current income while also seeking to preserve our capital.

Portfolio Composition
Prior to the Spin-Off, American Capital plans to transfer most of its investment assets to one or more wholly-owned subsidiaries of American Capital. Immediately prior to the Spin-Off, such subsidiaries will be contributed by American Capital to ACAP.
The investments that will be transferred to ACAP will consist of portfolio companies, which totaled $ billion and $ billion at fair value and cost basis, respectively, as of , 2015. The ten largest investments as of , 2015 had a fair value and cost basis of $ billion and $ billion, respectively, or % of total assets at fair value, and are as follows (in millions):

Company	Industry	Cost Basis	Fair Value

Total		$—	$—

As of June 30, 2015, the weighted average effective interest rate and amounts invested in the debt investments expected to be transferred to us are below (dollars in millions):

	Cost Basis	Weighted Average Effective Interest Rate
First Lien Senior Debt	$2,924	4.8%
Second Lien Senior Debt	785	9.5%
Mezzanine Debt	611	11.7%
Total Debt Investments	$4,320	6.6%

Our investments will primarily be in portfolio companies located in the United States. We will have a diversified investment portfolio and will not concentrate in any one or two industry sectors. We will use the Global Industry Classification Standards (“GICS®”) for classifying the industry groupings of our portfolio companies. The GICS® was developed by MSCI Inc., an independent provider of global indexes and benchmark-related products and services, and Standard & Poor’s (“S&P”), an independent international financial data and investment services company and provider of global equity indexes. The following chart shows our anticipated portfolio composition by industry grouping at fair value as a percentage of total investments as of , 2015. Our anticipated investments in CLO and CDO securities and derivative agreements are excluded from the table below.

Sponsor Finance Investments
The majority of the investments to be acquired in our Sponsor Finance Investment portfolio consist of loans originated to assist in the funding of change of control buyouts, refinancings or recapitalizations of privately-held middle and large-market companies sponsored by other private equity firms. We expect to originate or acquire loans in such transactions as well as other loans to companies for growth, financing, recapitalization or other purposes. We will generally invest between $ million and $ million in a single Sponsor Finance Investment transaction. We will also typically make investments in companies that have a minimum earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $10 million.
Our senior loans may consist of first and second lien secured revolving credit facilities, first and second lien secured term loans and unitranche loans. Our mezzanine loans may consist of secured and unsecured loans. Our loans will typically mature in five to eight years and require quarterly interest payments at fixed rates or variable rates generally based on London Interbank Offered Rate (“LIBOR”), plus a margin. Certain of our loans will permit a portion of the interest to be paid-in-kind by adding it to the outstanding loan balance and paid at maturity.
We expect our initial Sponsor Finance Investment portfolio to consist of companies. As of , 2015, such portfolio had a cost basis and fair value of $ million and $ million, respectively, with an average investment size of $ million at fair value. As of , 2015, such portfolio consisted of $ million and $ million of debt and equity investments at fair value, respectively. As of , 2015, the weighted average effective interest rate on the debt investments in this portfolio was %, which includes the impact of non-accruing loans, and the fully-diluted weighted average ownership interest in the equity investments in this portfolio was %.

Senior Floating Rate Loans
Our Senior Floating Rate Loans portfolio will be composed primarily of diversified investments in first lien floating rate loans to large-market U.S. based companies. Our Senior Floating Rate Loans portfolio may also include second lien floating rate loans. Senior Floating Rate Loans are typically collateralized by a company’s assets and structured with first lien or second lien priority on collateral, providing for greater security and potential recovery in the event of default compared to other subordinated fixed-income products. Senior Floating Rate Loans generally have a stated term of three to seven years and typically pay interest based on a floating rate calculated as a spread over a market index, primarily LIBOR, and generally have a minimum market index floor. Senior Floating Rate Loans are also typically traded among investors in an active secondary market. We will generally own less than 10% of any single loan issue.
We expect our initial Senior Floating Rate Loans portfolio to consist of companies. As of , 2015, such portfolio had a cost basis and fair value of $ million and $ million, respectively, with an average investment size of $ million at fair value. As of , 2015, the weighted average effective interest rate on the debt investments in this portfolio was %. As of , 2015, approximately % of such Senior Floating Rate Loans portfolio, at fair value, was composed of loans with a facility rating by the S&P of at least “B” or higher. None of the investments in such Senior Floating Rate Loan portfolio were in default or on non-accrual as of , 2015.
Structured Products Investments
Our Structured Products investments will consist of investments in CLO and CDO securities. Our Structured Products investments will generally be in non-investment grade securities. We will invest in Structured Products with the intention of holding them until maturity. Our investments in CLO securities will generally be secured by diverse pools of commercial corporate loans. Our Structured Products portfolio will consist of investments which are generally secured by diverse pools of bonds of other securitizations including commercial loans. Certain of these commercial CLO investments may be in a joint venture portfolio company. We will generally invest between $ million and $ million in a single Structured Products Investment transaction.
As of , 2015, such portfolio had a cost basis and fair value of $ million and $ million, respectively, with an average investment size of $ million at fair value. As of , 2015, the weighted average effective interest rate on Structured Products investments in this portfolio was %.
Special Situations Investments
Our Special Situations Investment portfolio will include investments throughout the capital structure in both debt financings and minority and controlling equity investments in middle-market companies with attractive franchise values that have experienced periods of excess leverage, operational and/or financial underperformance, or other special circumstances, and seek a flexible capital solution to reposition the business for growth.  We expect that our Special Situations Investments will be composed primarily of first and second lien senior and mezzanine debt and minority and controlling equity investments. We will generally invest between $ million and $ million in a single Special Situations Investment transaction and will typically make investments in companies that have revenue greater than $20 million.

We expect our initial Special Situations Investment portfolio to consist of companies. As of , 2015, such portfolio had a cost basis and fair value of $ million and $ million, respectively, with an average investment size of $ million at fair value. As of , 2015, such portfolio consisted of $ million and $ million of debt and equity investments at fair value, respectively. As of , 2015, the weighted average effective interest rate on the debt investments in this portfolio was %, which includes the impact of non-accruing loans, and the fully-diluted weighted average ownership interest in the equity investments in this portfolio was %.
One-Stop Buyout Investments
As part of our initial portfolio, we will also hold first and second lien senior, unitranche and mezzanine debt and controlling equity in buyouts of private companies previously sponsored by American Capital in a change of control transaction. A change in control transaction could be the result of a corporate divestiture, a sale by a private equity firm, a sale by a family-owned closely held business, going private transactions or ownership transitions.
As of  , 2015, there were companies in the American Capital One Stop Buyouts® portfolio to be transferred to us, with a cost basis and fair value of $ million and $ million, respectively, and an average investment size of $ million at fair value. As of  , 2015, the American Capital One Stop Buyouts® portfolio consisted of $ million of equity investments at fair value and the fully-diluted weighted average ownership interest in this portfolio was %.

Managerial Assistance
As a BDC, we will be required by law to make significant managerial assistance available to our eligible portfolio companies. Such assistance may include providing guidance and counsel concerning the management, operations and business objectives and policies of the portfolio company to its management and board of directors, including participating on the company’s board of directors. Through the Administration Agreement, we will have access to an operations team with significant turnaround and management experience that will be available to assist our investment professionals in providing intensive operational and managerial assistance to our portfolio companies. Although we will make such assistance available, our portfolio companies are not legally required to engage us for such services. Providing assistance to the companies that will be included in our investment portfolio serves as an opportunity for us to maximize their value.
Our Strengths
We expect that we will have competitive advantages over other entities investing in sponsor finance, leveraged loan, structured finance and special situations investments in the U.S. middle-market and large-market. We expect that these advantages will assist us in seeking to provide attractive risk-adjusted returns for our stockholders. Our advantages include the following characteristics:

Proven and Experienced Senior Management

Our senior management is led by Malon Wilkus, who is the Chief Executive Officer of the Company and our Manager. Our other executive officers include (a) Brian Graff, President of the Company and our Manager, (b) John R. Erickson, Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company and Executive Vice President and Treasurer of our Manager, (c) Samuel A. Flax, Executive Vice President, Chief Compliance Officer and Secretary of the Company and our Manager and (d) Gordon O’Brien, Executive Vice President of the Company and our Manager.

In addition to our executive officers, the other members of our Manager’s senior management include Ryan Brauns, Senior Vice President and Managing Director, Sponsor Finance, Mark Pelletier, Senior Vice President and Managing Director, Leveraged Finance, Myung Yi, Senior Vice President and Managing Director, Special Situations, Jeff Schumacher, Senior Vice President and Managing Director, Syndications, Thomas McHale, Senior Vice President, Finance, and Roland Cline, Senior Vice President and Managing Director. Our Manager’s senior management team has an average of years of collective experience in underwriting, investing in, and managing Sponsor Finance Investments, Senior Floating Rate Loans, Structured Products, Special Situations Investments and American Capital One Stop Buyouts® and has managed portfolios of these assets through various credit cycles and market disruptions. As of , 2015, our Manager’s senior management team managed approximately $ billion of investments on behalf of American Capital and its affiliates, including $ billion of Sponsor Finance Investments, $ billion of Senior Floating Rate Loans, $ billion of Structured Products, $ billion of Special Situations Investments and $ billion of American Capital One Stop Buyouts®.

We expect the extensive experience of our Manager’s senior management team in identifying and investing in middle-market and large-market U.S. companies and structured finance investments to be a competitive advantage relative to our competitors.

Established Platform

Through our Management Agreement with our Manager and the Administration Agreement with our Administrator, we will have access not only to American Capital’s employees, including senior management, investment professionals and operations, compliance, legal, capital markets, accounting, treasury, tax, investor relations and information technology staffs, who are experienced in sourcing, structuring, analyzing, executing and monitoring a broad range of private investments, but also its infrastructure, operations, business relationships and management expertise. We expect that the American Capital investment platform will provide a competitive advantage and will assist us in delivering value to our stockholders.

Large Capital Base

We expect to have a large capital base with approximately $ billion in equity as of , which will permit us to underwrite and hold generally up to $ million and $ million, respectively, in a single Sponsor Finance Investment or Special Situations Investment and to invest up to $ million in a single Structured Products Investment. We expect that at the time of the Spin-Off, we will be one of the largest BDCs, which will differentiate us in the marketplace and make us a more desirable and flexible capital provider, particularly since we will have the ability to syndicate and/or hold larger investments than many of our competitors. We also expect to be flexible with the types of investments we make and the terms associated with those investments. We believe that this approach and experience will provide us a competitive advantage in identifying attractive investment opportunities throughout economic and capital market cycles and across a company’s life cycle and capital structure so we can make investments consistent with our stated investment objective and preserve principal while seeking appropriate risk adjusted returns. Additionally, we believe that the ability to provide capital at both the senior and subordinated levels of the balance sheet provides a strong value proposition to middle-market and large-market borrowers, and our senior debt capabilities provide superior deal origination and relative value analysis capabilities compared to traditional “mezzanine only” lenders.

Broad Syndications Capability

The senior members of our Administrator’s Syndications Group have an average of years of collective experience and have underwritten and distributed $ billion in first and second lien senior, unitranche and mezzanine debt and minority equity co-investments in middle-market and large-market private companies. We believe that the syndications capability provides a competitive advantage by potentially increasing net income and earnings through syndication, increasing originated deal flow flexibility, broadening market relationships and investment opportunities and allowing us to optimize our portfolio composition.

Disciplined Approach to Portfolio Management

Our Manager will manage our portfolio through a well-defined underwriting and portfolio management process that will leverage the established platform of American Capital and its affiliates. We believe this reduces the downside risk to our stockholders and provides a scalable framework for investing in the future.

Extensive Experience Investing in Middle-Market and Large-Market U.S. Companies

We expect to benefit from American Capital’s historical focus on, and the extensive experience of our Manager’s senior management team in, evaluating and investing in middle-market and large-market companies. This team has an extensive network of relationships with private equity firms, investment banks, commercial banks, financial services firms, mezzanine debt funds, trade organizations, attorneys and business and financial brokers focused on middle-market and large-market companies, which will be extremely useful in sourcing prospective portfolio company investments that have the potential to generate attractive returns. They have also developed and maintain a proprietary industry-wide database of reported middle-market and large-market transactions, which will enable us to monitor the middle-market and large-market investing environment and to assess the degree to which we are covering our target markets.

Lending and Investment Decision Criteria

We expect to take a qualitative and quantitative approach to sourcing, valuing and selecting investment opportunities. Our approach is grounded in fundamental analysis coupled with an active portfolio management strategy. We expect to review certain criteria in order to make investment decisions. The list below represents a general overview of the criteria we will use in making lending and investment decisions in our investment portfolio. We do not expect to require all criteria to be favorable in order for us to make an investment. Our underwriting approach will culminate in the development of an investment thesis for each investment. Add-on investments for growth, acquisitions or recapitalizations will be based on the same general criteria. Add-on investments in distressed situations will be based on the same general criteria, but are also evaluated on the potential to preserve prior investments.
Operating History. We will generally target companies with significant market share in their products or services relative to their competitors. We will consider factors such as customer concentration, consistency of historical performance relative to peers and during recessionary periods, competitive environment, defensibility of market position, strength of coverage ratios, enterprise value and ability to sustain margins. We will also seek to diversify our portfolio across industries and issuers. In addition, our Sponsor Finance and Special Situations investment teams will generally focus on middle-market and large-market companies that have been in business over 10 years and have an attractive operating history, including generating positive cash flow, or have attractive franchise values that have experienced periods of excess leverage, operational and/or financial underperformance, or other special circumstances.  For Structured Products, we will also underwrite the manager as appropriate.
Growth. We will consider a target company’s ability to increase its cash flow. Anticipated growth is a key factor in determining the ability of the company to repay its debt and the value ascribed to any equity interests acquired by us.
Liquidation Value of Assets. Although we will not operate as a traditional asset-based lender, liquidation value of the assets collateralizing our loans will be a factor in many credit decisions. Emphasis is placed both on tangible assets such as accounts receivable, inventory, plant, property and equipment as well as intangible assets such as brand recognition, market reputation, customer lists, networks, databases and recurring revenue streams.

Experienced Management Team. We consider the quality and depth of senior management to be extremely important to the long-term performance of most companies. Therefore, we consider it important that senior management be experienced and properly incentivized through meaningful ownership interest in the company.
Exit Strategy. Almost all of our anticipated Sponsor Finance Investments and Special Situations Investments consist of securities acquired directly from their issuers in private transactions. These securities are rarely traded in public markets, thus limiting their liquidity. Therefore, we consider it important that a prospective portfolio company have a number of methods by which our financing can be repaid and our equity or debt investment sold or redeemed. These methods would typically include the sale or refinancing of the business, the ability to generate sufficient cash flow to repurchase our equity securities and repay our loans or the ability to conduct an initial public offering.
Institutional Approach to Investing
Through the Management Agreement with our Manager and the Administration Agreement with American Capital, we will have access to an institution with a leading capability to originate, underwrite, finance, syndicate, monitor and exit investments that generate attractive returns. We will also have access to an extensive support structure from our Administrator that provides in-house due diligence, operational, legal and human resources support to our Manager’s investment professionals and, when engaged for such purposes, to our portfolio companies.
Investment Teams: Our Manager’s investment teams originate, review and screen investment opportunities, conduct business, management and operations due diligence, prepare investment committee reports and models, make recommendations to the Investment Committee, execute investments, represent us on the boards of directors of portfolio companies, assist in monitoring and valuing of investments and manage exiting of investments. The investment teams are organized so that each team focuses on a specific investment strategy and work cooperatively to share expertise. The investment teams include:

•
Sponsor Finance: A 10-person team that makes first and second lien senior, unitranche and mezzanine debt investments and minority equity co-investments in middle-market and large-market private companies sponsored by private equity funds. In addition, they may make first and second lien senior, unitranche and mezzanine debt and equity investments in publicly-held middle-market companies.

•	Leveraged Finance: A 23-person team that has responsibility for our investments in Senior Floating Rate Loans and Structured Products, including the equity tranches of CLOs and CDOs.

•
Special Situations: A 6-person team that makes first and second lien senior and mezzanine debt and minority and controlling equity investments in middle-market companies with attractive franchise values that have experienced periods of excess leverage, operational and/or financial underperformance, or other special circumstances.

The following are our Administrator’s key functional teams:
Syndications Group: The Sponsor Finance team will be closely supported by our Administrator’s Syndications Group, which is a 5-person team responsible for arranging syndications of all or part of the first and second lien senior, unitranche and mezzanine debt of our middle-market and large-market portfolio companies either at closing or subsequent to the closing of a senior financing transaction. They perform a variety of functions relating to the marketing and completing of such transactions as well as interacting and originating loans from other lenders and investment banks.
Operations Team: A 22-person team with expertise in manufacturing services, consumer products, financial services, energy services, supply chain management, outsourcing and technology, which will primarily support our Special Situations Investments and the investments originated in One-Stop Buyouts that we plan to acquire in our initial portfolio. The Operations Team will conduct operational due diligence on such prospective portfolio companies and report and make recommendations to the Investment Committee. The team will also assist such portfolio companies post close with operational improvement, including providing hands-on assistance to reduce costs, systemize sales and marketing, develop and align business plans, grow the business and strengthen management talent at the portfolio company.
Investment Committee Support Team: A 2-person team that assists the Investment Committee in establishing procedures and controls, establishing due diligence protocol and working with our Manager’s investment teams to establish due diligence plans for each prospective investment, developing standard investment committee reports and models, organizing investment committee meetings, monitoring and reporting investment committee results and tracking subsequent developments.
Financial Advisory and Consulting Team (“FACT”): A 25-person team of valuation and audit professionals. FACT is responsible for providing pre- and post-investment financial due diligence, portfolio monitoring and quarterly valuations of portfolio company investments. FACT assists our Manager’s Sponsor Finance Team and Special Situations Team in conducting extensive financial, accounting and information technology due diligence of each target investment company, which includes a review of the portfolio company’s historical and prospective financial information, and identifying and confirming pro-forma financial adjustments. FACT also monitors the portfolio investments by gathering, inputting into an automated database, analyzing and regularly reviewing monthly financial information and other materials to assess financial performance as well as to ensure compliance with loan covenants. Also, FACT, with the assistance of our Manager’s investment teams and subject to the oversight of the Audit, Compliance and Valuation Committee, prepares a quarterly valuation of each portfolio company investment.
Capital Markets, Finance and Treasury Team: A 33-person team that is responsible for raising equity and debt capital, investor relations, financial budgeting and forecasting and daily liquidity and cash management. Through its debt capital raising activities, the team is responsible for structuring, selling and administering on-balance sheet term debt securitizations of debt investments, secured and unsecured bonds and various other revolving facilities and term debt facilities for us and our funds under management. Through its equity capital raising activities, the team is responsible for structuring and selling equity for us and our public and private funds. The team is also responsible for monitoring and reporting on capital market conditions and researching, developing and raising private and public capital for new third-party funds for our asset management business. The team is also responsible for arranging syndications of all or part of the equity of our portfolio companies either at closing or subsequent to the closing of an equity financing transaction.
Accounting, Tax and Reporting Team: A 63-person team that is responsible for the accounting of our financial results, including financial reporting and communications to our stockholders, partners and regulatory bodies. Among its tasks are preparing financial statements, investment accounting, analysis of investment performance, loan servicing, billing, accounts receivable and payable, tax compliance, external audit coordination and developing and monitoring our internal controls.
Legal and Compliance Team: A 22-person team that provides legal services with respect to corporate, capital raising and portfolio company investment matters, is involved in regular reporting and special communications with our stockholders and regulatory bodies and manages the outside law firms that provide transactional, litigation and regulatory services to us. In addition, as required by the SEC, we have appointed a Chief Compliance Officer, who is responsible for administering our Code of Ethics and Conduct (“Code of Ethics”) and our legal compliance activities.
Internal Audit Team: An 8-person team that reports directly to the Audit, Compliance and Valuation Committee of our Board of Directors. The team tests our internal controls over financial reporting to assist management’s assessment of the effectiveness of our internal controls over financial reporting under the Sarbanes-Oxley Act of 2002.
Human Resources Team: A 9-person team that assists in recruiting and hiring as well as reviewing, establishing and administering compensation programs and benefit plans for employees of American Capital and its affiliates. In addition, the team is available to our Manager’s investment teams and our Administrator’s Operations Team to assist with executive management and other human resources issues at portfolio companies.
Information Technology Team: A 33-person team that assists all departments in researching, developing, implementing and maintaining communication and technological resources for our multi-office operations, including highly specialized systems for the input, processing and reporting of data.
Investment Process
Investment Sourcing and Screening: We will have a multi-disciplined approach to reach diverse channels of deal sources. Our Manager’s investment teams target a referral network composed of private equity firms, investment bankers, senior lenders, mezzanine debt funds, trade organizations, commercial bankers, attorneys and business and financial brokers. Our Manager has developed and maintains a proprietary industry-wide database of reported middle-market and large-market transactions, which enables us to monitor and evaluate the middle-market and large-market investing environment. This database will be used to help us assess the degree to which we are covering our target markets and to track terms and pricing. Our Manager’s financial professionals will review financing memorandums and private placement memorandums sourced from this referral network in search of potential financing opportunities. Our Manager’s investment teams will undertake a preliminary evaluation and analysis of potential investment opportunities to determine whether or not they meet our criteria based upon the limited information received in these early stages of the investment process. For investment opportunities that pass an initial screening process, our Manager’s investment teams will prepare an initial investment thesis and analysis that is presented to the Investment Committee for approval to proceed further.
Credit Analysis/Due Diligence: Prior to making an investment, our Manager’s investment professionals will conduct a thorough due diligence review of each target company that passes the initial screening process to evaluate the creditworthiness and potential returns from investing in such company. This typically will include a review of the target company’s historical and prospective financial information, identifying and confirming pro-forma financial adjustments, review of the adequacy of the target company’s operations and systems, research on the target company’s products, services and industry to identify the key risks and opportunities of the target’s business, a detailed analysis of industry dynamics, competitive position, regulatory, tax and legal matters, financial sponsor due diligence, including portfolio company and lender reference checks, if necessary, on-site visits, if deemed necessary, background checks and potential interviews to further evaluate management and other key personnel, a review of management’s experience and track record and a review by legal and accounting professionals, environmental or other industry consultants, if necessary.
Investment Approval: Upon completion of our due diligence, our Manager’s investment teams, and our Administrator’s FACT, Operations Team and Legal and Compliance Team, if applicable, and any consulting firms that we have engaged, will prepare and present a report containing a summary of the investment, its risks and mitigants and any due diligence findings for review by the Investment Committee. Our Manager will establish an Investment Committee, consisting of at least four members of our Manager’s senior management team, depending on asset class. The Investment Committee will review and approve generally all of our investments or investment strategies.
The Investment Committee intends to meet on a regular basis as frequently as it believes is required to maintain prudent oversight of our investment activities. The Investment Committee expects to set and monitor our investment policies and guidelines and to receive notification in the event that we may operate outside of such policies or guidelines. The Investment Committee and/or our Board of Directors may change these policies or guidelines at any time without approval from our stockholders.
Documentation and Negotiations: Documentation for the legal agreements for a transaction will be completed either by our Administrator’s in-house legal team or through the retention of outside legal counsel in conjunction with our Manager’s investment teams. We will maintain custody of our investment securities and the original related investment documentation in custodial accounts with qualified banks and members of national securities exchanges in accordance with applicable regulatory and financing requirements.
Investment Funding: Prior to the release of any funding for investments, our Administrator’s treasury department will prepare a summary of the investment terms, the funding amounts approved by the Investment Committee and wiring instructions. Our Administrator’s treasury department will perform various procedures to confirm any wiring instructions. A senior executive officer must approve this summary of terms and funding amounts prior to the disbursement of the funds.
Portfolio Monitoring: In addition to the due diligence at the time of the original investment decision, we will seek to preserve and enhance the performance of our portfolio companies under management through our active management strategy. We will employ robust portfolio and risk management processes, which include monitoring market conditions as well as the performance of our investments. As a BDC, we will be required by law to make significant managerial assistance available to our eligible portfolio companies. Such assistance may include providing guidance and counsel concerning the management, operations and business objectives and policies of the portfolio company to the portfolio company’s management and board of directors, including participating on the company’s board of directors. Although we will make such assistance available, our portfolio companies are not legally required to engage us for such services. Our Manager’s respective investment teams and, with respect to our Sponsor Finance Investments, Special Situations Investments and American Capital One Stop Buyouts®, our Administrator’s FACT, will regularly review each portfolio company’s monthly financial statements to assess performance and trends and evaluate industry and economic issues that may affect the portfolio company.
Investment Exits: We will regularly evaluate each investment to determine the appropriate time to exit an investment. For investments that we control, we generally expect to sell portfolio companies through an auction process, following the engagement of an investment bank. For performing investments that we do not control, we expect that the exit will typically occur when the sponsor or other party in control of the portfolio company decides to recapitalize or sell the business. We may also sell non-control debt investments though they are typically illiquid. For both control and non-control investments, our debt investments will typically be paid in full and any equity investment we own will realize a value consistent with the value realized by the controlling parties.
Portfolio Valuation
FACT, with the assistance of our Manager’s investment teams and subject to the oversight of the Audit, Compliance and Valuation Committee, will prepare a quarterly valuation of each of our portfolio company investments. Our Board of Directors will approve our portfolio valuations as required by the 1940 Act.
Competition
We will compete with mezzanine debt funds, financing sources, finance companies, commercial banks, investment banks, non-equity based investment funds and other capital providers. In the case of our Special Situations business, we may also compete with strategic acquirers, private equity or special opportunities investors. Some of our competitors are substantially larger and have considerably greater financial resources than we do. Competitors may have a lower cost of funds and many have access to funding sources that are not available to us. In addition, certain of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships and build their market shares.

Financing Strategy
Our primary sources of liquidity will be our investment portfolio, cash and cash equivalents and the available capacity under the $1.25 Billion Revolving Credit Facility and $500 Million Revolving Credit Facility, described below. In addition, we may seek to finance certain of our assets, subject to market conditions, through other debt arrangements, including warehouse and revolving credit facilities, term loans and other asset-backed securitizations, and the additional issuance of equity securities.

As a BDC, we are permitted to issue senior debt securities and preferred stock (collectively, “Senior Securities”) in any amounts as long as immediately after such issuance our asset coverage is at least 200%, or equal to or greater than our asset coverage prior to such issuance, after taking into account the payment of debt with proceeds from such issuance. Asset coverage is defined as the ratio of the value of the total assets, less all liabilities and indebtedness not represented by Senior Securities, bears to the aggregate amount of Senior Securities representing indebtedness. However, if our asset coverage is below 200%, we may also borrow amounts up to 5% of our total assets for temporary purposes even if that would cause our asset coverage ratio to further decline. In addition, as a BDC, we are generally not able to issue and sell our common stock at a price below our NAV per share, exclusive of any distributing commission or discount, except (a) with the prior approval of a majority of our stockholders, (b) in connection with a rights offering to our existing stockholders, or (c) under such other circumstances as the SEC may permit.
Immediately following the Spin-Off, we expect to have $      million of cash and cash equivalents, $     million of restricted cash and cash equivalents, $      million of outstanding indebtedness and $       million of available capacity under new credit facilities. We believe that we will generate sufficient cash flow through the receipt of interest, dividend and fee payments from our investment portfolio, as well as cash proceeds from the realization of select portfolio investments, to allow us to service our debt, pay our operating costs and expenses, fund capital to our portfolio companies and originate new investments.
$1.25 Billion Revolving Credit Facility. On June 27, 2014, ACAS Funding I, LLC, a wholly-owned financing subsidiary of American Capital which will be contributed by American Capital to us prior to the Spin-Off, obtained a $750 million secured revolving credit facility provided by Bank of America, N.A. On March 6, 2015, the commitments to the existing $750 million secured revolving credit facility were increased by $500 million to $1.25 billion (the “$1.25 Billion Revolving Credit Facility”). In addition to the increase, the maturity date of the facility was extended to March 6, 2017. The facility bears interest at a rate per annum equal to LIBOR plus 1.60%.
We may borrow, prepay and reborrow loans under the $1.25 Billion Revolving Credit Facility at any time prior to February 6, 2017, subject to certain terms and conditions. Any outstanding balance on the $1.25 Billion Revolving Credit Facility as of the commitment termination date is repayable on the maturity date.
We are required to pay a fee in an amount equal to 1.60% on the average daily unused amount of lender commitments up to $375 million and 0.75% on undrawn amounts up to $750 million. Beginning on September 6, 2015, we are now required to pay a fee in an amount equal to 1.60% on the average daily unused amount of lender commitments up to $750 million and 0.75% on the lesser of $500 million and the average unused daily unused amount during the period. All fees are payable quarterly.
As of , we had $ outstanding under the $1.25 Billion Revolving Credit Facility.
$500 Million Revolving Credit Facility. On October 30, 2014, ACAS Funding II, LLC, a wholly-owned financing subsidiary of American Capital which will be contributed by American Capital to us prior to the Spin-Off, obtained a $500 million secured revolving credit facility (the “$500 Million Revolving Credit Facility”), provided by Deutsche Bank AG. The $500 Million Revolving Credit Facility, which matures on October 31, 2016, bears interest at a rate per annum equal to LIBOR plus 1.60%.
We may borrow, prepay and reborrow loans under the $500 Million Revolving Credit Facility at any time prior to October 30, 2016, the commitment termination date, subject to certain terms and conditions. Any outstanding balance on the $500 Million Revolving Credit Facility as of the commitment termination date is repayable on the maturity date. We are required to pay an annual fee in an amount equal to 0.015% on the $500 Million Revolving Credit Facility.
As of , we had $ outstanding under the $500 Million Revolving Credit Facility.
Corporate Information
Our and our Manager’s principal place of business is located at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814. Our telephone number will be (301) 272-9978 and our Internet address will be www.AmericanCapitalIncome.com or www.ACAP.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this Information Statement or any other report or document we file with or furnish to the SEC.

Employees
We do not have any employees. We will be managed by our Manager pursuant to the Management Agreement between our Manager and us. Personnel of American Capital or its affiliates will provide services to us pursuant to the Administration Agreement.
Properties
We do not own any real estate or other physical properties materially important to our operation. Our and our Manager’s executive offices are located at 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814 and such offices are provided by American Capital in accordance with the terms of the Administration Agreement.
Legal Proceedings
We and our Manager are not currently subject to any legal proceedings.

PORTFOLIO COMPANIES

The following table sets forth certain information as of June 30, 2015 (dollars in millions), regarding each portfolio company that we expect American Capital to transfer to us in connection with the Spin-Off. Prior to the Spin-Off, all such debt and equity investments still owned by American Capital at that time will have been transferred to us.

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
2 TRANSAM LLC 8114 North Lawndale Avenue Skokie, IL 60076	Real Estate	Senior Debt		$5.6	$5.6	$5.6
1011778 B.C. Unlimited Liability Company 5505 Blue Lagoon Drive Miami, FL 33126	Hotels, Restaurants & Leisure	Senior Debt		17.9	17.8	17.9
24 Hour Fitness Worldwide, Inc. 12647 Alcosta Boulevard Suite 500 San Ramon, CA 94583	Hotels, Restaurants & Leisure	Senior Debt		7.6	7.6	7.2
A Voce CLO, Ltd. c/o Appleby Trust (Cayman) Ltd. Clifton House, 75 Fort Street PO Box 1350 Grand Cayman KY1-1108 CAYMAN ISLANDS		Subordinated Notes		10.5	8.3	8.3
ACAS Wachovia Investments, L.P. 2 Bethesda Metro Center 14th Floor Bethesda, MD 20814	Diversified Financial Services	Partnership Interest	90%		2.0	0.6
Accellent Inc. 100 Fordham Road Wilmington, MA 01887	Health Care Equipment & Supplies	Senior Debt		17.4	17.3	17.3
Acosta Holdco, Inc. 6600 Corporate Center Parkway Jacksonville, FL 32216	Media	Senior Debt		26.9	27.0	26.9
Aderant North America, Inc. 500 North Ridge Rd. Suite 800 Atlanta, GA 30350	Software	Senior Debt		27.6	27.5	27.9
Advantage Sales & Marketing Inc. 18100 Von Karman Avenue Suite #1000 Irvine, CA 92612	Professional Services	Senior Debt		26.8	26.8	26.8
Affinia Group Inc. 1101 Technology Drive Ann Arbor, MI 48108	Auto Components	Senior Debt		7.6	7.6	7.6
Air Medical Group Holdings, Inc. 209 State Highway 121 Bypass, Suite 21 Lewisville, TX 75067	Health Care Providers & Services	Senior Debt		4.0	4.0	4.0
Akorn, Inc. 1925 West Field Court Suite 300 Lake Forest, IL 60045	Pharmaceuticals	Senior Debt		5.0	5.0	5.0
Albertson's LLC 157 South Howard Street Spokane, WA 99201	Food & Staples Retailing	Senior Debt		2.0	2.0	2.0
AlixPartners, LLP 2000 Town Center Suite 2400 Southfield, MI 48074	Diversified Financial Services	Senior Debt		18.9	18.9	18.9
Alliance Laundry Systems LLC 221 Shepard Street Ripon, WI 54971	Machinery	Senior Debt		9.8	9.8	9.8
Alliant Holdings I, LLC 1301 Dove Street Suite 200 Newport Beach, CA 92660	Insurance	Senior Debt		2.2	2.2	2.2
Allison Transmission, Inc. One Allison Way Indianapolis, IN 46222-3271	Auto Components	Senior Debt		5.0	5.0	5.0
American Airlines, Inc. 4333 Amon Carter Boulevard Fort Worth, TX 76155	Airlines	Senior Debt		9.9	9.9	9.9
American Driveline Systems, Inc. 201 Gibraltar Road Suite #150 Horsham, PA 19044	Diversified Consumer Services	Mezzanine Debt		45.1	45.1	45.1
		Redeemable Preferred Stock	7,121,150		83.5	20.2
		Common Stock	289,215		18.2	—
		Common Stock Warrants	233,603		9.9	—
					156.7	65.3

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
American Renal Holdings Inc. 66 Cherry Hill Drive Beverly, MA 01915-1072	Health Care Providers & Services	Senior Debt		7.5	7.5	7.5
American Tire Distributors, Inc. 1551 Wewatta Street Denver, CO 80202	Distributors	Senior Debt		5.0	4.9	5.0
AmSurg Corp. 1A Burton Hills Boulevard Nashville, TN 37215	Health Care Providers & Services	Senior Debt		16.9	16.9	16.9
AmWINS Group, LLC 4725 Piedmont Row Drive, Suite 600 Charlotte, NC 28210	Insurance	Senior Debt		54.8	53.7	55.3
Anchor Glass Container Corporation 401 East Jackson Street Suite 2800 Tampa, FL 33602	Containers & Packaging	Senior Debt		19.6	19.6	19.6
Apidos CLO XIV c/o MaplesFS Limited P. O. Box 1093 Boundary Hall, Cricket Square Grand Cayman KY1-1102 CAYMAN ISLANDS		Income Notes		8.1	6.8	6.8
Apidos CLO XIX c/o Appleby Trust (Cayman) Ltd. Clifton House 75 Fort Street, PO Box 1350 Grand Cayman KY1-1108 CAYMAN ISLANDS		Subordinated Notes		10.5	8.8	8.8
Apidos CLO XVIII, Ltd. c/o MaplesFS Limited P. O. Box 1093 Boundary Hall, Cricket Square Grand Cayman KY1-1102 CAYMAN ISLANDS		Subordinated Notes		39.4	35.4	32.4
Apidos CLO XXI c/o MaplesFS Limited, P.O. Box 1093, Boundary Hall, Cricket Square, Grand Cayman KY1-1102, CAYMAN ISLANDS		Subordinated Notes		12.4	10.8	10.8
Applied Systems, Inc. 200 Applied Parkway University Park, IL 60484	Software	Senior Debt		8.9	8.9	8.9
Aquilex LLC 3344 Peachtree Road NE Suite 2100 Atlanta, GA 30326	Commercial Services & Supplies	Senior Debt		2.0	2.0	1.9
Aramark Corporation 1101 Market Street Philadelphia, PA 19107	Commercial Services & Supplies	Senior Debt		14.7	14.6	14.7
Ardent Medical Services, Inc. One Burton Hills Boulevard Suite 250 Nashville, TN 37215	Health Care Providers & Services	Senior Debt		0.3	0.3	0.3
Ares European III B.V. Herengracht 450 1017 CA Amsterdam THE NETHERLANDS	Diversified Financial Services	Subordinated Notes		5.4	2.6	3.2
Ares IIIR/IVR CLO Ltd. 1999 Avenue of the Stars Suite 900 Los Angeles, CA 90067		Subordinated Notes		20.0	10.6	6.8
Ares XXIX CLO Ltd. c/o Appleby Trust (Cayman) Ltd. P.O. Box 1350 Clifton House, 75 Fort Street Grand Cayman KY1-1108 CAYMAN ISLANDS		Subordinated Notes		7.3	6.3	6.0
ARG IH Corporation 1115 Perimeter Center West Atlanta, GA 30338	Hotels, Restaurants & Leisure	Senior Debt		6.8	6.8	6.8
Aristocrat Leisure Limited Pinnacle Office Park 85 Epping Road North Ryde NSW 2113 AUSTRALIA	Hotels, Restaurants & Leisure	Senior Debt		6.9	6.8	6.9
ASAP Industries Holdings, LLC 908 Blimp Road Houma, LA 70363	Energy Equipment & Services	Mezzanine Debt		20.7	19.5	15.1
		Membership Units	106,911		30.3	—
					49.8	15.1
Ascend Learning, LLC Five Wall Street Burlington, MA 01803	Diversified Consumer Services	Senior Debt		2.4	2.4	2.4

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
Ascensus, Inc. 200 Dryden Road Dresher, PA 19025	Commercial Services & Supplies	Senior Debt		5.7	5.8	5.7
Asurion, LLC 648 Grassmere Park Suite 300 Nashville, TN 37211	Commercial Services & Supplies	Senior Debt		7.3	7.4	7.4
Atlantic Power Limited Partnership 200 University Avenue Suite 1301 Toronto, Ontario M5H 4H1 CANADA	Independence Power & Renewable Electricity Producers	Senior Debt		4.1	4.1	4.1
Avery Point II CLO, Limited c/o MaplesFS Limited P. O. Box 1093 Boundary Hall, Cricket Square Grand Cayman KY1-1102 CAYMAN ISLANDS		Subordinated Notes		2.6	2.1	2.1
Axalta Coating Systems Dutch Holding B B.V. Nikkelstraat 17, Breda 4823 AE THE NETHERLANDS	Chemicals	Senior Debt		5.0	5.0	5.0
AZ Chem US Inc. 4600 Touchton Road East Suite 1200 Jacksonville, FL 32246	Chemicals	Senior Debt		4.2	4.3	4.2
B/E Aerospace, Inc. 1400 Corporate Center Way Wellington, FL 33414-2105	Aerospace & Defense	Senior Debt		6.0	6.0	6.0
Babson CLO Ltd. 2006-II 201 South College Street Suite 2400 Charlotte, NC 28244		Income Notes		15.0	9.0	8.9
Babson CLO Ltd. 2013-II c/o MaplesFS Limited, P.O. Box 1093, Boundary Hall, Cricket Square, Grand Cayman KY1-1102, CAYMAN ISLANDS		Income Notes		5.0	4.2	4.2
Babson CLO Ltd. 2014-II P.O. Box 1093 Queensgate House Grand Cayman KY1-1102 CAYMAN ISLANDS		Subordinated Notes		25.0	22.0	21.1
Babson CLO Ltd. 2014-III c/o MaplesFS Limited P.O. Box 1093 Boundary Hall, Cricket Square Grand Cayman, KY1-1102 CAYMAN ISLANDS		Subordinated Notes		3.8	3.3	3.3
Babson CLO Ltd. 2015-I Intertrust SPV (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, CAYMAN ISLANDS		Subordinated Notes		12.5	11.3	11.0
BarBri, Inc. 9400 North Central Expressway Suite 613 Dallas, TX 75231	Diversified Consumer Services	Senior Debt		9.3	9.3	8.7
Bass Pro Group, LLC 2500 East Kearney Street Springfield, MO 65898	Specialty Retail	Senior Debt		8.0	8.0	8.0
Bellotto Holdings Limited Colwick Business Park Private Road No. 2 Colwick, Nottingham NG4 2JR UNITED KINGDOM	Household Durables	Redeemable Preferred Stock	7,300,610	2.2	38.5	40.4
		Common Stock	2,697,010		101.2	100.8
					139.7	141.2
Bensussen Deutsch & Associates, LLC 15525 Woodinville-Redmond Rd. NE Woodinville, WA 98072	Distributors	Senior Debt		45.8	43.6	46.7
		Common Stock	1,224,089		2.2	8.6
					45.8	55.3
Berlin Packaging L.L.C. 401 East Jackson Street Suite 2800 Tampa, FL 33602	Containers & Packaging	Senior Debt		9.4	9.4	9.5

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
Betony CLO, Ltd. c/o MaplesFS Limited P.O. Box 1093, Boundary Hall, Cricket Square Grand Cayman, KY1-1102 CAYMAN ISLANDS		Subordinated Notes		2.5	2.2	2.2
BeyondTrust Software, Inc. 5090 40th St. Suite 400 Phoenix, AZ 85018	Software	Senior Debt		32.1	32.1	32.1
BJ's Wholesale Club, Inc. 25 Research Drive Westborough, MA 01581	Food & Staples Retailing	Senior Debt		6.9	6.9	6.9
Blackboard Inc. 650 Massachusetts Avenue, NW Washington, DC 20001	Software	Senior Debt		4.9	5.0	4.9
Blue Coat Holdings, Inc. 420 North Mary Avenue Sunnyvale, CA 94085	Communications Equipment	Senior Debt		7.0	7.0	7.0
Blue Hill CLO, Ltd. c/o Appleby Trust (Cayman) Ltd. Clifton House, 75 Fort Street PO Box 1350 Grand Cayman KY1-1108 CAYMAN ISLANDS		Subordinated Notes		10.6	18.5	16.8
Boulder Brands, Inc. 1600 Pearl Street Suite 300 Boulder, CO 80302	Food Products	Senior Debt		6.3	6.3	6.2
Boyd Gaming Corporation 3883 Howard Hughes Parkway Ninth Floor Las Vegas, NV 89169	Hotels, Restaurants & Leisure	Senior Debt		6.2	6.2	6.2
BRG Sports, Inc. 669 Sugar Lane Elyria, OH 44035	Leisure Products	Redeemable Preferred Stock	2,009		2.5	3.0
		Common Units	6,569,721		0.7	—
					3.2	3.0
Burlington Coat Factory Warehouse Corporation 1830 Route 130 North Burlington, NJ 08016	Specialty Retail	Senior Debt		10.6	10.6	10.6
BWay Intermediate Company, Inc. 8607 Roberts Drive Suite 250 Atlanta, GA 30350	Containers & Packaging	Senior Debt		4.0	3.9	4.0
CAMP International Holding Company 60 Wall Street Front 1 New York, NY 10005	Transportation Infrastructure	Senior Debt		22.7	22.7	22.8
Capital Automotive L.P. c/o DRA Advisors LLC 220 East 42nd Street 27th Floor New York, NY 10017	Real Estate	Senior Debt		16.3	16.3	16.3
Capital Safety North America Holdings Inc. 3833 Sala Way Vermillion Street Red Wing, MN 55066	Commercial Services & Supplies	Senior Debt		9.3	9.2	9.3
Capsugel Holdings US, Inc. 412 Mt. Kemble Avenue Suite 200C Morristown, NJ 07960	Pharmaceuticals	Senior Debt		29.4	29.3	29.4
Carecore National, LLC 400 Buckwalter Place Boulevard Beaufort, SC 29910	Health Care Providers & Services	Senior Debt		4.9	5.0	5.0
Carlyle Global Market Strategies CLO 2014-4, Ltd. c/o Intertrust SPV (Cayman) Limited 190 Elgin Avenue, George Town Grand Cayman KY1-9005 CAYMAN ISLANDS		Subordinated Notes		14.6	12.4	12.3
Carros Finance Luxembourg S.A.R.L. 2, Avenue Charles de Gaulle Luxembourg, 1653 Luxembourg	Machinery	Senior Debt		8.9	9.0	9.0
Catalent Pharma Solutions, Inc. 14 Schoolhouse Road Somerset, NJ 08873	Pharmaceuticals	Senior Debt		15.4	15.4	15.4
CCM Merger, Inc. 2901 Grand River Avenue Detroit, MI 48201	Hotels, Restaurants & Leisure	Senior Debt		4.6	4.6	4.6

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
CEC Entertainment, Inc. 4441 West Airport Freeway Irving, TX 75062	Hotels, Restaurants & Leisure	Senior Debt		12.4	12.2	12.1
Cent CDO 12 Limited 100 N. Sepulveda Blvd Suite 650 El Segundo, CA 90245		Income Notes		26.4	11.1	31.6
Cent CDO 17 Limited 225 Franklin Street Boston, MA 02110		Subordinated Notes		15.0	11.0	11.0
Cent CLO 18 Limited c/o Maples FS Limited P.O. Box 1093, Boundary Hall, Cricket Square Grand Cayman KY1-1102 CAYMAN ISLANDS		Subordinated Notes		3.8	2.9	3.0
Cent CLO 19 Limited c/o Maples FS Limited P.O. Box 1093 Boundary Hall, Cricket Square Grand Cayman KY1-1102 CAYMAN ISLANDS		Subordinated Notes		11.3	9.1	8.8
Cent CLO 22 Limited c/o MaplesFS Limited P.O. Box 1093 Cricket Square Grand Cayman KY1-1102 CAYMAN ISLANDS		Subordinated Notes		45.4	40.7	37.1
Centurion CDO 8 Limited 100 N. Sepulveda Blvd Suite 650 El Segundo, CA 90245		Subordinated Notes		5.0	0.2	—
Cequel Communications, LLC 12444 Powerscort Drive St. Louis, MO 63131	Media	Senior Debt		30.9	30.8	30.9
CGSC of Delaware Holdings Corporation 52 Leadenhall Street London EC3A 2EB UNITED KINGDOM	Insurance	Senior Debt		2.0	2.0	1.7
Checkout Holding Corp. 200 Carillon Parkway St. Petersburg, FL 33716	Media	Senior Debt		5.0	5.0	4.4
CHS/Community Health Systems, Inc. 4000 Meridian Boulevard Franklin, TN 37067	Health Care Providers & Services	Senior Debt		17.0	17.0	17.0
CityCenter Holdings, LLC 4882 Frank Sinatra Drive Las Vegas, NV 89158	Hotels, Restaurants & Leisure	Senior Debt		24.5	24.5	24.6
ClubCorp Club Operations, Inc. 3030 LBJ Freeway, Suite 600 Dallas, TX 75234	Hotels, Restaurants & Leisure	Senior Debt		3.0	3.0	3.0
CML Pharmaceuticals, LLC 2320 Scientific Park Drive Wilmington, NC 28405	Life Sciences Tools & Services	Senior Debt		96.4	95.5	98.4
		Mezzanine Debt		136.9	135.8	136.9
		Redeemable Preferred Stock	84,936		61.0	57.2
					292.3	292.5
CoLTs 2005-1 Ltd. Walkers SPV Limited P.O. Box 908GT Walker House, Mary Street George Town, Grand Cayman CAYMAN ISLANDS		Preference Shares	360		1.7	0.1
CoLTs 2005-2 Ltd. Walkers SPV Limited P.O. Box 908GT Walker House, Mary Street George Town, Grand Cayman CAYMAN ISLANDS		Preference Shares	34,170,000		11.3	0.6
Columbo TopCo Limited 130 Jermyn Street St James's, 2nd Floor London, Greater London SW1Y 4UR UNITED KINGDOM	Commercial Services & Supplies	Redeemable Preferred Stock	34,179,330	23.5	79.0	64.5
		Common Stock	757,743		1.2	—
					80.2	64.5
Commscope, Inc. 1100 Commscope Place SE Hickory, NC 28603	Communications Equipment	Senior Debt		1.5	1.5	1.5

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
Compusearch Software Systems, Inc. 21251 Ridgetop Circle Suite 100 Dulles, VA 20166	Software	Senior Debt		51.0	51.0	51.0
Compuware Corporation 1 Campus Martius Detroit, MI 48226	Software	Senior Debt		2.0	1.9	1.9
Connolly, LLC 50 Danbury Road Wilton, CT 06897	Professional Services	Senior Debt		4.6	4.6	4.6
Consolidated Communications, Inc. 121 South 17th Street Mattoon, IL 61938	Diversified Telecommunication Services	Senior Debt		4.9	5.0	4.9
ConvaTec Inc. 211 American Avenue Greensboro, NC 27409	Health Care Equipment & Supplies	Senior Debt		1.0	1.0	1.0
Convergint Technologies, LLC One Commerce Drive Schaumburg, IL 60173	Commercial Services & Supplies	Senior Debt		94.0	94.0	94.0
Cordatus CLO II plc 5 Harbourmaster Place, IFSC Dublin 1 IRELAND	Diversified Financial Services	Subordinated Notes		5.4	1.7	5.7
Core Financial Holdings, LLC 8080 North Central Expressway Suite 800 Dallas, TX 75206	Diversified Financial Services	Common Units	88,385,036		44.0	0.1
CPG International Inc. 801 Corey Street Scranton, PA 18505	Building Products	Senior Debt		7.4	7.4	7.4
CPI Buyer, LLC 300 N. LaSalle Street Chicago, IL 60654	Trading Companies & Distributors	Senior Debt		27.0	26.7	26.7
CPI International Inc. 607 Hansen Way Palo Alto, CA 94304	Electronic Equipment, Instruments & Components	Senior Debt		10.4	10.4	10.4
CREST Exeter Street Solar 2004-1 C/O Walkers SPV Limited, Walker House P.O. Box 908 GT, Mary Street George Town, Grand Cayman CAYMAN ISLANDS		Preferred Securities	3,500,000		3.2	—
Crossroads Equity Holdings LLC 1005-1075 North Academy Boulevard Colorado Springs, CO 80909	Real Estate	Senior Debt		3.2	3.2	3.2
CT Technologies Intermediate Holdings, Inc. 875 North Michigan Avenue Chicago, IL 60601	Health Care Technology	Senior Debt		4.5	4.4	4.5
DAE Aviation Holdings, Inc. 1524 West 14th Street Tempe, AZ 85281	Aerospace & Defense	Senior Debt		3.2	3.2	3.2
Datapipe, Inc. 10 Exchange Place 12th Floor Jersey City, NJ 07302	IT Services	Senior Debt		29.5	29.1	28.9
Del Monte Foods, Inc. One Maritime Plaza San Francisco, CA 94111	Food Products	Senior Debt		4.9	4.9	4.7
Dell International LLC One Dell Way Round Rock, TX 78682	Technology Hardware, Storage & Peripherals	Senior Debt		22.1	22.2	22.2
Delsey Holding S.A.S. 215 Avenue des Nations BP 62019 Tremblay en FRANCE 95970 Roissy CDG Cedex FRANCE	Textiles, Apparel & Luxury Goods	Senior Debt		96.2	96.2	92.5
		Mezzanine Debt		13.9	13.9	9.0
					110.1	101.5
Deltek, Inc. 2291 Wood Oak Drive Herndon, VA 20171-2823	Software	Senior Debt		7.9	7.9	7.9
Denver II Hospitality, LLC 190 E. Stacy Road Suite 1720 Allen, TX 75002	Real Estate	Senior		12.0	12.0	12.0
Devix Topco 20 Avenue de la Gare 38290 La Verpilliere FRANCE	Containers & Packaging	Senior Debt		2.0	2.0	2.0

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
Dialysis Newco, Inc. 424 Church Street Suite 1900 Nashville, TN 37219	Health Care Providers & Services	Senior Debt		11.9	11.9	11.9
DiversiTech Corporation 6650 Sugarloaf Parkway #100 Duluth, GA 30097	Building Products	Senior Debt		9.5	9.4	9.4
Dole Food Company, Inc. One Dole Drive Westlake Village, CA 91362	Food Products	Senior Debt		14.8	14.8	14.8
Dollar Tree, Inc. 500 Volvo Pkwy Chesapeake, VA 23320	Multiline Retail	Senior Debt		12.2	12.3	12.2
DPX Holdings B.V. Patheon 4721 Emperor Blvd., Suite 200 Durham, NC 27703-8580	Life Sciences Tools & Services	Senior Debt		6.9	6.9	6.9
Drew Marine Group Inc. 100 South Jefferson Road Whippany, NJ 07981	Chemicals	Senior Debt		4.9	4.9	4.9
Dryden 30 Senior Loan Fund c/o MaplesFS Limited P.O. Box 1093, Boundary Hall Cricket Square Grand Cayman, KY1-1102 CAYMAN ISLANDS		Subordinated Notes		3.9	2.9	2.9
Dryden 31 Senior Loan Fund c/o MaplesFS Limited PO Box 1093, Boundary Hall Cricket Square Grand Cayman KY1-1102 CAYMAN ISLANDS		Subordinated Notes		2.3	1.9	1.6
Dryden XXVIII Senior Loan Fund Gateway Center 3 Newark, NJ 07102		Subordinated Notes		7.0	5.5	5.5
DTZ U.S. Borrower, LLC 77 W. Wacker Drive 18th Floor Chicago, IL 60601	Real Estate	Senior Debt		2.0	2.0	2.0
Duff & Phelps Corporation 55 East 52nd Street 31st Floor New York, NY 10055	Capital Markets	Senior Debt		13.3	13.4	13.4
DynCorp International Inc. 3190 Fairview Park Drive Suite 700 Falls Church, VA 22042	Aerospace & Defense	Senior Debt		1.0	1.0	1.0
Dynegy Inc. 601 Travis, Suite 1400 Houston, TX 77002	Independent Power & Renewable Electricity Producers	Senior Debt		2.0	2.0	2.0
Dyno Holding Corp. 2191 Mendenhall Drive Ste. 105 North Las Vegas, NV 89081	Auto Components	Senior Debt		35.2	35.2	35.2
		Mezzanine Debt		21.5	16.5	16.7
		Common Stock	4,852,686		50.6	—
					102.3	51.9
Eaton Vance CDO X plc 255 State Street Boston, MA 02109	Diversified Financial Services	Secured Subordinated Notes		22.6	12.5	12.9
ECA Medical Instruments 1107 Tourmaline Drive Newbury Park, CA 91320	Health Care Equipment & Supplies	Senior Debt		8.5	8.5	8.5
		Mezzanine Debt		18.4	18.4	18.4
		Common Stock	1,000		14.9	2.9
					41.8	29.8
Eco Services Operations LLC 100 Great Meadows Road, Suite 202 Wethersfield, CT 06109	Chemicals	Senior Debt		2.0	2.0	2.0
EFS Cogen Holdings I LLC 277 Park Avenue #45 New York, NY 10172	Independent Power & Renewable Electricity Producers	Senior Debt		13.7	13.7	13.7
Electrical Components International, Inc. One City Place Drive Suite 450 Creve Coeur, MO 63141	Electrical Equipment	Senior Debt		3.0	3.0	3.0
Electronic Warfare Associates, Inc. 13873 Park Center Road Herndon, VA 20171	IT Services	Senior Debt		21.7	21.0	21.0
		Common Stock Warrants	863,887		0.8	0.8
					21.8	21.8

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
eLynx Holdings, Inc. 7870 East Kemper Road Suite 200 Cincinnati, OH 45249	IT Services	Convertible Preferred Stock	11,728		26.9	23.7
		Redeemable Preferred Stock	30,162		9.0	—
		Common Stock	16,087		1.1	—
		Common Stock Warrants	1,002,678		5.5	—
					42.5	23.7
Emdeon Inc. 3055 Lebanon Pike Suite 1000 Nashville, TN 37214	Health Care Technology	Senior Debt		13.9	13.9	13.9
Emerald Expositions Holding, Inc. 31910 Del Obispo Suite 200 San Juan Capistrano, CA 92675	Media	Senior Debt		4.6	4.6	4.6
Energy Transfer Equity, L.P. 3738 Oak Lawn Ave. Dallas, TX 75219	Oil, Gas & Consumable Fuels	Senior Debt		5.6	5.6	5.6
Entravision Communications Corporation - 2425 Olympic Boulevard Suite 6000 West Santa Monica, CA 90404	Media	Senior Debt		1.9	1.9	1.8
Euro-Galaxy II CLO B.V. Frederik Roeskestraat 123 1HG 1076 EE Amsterdam THE NETHERLANDS	Diversified Financial Services	Income Notes		2.8	2.5	2.6
		Subordinated Notes		6.0	2.7	4.0
					5.2	6.6
Evergreen Acqco 1 LP 11400 SE 6th Street Suite 200 Bellevue,WA 98004	Multiline Retail	Senior Debt		1.4	1.4	1.3
EWT Holdings III Corp. 4800 North Point Parkway Suite 250 Alpharetta, GA 30022	Machinery	Senior Debt		4.9	5.0	4.9
Exchange South Owner, LLC 680 Fifth Avenue 19th Floor New York, NY 10019	Real Estate	Senior Debt		6.9	6.9	6.9
EXPL Pipeline Holdings LLC 2 Bethesda Metro Center 14th Floor Bethesda, MD 20814	Oil, Gas & Consumable Fuels	Senior Debt		44.9	44.5	44.8
		Common Membership Units	100,000		60.6	39.0
					105.1	83.8
Fairmount Minerals, Ltd. 11833 Ravenna Road Chardon, OH 44024	Metals & Mining	Senior Debt		4.9	5.0	4.7
FAMS Acquisition, Inc. 1967 Lakeside Parkway Suite 402 Tucker, GA 30084	Diversified Financial Services	Mezzanine Debt		38.3	38.3	36.2
FCA US LLC P.O. Box 21-8004 Auburn Hills, MI 48321-8004	Automobiles	Senior Debt		11.9	11.9	11.9
Ferro Corporation 6060 Parkland Boulevard Mayfield Heights, OH 44124	Chemicals	Senior Debt		6.0	5.9	6.0
Filtration Group Corporation 500 West Madison Suite 3890 Chicago, IL 60661	Industrial Conglomerates	Senior Debt		5.6	5.6	5.6
Financière H S.A.S. 12 rue de Presbourg Paris, Ile-de-FRANCE 75116 FRANCE	Health Care Equipment & Supplies	Mezzanine Debt		14.7	14.7	14.3
		Convertible Preferred Stock	930,558		53.0	22.0
					67.7	36.3
Financière Newglass S.A.S. ZI. du Bois Chabot BP55 Cedex Saint Laurent sur Sèvre Pays de la Loire 85292 FRANCE	Building Products	Convertible Preferred Stock	15,000,000		17.0	12.6
Financière OFIC S.A.S. 35 rue Baudin Cedex Levallois, Ile-de-FRANCE 92593 FRANCE	Building Products	Warrants	3,047,200		—	4.1
Financière Tarmac S.A.S. 9 Rue Edmond Michelet Neuilly Plaisance, Ile-de-FRANCE 93360 FRANCE	Commercial Services & Supplies	Senior Debt		4.2	3.5	4.2
		Mezzanine Debt		47.4	36.0	32.3
		Convertible Preferred Stock	8,665,001		9.6	—
		Redeemable Preferred Stock		3.4	7.4	—
					56.5	36.5
First Data Corporation 5565 Glenridge Connector, NE Suite 2000 Atlanta, GA 30342	IT Services	Senior Debt		37.4	37.4	37.4

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
Fitness International, LLC 6400 Irvine Boulevard Irvine, CA 92620	Hotels, Restaurants & Leisure	Senior Debt		3.6	3.6	3.5
Flagship CLO V Maples Finance Limited PO Box 1093GT, Queensgate House South Church Street, Grand Cayman CAYMAN ISLANDS		Deferrable Notes		1.7	1.5	1.6
		Subordinated Securities	15,000		7.1	2.3
					8.6	3.9
Flexera Software LLC 300 Park Boulevard Suite 500 Itasca, IL 60143	Software	Senior Debt		10.1	10.2	10.1
Fly Funding II S.à r.l. West Pier Dun Laoghaire Co Dublin IRELAND	Trading Companies & Distributors	Senior Debt		4.4	4.5	4.4
Flying Fortress Inc. 10250 Constellation Blvd. Suite 3400 Los Angeles, CA 90067	Capital Markets	Senior Debt		5.3	5.3	5.3
FMG Resources (August 2006) Pty LTD Level 2/87 Adelaide Terrance East Perth, Western AUSTRALIA 6004 AUSTRALIA	Metals & Mining	Senior Debt		4.9	4.9	4.4
Foamex Innovations, Inc. 1400 N. Providence Road Suite 2000 Media, PA 19063	Household Durables	Common Stock	2,708		—	0.6
		Common Stock Warrants	7,067		—	0.2
					—	0.8
Fosbel Holding, Inc. 20600 Sheldon Road Brook Park, OH 44142	Commercial Services & Supplies	Mezzanine Debt		11.7	9.5	—
FPI Holding Corp 38773 Road 48 Dinuba, CA 93618	Food Products	Senior Debt		0.4	0.4	—
FullBeauty Brands, Inc. 463 Fashion Avenue New York, NY 10018	Internet & Catalog Retail	Senior Debt		8.4	8.4	8.4
Galaxy III CLO, Ltd 1 Sun America Center 37th Floor Los Angeles, CA 90067		Subordinated Notes		4.0	0.2	—
Galaxy XVI CLO, Ltd. P.O. Box 1093 GT Queensgate House South Church Street George Town, Grand Cayman CAYMAN ISLANDS		Subordinated Notes		2.3	1.9	1.7
Gates Global LLC 1551 Wewatta Street Denver, CO 80202	Machinery	Senior Debt		18.0	17.9	17.8
Generic Drug Holdings, Inc. 31778 Enterprise Drive Livonia, MI 48150	Pharmaceuticals	Senior Debt		3.5	3.5	3.5
Global Tel*Link Corporation 17011 Beach Boulevard Suite 900 Huntington Beach, CA 92647	Diversified Telecommunication Services	Senior Debt		6.2	6.2	6.1
GoldenTree Loan Opportunities IX, Limited c/o MaplesFS Limited P.O. Box 1093 Boundary Hall, Cricket Square Queensgate House Grand Cayman, KY1 1102 CAYMAN ISLANDS		Subordinated Notes		40.8	39.2	39.2
GoldenTree Loan Opportunities VII, Limited 300 Park Avenue, New York, NY 10022		Subordinated Notes		35.3	33.7	33.7
Greeneden U.S. Holdings II, LLC 2001 Junipero Serra Boulevard Daly City, CA 94014	Software	Senior Debt		18.9	18.7	18.8
Grosvenor Capital Management Holdings, LLLP 900 North Michigan Avenue Suite 1100 Chicago, IL 60611	Capital Markets	Senior Debt		13.3	13.3	13.3
Group Montana, Inc. #1 Sterling Lane PO Box 839 Columbus, MT 59019	Textiles, Apparel & Luxury Goods	Senior Debt		6.1	6.1	6.1
		Convertible Preferred Stock	4,000		5.3	4.6
		Common Stock	100%		12.6	—
					24.0	10.7

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
Guggenheim Partners Investment Management Holdings, LLC 150 East 42nd Street, 8th Floor New York, NY 10017	Capital Markets	Senior Debt		4.9	4.9	5.0
H. J. Heinz Company 1 PPG Place Suite 3100 Pittsburgh, PA 15222	Food Products	Senior Debt		37.2	37.2	37.2
Halcyon Loan Advisors Funding 2014-1 Ltd. PO Box 1093 Boundary Hall Grand Cayman KY1-1102 CAYMAN ISLANDS		Subordinated Notes		1.3	1.1	1.1
Halcyon Loan Advisors Funding 2015-2, Ltd. c/o MaplesFS Limited PO Box 1093 Boundary Hall, Cricket Square Grand Cayman KY1-1102 CAYMAN ISLANDS		Subordinated Notes		21.7	18.7	18.7
Halex Holdings, Inc. 4200 Santa Ana Street Ontario, CA 91761	Construction Materials	Senior Debt		15.8	15.7	15.8
		Common Stock	51,853		9.3	4.1
					25.0	19.9
HALT Medical, Inc. 101 E. Vineyard Avenue Suite 201 Livermore, CA 94551	Health Care Equipment & Supplies	Senior Debt		85.7	57.8	24.8
Hampton Rubber Company 1669 W. Pembroke Avenue Hampton, VA 23661	Energy Equipment & Services	Senior Debt		4.0	4.0	3.6
Harbor Freight Tools USA, Inc. 3491 Mission Oaks Boulevard Camarillo, CA 93012	Specialty Retail	Senior Debt		24.9	25.0	25.0
Hard 8 Games, LLC 161 Worchester Road Suite 606 Framingham, MA 01701	Hotels, Restaurants & Leisure	Convertible Senior Debt		22.3	22.3	22.3
		Membership Unit	1		19.0	11.8
					41.3	34.1
Hearthside Group Holdings, LLC 3250 Lacey Road Suite 200 Downers Grove, IL 60515	Food Products	Senior Debt		12.4	12.4	12.4
Hemisphere Media Holdings, LLC 2000 Ponce de Leon Boulevard Coral Gables, FL 33134	Media	Senior Debt		0.9	0.9	0.9
Herbert Park B.V. Herikerbergweg 238 Luna Arena 1101 CM Amsterdam Zuidoost THE NETHERLANDS		Subordinated Notes		24.4	26.6	21.6
HFOTCO LLC 1201 South Sheldon Road Houston, TX 77015	Oil, Gas & Consumable Fuels	Senior Debt		1.0	1.0	1.0
Highbridge Loan Management 2013-2, Ltd. PO Box 1093 Boundary Hall, Cricket Square Grand Cayman, KY1-1102 CAYMAN ISLANDS		Subordinated Notes		27.0	21.5	22.3
Holding Saint Augustine S.A.S. Tour d’Asnières – Hall C 4 avenue Laurent Cély Asnières-sur-Seine, Ile-de-FRANCE 92600 FRANCE	Air Freight & Logistics	Senior Debt		4.5	4.5	4.5
		Convertible Preferred Stock	1,982,668		13.7	—
					18.2	4.5
Houghton Mifflin Harcourt Company 222 Berkeley Street Boston, MA 02116	Diversified Consumer Services	Senior Debt		2.9	2.9	2.9
Hub International Limited 55 East Jackson Boulevard 14th Floor Chicago, IL 60604	Insurance	Senior Debt		23.4	23.2	23.2
Hudson Products Holdings Inc. 9660 Grunwald Road Beasley, TX 77417	Energy Equipment & Services	Senior Debt		7.1	7.1	7.0
Huntsman International LLC 500 S Huntsman Way Salt Lake City, UT 84108	Chemicals	Senior Debt		7.0	7.0	7.0
Hyland Software, Inc. 28500 Clemens Road Westlake, OH 44145	Software	Senior Debt		21.0	21.0	21.0

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
Immucor, Inc. 3130 Gateway Drive PO Box 5625 Norcross, GA 30091	Health Care Equipment & Supplies	Senior Debt		7.9	7.9	7.9
IMS Health Incorporated 83 Wooster Heights Road Danbury, CT 06810	Health Care Technology	Senior Debt		5.4	5.3	5.4
Indra Holdings Corp. 9655 International Boulevard Cincinnati, OH 45246	Textiles, Apparel & Luxury Goods	Senior Debt		4.1	4.1	4.0
Ineos US Finance LLC 3 Avenue des Uttins 1180 Rolle Switzerland	Chemicals	Senior Debt		8.0	8.0	8.0
Infinity Acquisition, LLC 1359 Broadway, 2nd Floor New York, NY 10018	Software	Senior Debt		5.0	4.9	4.9
Informatica Corporation 2100 Seaport Boulevard Redwood City, CA 94063	Software	Senior Debt		12.0	12.0	12.0
Information Resources, Inc. 150 N. Clinton St. Chicago, IL 60661	Professional Services	Senior Debt		12.9	12.9	12.9
Inmar, Inc. 2601 Pilgrim Court Winston Salem, NC 27106	Commercial Services & Supplies	Senior Debt		24.9	24.7	24.5
Intelsat Jackson Holdings S.A. 4, rue Albert Borschette L-1246 Luxembourg LUXEMBOURG	Diversified Telecommunication Services	Senior Debt		5.0	5.0	5.0
Interactive Data Corporation 32 Crosby Drive Bedford, MA 01730	Media	Senior Debt		13.4	13.4	13.5
Ion Media Networks, Inc. 601 Clearwater Park Road West Palm Beach, FL 33401	Media	Senior Debt		7.9	8.0	8.0
Iotum Global Holdings, Inc. 1205 St. Clair Avenue, W Suite 106 Toronto, ON M6E 1B5 CANADA	Diversified Telecommunication Services	Senior Debt		1.9	1.9	1.9
iParadigms, LLC 1111 Broadway 3rd Floor Oakland, CA 94607	Internet Software & Services	Senior Debt		39.5	39.3	39.5
IS Holdings I, Inc. 17911 Von Karman Avenue Irvine, CA 92614	Software	Common Stock	2,000,000		5.2	13.7
J. Crew Group, Inc. 770 Broadway New York, NY 10003	Specialty Retail	Senior Debt		7.4	7.4	6.4
J.C. Penney Corporation, Inc. 6501 Legacy Drive Mail Code 1304 Plano, TX 75024	Multiline Retail	Senior Debt		2.0	2.0	2.0
Jazz Acquisition, Inc. c/o Warburg Pincus 450 Lexington Avenue New York, NY 10017	Aerospace & Defense	Senior Debt		30.0	29.8	29.2
Key Safety Systems, Inc. 7000 Nineteen Mile Road Sterling Heights, MI 48314	Auto Components	Senior Debt		7.2	7.2	7.2
Kindred Healthcare, Inc. 680 South Fourth Street Louisville, KY 40202	Health Care Providers & Services	Senior Debt		14.3	14.3	14.4
La Frontera Generation, LLC 700 Universal Boulevard Juno Beach, FL 33408	Independent Power & Renewable Electricity Producers	Senior Debt		13.6	13.7	13.6
La Quinta Intermediate Holdings L.L.C. 909 Hidden Ridge Suite 600 Irving, TX 75038	Hotels, Restaurants & Leisure	Senior Debt		6.3	6.3	6.3
Landmark Aviation FBO Canada, Inc. 1500 CityWest Blvd. Suite 600 Houston, TX 77042	Aerospace & Defense	Senior Debt		0.3	0.3	0.3
Landslide Holdings, Inc. 698 West 10000 South Suite 500 South Jordan, UT 84905	Software	Senior Debt		16.3	16.3	16.0

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
Legendre Holding 31 S.A. 18 rue Jacqueline Auriol Quartier Villaroy B.P. 40119 Guyancourt Cedex Paris, Ile-de-FRANCE 78041 FRANCE		Senior Debt		9.1	9.1	8.7
Leonardo Acquisition Corp. 66 Wadsworth Park Dr #300 Draper, UT 84020	Internet & Catalog Retail	Senior Debt		12.3	12.3	12.3
Lenox Park C-F Owner, LLC 680 Fifth Avenue 19th Floor New York, NY 10019	Real Estate	Senior Debt		17.0	17.0	17.0
Level 3 Financing, Inc. 1025 Eldorado Boulevard Broomfield, CO 80021	Diversified Telecommunication Services	Senior Debt		7.0	7.0	7.0
Libbey Glass Inc. 300 Madison Avenue Toledo, OH 43604	Household Durables	Senior Debt		4.5	4.4	4.5
Liberty Cablevision of Puerto Rico LLC Urb. Industrial Tres Monjitas 1 Calle Camuñas San Juan, PR 00918-1485	Media	Senior Debt		5.0	5.0	5.0
Life Time Fitness, Inc. 2902 Corporate Place Chanhassen, MN 55317	Hotels, Restaurants & Leisure	Senior Debt		6.0	6.0	6.0
LightPoint CLO IV, LTD 200 W. Monroe St. Suite 1330 Chicago, IL 60606		Income Notes		6.7	3.6	—
LightPoint CLO VII, Ltd. 200 W. Monroe St. Suite 1330 Chicago, IL 60606		Subordinated Notes		9.0	2.8	2.0
Limerock CLO III, Ltd. c/o Appleby Trust (Cayman) Ltd. Clifton House, 75 Fort Street PO Box 1350 Grand Cayman KY1-1108 CAYMAN ISLANDS		Subordinated Notes		12.5	10.6	9.9
LLSC Holdings Corporation 3500 Holly Lane North Suite 10 Plymouth, MN 55447	Personal Products	Convertible Preferred Stock	9,000		10.9	17.6
LM U.S. Member LLC 1500 CityWest Blvd. Suite 600 Houston, TX 77042	Aerospace & Defense	Senior Debt		7.6	7.6	7.6
LTG Acquisition, Inc. 900 Klein Road Plano, TX 75074	Communications Equipment	Senior Debt		46.0	46.0	44.4
		Common Stock	5,000		5.0	5.0
					51.0	49.4
Madison Park Funding XI, Ltd. c/o Appleby Trust (Cayman) Ltd. Clifton House, 75 Fort Street P.O. Box 1350 Grand Cayman KY1-1108, CAYMAN ISLANDS		Subordinated Notes		8.0	7.4	7.4
Madison Park Funding XII, Ltd. c/o Appleby Trust (Cayman) Ltd. Clifton House, 75 Fort Street P.O. Box 1350 Grand Cayman KY1-1108, CAYMAN ISLANDS		Subordinated Notes		10.0	9.4	9.4
Madison Park Funding XVI, Ltd. c/o Appleby Trust (Cayman) Ltd. Clifton House, 75 Fort Street PO Box 1350 Grand Cayman KY1-1108 CAYMAN ISLANDS		Subordinated Notes		11.0	10.8	10.8
Magnetite VIII, Limited c/o Intertrust SPV (Cayman) Limited 190 Elgin Avenue George Town, Grand Cayman KY1-9005 CAYMAN ISLANDS		Subordinated Notes		6.7	6.1	5.8
Magnetite XIV, Limited c/o MaplesFS Limited PO Box 1093 Boundary Hall, Cricket Square Grand Cayman KY1-1102 CAYMAN ISLANDS		Subordinated Notes		21.0	20.0	20.0

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
Mayport CLO Ltd. 840 Newport Center Drive Newport Beach, CA 92660		Income Notes		14.0	9.5	3.0
MCC Iowa LLC 100 Crystal Run Road Middletown, NY 10941	Media	Senior Debt		14.2	14.2	14.2
McJunkin Red Man Corporation 2 Houston Center 909 Fannin Street, Suite 3100 Houston, TX 77010	Trading Companies & Distributors	Senior Debt		3.4	3.4	3.3
Mediacom Illinois, LLC 100 Crystal Run Road Middleton, NY 10941	Media	Senior Debt		7.4	7.4	7.4
Michaels Stores, Inc. 8000 Bent Branch Drive Irving, TX 75063	Specialty Retail	Senior Debt		29.6	29.6	29.5
Midas Intermediate Holdco II, LLC 808 South Central Expressway Richardson, TX 75080	Diversified Consumer Services	Senior Debt		5.5	5.5	5.5
Miles 33 Limited Miles House Easthampstead Road Bracknell, Berkshire RG12 1NJ UNITED KINGDOM	Software	Senior Debt		8.0	8.0	8.0
		Mezzanine Debt		17.3	14.4	14.4
		Redeemable Preferred Stock		78.1	30.6	—
					53.0	22.4
Millennium Health, LLC 16981 Via Tazon San Diego, CA 92127	Health Care Providers & Services	Senior Debt		7.8	7.8	3.3
Minerals Technologies Inc. 622 Third Avenue 38th Fl New York, NY 10017	Chemicals	Senior Debt		2.1	2.1	2.1
Mirror Bidco Corp. 666 Fifth Avenue 36th Floor New York, NY 10103	Machinery	Senior Debt		8.4	8.5	8.4
Mitchell International, Inc. 9889 Willow Creek Road San Diego, CA 92131	Software	Senior Debt		16.2	16.2	16.2
Moneygram International, Inc. 2828 N. Harwood Street 17th Floor Dallas, TX 75201	IT Services	Senior Debt		3.0	3.0	2.9
MPG Holdco I Inc. 47659 Halyard Drive Plymouth, MI 48170	Auto Components	Senior Debt		6.4	6.4	6.4
MPH Acquisition Holdings LLC 115 Fifth Avenue New York, NY 10003	Health Care Providers & Services	Senior Debt		26.6	26.4	26.4
MW Acquisition Corporation 1655 N Tegner Street Wickenburg, AZ 85390	Health Care Providers & Services	Mezzanine Debt		24.1	24.1	24.1
		Redeemable Preferred Stock	2,485		2.5	2.5
		Convertible Preferred Stock	88,084		41.2	45.8
					67.8	72.4
M-IV Lake Center LLC 4601 College Boulevard Suite 350 Leawood, KS 66211	Real Estate	Senior Debt		7.0	7.0	7.0
National Financial Partners Corp. 340 Madison Avenue 20th Floor New York, NY 10173	Insurance	Senior Debt		10.4	10.4	10.4
NECCO Holdings, Inc. 135 American Legion Highway Revere, MA 02151	Food Products	Senior Debt		18	11.7	5.2
		Common Stock	860,189		0.1	—
					11.8	5.2
NECCO Realty Investments, LLC 135 American Legion Highway Revere, MA 02151	Real Estate	Senior Debt		71.1	32.8	24.9
		Common Membership Units	7,450		4.9	—
					37.7	24.9
Neuberger Berman CLO XV, Ltd. c/o Intertrust SPV (Cayman) Limited 190 Elgin Avenue George Town, Grand Cayman KY1-9005 CAYMAN ISLANDS		Subordinated Notes		2.8	2.2	2.2
New Albertson's, Inc. 157 South Howard Street Spokane, WA 99201	Food & Staples Retailing	Senior Debt		4.0	3.9	4.0
Novelis Inc. 3560 Lenox Road, Suite 2000 Atlanta, GA 30326	Metals & Mining	Senior Debt		4.1	4.0	4.0

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
Numericable U.S. LLC Tour Ariane 5 place de la Pyramide 92088 La Defense Cedex FRANCE	Media	Senior Debt		7.0	7.0	7.0
NVA Holdings, Inc. 29229 Canwood Street Suite 100 Agoura Hills, CA 91301	Health Care Providers & Services	Senior Debt		10.4	10.4	10.4
NYLIM Flatiron CLO 2006-1 LTD. Walkers SPV Limited Walker House PO Box 908GT, Mary Street George Town, Grand Cayman CAYMAN ISLANDS		Subordinated Securities	10,000		4.0	3.6
Och-Ziff VIII, Ltd. 388 Greenwich Street, 14th Floor New York, NY 10013		Subordinated Notes		16.0	13.4	13.4
Octagon Investment Partners XIV, Ltd. c/o MaplesFS Limited PO Box 1093 Boundary Hall, Cricket Square Grand Cayman KY1-1102 CAYMAN ISLANDS		Subordinated Notes		4.5	3.1	3.2
Octagon Investment Partners XIX, Ltd. c/o Appleby Trust (Cayman) Ltd. Clifton House 75 Fort Street, PO Box 1350 Grand Cayman KY1-1108 CAYMAN ISLANDS		Subordinated Notes		25.0	20.3	20.9
Octagon Investment Partners XX, Ltd. P.O. Box 1093 Boundary Hall, Cricket Square Grand Cayman KY1-1102 CAYMAN ISLANDS		Subordinated Notes		2.5	2.3	2.3
Octagon Investment Partners XXII, Ltd. c/o MaplesFS Limited P.O. Box 1093 Boundary Hall, Cricket Square Grand Cayman KY1-1102 CAYMAN ISLANDS		Subordinated Notes		8.4	7.4	7.1
Octagon Loan Funding, Ltd. c/o MaplesFS Limited P.O. Box 1093 Boundary Hall, Cricket Square Grand Cayman, KY1-1102 CAYMAN ISLANDS		Subordinated Notes		4.0	3.3	3.3
OHA Credit Partners VIII, Ltd. c/o MaplesFS Limited P.O. Box 1093 Boundary Hall, Cricket Square Grand Cayman, KY1-1102 CAYMAN ISLANDS		Subordinated Notes		5.0	4.2	4.2
OHA Credit Partners XI, Ltd. 190 Elgin Avenue George Town Grand Cayman, CJ KY1-9005 CAYMAN ISLANDS		Subordinated Notes		25.0	25.0	25.0
On Assignment, Inc. 26745 Malbu Hills Road Calabasa, CA 91301	Professional Services	Senior Debt		1.2	1.2	1.2
OnCourse Learning Corporation N19W24075 Riverwood Drive, Suite 200 Waukesha, WI 53188	Diversified Consumer Services	Senior Debt		19.9	19.7	19.7
Onex Carestream Finance LP 150 Verona Street Rochester, NY 14608	Health Care Equipment & Supplies	Senior Debt		13.3	13.4	13.4
Opal Acquisition, Inc. 841 Prudential Drive Suite 1700 Jacksonville, FL 32207	Health Care Providers & Services	Senior Debt		9.9	9.9	9.8
Orchard Brands Corporation 30 Tozer Road Beverly, MA 01915	Internet & Catalog Retail	Common Stock	87,838		55.1	91.7
Ortho-Clinical Diagnostics S.A. 100 Indigo Creek Drive Rochester, NY 14626	Health Care Providers & Services	Senior Debt		12.2	12.3	12.0
OSG Bulk Ships, Inc. 1301 Avenue of the Americas New York, NY 10019	Oil, Gas & Consumable Fuels	Senior Debt		2.8	2.8	2.8

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
P2 Lower Acquisition, LLC 250 Progressive Way Westerville, OH 43082	Health Care Providers & Services	Senior Debt		1.8	1.8	1.8
Par Pharmaceutical Companies, Inc. 300 Tice Boulevard Woodcliff Lake, NJ 07677	Pharmaceuticals	Senior Debt		18.5	18.5	18.6
Parkeon S.A.S. 100 Avenue de Suffren Paris, Ile-de-FRANCE 75015 FRANCE	Electronic Equipment, Instruments & Components	Senior Debt		4.2	3.9	2.8
		Redeemable Preferred Stock	5,234,743		0.5	2.3
					4.4	5.1
Parts Holding Coörperatief U.A. Schiphol Boulevard 329 Luchthaven Schiphol, Noord-Holland, 1118 BJ THE NETHERLANDS	Distributors	Membership Entitlements	741,684		6.4	7.7
Party City Holdings Inc. 80 Grasslands Road Elmsford, NY 10523	Specialty Retail	Senior Debt		19.5	19.4	19.5
Peabody Energy Corporation 701 Market Street St. Louis, MO 63101	Oil, Gas & Consumable Fuels	Senior Debt		8.4	8.4	7.1
Penn Engineering & Manufacturing Corp. 5190 Old Easton Road Danboro, PA 18916	Building Products	Senior Debt		11.5	11.5	11.5
Performance Food Group, Inc. 12500 West Creek Parkway Richmond, VA 23238	Food & Staples Retailing	Senior Debt		4.0	4.0	4.0
Petroleum GEO-Services ASA Lilleakerveien 4C P.O. Box 251 Lilleaker 0216 Oslo NORWAY	Energy Equipment & Services	Senior Debt		4.9	4.9	4.5
PetSmart, Inc. 19601 North 27th Avenue Phoenix, AZ 85027	Specialty Retail	Senior Debt		5.8	5.8	5.8
Pharmaceutical Product Development, Inc. 929 North Front Street Wilmington, NC 28401	Life Sciences Tools & Services	Senior Debt		40.2	40.3	40.2
Pharmedium Healthcare Corporation Two Conway Park 150 North Field Drive, Suite 350 Lake Forest, IL 60045	Pharmaceuticals	Senior Debt		8.2	8.2	8.2
PHC Sharp Holdings, Inc. 2968 Randolph Ave. Costa Mesa, CA 92626	Commercial Services & Supplies	Senior Debt		1.4	1.4	1.4
		Mezzanine Debt		40.9	26.4	26.7
		Common Stock	631,049		4.2	—
					32.0	28.1
Phillips-Medisize Corporation 1201 Hanley Road Hudson, WI 54016	Health Care Equipment & Supplies	Senior Debt		6.0	6.0	6.0
Photonis Technologies SAS 18 avenue de Pythagore, Domaine de Pelus Axis Business Park, Bat. 5 E Merignac 33700 FRANCE	Aerospace & Defense	Senior Debt		19.9	19.7	19.7
Pilot Travel Centers LLC 5508 Lonas Drive Knoxville, TN 37909	Specialty Retail	Senior Debt		23.9	24.0	24.1
Pinnacle Foods Finance LLC 399 Jefferson Road Parsippany, NJ 07054	Food Products	Senior Debt		14.3	14.2	14.3
Planet Fitness Holdings, LLC 26 Fox Run Road Newington, NH 03801	Hotels, Restaurants & Leisure	Senior Debt		5.3	5.3	5.3
PODS, LLC 13535 Feather Sound Dr. #100 Clearwater, FL 33762	Road & Rail	Senior Debt		6.0	6.1	6.0
Post Holdings, Inc. 2503 South Hanley Road St. Louis, MO 63144	Food Products	Senior Debt		12.9	12.9	12.9
PQ Corporation 300 Lindenwood Drive Valleybrooke Corporate Center Malvern, PA 19355	Chemicals	Senior Debt		4.0	3.9	4.0
Primrose Holding Corporation 3660 Cedarcrest Road Acworth, GA 30101	Diversified Consumer Services	Common Stock	7,227		3.4	9.2

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
Quikrete Holdings, Inc. 3490 Piedmont Road NE One Securities Centre, Suite 1300 Atlanta, GA 30305	Construction Materials	Senior Debt		25.0	24.9	25.0
Quintiles Transnational Corp. 4820 Emperor Boulevard Durham, NC 27703	Life Sciences Tools & Services	Senior Debt		2.0	2.0	2.0
Ranpak Corp. 7990 Auburn Road P.O. Box 8004 Concord Township, OH 44077	Containers & Packaging	Senior Debt		25.5	25.5	25.6
RCHP, Inc. 103 Continental Place Suite 200 Brentwood, TN 37027	Health Care Providers & Services	Senior Debt		2.0	2.0	2.0
RD Holdco Inc. 4701 Old Shepard Place Plano, TX 75093	Household Durables	Senior Debt		16.9	14.9	16.6
		Common Stock	458,596		23.6	7.4
		Common Stock Warrants	56,372		2.9	0.9
					41.4	24.9
Rebellion Media Group Corp. 503 Imperial Road Guelph, ON N1H 6T9 CANADA	Internet Software & Services	Senior Debt		19.1	12.8	6.3
Renaissance Learning, Inc. P.O. Box 8036 Wisconsin Rapids, WI 54495	Software	Senior Debt		9.9	9.9	9.8
Riverbed Technology, Inc. 680 Folsom St. San Francisco, CA 94107	Communications Equipment	Senior Debt		13.0	13.1	13.1
Road Infrastructure Investment, LLC 115 Todd Ct. Thomasville, NC 27360	Chemicals	Senior Debt		12.3	12.3	12.2
Roark - Money Mailer, LLC 14271 Corporate Drive Garden Grove, CA 92843	Media	Common Membership Units	6.0%		0.7	1.4
RPI Finance Trust 110 East 59th Street, 33rd Floor New York, NY 10022	Pharmaceuticals	Senior Debt		4.0	4.0	4.0
Sabre GLBL Inc. 3150 Sabre Drive South Lake, TX 76092	Software	Senior Debt		7.4	7.4	7.4
Sage Products Holdings III, LLC 3909 Three Oaks Road Cary, IL 60013	Health Care Equipment & Supplies	Senior Debt		22.6	22.7	22.9
Sapphire Valley CDO I, Ltd. 201 South College Street Suite 2400 Charlotte, NC 28244		Subordinated Notes		14.0	15.4	11.1
Scanner Holdings Corporation 2750 Crestwood Boulevard Birmingham, AL 35210	Technology Hardware, Storage & Peripherals	Mezzanine Debt		23.3	23.1	23.3
		Convertible Preferred Stock	66,424,135		10.0	15.8
		Common Stock	167,387		0.1	—
					33.2	39.1
Schaeffler AG Industriestrasse 1-3 Herzogenaurach, 91074 Germany	Auto Components	Senior Debt		10.2	10.2	10.2
Scientific Games International, Inc. 1500 Bluegrass Lakes Parkway Alpharetta, GA 30004	Hotels, Restaurants & Leisure	Senior Debt		4.0	3.9	4.0
Sears Roebuck Acceptance Corp. 3711 Kennett Pike Greenville, DE 19807-2155	Multiline Retail	Senior Debt		5.0	5.0	4.9
Securus Technologies Holdings, Inc. 14651 Dallas Parkway Suite 600 Dallas, TX 75254-8815	Diversified Telecommunication Services	Senior Debt		7.9	7.9	7.7
Sedgwick Claims Management Services, Inc. 1100 Ridgeway Loop Road Suite 200 Memphis, TN 38120	Insurance	Senior Debt		25.8	25.5	25.5
SEHAC Holding Corporation 3820 American Drive Ste 200 Plano, TX 75075	Diversified Consumer Services	Convertible Preferred Stock	14,850		14.8	132.7
		Common Stock	150		0.2	1.3
					15.0	134.0

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
Seminole Hard Rock Entertainment, Inc. 6100 Old Park Lane Orlando, FL 32835	Hotels, Restaurants & Leisure	Senior Debt		5.9	5.9	5.9
Serta Simmons Holdings, LLC Corporation Trust Center 1209 Orange Street Wilmington, DE 19801	Household Durables	Senior Debt		20.1	20.1	20.1
Ship Luxco 3 S.a r.l. Rue Beck 2-4 Luxembourg Luxembourg	IT Services	Senior Debt		5.0	5.0	5.0
Sinclair Television Group, Inc. 10706 Beaver Dam Road Hunt Valley, MD 21030-2207	Media	Senior Debt		4.0	4.0	4.0
Six Flags Theme Parks, Inc. 924 Avenue J East Grand Prairie, TX 75050	Hotels, Restaurants & Leisure	Senior Debt		1.0	1.0	1.0
Soil Safe Acquisition Corp. 6700 Alexander Bell Drive, Suite 300 Columbia, MD 21046	Professional Services	Senior Debt		34.9	34.9	35.0
		Mezzanine Debt		69.6	69.5	69.6
		Common Stock	810		9.0	23.7
					113.4	128.3
Southcross Energy Partners, L.P. 1700 Pacific Avenue Suite 2900 Dallas, TX 75201	Oil, Gas & Consumable Fuels	Senior Debt		1.0	1.0	1.0
Southwire Company, LLC One Southwire Drive Carrollton, GA 30119	Electrical Equipment	Senior Debt		20.2	20.1	20.1
Spectrum Brands, Inc. 3001 Deming Way Middleton, WI 53562-1431	Household Products	Senior Debt		1.5	1.5	1.5
Sparta Systems, Inc. 2000 Waterview Drive, Suite 300 Hamilton, NJ 08691	IT Services	Senior Debt		24.8	24.6	24.9
		Convertible Preferred Stock	743		0.8	0.8
		Common Stock	308,224		—	0.4
					25.4	26.1
Spin Holdco Inc. 303 Sunnyside Boulevard Suite 70 Plainview, NY 11803	Diversified Consumer Services	Senior Debt		15.4	15.3	15.3
SS&C European Holdings S.a.r.L 80 Lamberton Road Windsor, CT 06095	Software	Senior Debt		0.6	0.5	0.6
SS&C Technologies, Inc. 80 Lamberton Road Windsor, CT 06095	Software	Senior Debt		2.4	2.4	2.5
Standard Aero Limited 6710 N. Scottsdale Rd., Suite 250 Scottsdale, AZ 85253	Aerospace & Defense	Senior Debt		1.3	1.3	1.3
Star West Generation LLC 2929 Allen Parkway Suite 2280 Houston, TX 77019	Independent Power & Renewable Electricity Producers	Senior Debt		1.9	1.9	1.9
Station Casinos LLC 1505 South Pavilion Center Drive Las Vegas, NV 89135	Hotels, Restaurants & Leisure	Senior Debt		16.4	16.4	16.4
Steinway Musical Instruments, Inc. 800 South Street Suite 305 Waltham, MA 02453	Leisure Products	Senior Debt		4.9	4.9	4.9
STS Operating, Inc. 2301 Windsor Court Addison, IL 60101	Trading Companies & Distributors	Senior Debt		2.0	2.0	2.0
Summit Materials Companies I, LLC 1550 Wynkoop Street, 3rd Floor Denver, CO 80202	Construction Materials	Senior Debt		3.0	3.0	3.0
SunGard Data Systems Inc. 680 East Swedesford Road Wayne, PA 19087	IT Services	Senior Debt		17.5	17.5	17.5
Swift Transportation Co., LLC 2200 South 75th Avenue Phoenix, AZ 85043	Road & Rail	Senior Debt		4.0	4.0	4.0
Syniverse Holdings, Inc. 8125 Highwoods Palm Way Tampa, FL 33647	Wireless Telecommunication Services	Senior Debt		15.0	14.9	14.2

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
Systems Maintenance Services Holding, Inc. 10420 Harris Oaks Boulevard Suite C Charlotte, NC 28269	IT Services	Senior Debt		33.0	32.8	32.8
Teasdale Foods, Inc. 901 Packers Street P.O. Box 814 Atwater,CA 95301	Food & Staples Retailing	Senior Debt		31.5	31.5	31.5
Tectum Holdings, Inc. 5400 S. State Road Ann Arbor, MI 48108	Auto Components	Senior Debt		41.5	40.9	41.9
		Convertible Preferred Stock	25,000		2.5	3.3
					43.4	45.2
The Brickman Group Ltd. LLC 18227D Flower Hill Way Gaithersburg, MD 20879	Commercial Services & Supplies	Senior Debt		17.9	17.8	17.8
The Goodyear Tire & Rubber Company 200 Innovation Way Akron, OH 44316	Auto Components	Senior Debt		6.3	6.3	6.3
The Hertz Corporation 999 Vanderbilt Beach Rd #501 Naples, FL 34108	Road & Rail	Senior Debt		15.0	14.9	14.9
The Hillman Group, Inc. 10590 Hamilton Avenue Cincinnati, OH 45231	Machinery	Senior Debt		10.9	10.9	10.9
The Men's Wearhouse, Inc. 6100 Stevenson Blvd. Fremont, CA 94538	Specialty Retail	Senior Debt		6.3	6.3	6.3
The Neiman Marcus Group Inc. 1618 Main Street One Marcus Square Dallas, TX 75201	Multiline Retail	Senior Debt		18.4	18.3	18.3
The Servicemaster Company, LLC 860 Ridge Lake Boulevard Memphis, TN 38120	Diversified Consumer Services	Senior Debt		6.5	6.4	6.5
THL Credit Wind River 2013-1 CLO Ltd. c/o MaplesFS Limited P.O. Box 1093 Boundary Hall, Cricket Square Grand Cayman, KY1-1102 CAYMAN ISLANDS		Subordinated Notes		14.0	11.1	11.1
THL Credit Wind River 2014-1 CLO Ltd. c/o Maples FS Limited P.O. Box 1093 Boundary Hall, Cricket Square Grand Cayman KY1-1102 CAYMAN ISLANDS		Subordinated Notes		16.0	13.6	13.2
TI Group Automotive Systems, L.L.C. 1272 Doris Road Auburn Hills, MI 48326	Auto Components	Senior Debt		3.8	3.7	3.7
TNS, Inc. 11480 Commerce Park Drive Suite 600 Reston, VA 20191	IT Services	Senior Debt		3.6	3.6	3.6
TPF II, LLC 14302 FNB Parkway Omaha, NE 68154	Independent Power & Renewable Electricity Producers	Senior Debt		2.0	2.0	2.0
Trans Union LLC 555 West Adams Street Chicago, IL 60661	Professional Services	Senior Debt		32.8	32.6	32.5
TransDigm Inc. The Tower at Erieview 1301 East 9th St., Suite 3000 Cleveland, OH 44114	Aerospace & Defense	Senior Debt		19.5	19.4	19.4
Travelport Finance (Luxembourg) S.à r.l. 2-4, rue Eugène Ruppert Luxembourg L-2453 Luxembourg	Internet Software & Services	Senior Debt		4.0	3.9	4.0
Tribune Media Company 435 N Michigan Ave Chicago, IL 60611	Media	Senior Debt		4.1	4.1	4.1
TWCC Holding Corp. 300 Interstate North Parkway SE Atlanta, GA 30339	Media	Senior Debt		9.6	9.5	9.2
Tyche Holdings, LLC 515 Sw 1st Avenue Fort Lauderdale, FL 33301	IT Services	Senior Debt		38.4	38.3	38.6

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
Tyden Cayman Holdings Corp. Walkers SPV Limited, Walker House PO Box 908GT, Mary Street George Town, Grand Cayman CAYMAN ISLANDS	Electronic Equipment, Instruments & Components	Convertible Preferred Stock	46,276		0.1	0.2
		Common Stock	5,521,203		5.5	3.0
					5.6	3.2
U.S. Renal Care, Inc. 2400 Dallas Parkway Suite 350 Plano, TX 75093	Health Care Providers & Services	Senior Debt		21.2	21.3	21.2
United Air Lines, Inc. 233 South Wacker Drive Chicago, IL 60606	Airlines	Senior Debt		7.9	7.9	8.0
Univision Communications Inc. 605 Third Avenue, 12th Floor New York, NY 10158	Media	Senior Debt		21.4	21.3	21.2
US Foods, Inc. 9399 West Higgins Road Suite 500 Rosemont, IL 60018	Food & Staples Retailing	Senior Debt		14.9	15.0	15.0
USI, Inc. 555 Pleasantville Road Briarcliff Manor, NY 10004	Insurance	Senior Debt		13.4	13.4	13.4
USIC Holdings, Inc. 11111 Santa Monica Boulevard Los Angeles, CA 90025	Construction & Engineering	Senior Debt		14.7	14.5	14.6
Valeant Pharmaceuticals International, Inc. 2150 St. Elzéar Boulevard West Laval, QB H7L 4A8 CANADA	Pharmaceuticals	Senior Debt		14.7	14.7	14.6
Vencore, Inc. 720 Vandenburg Road King of Prussia, PA 19406	Aerospace & Defense	Senior Debt		4.0	3.9	4.0
Virgin Media Investment Holdings Limited 12300 Liberty Boulevard Englewood, CO 80112	Media	Senior Debt		5.0	5.0	5.0
Vitesse CLO, Ltd. 200 Park Avenue Suite 2200 New York, NY 10166		Preferred Securities	20,000,000		12.0	—
Voya CLO 2014-2, Ltd. State Street Bank&Trust Co. 200 Clarendon Street Boston, MA 02116		Subordinated Notes		17.5	14.8	14.2
Voya CLO 2014-4, Ltd. P.O. Box 1093 Boundary Hall, Cricket Square Grand Cayman, KY1-1102 CAYMAN ISLANDS		Subordinated Notes		26.7	24.7	23.5
W3 Co. 11111 Wilcrest Green Drive Suite 300 Houston, TX 77042	Health Care Equipment & Supplies	Senior Debt		11.3	11.2	9.1
Wall Street Systems Delaware, Inc. 1345 Avenue of the Americas, 49th Floor New York, NY 10105	Software	Senior Debt		4.3	4.3	4.4
Warner Power, LLC 40 Depot Street Warner, NH 03278	Electrical Equipment	Mezzanine Debt		10.4	5.7	3.1
		Redeemable Preferred Membership Units	6,512,002		3.0	—
		Common Membership Units	47,000		1.9	—
					10.6	3.1
Waste Industries USA Inc. 3301 Benson Drive, Suite 601 Raleigh, NC 27609	Commercial Services & Supplies	Senior Debt		3.0	3.0	3.0
Wastequip, LLC 6525 Morrison Boulevard Suite 300 Charlotte, NC 28211	Machinery	Senior Debt		4.9	5.0	4.9
WaveDivision Holdings, LLC 401 Kirkland Parkplace Suite 500 Kirkland, WA 98033	Media	Senior Debt		8.4	8.4	8.4
Wesco Aircraft Hardware Corp. 27727 Avenue Scott Valencia, CA 91355	Aerospace & Defense	Senior Debt		4.7	4.7	4.6
William Morris Endeavor Entertainment, LLC 9601 Wilshire Boulevard Beverly Hills, CA 90210	Media	Senior Debt		4.0	4.0	4.0

Company	Industry	Investments	# of Shares/ Units Owned	Principal	Cost	Fair Value
Wilsonart LLC 2400 Wilson Place Temple, TX 76503	Building Products	Senior Debt		10.4	10.4	10.3
WIS Holding Company, Inc. 9625 Sky Park Court Suite 100 San Diego, CA 92123	Commercial Services & Supplies	Convertible Preferred Stock	1,206,598		121.7	136.2
		Common Stock	301,650		16.0	—
					137.7	136.2
WP CPP Holdings, LLC 4200 W. Valley Boulevard Ponoma, CA 91766	Aerospace & Defense	Senior Debt		31.7	31.6	31.8
WRH, Inc. 1407 George Rd. Ashland, OH 44805-9281	Life Sciences Tools & Services	Mezzanine Debt		100.0	99.7	95.3
XO Communications, LLC 13865 Sunrise Valley Drive Herndon, VA 20171	Diversified Telecommunication Services	Senior Debt		18.1	18.1	18.1
Yankee Cable Acquisition, LLC c/o ABRY Partners VI, L.P. 111 Huntington Avenue Boston, MA 02199	Media	Senior Debt		13.0	13.1	13.1
Yonkers Racing Corporation 810 Yonkers Avenue Yonkers, NY 10704	Hotels, Restaurants & Leisure	Senior Debt		4.7	4.7	4.5
Zayo Group LLC 1805 29th Street Suite 2050 Boulder, CO 80301	Diversified Telecommunication Services	Senior Debt		15.9	15.9	15.8
Ziggo B.V. Atoomweg 100 3542 AB Utrecht THE NETHERLANDS	Media	Senior Debt		10.0	9.9	9.9
Total					$6,197.3	$5,831.7

As a BDC, we will be required by law to make significant managerial assistance available to our eligible portfolio companies. Such assistance may include providing guidance and counsel concerning the management, operations and business objectives and policies of the portfolio company to its management and board of directors, including participating on the portfolio company’s board of directors. Although we will make such assistance available, our portfolio companies are not legally required to engage us for such services. Our Administrator has an operations team with significant turnaround and management experience and expertise in manufacturing services, consumer products, supply chain management, outsourcing and other services that will assist our investment professionals in providing intensive operational and managerial assistance to our portfolio companies. As of June 30, 2015, American Capital had board seats at 31 companies in the investment portfolio that will be transferred to us in connection with the Spin-Off and had board observation rights at certain other companies. We expect such board seats and observation rights to be transferred to us in connection with the transfer of the related assets. Providing assistance to the companies in our investment portfolio serves as an opportunity for us to maximize their value.

DETERMINATION OF NET ASSET VALUE

The NAV per share of our outstanding common stock will be determined quarterly, as soon as practicable after and as of the end of each calendar quarter, by dividing the value of total assets minus liabilities by the total number of shares of common stock outstanding at the date as of which the determination is made.

In calculating the value of our total assets, securities that are traded in the over-the-counter market or on a stock exchange will be valued at the prevailing bid price on the valuation date, unless the investment is subject to a restriction that requires a discount from such price, which will be determined by our Board of Directors. All other investments will be valued at fair market value as determined in good faith by our Board of Directors. In making such determination, our Board of Directors will value loans and non-convertible debt securities for which there exists no public trading market at cost plus amortized original issue discount, if any, unless adverse factors lead to a determination of a lesser value. In valuing convertible debt securities, equity or other types of securities for which there exists no public trading market, our Board of Directors will determine fair market value on the basis of collateral, the issuer’s ability to make payments, its earnings and other pertinent factors.

A substantial portion of our assets will consist of securities carried at fair market values determined by our Board of Directors. Determination of fair market values involves subjective judgment not susceptible to substantiation.

MANAGEMENT

Our business and affairs are managed under the direction of our Board of Directors. As of , 2015, our Board of Directors consists of one director, Mr. Ira Wagner. Prior to the Spin-Off, we expect American Capital, as our sole stockholder, to elect the remaining members of our Board of Directors. We expect a majority of our Board of Directors to be determined not to be “interested persons” of us, our Manager or their respective affiliates as defined in Section 2(a)(19) of the 1940 Act. We refer to these individuals as our “independent directors.” Our Board of Directors elects our officers, who serve at the discretion of our Board of Directors.

Pursuant to our charter and amended and restated bylaws (our “bylaws”), upon completion of the Spin-Off, our directors will be divided into three classes. Directors will be elected for staggered terms of three years each, with the term of office of only one of these three classes of directors expiring each year. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies.

Directors and Executive Officers

Set forth below are the names and ages of our sole director and executive officers and their respective positions as of , 2015. The address for each person is c/o American Capital Income, Ltd., 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814.

Name(1)	Age	Position
Interested Director:
Ira Wagner		Chair of the Board
Executive Officers:
Malon Wilkus		Chief Executive Officer
Brian Graff		President
John R. Erickson		Chief Financial Officer, Executive Vice President and Assistant Secretary
Samuel A. Flax		Executive Vice President, Chief Compliance Officer and Secretary
Gordon O’Brien		Executive Vice President

(1)	For directors, year first elected as director is shown.

Interested Director

Mr. Wagner is a general business consultant. From August 2008 to March 2015, Mr. Wagner was the President, European Private Finance of American Capital. Previously, he served as Executive Vice President and Chief Operating Officer of American Capital from 2001 to 2008. Mr. Wagner also serves on the boards of directors of European Capital Limited, a consolidated subsidiary of American Capital, and its manager, European Capital Financial Services Limited, and certain of their affiliates. Mr. Wagner’s expertise in investing in the middle-market, broad experience with the day-to-day management and operations of similar investment companies and significant background in the financial services industry, strengthen our Board’s collective qualifications, skills, experience and viewpoints.

Executive Officers

Mr. Wilkus has served as our Chief Executive Officer and as Chief Executive Officer of our Manager since August 2015. Mr. Wilkus founded American Capital in 1986 and has served as its Chief Executive Officer and Chairman of the Board of Directors since that time, except for the period from 1997 to 1998 during which he served as Chief Executive Officer and Vice Chairman of its board of directors. He also served as President of American Capital from 2001 to 2008 and from 1986 to 1999. In addition, Mr. Wilkus is the President of American Capital Asset Management, LLC, the wholly-owned asset management company of American Capital and the owner of our Manager. He has also served on the board of directors of over a dozen middle-market companies in various industries. He is also Chief Executive Officer and Chair of the Board of Directors of American Capital Agency Corp. (NASDAQ: AGNC), American Capital Mortgage Investment Corp. (NASDAQ: MTGE) and American Capital Senior Floating, Ltd. (NASDAQ: ACSF).

Mr. Graff has served as our President and as President of our Manager since August 2015. Mr. Graff joined American Capital in 2001 and served as a Senior Vice President and Senior Managing Director from 2008 through 2014. In January 2015, Mr. Graff was appointed President, Private Finance of American Capital.

Mr. Erickson has served as our Chief Financial Officer, Executive Vice President and Assistant Secretary and as Executive Vice President and Treasurer of our Manager since August 2015. Mr. Erickson has served as the President, Structured Finance of American Capital since 2008 and as its Chief Financial Officer since 1998. In addition, Mr. Erickson is the Executive Vice President and Treasurer of American Capital Asset Management, LLC, the wholly-owned asset management company of American Capital and the owner of our Manager. He is also Chief Financial Officer, Executive Vice President and a member of the Board of Directors of American Capital Mortgage Investment Corp. (NASDAQ: MTGE) and American Capital Agency Corp. (NASDAQ: AGNC). Mr. Erickson is also the Chief Financial Officer, Executive Vice President and Assistant Secretary of American Capital Senior Floating, Ltd. (NASDAQ: ACSF).

Mr. Flax has served as our Executive Vice President, Chief Compliance Officer and Secretary and as the Executive Vice President, Chief Compliance Officer and Secretary of our Manager since August 2015. In addition, he has served as Executive Vice President, General Counsel, Chief Compliance Officer and Secretary of American Capital since 2005. Mr. Flax is also Executive Vice President and Secretary of American Capital Asset Management, LLC, the wholly-owned asset management company of American Capital and the owner of our Manager. From 1990 to 2005, he was a partner in the Washington, D.C. law firm of Arnold & Porter LLP, where he served as principal external counsel to American Capital. He is also Executive Vice President, Secretary and a member of the Board of Directors of American Capital Agency Corp. (NASDAQ: AGNC) and American Capital Mortgage Investment Corp. (NASDAQ: MTGE). In addition, he is Executive Vice President, Chief Compliance Officer and Secretary of American Capital Senior Floating, Ltd. (NASDAQ: ACSF).

Mr. O’Brien has served as our Executive Vice President and as Executive Vice President of our Manager since August 2015. In addition, Mr. O’Brien has served as the President, Specialty Finance and Operations of American Capital since 2008. From 2001 to 2008 he served as a Senior Vice President and Managing Director of American Capital. Prior to his election as a Senior Vice President, he served as a Vice President of American Capital in 2001. From 1998 to 2001, he was a Principal of American Capital.

Board Leadership Structure
Our Board of Directors consists of one director, Mr. Wagner. Prior to the Spin-Off, our Board of Directors is expected to consist of members, of whom (which constitutes a majority) are not “interested persons” of us, our Manager or their respective affiliates, as defined in Section 2(a)(19) of the 1940 Act, and are “independent,” as defined in Rule 5605(a)(2) of The NASDAQ Global Select Market’s marketplace rules (the “NASDAQ rules”). Similarly, only Mr. Wagner and are “interested persons” of ACAP under the 1940 Act.
We do not anticipate combining the positions of Chair and Chief Executive Officer. Our Board of Directors believes that it is in the best interests of our investors for Mr. Wagner to chair the Board of Directors because of his expertise in investing in the middle-market, broad experience with the day-to-day management and operation of investment funds with a similar investment focus and significant background in the financial services industry, as described above. Although the Chair is an “interested person” of ACAP under the 1940 Act, we recognize the importance of strong independent leadership on the Board. We believe that our Board’s independent oversight will be substantial.
It is expected to be our Board’s policy, as a matter of good corporate governance, to have a majority of our directors who are not “interested persons” meet regularly without persons who are members of management or employee directors present to facilitate the Board’s effective independent oversight of management. These directors will periodically designate a director who is “independent,” as defined in the NASDAQ rules and the 1940 Act, to serve as the “lead independent director” and preside at these meetings. Our disinterested directors will meet during our Board’s quarterly in-person meetings and may hold additional meetings at the request of the lead independent director or another disinterested director. The designation of a lead independent director is expected to generally be for a three-year term or until his or her successor is elected, and a lead independent director may be re-appointed at the end of a term. If the lead independent director is unavailable for a meeting, his or her immediate predecessor will serve as lead independent director for such meeting. We expect to be appointed our lead independent director prior to the Spin-Off.
Our Board’s Audit, Compliance and Valuation Committee and its Compensation, Corporate Governance and Nominating Committee are each expected to be composed entirely of independent directors. These independent committees of our Board will have the authority under their respective charters to hire independent advisors and consultants, at our expense, to assist them in performing their duties.

Corporate Governance
Our Board of Directors is expected to develop corporate governance practices to help it fulfill its responsibility to stockholders to oversee the work of management in the conduct of our business. The governance practices will be memorialized in corporate governance guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of management. These guidelines, in conjunction with our charter, bylaws and committee charters of the Audit, Compliance and Valuation Committee and the Compensation, Corporate Governance and Nominating Committee, will form the framework for our governance. All of these documents will be available in the Investor Relations section of our web site at www.AmericanCapitalIncome.com or www.ACAP.com.
Committees of the Board of Directors
We expect our Board of Directors to establish three standing committees, the primary functions of which are described below. Our Board of Directors may from time to time establish other committees.

Executive Committee

This committee will have the authority to exercise all powers of our Board of Directors except for actions that must be taken by our full Board of Directors under the Maryland General Corporation Law or the 1940 Act. Members of the Executive Committee are expected to be , with Mr. Wagner serving as Chair.
Audit, Compliance and Valuation Committee
This committee will assist the Board of Directors in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.
In addition, the Audit, Compliance and Valuation Committee will review and provide a recommendation to the Board of Directors with regard to its approval of the valuations of our investments presented by management. In such review, the committee will discuss the proposed valuations with our independent auditors and other relevant consultants. The Audit, Compliance and Valuation Committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm and considering the range of audit and non-audit fees. The committee’s meetings will include, whenever appropriate, executive sessions with each of our independent external auditors and our Administrator’s internal auditors, without the presence of management. The Audit, Compliance and Valuation Committee is expected to be composed of , with serving as Chair. Each member of the proposed committee is expected to be determined by our Board of Directors to be independent, as defined in Rules 5605(a)(2) and 5605(c)(2) of the NASDAQ rules and Rule 10A-3 of the Exchange Act. Our Board of Directors is expected to determine that , the Chair of the Audit, Compliance and Valuation Committee, is an “audit committee financial expert,” as defined in Item 407 of Regulation S-K under the Securities Act.
Compensation, Corporate Governance and Nominating Committee
This committee’s principal functions will be to:

•	evaluate the performance of our Manager and Administrator;

•	review the compensation and fees payable to our Manager under the Management Agreement;

•	review the fees payable to our Administrator under the Administration Agreement;

•	recommend to the Board of Directors whether to renew or terminate the Management Agreement;

•	recommend to the Board of Directors whether to renew or terminate the Administration Agreement;

•	evaluate and make recommendations to the Board of Directors concerning the compensation and fees payable to the members of the Board of Directors;

•	review and assist with the development of our executive succession plans;

•	review our Manager’s executive succession plans; and

•	produce a report on executive compensation required to be included in our proxy statement for our annual meetings (although it is intended that we will have no executive compensation expenses).
The Compensation, Corporate Governance and Nominating Committee will also serve as the Board of Director’s standing nominating committee and as such will perform the following functions:

•
identifying, recruiting and recommending to the Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors by our common stockholders at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines, including the committee’s selection criteria for director nominees;

•	reviewing and making recommendations on matters involving the general operation of the Board of Directors, its committees and our corporate governance;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors; and

•	annually facilitating the assessment of the Board of Directors’ and committees’ performance as a whole and of the individual directors and reports thereon to the Board of Directors.

The Compensation, Corporate Governance and Nominating Committee is expected to be composed of , with serving as Chair. Each member of the proposed committee is expected to be determined by our Board of Directors to be independent, as defined in Rules 5605(a)(2) and 5605(d)(2) of the NASDAQ rules.
Board and Committee Meetings
Under our Bylaws and Maryland law, the Board of Directors is permitted to take actions at regular or special meetings and by written consent. The Board of Directors will generally hold regular quarterly meetings and meet on other occasions as necessary. As noted above, the independent directors will also meet separately in executive sessions to discuss various matters, including our performance and the performance of our Manager and Administrator.
Each of the Audit, Compliance and Valuation Committee and the Compensation, Corporate Governance and Nominating Committee will schedule regular meetings to coincide with the quarterly in-person meetings of the Board of Directors and also meet at the request of senior management or at such other times as it determines. Our Secretary, in consultation with the chair of the committee, will set agendas for the meetings. Each committee will report regularly to the Board of Directors on its activities at the next regularly scheduled Board meeting following their committee meetings and when appropriate. Although we do not have a policy on director attendance at our annual meetings, directors are encouraged to attend the annual meeting.
Risk Oversight
One of the roles of our Board of Directors is being responsible for the general oversight of the Company, including the performance of our executive officers, our Manager and Administrator and the Company’s risk management processes, to assure that the long-term interests of our stockholders are being served. In performing its risk oversight function, the Board, directly or through its standing committees, will regularly review our material strategic, operational, financial, legal, compensation and compliance risks with our Manager and senior management. In particular, the Board will receive updates at each regular meeting on the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing us.

The Board of Directors also recognizes the importance of effective executive leadership to our success and will be actively engaged in overseeing the operational risks related to succession planning. The Board of Directors will routinely discuss our Manager’s staffing of critical roles, and potential replacements for key personnel will be given exposure to the Board of Directors during meetings and other events. In addition, the Board of Directors will be regularly updated on American Capital’s strategies for recruiting, developing and retaining outstanding personnel at American Capital, our Manager and its affiliates, as applicable.
The Board is expected to delegate certain risk management oversight responsibility to its committees as follows:

Regulatory Compliance Risk:  The Board, both directly and through the Audit, Compliance and Valuation Committee, will receive regular reports from our Administrator’s legal, accounting and internal audit representatives on regulatory matters, including the Company’s compliance with the BDC qualification and leverage requirements under the 1940 Act, compliance with our Code of Ethics and our Manager’s compliance with the Investment Advisers Act of 1940.

Financial and Accounting Risk:  The Audit, Compliance and Valuation Committee will oversee the Company’s management of its financial, accounting, internal controls and liquidity risks through regular meetings with our Chief Financial Officer, senior representatives of our Administrator’s accounting, tax, auditing and legal departments and representatives of the Company’s independent public accountant.
Litigation Risk:  The Compensation, Corporate Governance and Nominating Committee will monitor the Company’s litigation, if any.
Compensation and Benefit Plan Risk:  The Compensation, Corporate Governance and Nominating Committee will consider the extent to which our director compensation and any benefit plan programs that we may adopt may create risk for the Company.
Governance Risk:  The Compensation, Corporate Governance and Nominating Committee will oversee risks related to Board organization, membership and structure and corporate governance.
Director Nomination Process
Nominations for election to the Board of Directors may be made by the Compensation, Corporate Governance and Nominating Committee of the Board of Directors, or by any common stockholder entitled to vote for the election of directors. Candidates recommended by common stockholders will be evaluated by the Compensation, Corporate Governance and Nominating Committee under the same criteria that are applied to other candidates.
Board Membership Criteria
Although we have not adopted a formal list of qualifications, in discharging its responsibilities to nominate candidates for election to the Board of Directors, the Compensation, Corporate Governance and Nominating Committee will endeavor to identify, recruit and nominate candidates based on the following eligibility and experience criteria: a candidate’s integrity and business ethics, strength of character, judgment, experience and independence, as well as factors relating to the composition of the Board of Directors, including its size and structure, the relative strengths and experience of current directors and principles of diversity, including diversity of experience, personal and professional backgrounds, race, gender and age. Although the committee will not have formal objective criteria for determining the amount of diversity needed on the Board of Directors, it is one of the factors the committee will consider in its evaluation. In nominating candidates to fill vacancies created by the expiration of the term of a member of the Board of Directors, the committee will determine whether the incumbent director is willing to stand for re-election. If so, the committee will evaluate his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with our business.
Director Compensation

We have not paid any cash compensation to any of the members of our Board of Directors since our organization. We do not have, and we do not currently intend to adopt, any plans or programs for our directors that provide for equity-based awards, pension benefits or the deferral of compensation. Any member of our Board of Directors who is an employee of our Manager, American Capital or their affiliates will not receive any compensation from us for serving on our Board of Directors.

Each such non-employee director will be paid a retainer for service on the Board of Directors at an annual rate of $125,000, payable quarterly in advance. In addition, the Chair of our Board of Directors and the Chair of our Audit, Compliance and Valuation Committee will be paid a retainer at an annual rate of $30,000, the Chair of our Compensation, Corporate Governance and Nominating Committee will be paid an annual retainer of $20,000, and our lead independent director will be paid an annual retainer of $30,000, each payable quarterly in advance. In addition, each non-employee member of the Audit, Compliance and Valuation Committee, Compensation, Corporate Governance and Nominating Committee and Executive Committee will receive an additional annual retainer of $15,000, payable quarterly in advance. Directors will be reimbursed for travel expenses incurred in connection with Board and committee meetings and Board-related functions.

Executive Compensation

We have not paid, and we do not intend to pay, any compensation to any of our officers and we do not currently intend to adopt any policies with respect thereto. American Capital and our Manager will determine the levels of base salary and cash incentive compensation, if any, that may be earned by our officers, each of whom is an employee of American Capital or one of its affiliates, based on the time required for the performance of the duties of our Manager under the Management Agreement and such other factors as American Capital and our Manager may determine to be appropriate. American Capital and our Manager will also determine whether and to what extent our officers will be provided with pension, long-term or deferred compensation and other employee benefits plans and programs. Compensation paid to our officers will be paid by American Capital or our Manager.

The fees and expenses that we pay our Manager under the Management Agreement and our Administrator under the Administration Agreement will, through the distributions of our Manager’s and Administrator’s income to its member and, in turn, to American Capital, be one of the sources of funds that American Capital and our Manager will use to compensate our officers.

Code of Ethics and Conduct

We expect our Board of Directors to establish a Code of Ethics, which will apply to our officers and directors and the officers and employees of our Manager, American Capital and its affiliates who provide services to us. Our Code of Ethics will be available in the Investor Relations section of our website at www.AmericanCapitalIncome.com or www.ACAP.com. Among other matters, our Code of Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code of Ethics to appropriate persons identified in the Code of Ethics; and

•	accountability for adherence to the Code of Ethics.

Any waiver of our Code of Ethics for our executive officers or directors may be made only by our Audit, Compliance and Valuation Committee, and will be promptly disclosed as required by law or stock exchange regulations.

Compensation Committee Interlocks and Insider Participation

We have not paid, and do not intend to pay, any of our executive officers any compensation. Rather, we will pay our Manager management and incentive fees pursuant to the Management Agreement, the terms of which are described in “Our Manager, American Capital, Management Agreement and Administration Agreement—Management Agreement.” Any amendments to the Management Agreement that would change the terms of our Manager’s compensation would have to be approved by the Compensation, Corporate Governance and Nominating Committee of our Board of Directors, which consists solely of our independent directors. None of our executive officers is a member of the Compensation, Corporate Governance and Nominating Committee of our Board of Directors. No member of the Compensation, Corporate Governance and Nominating Committee of our Board of Directors is an executive officer or a member of the board of directors (or bodies performing similar functions) of American Capital or any of its affiliates, including our Manager and us.

PORTFOLIO MANAGEMENT

The management of our investment portfolio is the responsibility of our Manager, American Capital ACAP Management, LLC. Our Manager’s executive officers and other members of its senior management, depending on asset class, will review and approve generally all of our investments or investment strategies. We consider our Manager’s Chief Executive Officer, President and Executive Vice Presidents to be our portfolio managers. For their biographies, see “Management—Directors and Executive Officers—Executive Officers.” Our portfolio managers are not employed by us and do not receive any direct compensation from us for serving in such capacity. Our portfolio managers receive compensation from an affiliate of our Manager that takes into account their roles as officers of our Manager, certain of its affiliates and us. Such compensation includes a combination of base salary, short-term cash incentive and long-term equity-based incentive compensation, in addition to benefits of the same type as are provided to other employees.

As of , our portfolio managers also managed investments on behalf of the following entities (amounts in thousands):

OUR MANAGER, AMERICAN CAPITAL, MANAGEMENT AGREEMENT
AND ADMINISTRATION AGREEMENT

Our Manager

Upon completion of the Spin-Off, we will be externally managed and advised by our Manager, American Capital ACAP Management, LLC, pursuant to the terms of a Management Agreement. Our Manager will provide us investment management services and be responsible for administering our day-to-day investment operations, subject to the supervision and oversight of our Board of Directors. Our Manager is indirectly, wholly-owned by American Capital. All of our officers are employees of American Capital or one of its affiliates. We do not have any employees. Our Administrator, American Capital Administration, LLC, will be responsible for administering all of our business activities (except for investment activities) and providing us with administrative services, personnel and facilities necessary for our operation pursuant to the Administration Agreement to be entered into by us and our Administrator. Our Administrator may also provide us or our portfolio companies with various consulting services as approved by our Board of Directors from time to time. We will not pay any such personnel any compensation. Rather, we will pay our Manager management and incentive fees pursuant to the Management Agreement and our Administrator certain costs and expenses pursuant to the Administration Agreement. We or our portfolio companies may also pay American Capital or one of its affiliates for any consulting services that they provide.

Officers of our Manager

Set forth below are the names and ages of certain officers of our Manager and their respective positions as of , 2015. The address for each officer is c/o American Capital ACAP Management, LLC, 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814.

Name	Age	Position
Malon Wilkus		Chief Executive Officer
Brian Graff		President
John R. Erickson		Executive Vice President and Treasurer
Samuel A. Flax		Executive Vice President, Chief Compliance Officer and Secretary
Gordon O’Brien		Executive Vice President
Tom McHale		Senior Vice President, Finance
Roland Cline		Senior Vice President and Managing Director
Ryan Brauns		Senior Vice President and Managing Director, Sponsor Finance
Mark Pelletier		Senior Vice President and Managing Director, Leveraged Finance
Jeff Schumacher		Senior Vice President and Managing Director, Syndications
Myung Yi		Senior Vice President and Managing Director, Special Situations

Biographical information for each of Messrs. Wilkus, Graff, Erickson, Flax and O’Brien is set forth in the section entitled “Management—Directors and Executive Officers—Executive Officers.” Biographical information for each of Messrs. McHale, Cline, Brauns, Pelletier, Schumacher and Yi is set forth below.

Mr. McHale is a Senior Vice President, Finance of our Manager. Mr. McHale is also a Senior Vice President of American Capital Asset Management, LLC, the wholly-owned asset management company of American Capital and the owner of our Manager. In addition, Mr. McHale has served as the Senior Vice President, Finance of American Capital since May 2006. He served as Vice President, Finance and Investor Relations and Assistant Secretary of American Capital from 2002 to May 2006.

Mr. Cline is a Senior Vice President and Managing Director of our Manager. Mr. Cline joined American Capital in 1988 and is a Senior Vice President and Managing Director of American Capital.

Mr. Brauns is a Senior Vice President and Managing Director, Sponsor Finance of our Manager. Mr. Brauns joined American Capital in 2007 and is a Senior Vice President and Managing Director of American Capital, with primary responsibility for Sponsor Finance investments.

Mr. Pelletier is a Senior Vice President and Managing Director, Leveraged Finance of our Manager. Mr. Pelletier joined American Capital in 2005 and is President and Chief Investment Officer of American Capital Senior Floating, Ltd. (NASDAQ:

ACSF) and President of the manager of ACSF and American Capital CLO Management, LLC, the manager of several American Capital CLOs.

Mr. Schumacher is a Senior Vice President and Managing Director, Syndications of our Manager. Mr. Schumacher joined American Capital in 2005 and is a Senior Vice President, Group Head of Syndications and Managing Director of American Capital.

Mr. Yi is a Senior Vice President and Managing Director, Special Situations of our Manager. Mr. Yi joined in American Capital in 2000 and is a Senior Vice President and Managing Director, Special Situations of American Capital.

American Capital, Ltd.

Following the Spin-Off, American Capital, Ltd. (NASDAQ: ACAS) will focus primarily on operating as a leading, global alternative asset manager with approximately $ billion of fee earning assets under management and $ billion of total assets under management by affiliated managers, including investments in middle-market private debt and equity, leveraged finance, real estate, energy and structured products. American Capital’s asset management business will continue to be conducted through American Capital Asset Management, LLC (“ACAM”), a wholly-owned investment adviser registered under the Advisers Act, and ACAM’s subsidiaries. Upon completion of the Spin-Off, American Capital expects to be managing four publicly traded permanent capital vehicles (ACAP, American Capital Senior Floating, Ltd. (NASDAQ: ACSF), American Capital Mortgage Investment Corp. (NASDAQ: MTGE) and American Capital Agency Corp. (NASDAQ: AGNC)) and 14 private funds with investments in the United States, Europe, Africa and Asia. It will also have a broad and scalable asset management platform, with approximately 90 investment professionals in eight offices in the United States, Europe and Asia. American Capital will seek to deliver industry leading performance to its stockholders by using its extensive investment and asset management experience and utilizing its capital and other resources to grow organically by increasing the size of existing funds, raising new funds to manage across a variety of asset classes, capital structures and fund strategies, and acquiring other asset management contracts or businesses.

On August 28, 2015, American Capital made an initial capital contribution to us of $1,000, and became our initial sole stockholder.

Management Agreement

Management Services

Pursuant to the Management Agreement to be entered into between us and our Manager, our Manager will oversee our investment activities and provide investment advisory services in conformity with our investment policies and guidelines. Our Manager at all times will be subject to the supervision and direction of our Board of Directors, the terms and conditions of the Management Agreement and such further limitations or parameters as may be imposed from time to time by our Board of Directors. Our Manager is generally responsible for the investment and reinvestment of our assets. Our Manager is responsible for and will perform the following services and activities relating to our investments as may be appropriate:

▪	determine the composition and allocation of our investment portfolio and the nature and timing of any changes therein;

▪	advise us with respect to the periodic review of our investments and make recommendations with respect thereto;

▪	advise us with respect to selecting, purchasing, monitoring, hedging and disposing of our investments;

▪	invest and re-invest any of our or our subsidiaries’ monies and securities (including in short-term investments);

▪	make recommendations to our Board of Directors concerning the payment of dividends or distributions to our stockholders;

▪	monitor and report periodically on the performance of our investment portfolio to our Board of Directors; and

▪	vote any securities held by us, including proxies solicited by an issuer of such securities.
Our Manager will have the power and authority on our behalf to effectuate its investment decisions for us and our subsidiaries, including the execution and delivery of all documents relating to investments and the placing of orders for purchase or sale transactions on our and our portfolio companies’ behalf. If it is necessary for our Manager to make investments on our behalf through a special purpose vehicle, our Manager will have authority to create or arrange for the creation of such special purpose vehicle and to make investments through such special purpose vehicle in accordance with the 1940 Act.

Subject to the requirements of the 1940 Act (including any approval by the vote of holders of a majority of our outstanding voting securities required under Section 15(a) of the 1940 Act), our Manager is authorized (but not required) to enter into one or more sub-advisory agreements with other investment advisers pursuant to which our Manager may obtain the services of such sub-advisor(s) to assist our Manager in providing the investment advisory services required to be provided by it under the Management Agreement. Specifically, our Manager may retain a sub-advisor to recommend specific securities or other investments based upon our investment objectives, policies and restrictions, and work, along with our Manager, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on our and our portfolio companies behalf, subject in all cases to the oversight and any required approval of our Manager and our Board of Directors. Any sub-advisory agreement entered into by our Manager will be in accordance with the requirements of the 1940 Act and other applicable federal and state laws. Our Manager, and not us, will be responsible for any compensation payable to any sub-advisor.

Management Fee

We will pay our Manager the base management fee and the incentive fee as set forth in the Management Agreement. We will make any payments due under the Management Agreement to our Manager (or to its designees as it may otherwise direct).

Base Management Fee. The amount of the base management fee will be equal to 1.75% per annum of the average value of our gross assets, including our restricted and unrestricted cash and cash equivalents and assets purchased with borrowed funds or for which exposure is obtained through derivative agreements, each as determined under U.S. GAAP at the end of each of the two most recently completed calendar quarters or if prior to completion of two quarters since the Spin-Off, at the distribution date and the first completed calendar quarter. The base management fee is payable quarterly in arrears, and the base management fee for any partial quarter will be prorated based on the number of days in such quarter.

Incentive Fee. The incentive fee will be divided into two parts, one based on our income and one based on our capital gains. The two components are independent of each other such that one component may be payable even if the other is not. The incentive fees for any partial period will be appropriately prorated.

Incentive Fee Based on Income. Beginning with the calendar quarter that commences on the distribution date, the incentive fee based on income will be determined and paid quarterly in arrears at the end of each calendar quarter by reference to our aggregate net investment income, as adjusted as described below, from the calendar quarter then ending and the eleven preceding calendar quarters (or if shorter, the number of quarters that have occurred since the distribution date). We refer to such period as the “Trailing Twelve Quarters.” Our Manager will be entitled to receive the incentive fee based on income if our Ordinary Income (as defined below) exceeds a quarterly “hurdle rate” of 2.0% as described below. For this purpose, the hurdle is computed by reference to our NAV and will not take into account changes in the market price of our common stock. The hurdle amount for the incentive fee based on income will be determined on a quarterly basis, and will equal 2.0% multiplied by our NAV at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The hurdle amount is calculated after making appropriate adjustments for subscriptions (which shall include all issuances by us of shares of our common stock, including issuances pursuant to our dividend reinvestment plan, if any) and distributions that occurred during the relevant Trailing Twelve Quarters. For the portion of the incentive fee based on income, we will pay our Manager a quarterly incentive fee based on the amount by which (a) aggregate net investment income (“Ordinary Income”) in respect of the relevant Trailing Twelve Quarters exceeds (b) the hurdle amount for such Trailing Twelve Quarters. The amount of the excess of (a) over (b) described in this paragraph for such Trailing Twelve Quarters is referred to as the “Excess Income Amount.” For the avoidance of doubt, Ordinary Income is net of all fees and expenses, including the base management fee but excluding any incentive fee.
The incentive fee based on income for each quarter is determined as follows:

•	No incentive fee based on income is payable to our Manager for any calendar quarter for which there is no Excess Income Amount determined with reference to the Trailing Twelve Quarterly period;

•
100% of the Ordinary Income, if any, that exceeds the hurdle amount, but is less than or equal to an amount, which we refer to as the “Catch-up Amount,” determined as the sum of 2.5% multiplied by our NAV at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters is included in the calculation of the incentive fee based on income; and

•	20% of the Ordinary Income for the Trailing Twelve Quarters that exceeds the Catch-up Amount is included in the calculation of the incentive fee based on income.

The amount of the incentive fee based on income that will be paid to our Manager for a particular quarter will equal the excess of the incentive fee so calculated minus the aggregate incentive fees based on income that were paid in respect of the first eleven calendar quarters (or the portion thereof) included in the relevant Trailing Twelve Quarters but not in excess of the Incentive Fee Cap (as defined below).
The incentive fee based on income that is paid to our Manager for a particular quarter is subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap for any quarter is an amount equal to (a) 20% of the Cumulative Net Return (as defined below) during the relevant Trailing Twelve Quarters minus (b) the aggregate incentive fees based on income that were paid in respect of the first eleven calendar quarters (or the portion thereof) included in the relevant Trailing Twelve Quarters.
“Cumulative Net Return” means (a) the Ordinary Income in respect of the relevant Trailing Twelve Quarters minus (b) any Net Capital Loss, if any, in respect of the relevant Trailing Twelve Quarters. If, in any quarter, the Incentive Fee Cap is zero or a negative value, we will pay no incentive fee based on income to our Manager for such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is a positive value but is less than the incentive fee based on income that is payable to our Manager for such quarter (before giving effect to the Incentive Fee Cap) calculated as described above, we will pay an incentive fee based on income to our Manager equal to the Incentive Fee Cap for such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is equal to or greater than the incentive fee based on income that is payable to our Manager for such quarter (before giving effect to the Incentive Fee Cap) calculated as described above, we will pay an incentive fee based on income to our Manager equal to the incentive fee calculated as described above for such quarter without regard to the Incentive Fee Cap.
“Net Capital Loss” in respect of a particular period means the difference, if positive, between (a) aggregate capital losses, whether realized or unrealized, in such period and (b) aggregate capital gains, whether realized or unrealized, in such period.

Incentive Fee Based on Capital Gains. Our Manager will also be entitled to a quarterly incentive fee based on capital gains, equal to (a) 20% of the difference, if positive, of the sum of our aggregate realized capital gains, if any, computed net of our aggregate realized capital losses, if any, and our aggregate unrealized capital depreciation, for the calendar quarter then ending and the preceding nineteen calendar quarters, or, if shorter, the number of quarters that have occurred since the distribution date (such period is referred to as the Trailing Twenty Quarters) as described below minus (b) the aggregate amount of incentive fees based on capital gains previously paid to our Manager over the Trailing Twenty Quarters. For the avoidance of doubt, unrealized capital gains are excluded from the calculation in clause (a) above. Realized capital gains, realized capital losses and unrealized capital depreciation will be determined by reference to and correspond to realized gains, realized losses and unrealized depreciation as determined under U.S. GAAP. However, in accordance with U.S. GAAP, we will accrue, but not pay, a portion of the incentive fee based on capital gains with respect to net unrealized appreciation. In calculating the accrual for the incentive fee based on capital gains, we consider the cumulative aggregate unrealized capital appreciation in the calculation, since an incentive fee based on capital gains would be payable if such unrealized capital appreciation were realized, even though such unrealized capital appreciation is not permitted to be considered in calculating the fee actually payable under the Management Agreement. This accrual is calculated using the aggregate cumulative realized capital gains and losses and aggregate cumulative unrealized capital appreciation or depreciation. If such amount is positive at the end of a period, then we will record a capital gains incentive fee equal to 20% of such amount, minus the aggregate amount of incentive fees based on capital gains paid in the Trailing Twenty Quarters or since the Spin-Off and the incentive fee based on capital gains accrual as of the end of the prior period. If such amount is negative, the incentive fee based on capital gains accrual will be reduced to zero. There can be no assurance that such unrealized capital appreciation will be realized in the future.
Example of Calculation of the Incentive Fee Based on Income.
The following is a graphical representation of the calculation of the Quarterly Incentive Fee Based on Income:

Percentage of Ordinary Income comprising the Quarterly Incentive Fee Based on Income (1)(2)

______________________

(1)	Expressed as an annualized rate of return on the value of net assets as of the beginning of each of the quarters included in the Trailing Twelve Quarters

(2)	The Incentive Fee is determined on a quarterly basis but has been annualized for purposes of the above diagram. The diagram also does not reflect the Incentive Fee Cap.

Assumptions (1):

Quarter 1
Net Asset Value at the start of Quarter 1 = $100.0 million
Quarter 1 Ordinary Income = $5.0 million
Quarter 1 Net Capital Gain = $1.0 million
Quarter 1 Hurdle Amount = $2.0 million (calculated based on an annualized 8.00% rate)
Quarter 1 Catch-Up Amount = $2.5 million (calculated based on an annualized 10.00% rate)

In Quarter 1, the Ordinary Income of $5.0 million exceeds the Hurdle Amount of $2.0 million and the Catch-Up Amount of $2.5 million. There are no Net Capital Losses. As a result, a Quarterly Incentive Fee Based on Income of $1.0 million is payable to our Manager for Quarter 1.

Calculation:
(100% of $500,000) + (20% of $2,500,000) = $1,000,000

Quarter 2
Net Asset Value at the start of Quarter 2 = $100.0 million
Quarter 2 Ordinary Income = $1.5 million
Quarter 2 Net Capital Gain = $1.0 million
Quarter 2 Hurdle Amount = $2.0 million (calculated based on an annualized 8.00% rate)
Quarter 2 Catch-Up Amount = $2.5 million (calculated based on an annualized 10.00% rate)

In Quarter 2, the Quarter 2 Ordinary Income of $1.5 million does not exceed the Quarter 2 Hurdle Amount of $2.0 million, but the aggregate Ordinary Income for the Trailing Twelve Quarters of $6.5 million exceeds the aggregate Hurdle Amount for the Trailing Twelve Quarters of $4.0 million and the aggregate Catch-Up Amount for the Trailing Twelve Quarters of $5.0 million. There are no Net Capital Losses. As a result, a Quarterly Incentive Fee Based on Income of $300,000 is payable to our Manager for Quarter 2.

Calculation:
(100% of $1,000,000) + (20% of 1,500,000) minus $1,000,000 paid in Quarter 1 = $300,000

Quarter 3
Net Asset Value at the start of Quarter 3 = $100.0 million
Quarter 3 Ordinary Income = $2.0 million
Quarter 3 Net Capital Loss = ($4.0) million
Quarter 3 Hurdle Amount = $2.0 million (calculated based on an annualized 8.00% rate)
Quarter 3 Catch-Up Amount = $2.5 million (calculated based on an annualized 10.00% rate)

In Quarter 3, the aggregate Ordinary Income of the Trailing Twelve Quarters of $8.5 million exceeds the aggregate Hurdle Amount for the Trailing Twelve Quarters of $6.0 million and the aggregate Catch-Up Amount for the Trailing Twelve Quarters of $7.5 million. However, there is an aggregate Net Capital Loss of ($2.0) million for the Trailing Twelve Quarters. As a result, the Incentive Fee Cap would apply. The Incentive Fee Cap equals $0 and therefore no Quarterly Incentive Fee Based on Income is payable to our Manager for Quarter 3.

Calculation:
Incentive Fee Cap = 20% x ($8.5 million minus $2.0 million) minus $1.3 million paid in Quarters 1 and 2 = $0

Quarter 4
Net Asset Value at the start of Quarter 4 = $100.0 million
Quarter 4 Ordinary Income = $4.0 million
Quarter 4 Net Capital Gain = $0.0 million

Quarter 4 Hurdle Amount = $2.0 million (calculated based on an annualized 8.00% rate)
Quarter 4 Catch-Up Amount = $2.5 million (calculated based on an annualized 10.00% rate)

In Quarter 4, the aggregate Ordinary Income of the Trailing Twelve Quarters of $12.5 million exceeds the aggregate Hurdle Amount for the Trailing Twelve Quarters of $8.0 million and the aggregate Catch-Up Amount for the Trailing Twelve Quarters of $10.0 million. The calculation of the Quarterly Incentive Fee Based on Income payable to our Manager would be $1.2 million, prior to the application of the Incentive Fee Cap.

Calculation of the Quarterly Incentive Fee Based on Income (prior to the application of the Incentive Fee Cap):
(100% of $2.0 million) + (20% of $2.5 million) minus $1.3 million paid in Quarters 1 and 2) = $1.2 million

However, there is an aggregate Net Capital Loss of ($2.0) million for the Trailing Twelve Quarters. As a result, the Incentive Fee Cap would apply.

Calculation of Incentive Fee Cap:
20% x ($12.5 million minus $2.0 million) minus $1.3 million paid during the Trailing Twelve Quarters = $800,000

Because the Incentive Fee Cap is positive but less than the Quarterly Incentive Fee Based on Income of $1.2 million calculated prior to applying the Incentive Fee Cap, a Quarterly Incentive Fee Based on Income of $800,000 is payable to our Manager for Quarter 4.
Examples of Calculation of Incentive Fee Based on Capital Gains.
Assumptions:

•	Quarter 1: $50 million investment made in Company A (“Investment A”), $60 million investment made in Company B (“Investment B”) and $80 million investment made in Company C (“Investment C”)

•	Quarter 2: Investment A sold for $60 million, fair value of Investment B determined to be $75 million and fair value of Investment C determined to be $72 million

•	Quarter 3: Investment B sold for $80 million and fair value of Investment C determined to be $75 million

•	Quarter 4: Fair value of Investment B determined to be $85 million

Calculation of Incentive Fee Based on Capital Gains:

The Incentive Fee Based on Capital Gains, if any, would be:

•	Quarter 1: None

•	Quarter 2: $400,000

The Incentive Fee Based on Capital Gains payable to our Manager equals 20% of the Company’s realized capital gains for the preceding Trailing Twenty Quarters, calculated as of the end of each calendar quarter, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis for the preceding five years, less the aggregate amount of any Incentive Fee Based on Capital Gains previously paid to our Manager over the preceding Trailing Twenty Quarters. The aggregate unrealized capital depreciation of the Company shall be calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Company’s portfolio as of the applicable calculation date and (b) the accreted or amortized cost basis of such investment.

Therefore, using the assumptions above, the Incentive Fee Based on Capital Gains is calculated as:

•	Quarter 2: $400,000, which is calculated as follows:

20% x ($10.0 million - $8.0 million) minus $0 = $400,000

•	Quarter 3: $4.6 million, which is calculated as follows:

20% x ($30.0 million - $5.0 million) minus $400,000 = $4.6 million

•	Quarter 4: $1.0 million, which is calculated as follows:

20% x ($30.0 million - $0.0 million) minus $5.0 million = $1.0 million

Payment of Our Expenses

We do not have any employees and do not pay our officers any compensation. We will pay, or reimburse our Manager, for all costs and expenses incurred on our behalf, other than compensation expenses of personnel of our Manager who provide investment advisory services to us pursuant to the Management Agreement, to the extent of such services provided to us. The costs and expenses required to be paid by us include, but are not limited to:

▪	costs incurred in connection with formation and capital raising activities;

▪	transaction costs incident to the acquisition, disposition, financing, hedging and ownership of our investments;

▪
fees and expenses incurred by our Manager or its affiliates or payable to third parties relating to, or associated with, evaluating, monitoring, researching and performing due diligence on investments and prospective investments (including without limitation professional fees and expenses of consultants and experts);

▪	legal and other expenses incurred in contracting with our Manager, its affiliates and third parties;

▪
expenses incurred by our Administrator or its affiliates and expenses payable to third parties for providing legal, auditing, accounting, tax, consulting, investor relations, syndication, brokerage services and valuation services;

▪	costs associated with calculating our net asset value, including the fees and expenses incurred by our Administrator, its affiliates or payable to third parties that provide valuation services to us;

▪	the compensation and expenses of our directors who are not officers or employees of our Manager or any of its affiliates;

▪
the costs associated with our establishment and maintenance of any indebtedness (including commitment fees, syndication fees, accounting fees, legal fees, closing costs, rating agency fees and similar expenses);

▪	expenses related to the payment of dividends;

▪	costs incurred by our officers and directors and personnel of our Manager or its affiliates for travel on our behalf;

▪	expenses relating to complying with the continuous reporting and other requirements of the SEC and other regulatory and governmental bodies;

▪	planning and administrative costs and filing fees associated with taxes, licenses and regulatory compliance applicable to us;

▪	insurance costs and insurance administration costs incurred by us or on our behalf;

▪	transfer agent, custodial, trustee, third party loan and exchange listing fees incurred by us and administration of these matters on our behalf;

▪	the costs of preparing, printing and distributing notices, proxy statements and reports to our stockholders;

▪	the costs of establishing and maintaining our websites;

▪	all costs of organizing, modifying or dissolving ACAP or any subsidiary and costs in preparation of entering into or exiting any business activity;

▪	fees and expenses incurred by us in connection with membership in investment company organizations;

▪	the costs associated with any computer software, hardware or information technology services that are used by us or our Manager or its affiliates on behalf of us;

▪	the costs and expenses incurred with respect to market information systems and publications, research publications and materials used by us, including costs incurred in administering these matters;

▪	settlement, clearing, trustee, prime brokerage and custodial fees and expenses relating to us;

▪	the costs of maintaining and administering compliance with all federal, state and local rules and regulations or any other regulatory agency (incurred by us or on our behalf);

▪
costs incurred by us, our Manager, its affiliates or any third party in connection with any claim, litigation, arbitration, mediation, investigation, information request, exam, discovery, document production or dispute in connection with our business or the provision of services thereto and the amount of any judgment or settlement paid in connection therewith, or the enforcement of our rights against any person and indemnification or contribution expenses payable by us to any person and other extraordinary expenses not incurred in the ordinary course of our business;

▪
costs incurred in connection with arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

▪
rent (including disaster recovery facility costs and expenses), telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates, including the administration of these, as required for our operations and our portfolio companies;

▪	the cost, including personnel costs, of communicating, meeting and responding to our stockholders; and

▪	the cost of any other service requested by us, excepting only those expenses that are specifically the responsibility of our Manager pursuant to Section 2(a) of the Management Agreement.
Certain services provided to us or expenses incurred on our behalf as described above, including personnel costs, will be subject to allocation among us, our Manager, our Manager’s affiliates, our portfolio companies, other funds under management by our Manager and their portfolio companies and other entities. Such allocation by our Manager will be based on reasonable assumptions, and the assumptions will be reviewed and inspected by our Board of Directors on an annual basis. In some cases, allocation of personnel costs will include employees that provide investment advisory services to us to the extent they are providing other non-investment advisory services to us.

Indemnification

The Management Agreement provides that our Manager and its affiliates and their respective directors, officers, employees, members, managers, partners and stockholders are entitled to broad indemnification from us from and against any claims or liabilities (including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Management Agreement) to the fullest extent such indemnification is then permitted under our charter and bylaws, the 1940 Act, the Advisers Act, the laws of the State of Maryland and any other applicable law.

Duration and Termination

Our Management Agreement with our Manager will have an initial term that expires two years after the Spin-Off. Unless terminated earlier, the Management Agreement will remain in effect from year-to-year thereafter if approved annually by the Board of Directors or by the affirmative vote of the holders of a majority of our outstanding voting securities, and, in either case, if also approved by the majority of our directors who are not “interested persons” as defined under the 1940 Act. The Management Agreement will automatically terminate in the event of its assignment, as defined in the 1940 Act, by our Manager. The Management Agreement may also be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by (i) holders of a majority of our outstanding voting securities, (ii) our Board of Directors or (iii) our Manager. See “Risk Factors—Risks Related to Our Relationship with Our Manager and American Capital.”

Administration Agreement

Administration Services and Compensation

Our Administrator, American Capital Administration, LLC, will provide us with or arrange for and oversee the performance by third parties (“Third Party Service Providers”) of services necessary to administer and operate our business (other than investment advisory services provided pursuant to the Management Agreement) pursuant to an Administration Agreement. Under the Administration Agreement, our Administrator will:

▪	provide us with office facilities and equipment necessary to run our business;

▪
provide or arrange for the provision of services as may be deemed necessary or desirable for our operation, including, but not limited to, custodian, depository, transfer agent, dividend disbursing, stockholder servicing, accounting, legal, advisory (other than investment advisory), underwriting, broker, dealer, trustee, prime brokerage, corporate fiduciary, insurance, banking, valuation and due diligence services;

▪	oversee and review calculations of fees paid to Third-Party Service Providers and arrange for payment of those and our other expenses;

▪	determination and publication of our net asset value in accordance with our policy as adopted from time to time by its Board of Directors;

▪	preparation and filing of our federal, state and local income tax returns and any other required tax returns;

▪
prepare for review and approval by our officers of our financial information for our annual and quarterly reports, proxy statements and other communications required or otherwise to be sent to our stockholders or filed with the SEC or otherwise deemed necessary or desirable and to prepare, and arrange for the printing and dissemination of, such reports and communications to stockholders;

▪	prepare for review by our officers such reports, forms and other documents as may be required to be filed under the federal securities laws or with other federal or state regulators and authorities;

▪	prepare reports relating to our business, finances and affairs as may be mutually agreed upon and not otherwise appropriately prepared by our custodian, counsel or auditors;

▪	prepare such information and reports as may be required by any stock exchange or exchanges on which our stock is listed for trading;

▪
consult with our officers, independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing our accounting policies and monitor financial and stockholder accounting services;

▪	review implementation of any share purchase programs authorized by our Board of Directors;

▪
determine the amounts available for distribution as dividends and distributions to be paid by us to our stockholders; prepare and arrange for the printing of dividend notices to stockholders; and provide our dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distribution and to implement our dividend reinvestment plan, if any;

▪	prepare such information and reports as may be required by any banks from which we borrow funds;

▪	provide such assistance to our Third Party Service Providers as generally may be required to properly carry on our business and operations;

▪
assist in the preparation and filing of Forms 3, 4 and 5 pursuant to Section 16 of the Exchange Act and Section 30(f) of the 1940 Act for our officers and directors, such filings to be based on information provided by those persons;

▪
respond to or consult with our counsel to address or respond to any claim, litigation, arbitration, mediation, investigation, information request, exam, discovery, document production or dispute in connection with our business or the provision of services thereto;

▪	respond to or refer to our officers or transfer agent, stockholder (including any potential stockholder) inquiries relating to us;

▪	establish and maintain our websites;

▪	provide and maintain the offices of our Chief Financial Officer and the Chief Compliance Officer and their respective staffs;

•
arrange marketing materials, advertising, industry group activities (including conference participation and industry group memberships and sponsorships) and other promotional efforts designed to promote our business; and

▪	supervise any other aspects of our administration as may be agreed to with us.
We will reimburse our Administrator for the costs and expenses, including the allocable portion of its personnel costs, incurred by the Administrator in providing such administrative services, including without limitation, in providing facilities in connection with such services.

In addition, our Administrator or its affiliates may provide us or our portfolio companies with various consulting services as approved by our Board of Directors from time to time and to be set forth in a separate agreement between the Administrator and the portfolio company receiving such consulting services, including without limitation:

▪
identifying, interviewing, vetting and negotiating employment contracts with portfolio company directors, officers and employees in connection with hiring and retaining key personnel of a portfolio company;

▪	assisting a portfolio company with improving its information technology systems;

▪	assisting a portfolio company with marketing initiatives;

▪	consulting with a portfolio company in connection with the negotiation of material agreements with suppliers, service providers and others;

▪	providing legal, accounting, tax, financial, operational or other advice and services to our portfolio companies;

▪
providing due diligence services in connection with investments being considered by us to the extent such services would otherwise be performed by a Third Party Service Provider, including without limitation, accounting, tax, financial, operational, legal or other due diligence services;

▪	acting as a placement agent, or otherwise providing loan syndication services, to us and our portfolio companies;

▪	providing interim officer and other operations consulting services, including in the areas of corporate finance, process improvement, sourcing, marketing, and executive coaching; and

▪
providing any other service not otherwise expressly set forth in the Administration Agreement for which our Board of Directors and, if applicable, a portfolio company, determine to retain the Administrator in lieu of a Third Party Service Provider.

In consideration of such consulting services, we will pay, or the portfolio company receiving such services will pay, to the Administrator or its affiliates, as applicable, such compensation and reimbursement of expenses as, in the case of us and our controlled portfolio companies, may be agreed to by our Board of Directors, including a majority of our directors who are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act and, in the case of portfolio companies that we do not control, mutually agreed by our Administrator or its affiliate and such portfolio companies.

Our Administrator is authorized to enter into one or more sub-administration agreements with other service providers pursuant to which our Administrator may obtain the services of other service providers in fulfilling its responsibilities under the Administration Agreement. Any such sub-administration agreements will be in accordance with the requirements of the 1940 Act and other applicable federal and state law and will contain a provision requiring the sub-administrator to comply with certain sections of the Administration Agreement as if it were our Administrator.

Payment of Our Expenses

We will pay all costs and expenses incurred in our operations and transactions that are not specifically assumed by our Administrator pursuant to the Administration Agreement. Without limiting the generality of the foregoing, the following costs and expenses of ours or our subsidiaries (including the allocable portion of the personnel costs of our Administrator and its affiliates for providing such services) shall be paid by us or our subsidiaries to the Administrator:

▪	costs incurred in connection with formation, organization, offering and capital raising activities;

▪	transaction costs incident to the acquisition, disposition, financing, hedging and ownership of our investments;

▪
costs, including fees and expenses incurred by the Administrator or its affiliates or payable to third parties relating to, or associated with, monitoring, researching and performing due diligence on investments and prospective investments (including without limitation professional fees and expenses of consultants and experts);

▪	legal and other expenses incurred in contracting with the Administrator, its affiliates and third parties;

▪
expenses incurred by the Administrator or its affiliates and expenses payable to third parties for providing legal, auditing, accounting, tax, consulting, investor relations, syndication and brokerage services;

▪	costs, including the fees and expenses incurred by the Administrator or its affiliates or payable to third parties related to calculating our net asset value;

▪	the compensation and expenses of our directors who are not officers or employees of the Administrator or any of its affiliates;

▪
the costs associated with our establishment and maintenance of any indebtedness (including commitment fees, syndication fees, accounting fees, legal fees, closing costs, rating agency fees and similar expenses);

▪	expenses related to the payment of dividends;

▪	costs incurred by our officers and directors and personnel of the Administrator or its affiliates for travel on our behalf;

▪	costs incurred in preparing reports we request relating to our operations and assets;

▪	expenses relating to complying with the continuous reporting and other requirements of the SEC and other regulatory and governmental bodies;

▪	tax and license planning, administration and filing fees applicable to us, including external fees for tax and regulatory compliance;

▪	insurance costs and insurance administration costs incurred by us or on our behalf;

▪	transfer agent, custodial, trustee, third party loan and exchange listing fees incurred by us and administration of these matters on our behalf;

▪	the costs of preparing, printing and distributing notices, proxy statements and reports to our stockholders;

▪	the costs of establishing and maintaining our website;

▪	all costs of organizing, modifying or dissolving us or any subsidiary and costs in preparation of entering into or exiting any business activity;

▪	fees and expenses incurred by us in connection with membership in investment company organizations;

▪	the costs associated with any computer software, hardware or information technology services that are used by us or the Administrator or its affiliates on our behalf;

▪	the costs and expenses incurred with respect to market information systems and publications, research publications and materials used by us, including costs incurred in administering these matters;

▪	settlement, clearing, trustee, prime brokerage and custodial fees and expenses relating to us;

▪	the costs of maintaining and administering compliance with all federal, state and local rules and regulations or any other regulatory agency (incurred by us or on our behalf);

▪
costs incurred by us, our Administrator, its affiliates or any third party in connection with any claim, litigation, arbitration, mediation, investigation, information request, exam, discovery, document production or dispute in connection with our business or the provision of services thereto and the amount of any judgment or settlement paid in connection therewith, or the enforcement of our rights against any person and indemnification or contribution expenses payable by us to any person and other extraordinary expenses not incurred in the ordinary course of our business;

▪
costs incurred in connection with arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships and sponsorships) and other promotional efforts designed to promote our business;

▪
rent (including disaster recovery facility costs and expenses), telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Administrator and its affiliates, including the administration of these, as required for our and our portfolio companies’ operations;

▪	the cost, including personnel costs, of communicating, meeting and responding to our stockholders;

▪
all other expenses incurred by us or the Administrator in connection with administering our business, including payments under the Administration Agreement based upon our allocable portion of the Administrator’s overhead, including the allocable portion of the offices of our Chief Financial Officer and Chief Compliance Officer and their respective staffs, in performing its obligations under the Administration Agreement; and

▪	the cost of any other service requested by us and provided by our Administrator.

Indemnification

The Administration Agreement provides that our Administrator and its affiliates and their respective directors, officers, employees, members, managers, partners, stockholders and agents are entitled to broad indemnification from us from and against any claims or liabilities (including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Administration

Agreement) to the fullest extent such indemnification is then permitted under our charter and bylaws, the 1940 Act, the Advisers Act, the laws of the State of Maryland and any other applicable law.

Duration and Termination

Our Administration Agreement with our Administrator will have an initial term that expires two years after the Spin-Off. Unless terminated earlier, the Administration Agreement will remain in effect from year-to-year thereafter if approved annually by the Board of Directors and by the majority of our directors who are not “interested persons” as defined under the 1940 Act. The Administration Agreement may also be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by our Board of Directors or the Administrator. The Administration Agreement may not be assigned by either party, except that the Administrator may assign the Administration Agreement to a party controlling, controlled by or under common control with it. See “Risk Factors—Risks Related to Our Relationship with Our Manager and American Capital.”

American Capital License Agreement

We plan to enter into the License Agreement with American Capital pursuant to which American Capital will grant us a non-exclusive, royalty free license to use the names “American Capital” and “American Capital Income” and the Internet addresses www.AmericanCapitalIncome.com and www.ACAP.com. Other than with respect to this license, we will have no legal right to use such names or website. In the event the Management Agreement is terminated, we would be required to change our Internet address and name to eliminate the use of “American Capital” and “American Capital Income.”

Conflicts of Interest in Our Relationship with Our Manager, Our Management Team and American Capital

Management Agreement. We were incorporated by American Capital, the indirect owner of our Manager. While we believe that the terms of our Management Agreement, including fees payable, reflect fair market terms, they were not negotiated when our Manager and we were unaffiliated parties, and so there can be no assurances that the terms are on an arm’s-length basis. The terms may not be as favorable to us as they would be if they were negotiated with an unaffiliated party. The compensation we will pay to our Manager consists of a base management fee, which is not tied to our performance, and an incentive fee, which is tied to our performance. The base management fee is paid regardless of our performance and it may not provide sufficient incentive to our Manager to seek to achieve attractive risk-adjusted returns for our investment portfolio. This could result in reduced returns to our investors. Because our Manager’s base management fee is based on gross assets, our Manager may be incentivized to cause us to incur additional leverage. In addition, the incentive fee payable by us to our Manager may create an incentive for our Manager to make investments on our behalf that are risky or more speculative than would be the case in the absence of such a compensation arrangement.

Administration Agreement. While we believe that the terms of our Administration Agreement, including fees payable, reflect fair market terms, they were not negotiated when American Capital and we were unaffiliated parties, and so there can be no assurances that the terms are on an arm’s-length basis. The terms may not be as favorable to us as they would be if they were negotiated with an unaffiliated party.

Time Commitments of Our Management Team. Our Manager will be responsible for making all of our investment decisions. All of our and our Manager’s officers are employees of American Capital or one of its affiliates, and none of them will devote his or her time to us exclusively. We expect that our officers and other appropriate personnel of American Capital and any such affiliates will devote such portion of their time as necessary to enable us to effectively operate our business.

Restrictions on Investments and Allocation of Investment Opportunities. American Capital and its affiliates have historically sponsored or managed, and currently sponsor or manage, investment vehicles with similar or overlapping investment strategies and have put in place an allocation policy that addresses co-investment issues. We may co-invest on a concurrent basis with other affiliates of American Capital as permitted under applicable regulations and our policies and procedures.

Our Manager and its affiliates have both subjective and objective policies and procedures in place that are intended to manage potential conflicts of interest between our Manager’s fiduciary obligations to us and similar fiduciary obligations of our Manager and its affiliates to their respective other managed funds. To the extent that we compete with entities sponsored or managed by American Capital or its affiliates for a particular investment opportunity, our Manager and its affiliates will allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with (a) each entity’s investment objective, investment policies, investment position and available capital, (b) our Manager’s and its affiliates’ internal conflict of interest and allocation policies, (c) the requirements of the Advisers Act, and (d) certain restrictions under the 1940 Act regarding a BDC’s co-investments with affiliates. We are prohibited under the 1940 Act from knowingly participating in certain transactions with certain of our affiliates without the prior approval of our independent directors and, in some cases, of the SEC. Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities will be our affiliate for purposes of the 1940 Act and we are generally prohibited from buying or selling any security (other than our securities) from or to such affiliate, absent the prior approval of our independent directors. The 1940 Act also prohibits certain “joint” transactions with certain of our affiliates, which could include investments in the same portfolio company (whether at the same or different times), without prior approval of our independent directors and, in some cases, of the SEC. We are prohibited from buying or selling any security from or to any person who owns more than 25% of our voting securities or certain of that person’s affiliates, or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC through an exemptive order (other than in certain limited situations pursuant to current regulatory guidance). The analysis of whether a particular transaction constitutes a joint transaction requires a review of the relevant facts and circumstances then existing. Similar restrictions limit our ability to transact business with our officers or directors or their affiliates.

Our Manager will seek to ensure the equitable allocation of investment opportunities when we are able to invest alongside other investment vehicles sponsored or managed by American Capital and its affiliates. When we invest alongside such other vehicles, such investments are made consistent with the allocation policy of our Manager. Under this allocation policy, our Manager will make an investment decision on our behalf with respect to the amount of any proposed investment to be made by us and each other eligible investment vehicle’s manager will make a separate investment decision on behalf of it, after considering each fund’s investment objective, investment policies, investment position, capital available for investment, regulatory requirements and other pertinent factors with respect to each fund. If sufficient securities or loan amounts are available to satisfy our and each such vehicle’s proposed investment, the opportunity will be allocated in accordance with our Manager’s pre-transaction determination. Where there is an insufficient amount of an investment opportunity to satisfy fully us and other vehicles sponsored or managed by American Capital or its affiliates, the allocation policy further provides that allocations among us and other vehicles will generally be made in a good faith manner pro rata between or among the funds. In situations in which co-investment with other entities sponsored or managed by American Capital or its affiliates is not permitted or appropriate, our Manager will need to decide whether we or such other entity or entities will proceed with the investment. Our Manager will make these determinations based on its policies and procedures, which generally require that such opportunities be offered to eligible investment vehicles on a basis that will be fair and equitable over time, including, for example, through rotational methods.

The allocation policy of our Manager is intended to ensure that, over time, we may generally share equitably in investment opportunities with other investment vehicles sponsored or managed by American Capital or its affiliates, particularly those involving a security with limited supply or involving differing classes of securities of the same issuer which may be suitable for us and such other vehicles. There can be no assurance that our Manager’s or its affiliates’ efforts to allocate any particular investment opportunity fairly among all funds for whom such opportunity is appropriate will result in an allocation of all or part of such opportunity to us. Not all conflicts of interest can be expected to be resolved in our favor.

Our Management Team. Each of our and our Manager’s officers is an employee of American Capital or one of its affiliates and none of them is required to devote his or her time to us exclusively. Each of our and our Manager’s officers has significant responsibilities to American Capital and certain of its various portfolio companies, affiliated entities or managed funds. Each of our and our Manager’s senior management team will provide services to us and may provide services to American Capital or other investment vehicles that have been or may be sponsored by American Capital in the future and may have similar investment strategies. As such, conflicts may arise as employees of American Capital and any such affiliates may have conflicts between their duties to us and their duties to, and interest in, other funds or entities to which they provide services. Our policy is to resolve any such conflicts in good faith.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

As of the date of this Information Statement, all of the outstanding shares of our common stock are beneficially owned by American Capital. After the Spin-Off, American Capital will not own any shares of common stock of ACAP, except that certain trusts owned by American Capital and ACAM, which currently hold shares of American Capital common stock for grants of stock-based awards to employees, will receive shares of ACAP in connection with the Spin-Off.

The following table sets forth the number and percentage of outstanding American Capital common stock beneficially owned as of by (a) each of our directors and executive officers; (b) all of our directors and executive officers as a group; and (c) each person known to us to own, of record or beneficially, 5% or more of the outstanding shares of American Capital common stock. The table also sets forth the number and percentage of shares of our common stock each of these persons is expected to receive in the Spin-Off, assuming that there are no changes in these persons’ holdings of American Capital common stock after and giving effect to a distribution ratio of share of our common stock for every shares of common stock of American Capital, with no fractional shares.

Beneficial ownership is determined in accordance with the federal securities laws and includes voting or investment power with respect to the securities and has been determined in accordance with Rule 13d-3 of the Exchange Act. Percentage of ownership is based on shares of American Capital common stock outstanding as of .

Name and Address of Beneficial Owner	Number of American Capital Shares Beneficially Owned	Percent of Class	Number of ACAP Shares to be Received in the Spin-Off	Percent of Class
Beneficial Owners of more than 5%:

Directors and Executive Officers:
Ira Wagner
Malon Wilkus
Brian Graff
John R. Erickson
Samuel A. Flax
Gordon O’Brien

Directors and Executive Officers as a group ( persons)
* Less than one percent.

Upon the completion of the Spin-Off, the following table sets out the dollar range of our equity securities beneficially owned by each of our directors. We are not part of a “family of investment companies,” as that term is defined in the 1940 Act.

Name of Director	Dollar Range of Equity Securities of ACAP to be Beneficially Owned
Interested Directors
Ira Wagner

Disinterested Directors

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policies

We have procedures in place for the review, approval and monitoring of transactions involving us and certain persons related to us. As a BDC, the 1940 Act restricts us from participating in transactions with any persons affiliated with us, including our officers, directors, and employees and any person controlling or under common control with us (including American Capital), or our affiliates, subject to certain exceptions. In the ordinary course of business, we may enter into transactions with portfolio companies that may be considered related party transactions. We have implemented certain procedures, both written and unwritten, to ensure that we do not engage in any prohibited transactions with any persons affiliated with us. If such affiliations are found to exist, we will seek Board of Directors and/or committee review and approval or exemptive relief for such transactions, as appropriate.

Our Board of Directors has also adopted a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and all material facts about the transaction. Our Secretary would then assess and promptly communicate that information to the Compensation, Corporate Governance and Nominating Committee of our Board of Directors. Based on its consideration of all of the relevant facts and circumstances, this committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to this committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

In addition, our Code of Ethics, which has been approved by our Board of Directors and will be provided to all our directors, officers and the persons who provide services to us pursuant to the Management Agreement or Administration Agreement, requires that all such persons avoid any situations or relationships that involve actual or potential conflicts of interest, or perceived conflicts of interest, between an individual’s personal interests and the interests of the Company. Pursuant to our Code of Ethics, each of these persons must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to their supervisor or our Chief Compliance Officer. If a conflict is determined to exist, the person must disengage from the conflict situation or terminate his provision of services to us. Our chief executive officer, chief financial officer, our principal accounting officer and certain other persons who may be designated by our Board of Directors or its Audit, Compliance and Valuation Committee, whom we collectively refer to as our financial executives, must consult with our Chief Compliance Officer with respect to any proposed actions or arrangements that are not clearly consistent with our Code of Ethics. In the event that a financial executive wishes to engage in a proposed action or arrangement that is not consistent with our Code of Ethics, the executive must obtain a waiver of the relevant provisions of our Code of Ethics in advance from our Audit, Compliance and Valuation Committee.

Related Party Transactions

Management Agreement

American Capital is currently our sole stockholder. In connection with the Spin-Off, we and our Manager will enter into a Management Agreement, pursuant to which our Manager will provide us investment management services and be responsible for our day-to-day investment operations, subject to the supervision and oversight of our Board of Directors. For a description of the Management Agreement, see “Our Manager, American Capital, Management Agreement and Administration Agreement—Management Agreement.”

Administration Agreement

In connection with the Spin-Off, we will also enter into an Administration Agreement with our Administrator, pursuant to which it will provide or arrange for others to provide us with administrative services, personnel and facilities and may provide us or our portfolio companies with various consulting services. For a description of the Administration Agreement, see “Our Manager, American Capital, Management Agreement and Administration Agreement—Administration Agreement.”

Distribution Agreement

We intend to enter into a separation and distribution agreement with American Capital prior to consummation of the Spin-Off (the “Distribution Agreement”). In general, we will not make any representations or warranties regarding the transactions contemplated by the Distribution Agreement or the business, assets, liabilities, condition or prospects of us or American Capital. Except as expressly set forth in the Distribution Agreement or in any ancillary agreement, all assets will be transferred on an “as is, where is” basis.

Distribution. On the distribution date, each American Capital stockholder will receive shares of our common stock for share of common stock of American Capital held as of the record date. No fractional share of ACAP common stock will be issued in the special dividend, which means that there will not be anyone entitled to a fractional share of ACAP common stock as a result of the Spin-Off. Holders of American Capital common stock that would otherwise be entitled to fractional shares as a result of the special dividend will receive the cash value thereof.

Transfer of Assets. The Distribution Agreement will provide for the transfer to ACAP, prior to the distribution date, of one or more wholly-owned subsidiaries of American Capital, including ACAS Funding I, LLC and ACAS Funding II, LLC, and the investments listed under “Portfolio Companies.”

Transfer of Indebtedness. The Distribution Agreement will provide for the transfer to ACAP, prior to the distribution date, of ACAS Funding I, LLC and ACAS Funding II, LLC, which are wholly-owned financing subsidiaries of American Capital that invest in Senior Floating Rate Loans. ACAS Funding I, LLC is the borrower under the $1.25 Billion Revolving Credit Facility and ACAS Funding II, LLC is the borrower under the $500 Million Revolving Credit Facility. Under such facilities, we will have the ability to borrow, prepay and reborrow loans at any time prior to the commitment termination dates of February 6, 2017 and October 30, 2016, respectively, subject to certain terms and conditions. Any outstanding balance on the $1.25 Billion Revolving Credit Facility and the $500 Million Revolving Credit Facility as of the commitment termination date is repayable on the maturity date of March 6, 2017 and October 31, 2016, respectively.

Transfer of Cash. The Distribution Agreement will provide for the transfer, immediately prior to the Spin-Off, of $  in cash and cash equivalents from American Capital to us, as determined by the American Capital Board of Directors.

Assumption of Liabilities. The Distribution Agreement will provide for the assumption by ACAP, prior to the distribution date, of certain liabilities of American Capital.

Conditions. The Distribution Agreement will also provide that several conditions must be satisfied or waived by American Capital in its sole and absolute discretion before the Spin-Off can occur. For further information about these conditions, see “The Spin-Off—Spin-Off Conditions and Termination.”

Release of Claims. We will agree to broad releases pursuant to which we will release American Capital and its affiliates, successors and assigns from, and indemnify and hold harmless all such persons against and from, any claims against any of them that arise out of or relate to the management of our business, certain events that took place prior to the Spin-Off, the terms of the Distribution Agreement and the other agreements being entered into in connection with the Spin-Off and any other decision made or action taken relating to us. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Spin-Off, including, but not limited to, the Management Agreement and the Administration Agreement and the surviving terms of the Distribution Agreement and Tax Matters Agreement.

Indemnification. We and American Capital will agree to indemnify each other and each of our respective affiliates and representatives, and each of the heirs, executors, successors and assigns of such representatives against certain liabilities in connection with our respective businesses and any breach by such company of the Distribution Agreement.

Access to Information; Confidentiality. We and American Capital will allow each other and our respective representatives reasonable access to all records in our or their possession relating to the business and affairs of the other party, including for audit, accounting, litigation, income taxes, financial reporting and regulatory compliance purposes. Subject to limited exceptions, we and American Capital and our representatives are required to hold confidential all information in our or their possession concerning the other party.

Third-Party Beneficiaries. We and American Capital will agree that each party identified as an indemnitee in the Distribution Agreement who is not a party to the agreement is an intended third-party beneficiary of the indemnification provisions.

Further Assurances. We and American Capital will agree to take all actions reasonably necessary or desirable to consummate and make effective the transactions contemplated by the Distribution Agreement and the ancillary agreements related thereto, including using commercially reasonable efforts to promptly obtain all consents and approvals, to enter into all agreements and to make all filings and applications that may be required for consummation of such transactions.

Termination. The Distribution Agreement will provide that it may be terminated by American Capital at any time prior to the Spin-Off in the sole discretion of American Capital without the approval of us or the stockholders of American Capital. In the event of such termination, neither we nor American Capital will have any liability of any kind to the other party.

License Agreement

Prior to the completion of the Spin-Off, we will enter into the License Agreement with American Capital, pursuant to which American Capital will grant us a non-exclusive, royalty free license to use the names “American Capital” and “American Capital Income” and the Internet addresses www.AmericanCapitalIncome.com and www.ACAP.com. See “Our Manager, American Capital, Management Agreement and Administration Agreement—American Capital License Agreement.”

Tax Matters Agreement

In connection with the Spin-Off, we and American Capital will enter into the Tax Matters Agreement to govern the parties’ respective rights, responsibilities and obligations with respect to taxes and related liabilities and tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other tax matters.

References in this summary to the “ACAP group” mean, with respect to any tax year (or portion thereof), us and each of our subsidiaries; and references to the “American Capital group” mean, with respect to any tax year (or portion thereof), American Capital and its subsidiaries, other than any person that is a member of the ACAP group, during such tax year (or portion thereof).

Certain of American Capital's subsidiaries that will be contributed to ACAP currently join with American Capital in the filing of a consolidated return for U.S. federal income tax purposes and also join with American Capital in the filing of certain  consolidated, combined, and unitary returns for state, local, and foreign tax purposes.  However, generally for tax periods beginning after the Spin-Off, ACAP and the members of the ACAP group will not join with American Capital in the filing of federal, state, local or foreign consolidated, combined or unitary tax returns.

Under the Tax Matters Agreement, except as described below, (a) American Capital is responsible for all taxes attributable to the members of the American Capital group for pre-distribution periods and (b) we are responsible for all taxes attributable to the members of the ACAP group for pre-distribution periods. In addition, we will be responsible for all taxes attributable to members of the ACAP group for all post-distribution periods.

American Capital will be responsible for preparing and filing (a) any tax returns which include one or more members of the American Capital group, including any such consolidated, combined, unitary or other tax return for a pre-distribution period that includes one or more members of the ACAP group and (b) income tax returns that include only one or more members of the ACAP group for tax years that begin before the distribution date. We are generally responsible for preparing and filing any tax returns that include only one or more members of the ACAP group for tax years that begin on or after the distribution date.  The Tax Matters Agreement will further provide for the preparation and filing of other tax returns.  All tax returns will be required to be filed by the parties in a manner consistent with the PricewaterhouseCoopers LLP opinion and the IRS private letter ruling obtained in connection with the special dividend.

Each of American Capital and ACAP will generally have exclusive authority to respond to and control all tax proceedings, including tax audits, involving any taxes reported on tax returns for which it is responsible for preparing and filing, and the other company will assist and cooperate with the other party during the course of those proceedings.  The Tax Matters Agreement will further provide for the retention of records that may affect the tax liabilities of the parties to the agreement, and cooperation between American Capital and ACAP with respect to tax matters.

We will be restricted by certain covenants related to the tax treatment of the special dividend and related transactions. These restrictive covenants will require that no member of the ACAP group will take, or fail to take, any action if such action, or failure to act (a) would be inconsistent with or prohibit the Spin-Off and certain restructuring transactions related to the Spin-Off from qualifying as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code to American Capital, its subsidiaries and the American Capital stockholders (except with respect to the receipt of cash in lieu of fractional shares of ACAP stock); or (b) would be inconsistent with, or cause to be untrue, any representation, statement, information or covenant made in connection with the IRS private letter ruling, the PricewaterhouseCoopers LLP opinion, or the Tax Matters Agreement relating to the qualification of the Spin-Off as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code.  Further, each party will be restricted from taking any position for tax purposes that is inconsistent with the PricewaterhouseCoopers LLP opinion or the IRS private letter ruling obtained in connection with the Spin-Off.

We will also make certain covenants that include restrictions on us intended to preserve the tax-free status of the special dividend and related transactions. During the time period ending two years after the distribution date, these covenants, among other things, include specific restrictions on us and our subsidiaries, including our and our subsidiaries’ ability to:

•
issue, sell or redeem our stock or securities or those of certain of our subsidiaries (including securities convertible into our stock but excluding certain share issuances pursuant to compensatory arrangements and certain redemptions consistent with guidance issued by the IRS);

•	liquidate, merge or consolidate with another person;

•
sell or dispose of assets outside the ordinary course of business, or materially change the manner of operating our business, or take an action that would cause us (or our subsidiaries) to not be engaged in an active trade or business conducted immediately prior to the Spin-Off; and

•
enter into any agreement, understanding or arrangement or engage in any substantial negotiations with respect to any transaction or series of transactions which would cause us to undergo a 50% or greater change in our stock ownership by value or voting power.

We may take actions prohibited by these covenants only if the IRS has granted a favorable ruling or we obtain and provide to American Capital an opinion from U.S. tax counsel, in either case at our expense and acceptable to American Capital in its sole and absolute discretion, to the extent that such action would not jeopardize the tax-free status of the special dividend and certain related transactions.

We will generally agree to indemnify American Capital and its affiliates against any taxes and tax-related liabilities allocated to us under the Tax Matters Agreement relating to the special dividend and/or certain related transactions resulting from (a) our or any member of the ACAP group’s non-compliance with the above or other covenants in the Tax Matters Agreement, (b) any breach by us or any member of the ACAP group of certain representations and covenants made in connection with the IRS private letter ruling, the PricewaterhouseCoopers LLP opinion, or documents relating to the Spin-Off or (c) certain acquisitions of our stock or securities or those of any member of the ACAP group. This indemnification applies even if American Capital has permitted us to take an action that would otherwise have been prohibited under the tax-related covenants described above and/or we have obtained a legal opinion or private letter ruling from the IRS regarding the transaction.

Notwithstanding the Tax Matters Agreement, under U.S. Treasury Regulations, each member of a consolidated group is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, with respect to periods prior to the special dividend in which we (or our subsidiaries) have been included in American Capital's consolidated group or another company's consolidated group, we (or our subsidiaries) could be liable to the U.S. government for any U.S. federal income tax liability incurred, but not discharged, by any other member of such consolidated group. However, if any such liability were imposed, we would generally be entitled to be indemnified by American Capital for tax liabilities allocated to American Capital under the Tax Matters Agreement.

We have not entered into any other transactions in which any other director or officer or stockholder of ours or our Manager has any material interest.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to the ownership of our shares of our common stock and does not purport to be a complete description of the income tax considerations applicable to such an investment. The discussion is based upon the Code, Treasury Regulations thereunder, and administrative and judicial interpretations thereof, each as of the date hereof, all of which are subject to change, possibly on a retroactive basis, which could affect the continuing validity of this discussion. Except as discussed herein with respect to certain aspects of the Spin-Off, we have not sought and will not seek any ruling from the IRS This summary assumes that the investors hold our common stock as capital assets (within the meaning of the Code). This summary does not discuss all aspects of U.S. federal income taxation relevant to holders of our common stock in light of their particular circumstances, or to certain types of holders subject to special treatment under U.S. federal income tax laws, including foreign taxpayers (except as discussed below), stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use the mark-to-market method of accounting for securities holdings, financial institutions, qualified plans and individual retirement accounts. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax laws. For a summary of the material U.S. federal income tax considerations applicable to the Spin-Off, see “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.”
For purposes of this discussion, a “U.S. stockholder” means a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust if either a U.S. court can exercise primary supervision over its administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions or the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and has made a valid election to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. stockholder” means a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of shares of our common stock that is not a U.S. stockholder.
If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that is a partner in a partnership that will hold shares of our common stock should consult its tax advisors with respect to the purchase, ownership and disposition of shares of our common stock.
Tax matters are very complicated and the tax consequences to an investor of an investment in our shares of common stock will depend on the facts of his, her or its particular situation. We urge investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty, and the effect of any possible changes in the tax laws.
Election to Be Taxed as a RIC
We intend to elect to be treated as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that we timely distribute to our stockholders as dividends. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements, as described below. In addition, to be relieved of U.S. federal income taxes on income and gains distributed to our stockholders, we must distribute to our stockholders, for each taxable year, at least 90% of our “investment company taxable income,” which is generally our net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses (the “Annual Distribution Requirement”).
Taxation as a RIC
If we qualify as a RIC and meet the Annual Distribution Requirement, then we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gains, defined as net long-term capital gains in excess of net short-term capital losses, we distribute to stockholders. We will be subject to U.S. federal income tax at regular corporate rates on any investment company taxable income or net capital gain not distributed (or deemed distributed) to our stockholders.

In addition, we will be subject to a nondeductible U.S. federal excise tax of 4% on our undistributed income unless for each calendar year we distribute (including through “deemed distributions” as described below) an amount equal to or greater than the sum of (a) 98% of our “ordinary income” (generally, our taxable income excluding net short-term and long-term capital gains or losses for the calendar year), (b) 98.2% of our “capital gain net income” (including both net short-term and long-term capital gains) realized for the 12-month period ending October 31 of such calendar year, and (c) any income realized, but not distributed, in the preceding years. For this purpose, however, any ordinary income or capital gain net income retained by us that is subject to corporate income tax for the tax year ending in the calendar year will be considered to have been distributed by year end.
In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things: (a) elect to be treated as a RIC; (b) meet the Annual Distribution Requirement; (c) qualify to be regulated as a BDC under the 1940 Act at all times during each taxable year; (d) derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to securities loans, gains from the sale of stock or other securities, other income derived with respect to our business of investing in such stock or securities, and net income derived from interests in “qualified publicly traded partnerships” (partnerships that are traded on an established securities market or tradable on a secondary market, other than partnerships that derive 90% of their income from interest, dividends and other permitted RIC income) (the “90% Income Test”); and (e) diversify our holdings so that at the end of each quarter of the taxable year (i) at least 50% of the value of our assets consists of cash and cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer (which for these purposes includes the equity securities of a “qualified publicly traded partnership”), and (ii) no more than 25% of the value of our assets are invested in securities, other than U.S. government securities or securities of other RICs, of one issuer or two or more issuers that are controlled (as determined under applicable tax rules) by us and that are engaged in the same or similar or related trades or businesses or issuers that are “qualified publicly traded partnerships” (the “Diversification Tests”).
Our income for tax purposes, which determines the required distributions, generally differs from our income as measured by GAAP due to temporary and permanent timing differences in the recognition of income and expenses, returns of capital, and net unrealized appreciation or depreciation of investments.
We may be required to recognize taxable income in circumstances in which we do not receive a corresponding payment in cash. For example, if we hold debt obligations that are treated under applicable tax rules as having OID (such as debt instruments with PIK interest or, in certain cases, increasing interest rates or issued with warrants), we must include in income each year a portion of the OID that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. We may also have to include in our income other amounts that we have not yet received in cash, such as deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. We anticipate that a portion of our income may constitute OID or other income required to be included in taxable income prior to receipt of cash. In addition, we may be required to accrue for U.S. federal income tax purposes amounts attributable to our investment in CLOs that may differ from the distributions received in respect of such investments.
Because any OID or other amounts accrued will be included in our investment company taxable income for the year of the accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement, even though we will not have received any corresponding cash amount. As a result, we may have difficulty meeting the Annual Distribution Requirement. We may have to sell some of our investments at times and/or at prices we do not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If we are not able to obtain cash from other sources, we may not qualify for RIC tax treatment and thus become subject to corporate-level U.S. federal income tax.
Gain or loss realized by us from warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term, depending on how long we held a particular warrant.

We may in the future purchase a residual or subordinated interest in a CLO that is treated for U.S. federal income tax purposes as a passive foreign investment company (“PFIC”), a foreign corporation that receives at least 75% of its annual gross income from passive sources (such as interest, dividends, rents, royalties or capital gain) or holds at least 50% of its total assets in investments producing such passive income. If we purchase shares in a foreign corporation that is treated as a PFIC, we may be subject to U.S. federal income tax on our allocable share of a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if our allocable share of such income is distributed as a taxable dividend to the PFIC’s stockholders. Additional charges in the nature of interest generally will be imposed on us in respect of deferred taxes arising from any such excess distribution or gain. If we elect to treat a PFIC as a qualified electing fund (“QEF”) under the Code, in lieu of the foregoing requirements, we will be required to include in income each year our proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed to us by the QEF. Alternatively, we can elect mark-to-market treatment for a PFIC; in that case, we will recognize as ordinary income our allocable share of any increase in the value of such shares, and as ordinary loss our allocable share of any decrease in such value to the extent that any such decrease does not exceed prior increases included in our income. Under either election, we may be required to recognize in a year income in excess of our distributions from PFICs and proceeds from dispositions of PFIC shares during that year, and such income will be taken into account for purposes of the Annual Distribution Requirement and the 4% U.S. federal excise tax.

We may in the future purchase a residual or subordinated interest in a CLO that is treated for U.S. federal income tax purposes as a controlled foreign corporation (“CFC”). In addition, we may purchase or acquire through other means an equity interest in an operating company that is considered a CFC. If we hold more than 10% of the shares in a foreign corporation that is treated as a CFC, we may be treated as receiving a deemed distribution (taxable as ordinary income) each year from such foreign corporation in an amount equal to our pro rata share of the corporation’s income for the tax year (including both ordinary earnings and capital gains), whether or not the corporation makes an actual distribution during such year. This deemed distribution of the CFC’s income for its tax year is referred to as subpart F income. In general, a foreign corporation will be classified as a CFC if more than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by U.S. Stockholders. A “U.S. Stockholder,” for this purpose, is any U.S. person that possesses (actually or constructively) 10% or more of the combined voting power of all classes of shares of a corporation. If we are treated as receiving a deemed distribution from a CFC, we will be required to include such distribution in our investment company taxable income regardless of whether we receive any actual distributions from such CFC, and such income will be taken into account for purposes of the Annual Distribution Requirement and the 4% U.S. federal excise tax.

Legislation enacted in 2010 (commonly referred to as FATCA) currently imposes a withholding tax of 30% on payments of U.S. source interest and dividends, or gross proceeds from the disposition of an instrument that produces U.S. source interest or dividends paid after December 31, 2016, to certain non-U.S. entities, including non-U.S. financial institutions and investment funds, unless such non-U.S. entity complies with certain reporting requirements regarding its United States account holders and its United States owners. The CLOs in which we invest may be treated as non-U.S. financial entities for this purpose, and therefore would be required to comply with these reporting requirements to avoid the 30% withholding. If a CLO in which we invest fails to properly comply with these reporting requirements, it could reduce the amounts available to distribute to equity and junior debt class holders in such CLO, which could materially and adversely affect our operating results and cash flows.
Although the Code generally provides that income inclusions from a QEF and subpart F income will be “good income” for purposes of the 90% Income Test to the extent it is distributed to a RIC in the year it is included in the RIC’s income, the Code does not specifically provide whether income inclusions from a QEF and subpart F income for which no distribution is received during the RIC’s taxable year would be “good income” for the 90% Income Test. The IRS has issued a series of private rulings in which it has concluded that all income inclusions from a QEF and subpart F income included in a RIC’s income would constitute “good income” for purposes of the 90% Income Test. Such rulings are not binding on the IRS except with respect to the taxpayers to whom such rulings were issued. Accordingly, although we believe that the income inclusions from a QEF and subpart F income of a CLO that we are required to include in our taxable income would be “good income” for purposes of the 90% Income Test, no guaranty can be made that the IRS would not assert that such income would not be “good income” for purposes of the 90% Income Test. If such income were not considered “good income” for purposes of the 90% Income Test, we may not qualify as a RIC.
Our investments in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. Stockholders will generally not be entitled to claim a credit or deduction with respect to non-U.S. taxes paid by us.
Any gain or loss attributable to fluctuations in exchange rates between the time we accrue income, expenses, or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities is generally treated as ordinary income or loss. Similarly, gain or loss on foreign currency forward contracts and the disposition of debt denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.
If we do not satisfy the Annual Distribution Requirement or otherwise do not qualify as a RIC in any taxable year, and certain relief provisions are not available, we will be subject to tax in such year on all of our taxable income, regardless of whether we make any distributions to our stockholders. In that case, all of such income will be subject to corporate-level U.S. federal income tax, reducing the amount available to be distributed to our stockholders. See “—Failure to Qualify as a RIC.”
As a RIC, we will not be allowed to carry forward or carry back a net operating loss for purposes of computing our investment company taxable income in other taxable years. We generally are permitted to carry forward for an indefinite period any capital losses not used to offset capital gains. However, future transactions that we engage in may cause our ability to use any capital loss carryforwards, and unrealized depreciation once realized, to be limited under certain provisions of the Code.

Some of the income and fees that we may recognize may not satisfy the 90% Income Test to qualify as a RIC. In order to ensure that such income and fees do not disqualify us as a RIC for a failure to satisfy such income test, we may be required to recognize such income and fees directly or indirectly through one or more entities treated as corporations for U.S. federal income tax purposes. Such corporations will be required to pay U.S. corporate income tax on their earnings, which ultimately will reduce our return on such income and fees.
Under the 1940 Act, if a BDC has any senior debt securities outstanding that were publicly issued, the BDC must make provision to prohibit the declaration of any dividend (except a dividend payable in the stock of the BDC) if its asset coverage is below 200% at the time of the distribution after deducting the amount of such dividend. If we are unable to make sufficient distributions to satisfy the Annual Distribution Requirement, we may not qualify as RIC.
Following an election to be taxed as a RIC, we will also be subject to a federal corporate level tax at the highest regular corporate rate (currently 35%) on all or a portion of the gain recognized from a sale of assets occurring within a specified period (generally, ten years) after the effective date of such election, to the extent of the built-in-gain in those assets based on the fair market value of those assets on the effective date of the RIC election in excess of our then tax basis. Gain from the sale of an asset occurring after the specified period ends will not be subject to this corporate level tax. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining our distribution requirement for the year such gain is recognized. As a result, we may choose not to sell in a taxable transaction appreciated assets that we might otherwise sell during the period in which the built-in gain tax applies in order to avoid the built-in gain tax. However, if we do sell such assets in a taxable transaction, the amount of corporate tax that we will pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the time we became a RIC. The amount of any resulting corporate level tax could be significant.
Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (a) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (b) convert lower taxed long-term capital gain and qualified dividend income into higher taxed short-term capital gain or ordinary income, (c) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (d) cause us to recognize income or gain without a corresponding receipt of cash, (e) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (f) adversely alter the characterization of certain complex financial transactions, and (g) produce income that will not be qualifying income for purposes of the 90% Income Test. We will monitor our transactions and may make certain tax elections in order to mitigate the effect of these provisions.
Failure to Qualify as a RIC
If we do not satisfy the 90% Income Test for any taxable year or the Diversification Tests at the end of each quarter of such taxable year, we may nevertheless continue to qualify as a RIC for such year if certain relief provisions of the Code apply (which, among other things may require us to pay certain corporate-level U.S. federal taxes or to dispose of certain assets).
If we were unable to qualify for treatment as a RIC, we would be subject to tax on all of our taxable income at regular corporate rates. We would not be able to deduct distributions to stockholders, nor would they be required to be made. Distributions, including distributions of net long-term capital gain, would generally be taxable to our stockholders as dividend income to the extent of our current and accumulated earnings and profits. Such dividend income would be taxable as a qualified dividend eligible for preferential U.S. federal tax rates in the case of U.S. stockholders, as discussed below, provided that the shares have been held for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Subject to certain limitations under the Code, corporate distributees would be eligible for the dividends received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain.
If we do not qualify as a RIC for two or more taxable years, in order to qualify as a RIC in a subsequent year we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next ten years.
The remainder of this discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement.
Taxation of U.S. Stockholders
Whether an investment in shares of our common stock is appropriate for a U.S. stockholder will depend upon that person’s particular circumstances. An investment in shares of our common stock by a U.S. stockholder may have adverse tax consequences. The following summary generally describes certain federal income tax consequences of an investment in shares of our common stock by taxable U.S. stockholders and not by U.S. stockholders that are generally exempt from U.S. federal income taxation.

U.S. stockholders should consult their own tax advisors before making an investment in our common stock.
Our distributions generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our investment company taxable income will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional shares of our common stock. To the extent such distributions paid by us to non-corporate stockholders are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions generally will be eligible for a preferential U.S. federal tax rate of either 15% or 20% (depending on whether the stockholder’s income exceeds certain threshold amounts). In this regard, however, it is anticipated that distributions paid by us will generally not be attributable to such dividends and, therefore, generally will not qualify for the preferential U.S. federal tax rates. Distributions of our net capital gain (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly designated by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains in the case of individuals, trusts or estates, regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Long-term capital gain of an individual U.S. stockholder is generally taxed at preferential rates. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder. U.S. Stockholders receiving dividends or distributions in the form of additional shares of our common stock should be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of money that the stockholders receiving cash dividends or distributions will receive, and should have a cost basis in the shares received equal to such amount.
If we retain some or all of our net long-term capital gains but designate the retained amount as a “deemed distribution,” then, among other consequences, we will pay tax on the retained amount, each U.S. stockholder will be required to include their share of the deemed distribution in income as if it had been distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to their allocable share of the U.S. federal corporate income tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for their common stock. Since we expect to pay U.S. federal corporate income tax on any retained capital gains at our regular U.S. federal corporate income tax rate, and since that rate is currently in excess of the maximum U.S. federal income tax rate currently payable by individuals on long-term capital gains, the amount of U.S. federal corporate income tax that individual stockholders will be treated as having paid and for which they will receive a credit will exceed the U.S. federal income tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for U.S. federal income tax. A stockholder who is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”
Under IRS rulings, dividends and other taxable distributions which are reinvested by a participant under the dividend reinvestment and stock purchase plan in original issue common stock purchased from us will be treated, for federal income tax purposes, as having been received by the participant in the form of a taxable stock distribution rather than as a cash dividend. A participant whose dividends are reinvested under the dividend reinvestment and stock purchase plan in this manner will therefore be treated as having received a distribution equal to the fair market value, on the date such purchases are made, of the shares of common stock acquired through such reinvestment.
For purposes of determining (a) whether the Annual Distribution Requirement is satisfied for any year and (b) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by our U.S. stockholders on December 31 of the year in which the dividend was declared.
If an investor purchases shares of our common stock shortly before the record date of a distribution, the price of the shares of our common stock will generally include the value of the distribution and the investor will be subject to tax on the distribution even though it represents a return of their investment.
A U.S. stockholder generally will recognize taxable gain or loss if the stockholder sells or otherwise disposes of their shares of our common stock. Any gain or loss arising from such sale or disposition generally will be treated as long-term capital gain or loss if the stockholder has held their shares of common stock for more than one year. Otherwise, it would be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such a case, the basis of the common stock acquired will be increased to reflect the disallowed loss.
In general, individual U.S. stockholders currently are subject to a preferential U.S. federal income tax rates on their net capital gain for a taxable year. Such rates are lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the same rate that is applied to ordinary income. The deductibility of capital losses is subject to limitations under the Code.
A U.S. individual stockholder with income in excess of certain thresholds and certain estates or trusts that do not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (a) the U.S. stockholder’s “net investment income” for the relevant taxable year (or, in the case of an estate or trust, the “undistributed net investment income”) and (b) the excess of the U.S. stockholder’s modified gross income for the taxable year over certain thresholds. A U.S. stockholder’s net investment income will generally include its gross dividend income and its net gains from the disposition of shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. stockholders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to their income and gains in respect of their investment in shares of our common stock.
We may be required to withhold U.S. federal income tax, or backup withholding, currently at a rate of 28% from all taxable distributions to any non-corporate U.S. stockholder (a) who does not furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding, or (b) with respect to whom the IRS notifies us that such stockholder has not properly reported certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle such stockholder to a refund, provided that proper information is timely provided to the IRS.
If a U.S. stockholder recognizes a loss with respect to shares of our common stock of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder generally must file with the IRS a disclosure statement on Form 8886. Direct stockholders of portfolio securities are in many cases exempted from this reporting requirement, but under current guidance, stockholders of a RIC are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. stockholders should consult their tax advisors to determine the applicability of these regulations in light of their specific circumstances.
We will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts required to be included in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain, including any amounts of ordinary income eligible for treatment as qualifying dividends. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.
Taxation of Non-U.S. Stockholders
Whether an investment in the shares of our common stock is appropriate for a Non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in the shares of our common stock by a Non-U.S. stockholder may have adverse tax consequences as compared to a direct investment in the assets in which we will invest. Non-U.S. stockholders should consult their tax advisors before investing in our common stock.
If the distributions are “effectively connected” with a U.S. trade or business of the Non-U.S. stockholder, or, if an income tax treaty applies, attributable to a permanent establishment in the United States, in which case the distributions will be subject to U.S. federal income tax at the rates applicable to U.S. persons, we will not be required to withhold U.S. federal tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a Non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors.
Distributions of our “investment company taxable income” to Non-U.S. stockholders that are not “effectively connected” with a U.S. trade or business carried on by the Non-U.S. stockholder, will generally be subject to withholding of U.S. federal income tax at a rate of 30% (or lower rate provided by an applicable treaty) to the extent of our current and accumulated earnings and profits. Under a provision applicable for taxable years beginning before January 1, 2014, properly designated dividends received by a Non-U.S. stockholder are generally exempt from U.S. federal withholding tax when they (a) were paid in respect of our “qualified net interest income” (generally, our U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we are at least a 10% stockholder, reduced by expenses that are allocable to such income), or (b) were paid in connection with our “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our long-term capital loss for such taxable year). This provision is currently not in effect for tax years beginning January 1, 2014 or later. Though Congress has in the past, we emphasize that there is no assurance that it will take any action to extend such legislation. Under this provision and depending on the circumstances, we may designate all, some or none of our potentially eligible dividends as such qualified net interest income or as qualified short-term capital gains, or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. In order to qualify for this exemption from withholding, a Non-U.S. stockholder must comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8BEN or IRS Form W8-BEN-E or an acceptable substitute or successor form). In the case of shares held through an intermediary, the intermediary could withhold even if we designate the payment as qualified net interest income or qualified short-term capital gain. Non-U.S. stockholders should contact their intermediaries with respect to the application of these rules to their accounts.
Actual or deemed distributions of our net capital gains to a Non-U.S. stockholder, and gains realized by a Non-U.S. stockholder upon the sale of our common stock, will not be subject to U.S. federal withholding tax and generally will not be subject to U.S. federal income tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. stockholder or, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States or, in the case of an individual Non-U.S. stockholder, the stockholder is present in the United States for 183 days or more during the year of the sale or capital gain dividend and certain other conditions are met.
If we distribute our net capital gains in the form of deemed rather than actual distributions (which we may do in the future), a Non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the Non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. For a corporate Non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale of our common stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty). Accordingly, an investment in the shares of our common stock may not be appropriate for a Non-U.S. stockholder.
Effective January 1, 2014, we will be required to withhold U.S. federal income tax at a rate of 30% on payments of U.S.-source dividends (which include dividends on our common stock) and, effective January 1, 2019, on the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends made to certain non-U.S. entities that do not comply with extensive reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. Stockholders may be requested to provide additional information to us or our dividend paying agent to determine whether withholding is required.
A Non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to withholding of U.S. federal income tax, may be subject to information reporting and backup withholding of U.S. federal income tax on dividends unless the Non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. stockholder or otherwise establishes an exemption from backup withholding.
Prospective Non-U.S. stockholders should consult their tax advisors concerning the tax consequences to them of an investment in shares of our common stock.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights and preferences of our capital stock and related provisions of our charter and bylaws. The following summary description of our stock does not purport to be complete and is qualified in its entirety by reference to the MGCL and our charter and bylaws. We encourage you to read carefully this entire Information Statement, our charter and bylaws and the other documents we refer to for a more complete understanding of our capital stock. The forms of our charter and bylaws, which will be adopted prior to completion of the Spin-Off, are filed as exhibits to the Registration Statement of which this Information Statement is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 600,000,000 shares of common stock and 50,000,000 shares of preferred stock, both having par value $0.01 per share. Our charter authorizes our Board of Directors to amend our charter, with the approval of a majority of the entire Board of Directors and without stockholder approval, to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of stock of any class or series. As of , 2015, 100 shares of our common stock were issued and outstanding. Set forth below is a chart describing the classes of our authorized securities under our charter:

Title of Class	Shares Authorized	Amount Outstanding as of , 2015
Common Stock, par value $0.01 per share	600,000,000	100
Preferred Stock, par value $0.01 per share	50,000,000	—

Upon completion of the Spin-Off, shares of our common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. Under Maryland law, our stockholders are not generally liable for our debts or obligations.

Common Stock

The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable. Subject to the preferential rights, if any, of holders of any other class or series of our stock, holders of outstanding shares of our common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our Board of Directors and declared by us, and the holders of outstanding shares of our common stock will be entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities.

Except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of our stock, the holders of shares of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, and directors are elected by a plurality of the votes cast in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Shares of our common stock will have equal dividend, liquidation and other rights.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our charter also provides that the following matters require the approval of stockholders entitled to cast at least 80% of the votes entitled to be cast: (a) certain charter amendments; (b) any proposal for our conversion, whether by merger or otherwise, from a closed-end company to an open-end company; (c) any proposal for our liquidation or dissolution; (d) any proposal regarding a merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of our assets that the Maryland General Corporation Law requires to be approved by our stockholders; or (e) any transaction between us and a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Exchange Act), and any person controlling, controlled by or under common control with any such person or member of such group, that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, other than solely by virtue of a revocable proxy, of one-tenth or more of the voting power in the election of directors generally. However, if such amendment or proposal is approved by a majority of our continuing directors (as defined below) (in addition to approval by our Board of Directors), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter, provided that with respect to any transaction referred to in (e) above, if such transaction is approved by the continuing directors, by a vote of at least two-thirds of such continuing directors, no stockholder approval of such transaction is required unless the Maryland General Corporation Law or another provision of our charter or bylaws otherwise requires such approval. The “continuing directors” are defined in our charter as (1) our current directors, (2) those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of our current directors then on the board of directors or (3) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors or the successor continuing directors then in office.

Our Board of Directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. Because our operating assets may be held by our wholly-owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify Unissued Shares of Our Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of our common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights, dividends or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each new class or series, our Board of Directors is required by Maryland law and by our charter to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our Board of Directors may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Therefore, our Board of Directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock

Our charter authorizes our Board of Directors, with the approval of a majority of the entire Board of Directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock, or the number of shares of any class or series of stock, that we are authorized to issue.

We believe that the power of our Board of Directors to approve amendments to our charter to increase or decrease the number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Although our Board of Directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

Following the Spin-Off, the transfer agent and registrar for our shares of common stock will be Computershare Trust Company, N.A. The principal business address of Computershare Trust Company, N.A. is P.O. Box 30170, College Station, TX 77842.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law and our charter and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the MGCL, our charter and our bylaws. The forms of our charter and bylaws, which will be adopted prior to completion of the Spin-Off, are filed as exhibits to the Registration Statement of which this Information Statement is a part. See “Where You Can Find More Information.”

Our Board of Directors
Our charter and bylaws provide that the number of directors we have may be established only by our Board of Directors but may never be less than the minimum number required by the MGCL, and our bylaws provide that the number of our directors may not be more than 15. Subject to the terms of any class or series of preferred stock, vacancies on our Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.
Upon completion of the Spin-Off, our Board of Directors will be divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of our management and policies. There is no cumulative voting in the election of directors, and directors are elected by a plurality of the votes cast in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.
Removal of Directors
Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our Board of Directors to fill vacancies on our Board of Directors, precludes stockholders from removing incumbent directors except for cause and upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.
No Appraisal Rights
              Except with respect to appraisal rights arising in connection with the Control Share Acquisition Act discussed below (if applicable), as permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our Board of Directors determines that such rights will apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by the board of directors.
Pursuant to the statute, our Board of Directors will by resolution exempt business combinations between us and American Capital and its affiliates, and between us and any other person, provided that in the latter case the business combination is first approved by our Board of Directors (including a majority of our directors who are not interested persons as defined in the 1940 Act). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above, and, as a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. We cannot assure you that our Board of Directors will not amend or repeal this resolution in the future.
Control Share Acquisitions
The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors other than the person who has made or proposes to make the control share acquisition, an officer of the corporation or an employee of the corporation who is also a director of the corporation.
“Control shares” are voting shares of stock that, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision could be amended or eliminated at any time in the future by our Board of Directors. However, so long as we are a BDC, we will amend our bylaws to be subject to the control share acquisition statute only if our Board of Directors determines that it would be in our best interests based on our determination that our being subject to the control share acquisition statute does not conflict with the 1940 Act.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, for:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

•
a requirement that a vacancy on the board of directors be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
Our charter provides that, at such time as we are able to make a Subtitle 8 election, vacancies on our Board of Directors may be filled only by the remaining directors, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already will (a) have a classified Board, (b) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from our Board of Directors, which may also only be for cause, (c) vest in the board the exclusive power to fix the number of directorships and (d) require, unless called by our Chair of the Board, our chief executive officer, or our Board of Directors, the written request of stockholders entitled to cast a majority of all votes entitled to be cast at such a meeting to call a special meeting.
Meetings of Stockholders
Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business is held annually on a date and at the time and place set by our Board of Directors. The Chair of our Board of Directors, our chief executive officer, or our Board of Directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our Secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. Our Secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our Secretary is required to prepare and deliver the notice of the special meeting.
Corporate Opportunities
Our charter provides that if any director or officer of ACAP who is also a director, officer, employee or agent of American Capital or its affiliates acquires knowledge of a potential business opportunity, ACAP renounces any potential interest or expectation in, or right to be offered or participation in, such opportunity, and the director may exploit the opportunity or offer it to others, unless the director first became aware of it solely as a direct result of his or her capacity as a director or officer of ACAP, ACAP is financially able and not prohibited from undertaking the opportunity, it is in the line of business and of practical advantage to ACAP, and ACAP has an interest or reasonable expectancy in the opportunity.
Advance Notice of Director Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to our Board of Directors and the proposal of other business to be considered by our stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of our Board of Directors or (c) by any stockholder who was a stockholder of record at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.
With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board of Directors may be made only (a) by or at the direction of our Board of Directors or (b) provided that the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each such nominee and has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.
Indemnification and Limitation of Liability of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.
The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, we may not indemnify a director or officer in a suit by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•
a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company. These provisions on indemnification and limitation of liability are subject to the limitations of the 1940 Act that prohibit us from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.
Forum Selection Clause
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or agents to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or agents arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or agents that is governed by the internal affairs doctrine shall be, in each case, the Circuit Court for Montgomery County, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.
Effects of Certain Provisions of Maryland Law and of Our Charter and Bylaws
Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms. Likewise, if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended, these provisions of the MGCL could have similar anti-takeover effects.

REGULATION

Business Development Company Requirements

We are an externally managed, non-diversified closed-end management investment company that intends to elect to be regulated as a BDC under the 1940 Act and to elect to be treated as a RIC under the Code. The 1940 Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisors), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the directors of a BDC be persons other than “interested persons,” as that term is defined in the 1940 Act. In addition, the 1940 Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as, a BDC unless approved by a majority of our outstanding voting securities.

We may invest up to 100% of our assets in securities acquired directly from issuers in privately negotiated transactions. With respect to such securities, we may, for the purpose of public resale, be deemed an “underwriter” as that term is defined in the Securities Act. Our intention is to not write (sell) or buy put or call options to manage risks associated with the publicly traded securities of our portfolio companies, except that we may enter into hedging transactions to manage the risks associated with interest rate currency fluctuations. However, we may purchase or otherwise receive warrants to purchase the common stock of our portfolio companies in connection with acquisition financing or other investments. Similarly, in connection with an acquisition, we may acquire rights to require the issuers of acquired securities or their affiliates to repurchase them under certain circumstances. We also do not intend to acquire securities issued by any investment company that exceed the limits imposed by the 1940 Act. Under these limits, we generally cannot acquire more than 3% of the total outstanding voting stock of any registered investment company, invest more than 5% of the value of our total assets in the securities of one investment company or invest, in the aggregate, more than 10% of the value of our total assets in the securities of more than one investment company. With regard to that portion of our portfolio invested in securities issued by investment companies, it should be noted that such investments might subject our stockholders to additional expenses. None of these policies is fundamental and may be changed without stockholder approval.

Qualifying Assets

As a BDC, we may not acquire any asset other than certain qualifying assets described in the 1940 Act, unless, at the time the acquisition is made, the value of such qualifying assets represent at least 70% of the value of our total assets. The principal categories of qualifying assets relevant to our business include the following:

•	securities purchased in transactions not involving any public offering from:

(a) an issuer that (i) is organized and has its principal place of business in the United States, (ii) is neither an investment company other than a wholly-owned small business investment company nor an entity that would be an investment company but for certain statutory exemptions, and (iii) does not have any class of securities listed on a national securities exchange with a market capitalization in excess of $250 million; or

(b) an issuer that satisfies the criteria set forth in clauses (a) (i) and (ii) above but not clause (a)(iii), so long as, at the time of purchase, we own at least 50% of (i) the greatest amount of equity securities of the issuer, including securities convertible into such securities and (ii) the greatest amount of certain debt securities of such issuer, held by us at any point in time during the period when such issuer was an eligible portfolio company, except that options, warrants, and similar securities which have by their terms expired and debt securities which have been converted, or repaid or prepaid in the ordinary course of business or incident to a public offering of securities of such issuer, shall not be considered to have been held by us, and we are one of the 20 largest holders of record of such issuer’s outstanding voting securities;

•
securities of an issuer described in clauses (a)(i) and (ii) above with respect to which we control (alone or together as a part of a group), we in fact exercise a controlling influence over such issuer’s management or policies and a person affiliated with us is on the issuer’s board of directors;

•	securities received in exchange for or distributed with respect to securities described above, or pursuant to the exercise of options, warrants or rights relating to such securities; and

•	cash, cash items, U.S. government securities, or high quality debt securities maturing in one year or less from the time of investment.

To include certain securities above as qualifying assets for the purpose of the 70% test, a BDC must either control the issuer of the securities or offer to make significant managerial assistance available to the issuer of those securities, such as providing significant guidance and counsel concerning the management, operations, or business objectives and policies of a portfolio company or making loans to a portfolio company. We intend to offer to make significant managerial assistance available to each of our eligible portfolio companies.
Under the 1940 Act, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC without consent of the holders of a majority of our outstanding voting securities. We do not intend to make any substantial change in our structure or in the nature of our business.

Temporary Investments

Pending investment in other types of qualifying assets described in the 1940 Act, we may invest our funds in cash items, government securities, agency paper or high quality debt securities maturing in one year or less from the time of investment in such high quality debt investments. We refer to such assets and cash herein as temporary investments.

Leverage

The 1940 Act permits us, as a BDC, to issue senior securities in amounts such that our asset coverage is at least 200% after each issuance of senior securities. Asset coverage is defined in the 1940 Act as the ratio which the value of the total assets, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness. Such indebtedness may also be incurred for the purpose of effecting share repurchases. As a result, we are exposed to the risks of leverage. As permitted by the 1940 Act, we may, in addition, borrow amounts up to 5% of our total assets for temporary purposes.

Under the 1940 Act, if a BDC has any senior debt securities outstanding that were publicly issued, the BDC must make provision to prohibit the declaration of any dividend (except a dividend payable in the stock of the BDC) if its asset coverage is below 200% at the time of the distribution after deducting the amount of such dividend.

Issuance of Stock

As a BDC, we are generally not able to issue and sell our common stock at a price below our NAV per share, exclusive of any distributing commission or discount, except (a) with the prior approval of a majority of our stockholders, (b) in connection with a rights offering to our existing stockholders, or (c) under such other circumstances as the SEC may permit.

Codes of Ethics

Prior to the Spin-Off, we and our Manager will each adopt the Code of Ethics pursuant to Rule 17j-1 under the 1940 Act that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to the Code of Ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with the Code of Ethic’s requirements. The Code of Ethics is attached as an exhibit to the Registration Statement of which this Information Statement is a part. See “Where You Can Find More Information.” The Code of Ethics will also be available on our website at www.AmericanCapitalIncome.com or www.ACAP.com.

Proxy Voting Policies and Procedures

Our investments do not generally entitle us to voting rights in our portfolio companies. We have delegated our proxy voting responsibility to our Manager for portfolio companies in which we may have voting rights. Prior to the Spin-Off, our Manager will adopt proxy voting policies and procedures, which will be reviewed periodically by our Manager and our disinterested directors, and accordingly, are subject to change.

Introduction

As an investment adviser which will be registered under the Advisers Act, our Manager will have a fiduciary duty to act solely in the best interests of the funds to which it provides investment advisory services. As part of this duty, our Manager recognizes that it must vote fund securities in a timely manner free of conflicts of interest and in the best interests of its funds. Our Manager’s policies and procedures for voting proxies are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

Our Manager’s Policy

Under our Manager’s proxy voting policies and procedures, officers of our Manager will consult with each other and our senior management team in determining how to vote, taking into account our and our stockholders’ interests, any potential conflicts of interest and any voting guidelines of our Manager. Our Manager will consult with legal counsel as appropriate to identify potential conflicts of interest. Where a potential conflict of interest exists, our Manager may, if it so elects, resolve it by following the recommendation of a disinterested third party, by seeking the direction of our disinterested directors or, in extreme cases, by abstaining from voting. While our Manager may retain an outside service to provide voting recommendations and to assist in analyzing votes, our Manager will not delegate its voting authority to any third party.

An officer of our Manager will keep a written record of how all such proxies are voted. Our Manager will retain records of (a) proxy voting policies and procedures, (b) all proxy statements received (or it may rely on proxy statements filed on the SEC’s EDGAR system in lieu thereof), (c) all votes cast, (d) investor requests for voting information and (e) any specific documents prepared or received in connection with a decision on a proxy vote. If it uses an outside service, our Manager may rely on such service to maintain copies of proxy statements and records, so long as such service will provide a copy of such documents promptly upon request.

You may obtain information regarding how we voted proxies, free of charge, by making a written request for proxy voting information to: American Capital Income, Ltd., 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814 or by calling us collect at (301) 272-9978.

Other

As a BDC, we will be required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, we will be prohibited from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

Prior to the Spin-Off, we and our Manager will adopt and implement written policies and procedures reasonably designed to prevent violation of relevant federal securities laws, obtain approval of our and its respective board of directors of these policies and procedures, review these policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a chief compliance officer to be responsible for administering the policies and procedures.

SAFEKEEPING, TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR AND TRUSTEE

Our securities will be held under a custodian agreement by . The principal business address of is . Our assets will be held under bank custodianship in compliance with the 1940 Act. Computershare Trust Company, N.A. will act as our transfer and dividend paying agent and registrar. The principal business address of Computershare Trust Company, N.A. is P.O. Box 30170, College Station, TX 77842.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since we intend to generally acquire and dispose of our investments in privately negotiated transactions, we expect to infrequently use brokers in the normal course of business. Subject to policies to be established by our Board of Directors, our Manager will be primarily responsible for the execution of the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions. Our Manager does not expect to execute transactions through any particular broker or dealer, but will seek to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While our Manager generally will seek reasonably competitive trade execution costs, we will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, our Manager may select a broker based partly upon brokerage or research services provided to our Manager and us and any other funds that it manages. In return for such services, we may pay a higher commission than other brokers would charge if our Manager determines in good faith that such commission is reasonable in relation to the services provided.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, independent registered public accounting firm, has audited our balance sheet as of August 31, 2015 appearing in this Information Statement. We have included such items in this Information Statement and elsewhere in the Registration Statement of which this Information Statement is a part in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing. The address of Ernst & Young LLP is 8484 Westpark Drive, McLean, Virginia 22102.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of our common stock being distributed in the Spin-Off, as contemplated by this Information Statement. This Information Statement is a part of, and does not contain all of the information set forth in, the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to our company and our common stock, please refer to the Registration Statement, including its exhibits and schedules. Statements made in this Information Statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Information contained on any website referenced in this Information Statement does not and will not constitute a part of this Information Statement or the Registration Statement of which this Information Statement is a part.

As a result of the Spin-Off and our registration under the Exchange Act, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. We will make such filings, and all amendments thereto, available free of charge on our website as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. We intend to furnish holders of our common stock with annual reports containing combined financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed thereto, by an independent registered public accounting firm.

You may request a copy of any of our filings with the SEC at no cost, by writing or telephoning us at the following address:
American Capital Income, Ltd.
Investor Relations
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Tel: (301) 272-9978
Fax: (301) 917-3206

Our corporate website will be located at www.AmericanCapitalIncome.com or www.ACAP.com. Information contained on our website or on the SEC’s website about us is not incorporated into this Information Statement or the Registration Statement and you should not consider information contained on our website or on the SEC’s website to be part thereof.

You should rely only on the information contained in this Information Statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this Information Statement.

American Capital is subject to the reporting requirements of the SEC and is required to file with the SEC annual, quarterly and special reports, proxy statements and other information. American Capital’s publicly available filings can be found on the SEC’s website at www.sec.gov.

We incorporate by reference in this Information Statement the following documents, which American Capital has filed or will file with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	American Capital’s annual report on Form 10-K for the year ended December 31, 2014; and

•	American Capital’s quarterly report on Form 10-Q for the quarter ended June 30, 2015.

The documents incorporated by reference contain important information about American Capital and its financial condition and results of operations. You may obtain any of the documents incorporated by reference in this Information Statement from the SEC as provided above. You also may request a copy of any document incorporated by reference in this Information Statement (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or calling American Capital at the following address: American Capital, Ltd., Investor Relations, 2 Bethesda Metro Center, Bethesda, MD 20814, telephone (301) 951-5917.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
American Capital Income, Ltd.

We have audited the accompanying balance sheet of American Capital Income, Ltd. (the “Company”) as of August 31, 2015. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of American Capital Income, Ltd. at August 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/    Ernst & Young LLP

McLean, Virginia
September 30, 2015

AMERICAN CAPITAL INCOME, LTD.
BALANCE SHEET AS OF AUGUST 31, 2015

ASSETS
Cash and cash equivalents	$1,000
Total assets	$1,000
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities	$—
Shareholders’ equity:
Common stock, $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	1
Additional paid-in capital	999
Total shareholders’ equity	1,000
Total liabilities and shareholders’ equity	$1,000

See accompanying notes to the Balance Sheet.

AMERICAN CAPITAL INCOME, LTD.
NOTES TO BALANCE SHEET AS OF AUGUST 31, 2015

Note 1.	Formation and Organization
American Capital Income, Ltd. (the “Company”) was organized as a Maryland corporation on February 23, 2015 by its sole stockholder, American Capital, Ltd. (“American Capital”), in connection with American Capital’s planned transfer of most of American Capital’s existing investment assets to the Company and subsequent distribution of all of the outstanding shares of the Company’s common stock to American Capital’s stockholders (the “Spin-Off”).
The Company intends to operate as a non-diversified closed-end management investment company and to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company also intends to elect to be taxed as a regulated investment company (“RIC”), as defined in Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and to distribute annually at least 90% of its investment company taxable income to its stockholders. In connection with the Spin-Off, the Company plans to list its shares of common stock on The NASDAQ Global Select Market under the trading symbol “ACAP.” The Company will be externally managed and advised by American Capital ACAP Management, LLC (the “Manager”), which is indirectly, wholly-owned by American Capital.
The Company is currently authorized to issue up to 1,000 shares of common stock, par value $0.01 per share, under its charter. As of August 31, 2015, American Capital was the sole stockholder of the Company. American Capital's initial capital contribution to the Company of $1,000 was made on August 28, 2015. The Company has not commenced operations.

Note 2.	Summary of Significant Accounting Policies
Use of Estimates
The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.
Organizational Costs
Organizational costs include corporate filing costs, audit fees related to the initial registration and initial balance sheet audit and various legal start-up costs. Organizational costs incurred prior to the Spin-off will be paid directly by American Capital. Therefore, no such costs have been accrued for by the Company as of the balance sheet date.
Organizational costs fall into one of two categories. Certain organizational costs, including costs associated with preparing the initial registration statement, typesetting and printing of the information statement, federal and state registration fees are classified as registration costs and will be charged to additional paid-in-capital upon completion of the Spin-Off. All other organizational costs that are not deemed registration costs (as they do not fall into the categories specified above) will be expensed upon completion of the Spin-Off.
Cash
Cash consists of demand deposits at a financial institution.

Note 3.	Off-Balance Sheet Arrangements
As of August 31, 2015, the Company did not have any off-balance sheet arrangements.

Note 4.	Subsequent Events
There have been no subsequent events that require recognition or disclosure through September 30, 2015, the date that the financial statement was available to be issued.

SCHEDULE OF INVESTMENTS June 30, 2015 (unaudited) (dollars in millions)

Company(1)	Industry	Investments	Cash Interest Rate(2)	PIK Interest Rate(2)	Maturity Date(2)	# of Shares/ Units Owned	Principal	Cost	Fair Value
NON-CONTROL / NON-AFFILIATE INVESTMENTS
2 TRANSAM LLC(5)	Real Estate	First Lien Senior Debt	5.4%	N/A	1/18		$5.6	$5.6	$5.6
Aderant North America, Inc.	Software	Second Lien Senior Debt	10.0%	N/A	6/19		27.6	27.5	27.9
AmWINS Group, LLC	Insurance	Second Lien Senior Debt	9.5%	N/A	9/20		46.0	44.9	46.5
Bensussen Deutsch & Associates, LLC	Distributors	Second Lien Senior Debt	12.0%	2.0%	9/19		45.8	43.6	46.7
		Common Stock(3)				1,224,089		2.2	8.6
								45.8	55.3
BeyondTrust Software, Inc.	Software	First Lien Senior Debt	8.0%	N/A	9/19		32.1	32.1	32.1
BRG Sports, Inc.	Leisure Products	Redeemable Preferred Stock(3)				2,009		2.5	3.0
		Common Units(3)				6,569,721		0.7	—
								3.2	3.0
CAMP International Holding Company	Transportation Infrastructure	Second Lien Senior Debt	8.3%	N/A	11/19		15.0	15.0	15.1
CGSC of Delaware Holdings Corporation(5)	Insurance	Second Lien Senior Debt	8.3%	N/A	10/20		2.0	2.0	1.7
Compusearch Software Systems, Inc.	Software	Second Lien Senior Debt	9.8%	N/A	11/21		51.0	51.0	51.0
Convergint Technologies, LLC	Commercial Services & Supplies	Second Lien Senior Debt	9.0%	N/A	12/17-12/20		94.0	94.0	94.0
CPI Buyer, LLC	Trading Companies & Distributors	Second Lien Senior Debt	8.5%	N/A	8/22		25.0	24.7	24.7
Crossroads Equity Holdings LLC	Real Estate	First Lien Senior Debt	5.7%	N/A	6/18		3.2	3.2	3.2
Datapipe, Inc.	IT Services	Second Lien Senior Debt	8.5%	N/A	9/19		29.5	29.1	28.9
Delsey Holding S.A.S.(5)	Textiles, Apparel & Luxury Goods	First Lien Senior Debt	6.5%	3.3%	12/16		96.2	96.2	92.5
		Mezzanine Debt	N/A	11.0%	12/22		13.9	13.9	9.0
								110.1	101.5
Denver II Hospitality, LLC	Real Estate	First Lien Senior Debt	5.2%	N/A	7/18		12.0	12.0	12.0
DiversiTech Corporation	Building Products	Second Lien Senior Debt	9.0%	N/A	11/22		9.5	9.4	9.4
Electronic Warfare Associates, Inc.	IT Services	First Lien Senior Debt	12.0%	3.1%	2/19		21.7	21.0	21.0
		Common Stock Warrants(3)				863,887		0.8	0.8
								21.8	21.8
Exchange South Owner, LLC(5)	Real Estate	First Lien Senior Debt	7.7%	N/A	1/18		6.9	6.9	6.9
Financière Newglass S.A.S.(5)	Building Products	Convertible Preferred Stock				15,000,000		17.0	12.6
Financière OFIC S.A.S.(5)	Building Products	Warrants(3)				3,047,200		—	4.1
Flexera Software LLC	Software	Second Lien Senior Debt	8.0%	N/A	4/21		5.0	5.0	5.0
Foamex Innovations, Inc.	Household Durables	Common Stock(3)				2,708		—	0.6
		Common Stock Warrants(3)				7,067		—	0.2
								—	0.8
Hyland Software, Inc.	Software	Second Lien Senior Debt	8.3%	N/A	7/23		10.0	10.0	10.0
Inmar, Inc.	Commercial Services & Supplies	Second Lien Senior Debt	8.0%	N/A	1/22		20.0	19.8	19.7
Iotum Global Holdings, Inc.(5)	Diversified Telecommunication Services	First Lien Senior Debt	N/A	10.0%	5/17		1.9	1.9	1.9
iParadigms, LLC	Internet Software & Services	Second Lien Senior Debt	8.3%	N/A	7/22		39.5	39.3	39.5
Jazz Acquisition, Inc.	Aerospace & Defense	Second Lien Senior Debt	7.8%	N/A	6/22		25.0	24.9	24.3
Landslide Holdings, Inc.	Software	Second Lien Senior Debt	8.3%	N/A	2/21		9.0	9.0	8.7
Legendre Holding 31 S.A.(5)	Leisure Products	First Lien Senior Debt	7.2%	N/A	1/21		9.1	9.1	8.7
Lenox Park C-F Owner, LLC	Real Estate	First Lien Senior Debt	4.9%	N/A	4/18		17.0	17.0	17.0

See accompanying notes to the Schedule of Investments.

SCHEDULE OF INVESTMENTS—(Continued) June 30, 2015 (unaudited) (dollars in millions)

Company(1)	Industry	Investments	Cash Interest Rate(2)	PIK Interest Rate(2)	Maturity Date(2)	# of Shares/ Units Owned	Principal	Cost	Fair Value
LTG Acquisition, Inc.	Communications Equipment	Second Lien Senior Debt	9.0%	N/A	10/20		46.0	46.0	44.4
		Common Stock(3)				5,000		5.0	5.0
								51.0	49.4
Mitchell International, Inc.	Software	Second Lien Senior Debt	8.5%	N/A	10/21		7.0	6.9	7.0
M-IV Lake Center LLC(5)	Real Estate	First Lien Senior Debt	5.4%	N/A	12/17		7.0	7.0	7.0
OnCourse Learning Corporation	Diversified Consumer Services	First Lien Senior Debt	8.5%	N/A	2/19		19.9	19.7	19.7
Parkeon S.A.S.(5)	Electronic Equipment, Instruments & Components	First Lien Senior Debt	2.3%	N/A	12/17		4.2	3.9	2.8
		Redeemable Preferred Stock(3)				5,234,743		0.5	2.3
								4.4	5.1
Parts Holding Coörperatief U.A(5)	Distributors	Membership Entitlements(3)				741,684		6.4	7.7
Photonis Technologies SAS(5)	Aerospace & Defense	First Lien Senior Debt	8.5%	N/A	9/19		19.9	19.7	19.7
Ranpak Corp.	Containers & Packaging	Second Lien Senior Debt	8.3%	N/A	10/22		25.0	25.0	25.1
Sage Products Holdings III, LLC	Health Care Equipment & Supplies	Second Lien Senior Debt	9.3%	N/A	6/20		20.6	20.7	20.9
Sparta Systems, Inc.	IT Services	First Lien Senior Debt	6.5%	N/A	7/20		24.8	24.6	24.9
		Convertible Preferred Stock				743		0.8	0.8
		Common Stock(3)				308,224		—	0.4
								25.4	26.1
Systems Maintenance Services Holding, Inc.	IT Services	Second Lien Senior Debt	9.3%	N/A	10/20		33.0	32.8	32.8
Teasdale Foods, Inc.	Food & Staples Retailing	Second Lien Senior Debt	8.8%	N/A	10/21		31.5	31.5	31.5
Tectum Holdings, Inc.	Auto Components	Second Lien Senior Debt	9.8%	N/A	1/21		41.5	40.9	41.9
		Convertible Preferred Stock(3)				25,000		2.5	3.3
								43.4	45.2
Tyche Holdings, LLC	IT Services	Second Lien Senior Debt	9.0%	N/A	11/22		33.0	32.9	33.2
Tyden Cayman Holdings Corp.(5)	Electronic Equipment, Instruments & Components	Convertible Preferred Stock(3)				46,276		0.1	0.2
		Common Stock(3)				5,521,203		5.5	3.0
								5.6	3.2
W3 Co.	Commercial Services & Supplies	Second Lien Senior Debt	9.3%	N/A	9/20		10.7	10.6	8.6
WP CPP Holdings, LLC	Aerospace & Defense	Second Lien Senior Debt	8.8%	N/A	4/21		19.7	19.6	19.8
WRH, Inc.	Life Sciences Tools & Services	Mezzanine Debt	9.1%	6.1%	8/18		100.0	99.7	95.3

SENIOR FLOATING RATE LOANS
1011778 B.C. Unlimited Liability Company(5)	Hotels, Restaurants & Leisure	First Lien Senior Debt	3.8%	N/A	12/21		17.9	17.8	17.9
24 Hour Fitness Worldwide, Inc.	Hotels, Restaurants & Leisure	First Lien Senior Debt	4.8%	N/A	5/21		7.6	7.6	7.2
Accellent Inc.	Health Care Equipment & Supplies	First Lien Senior Debt	4.5%	N/A	3/21		17.4	17.3	17.3
Acosta Holdco, Inc.	Media	First Lien Senior Debt	4.3%	N/A	9/21		26.9	27.0	26.9
Advantage Sales & Marketing Inc.	Professional Services	First Lien Senior Debt	4.3%	N/A	7/21		25.8	25.8	25.8
		Second Lien Senior Debt	7.5%	N/A	7/22		1.0	1.0	1.0
								26.8	26.8
Affinia Group Inc.	Auto Components	First Lien Senior Debt	4.8%	N/A	4/20		7.6	7.6	7.6
Air Medical Group Holdings, Inc.	Health Care Providers & Services	First Lien Senior Debt	4.5%	N/A	4/22		4.0	4.0	4.0
Akorn, Inc.(5)	Pharmaceuticals	First Lien Senior Debt	4.5%	N/A	4/21		5.0	5.0	5.0
Albertson's LLC	Food & Staples Retailing	First Lien Senior Debt	5.4%	N/A	3/19		2.0	2.0	2.0
AlixPartners, LLP	Diversified Financial Services	First Lien Senior Debt	4.0%	N/A	7/20		18.9	18.9	18.9
Alliance Laundry Systems LLC	Machinery	First Lien Senior Debt	4.3%	N/A	12/18		9.8	9.8	9.8

See accompanying notes to the Schedule of Investments.

SCHEDULE OF INVESTMENTS—(Continued) June 30, 2015 (unaudited) (dollars in millions)

Company(1)	Industry	Investments	Cash Interest Rate(2)	PIK Interest Rate(2)	Maturity Date(2)	# of Shares/ Units Owned	Principal	Cost	Fair Value
Alliant Holdings I, LLC	Insurance	First Lien Senior Debt	5.0%	N/A	12/19		2.2	2.2	2.2
Allison Transmission, Inc.(5)	Auto Components	First Lien Senior Debt	3.5%	N/A	8/19		5.0	5.0	5.0
American Airlines, Inc.(5)	Airlines	First Lien Senior Debt	3.5%	N/A	6/20		9.9	9.9	9.9
American Renal Holdings Inc.	Health Care Providers & Services	First Lien Senior Debt	4.5%	N/A	8/19		7.5	7.5	7.5
American Tire Distributors, Inc.	Distributors	First Lien Senior Debt	5.3%	N/A	9/21		5.0	4.9	5.0
AmSurg Corp.(5)	Health Care Providers & Services	First Lien Senior Debt	3.8%	N/A	7/21		16.9	16.9	16.9
AmWINS Group, LLC	Insurance	First Lien Senior Debt	5.3%	N/A	9/19		8.8	8.8	8.8
Anchor Glass Container Corporation	Containers & Packaging	First Lien Senior Debt	4.6%	N/A	6/21-6/22		19.6	19.6	19.6
Applied Systems, Inc.	Software	First Lien Senior Debt	4.3%	N/A	1/21		8.9	8.9	8.9
Aquilex LLC	Commercial Services & Supplies	First Lien Senior Debt	5.0%	N/A	12/20		2.0	2.0	1.9
Aramark Corporation(5)	Commercial Services & Supplies	First Lien Senior Debt	3.3%	N/A	2/21		14.7	14.6	14.7
Ardent Medical Services, Inc.	Health Care Providers & Services	First Lien Senior Debt	6.8%	N/A	7/18		0.3	0.3	0.3
ARG IH Corporation	Hotels, Restaurants & Leisure	First Lien Senior Debt	4.8%	N/A	11/20		6.8	6.8	6.8
Aristocrat Leisure Limited(5)	Hotels, Restaurants & Leisure	First Lien Senior Debt	4.8%	N/A	10/21		6.9	6.8	6.9
Ascend Learning, LLC	Diversified Consumer Services	First Lien Senior Debt	5.5%	N/A	7/19		2.4	2.4	2.4
Ascensus, Inc.	Commercial Services & Supplies	First Lien Senior Debt	5.0%	N/A	12/19		5.7	5.8	5.7
Asurion, LLC	Commercial Services & Supplies	First Lien Senior Debt	5.0%	N/A	5/19		7.3	7.4	7.4
Atlantic Power Limited Partnership(5)	Independent Power & Renewable Electricity Producers	First Lien Senior Debt	4.8%	N/A	2/21		4.1	4.1	4.1
Axalta Coating Systems Dutch Holding B B.V.(5)	Chemicals	First Lien Senior Debt	3.8%	N/A	2/20		5.0	5.0	5.0
AZ Chem US Inc.	Chemicals	First Lien Senior Debt	4.5%	N/A	6/21		4.2	4.3	4.2
B/E Aerospace, Inc.(5)	Aerospace & Defense	First Lien Senior Debt	4.0%	N/A	12/21		6.0	6.0	6.0
BarBri, Inc.	Diversified Consumer Services	First Lien Senior Debt	4.5%	N/A	7/19		9.3	9.3	8.7
Bass Pro Group, LLC	Specialty Retail	First Lien Senior Debt	4.0%	N/A	6/20		8.0	8.0	8.0
Berlin Packaging L.L.C.	Containers & Packaging	First Lien Senior Debt	4.5%	N/A	10/21		9.4	9.4	9.5
BJ's Wholesale Club, Inc.	Food & Staples Retailing	First Lien Senior Debt	4.5%	N/A	9/19		6.9	6.9	6.9
Blackboard Inc.	Software	First Lien Senior Debt	4.8%	N/A	10/18		4.9	5.0	4.9
Blue Coat Holdings, Inc.	Communications Equipment	First Lien Senior Debt	4.5%	N/A	5/22		7.0	7.0	7.0
Boulder Brands, Inc.(5)	Food Products	First Lien Senior Debt	4.5%	N/A	7/20		6.3	6.3	6.2
Boyd Gaming Corporation(5)	Hotels, Restaurants & Leisure	First Lien Senior Debt	4.0%	N/A	8/20		6.2	6.2	6.2
The Brickman Group Ltd. LLC	Commercial Services & Supplies	First Lien Senior Debt	4.0%	N/A	12/20		17.9	17.8	17.8
Burlington Coat Factory Warehouse Corporation(5)	Specialty Retail	First Lien Senior Debt	4.3%	N/A	8/21		10.6	10.6	10.6
BWay Intermediate Company, Inc.	Containers & Packaging	First Lien Senior Debt	5.5%	N/A	8/20		4.0	3.9	4.0
Camp International Holding Company	Transportation Infrastructure	First Lien Senior Debt	4.8%	N/A	5/19		7.7	7.7	7.7
Capital Automotive L.P.	Real Estate	First Lien Senior Debt	4.0%	N/A	4/19		16.3	16.3	16.3

See accompanying notes to the Schedule of Investments.

SCHEDULE OF INVESTMENTS—(Continued) June 30, 2015 (unaudited) (dollars in millions)

Company(1)	Industry	Investments	Cash Interest Rate(2)	PIK Interest Rate(2)	Maturity Date(2)	# of Shares/ Units Owned	Principal	Cost	Fair Value
Capital Safety North America Holdings Inc.	Commercial Services & Supplies	First Lien Senior Debt	3.8%	N/A	3/21		9.3	9.2	9.3
Capsugel Holdings US, Inc.	Pharmaceuticals	First Lien Senior Debt	3.5%	N/A	8/18		29.4	29.3	29.4
Carecore National, LLC	Health Care Providers & Services	First Lien Senior Debt	5.5%	N/A	3/21		4.9	5.0	5.0
Carros Finance Luxembourg S.A.R.L.(5)	Machinery	First Lien Senior Debt	4.5%	N/A	9/21		8.9	9.0	9.0
Catalent Pharma Solutions, Inc.(5)	Pharmaceuticals	First Lien Senior Debt	4.3%	N/A	5/21		15.4	15.4	15.4
CCM MERGER INC.	Hotels, Restaurants & Leisure	First Lien Senior Debt	4.5%	N/A	8/21		4.6	4.6	4.6
CEC Entertainment, Inc.	Hotels, Restaurants & Leisure	First Lien Senior Debt	4.0%	N/A	2/21		12.4	12.2	12.1
Cequel Communications, LLC	Media	First Lien Senior Debt	3.5%	N/A	2/19		30.9	30.8	30.9
Checkout Holding Corp.	Media	First Lien Senior Debt	4.5%	N/A	4/21		5.0	5.0	4.4
CHS/Community Health Systems, Inc.(5)	Health Care Providers & Services	First Lien Senior Debt	3.9%	N/A	12/19-1/21		17.0	17.0	17.0
CityCenter Holdings, LLC	Hotels, Restaurants & Leisure	First Lien Senior Debt	4.3%	N/A	10/20		24.5	24.5	24.6
ClubCorp Club Operations, Inc.(5)	Hotels, Restaurants & Leisure	First Lien Senior Debt	4.3%	N/A	7/20		3.0	3.0	3.0
Commscope, Inc.(5)	Communications Equipment	First Lien Senior Debt	3.8%	N/A	12/22		1.5	1.5	1.5
Compuware Corporation	Software	First Lien Senior Debt	6.3%	N/A	12/21		2.0	1.9	1.9
Connolly, LLC	Professional Services	First Lien Senior Debt	4.5%	N/A	5/21		3.6	3.6	3.6
		Second Lien Senior Debt	8.0%	N/A	5/22		1.0	1.0	1.0
								4.6	4.6
Consolidated Communications, Inc.(5)	Diversified Telecommunication Services	First Lien Senior Debt	4.3%	N/A	12/20		4.9	5.0	4.9
ConvaTec Inc.(5)	Health Care Equipment & Supplies	First Lien Senior Debt	4.3%	N/A	6/20		1.0	1.0	1.0
CPG International Inc.	Building Products	First Lien Senior Debt	4.8%	N/A	9/20		7.4	7.4	7.4
CPI Buyer, LLC	Trading Companies & Distributors	First Lien Senior Debt	5.5%	N/A	8/21		2.0	2.0	2.0
CPI International Inc.	Electronic Equipment, Instruments & Components	First Lien Senior Debt	4.3%	N/A	11/17		10.4	10.4	10.4
CT Technologies Intermediate Holdings, Inc.	Health Care Technology	First Lien Senior Debt	5.7%	N/A	12/21		4.5	4.4	4.5
DAE Aviation Holdings, Inc.	Aerospace & Defense	First Lien Senior Debt	6.3%	N/A	11/18		3.2	3.2	3.2
Del Monte Foods, Inc.(5)	Food Products	First Lien Senior Debt	4.3%	N/A	2/21		4.9	4.9	4.7
Dell International LLC	Technology Hardware, Storage & Peripherals	First Lien Senior Debt	4.0%	N/A	4/20		22.1	22.2	22.2
Deltek, Inc.	Software	First Lien Senior Debt	5.0%	N/A	6/22		7.9	7.9	7.9
Devix Topco(5)	Containers & Packaging	First Lien Senior Debt	4.3%	N/A	5/21		2.0	2.0	2.0
Dialysis Newco, Inc.	Health Care Providers & Services	First Lien Senior Debt	4.5%	N/A	4/21		11.9	11.9	11.9
Dole Food Company, Inc.	Food Products	First Lien Senior Debt	4.5%	N/A	11/18		14.8	14.8	14.8
Dollar Tree, Inc.(5)	Multiline Retail	First Lien Senior Debt	3.5%	N/A	3/22		12.2	12.3	12.2
DPX Holdings B.V.(5)	Life Sciences Tools & Services	First Lien Senior Debt	4.3%	N/A	3/21		6.9	6.9	6.9
Drew Marine Group Inc.	Chemicals	First Lien Senior Debt	4.5%	N/A	11/20		4.9	4.9	4.9
DTZ U.S. Borrower, LLC(5)	Real Estate	First Lien Senior Debt	5.5%	N/A	11/21		2.0	2.0	2.0

See accompanying notes to the Schedule of Investments.

SCHEDULE OF INVESTMENTS—(Continued) June 30, 2015 (unaudited) (dollars in millions)

Company(1)	Industry	Investments	Cash Interest Rate(2)	PIK Interest Rate(2)	Maturity Date(2)	# of Shares/ Units Owned	Principal	Cost	Fair Value
Duff & Phelps Corporation	Capital Markets	First Lien Senior Debt	4.5%	N/A	4/20		13.3	13.4	13.4
DynCorp International Inc.	Aerospace & Defense	First Lien Senior Debt	6.3%	N/A	7/16		1.0	1.0	1.0
Dynegy Inc.(5)	Independent Power & Renewable Electricity Producers	First Lien Senior Debt	4.0%	N/A	4/20		2.0	2.0	2.0
Eco Services Operations LLC	Chemicals	First Lien Senior Debt	4.8%	N/A	12/21		2.0	2.0	2.0
EFS Cogen Holdings I LLC	Independent Power & Renewable Electricity Producers	First Lien Senior Debt	3.8%	N/A	12/20		13.7	13.7	13.7
Electrical Components International, Inc.	Electrical Equipment	First Lien Senior Debt	5.8%	N/A	5/21		3.0	3.0	3.0
Emdeon Inc.	Health Care Technology	First Lien Senior Debt	3.8%	N/A	11/18		13.9	13.9	13.9
Emerald Expositions Holding, Inc.	Media	First Lien Senior Debt	4.8%	N/A	6/20		4.6	4.6	4.6
Energy Transfer Equity, L.P.(5)	Oil, Gas & Consumable Fuels	First Lien Senior Debt	4.0%	N/A	12/19		5.6	5.6	5.6
Entravision Communications Corporation(5)	Media	First Lien Senior Debt	3.5%	N/A	5/20		1.9	1.9	1.8
Evergreen Acqco 1 LP	Multiline Retail	First Lien Senior Debt	5.0%	N/A	7/19		1.4	1.4	1.3
EWT Holdings III Corp.	Machinery	First Lien Senior Debt	4.8%	N/A	1/21		4.9	5.0	4.9
Fairmount Minerals, Ltd.	Metals & Mining	First Lien Senior Debt	4.5%	N/A	9/19		4.9	5.0	4.7
FCA US LLC(5)	Automobiles	First Lien Senior Debt	3.3%	N/A	12/18		11.9	11.9	11.9
Ferro Corporation(5)	Chemicals	First Lien Senior Debt	4.0%	N/A	7/21		6.0	5.9	6.0
Filtration Group Corporation	Industrial Conglomerates	First Lien Senior Debt	4.3%	N/A	11/20		5.6	5.6	5.6
First Data Corporation	IT Services	First Lien Senior Debt	3.9%	N/A	3/18-6/22		37.4	37.4	37.4
Fitness International, LLC	Hotels, Restaurants & Leisure	First Lien Senior Debt	5.5%	N/A	7/20		3.6	3.6	3.5
Flexera Software LLC	Software	First Lien Senior Debt	4.5%	N/A	4/20		5.1	5.2	5.1
Fly Funding II S.à r.l.(5)	Trading Companies & Distributors	First Lien Senior Debt	3.5%	N/A	8/19		4.4	4.5	4.4
Flying Fortress Inc.(5)	Capital Markets	First Lien Senior Debt	3.5%	N/A	4/20		5.3	5.3	5.3
FMG Resources (August 2006) Pty LTD(5)	Metals & Mining	First Lien Senior Debt	3.8%	N/A	6/19		4.9	4.9	4.4
FullBeauty Brands, Inc.	Internet & Catalog Retail	First Lien Senior Debt	4.8%	N/A	3/21		8.4	8.4	8.4
Gates Global LLC	Machinery	First Lien Senior Debt	4.3%	N/A	7/21		18.0	17.9	17.8
Generic Drug Holdings, Inc.	Pharmaceuticals	First Lien Senior Debt	5.0%	N/A	8/20		3.5	3.5	3.5
Global Tel*Link Corporation	Diversified Telecommunication Services	First Lien Senior Debt	5.0%	N/A	5/20		6.2	6.2	6.1
The Goodyear Tire & Rubber Company(5)	Auto Components	Second Lien Senior Debt	3.8%	N/A	4/19		6.3	6.3	6.3
Greeneden U.S. Holdings II, LLC	Software	First Lien Senior Debt	4.0%	N/A	2/20		18.9	18.7	18.8
Grosvenor Capital Management Holdings, LLLP	Capital Markets	First Lien Senior Debt	3.8%	N/A	1/21		13.3	13.3	13.3
Guggenheim Partners Investment Management Holdings, LLC	Capital Markets	First Lien Senior Debt	4.3%	N/A	7/20		4.9	4.9	5.0
H. J. Heinz Company	Food Products	First Lien Senior Debt	3.3%	N/A	6/20		37.2	37.2	37.2
Hampton Rubber Company	Energy Equipment & Services	First Lien Senior Debt	5.0%	N/A	3/21		4.0	4.0	3.6
Harbor Freight Tools USA, Inc.	Specialty Retail	First Lien Senior Debt	4.8%	N/A	7/19		24.9	25.0	25.0

See accompanying notes to the Schedule of Investments.

SCHEDULE OF INVESTMENTS—(Continued) June 30, 2015 (unaudited) (dollars in millions)

Company(1)	Industry	Investments	Cash Interest Rate(2)	PIK Interest Rate(2)	Maturity Date(2)	# of Shares/ Units Owned	Principal	Cost	Fair Value
Hearthside Group Holdings, LLC	Food Products	First Lien Senior Debt	4.5%	N/A	6/21		12.4	12.4	12.4
Hemisphere Media Holdings, LLC(5)	Media	First Lien Senior Debt	5.0%	N/A	7/20		0.9	0.9	0.9
The Hertz Corporation(5)	Road & Rail	First Lien Senior Debt	3.5%	N/A	3/18		15.0	14.9	14.9
HFOTCO LLC	Oil, Gas & Consumable Fuels	First Lien Senior Debt	4.3%	N/A	8/21		1.0	1.0	1.0
The Hillman Group, Inc.	Machinery	First Lien Senior Debt	4.5%	N/A	6/21		10.9	10.9	10.9
Houghton Mifflin Harcourt Company(5)	Diversified Consumer Services	First Lien Senior Debt	4.0%	N/A	5/21		2.9	2.9	2.9
Hub International Limited	Insurance	First Lien Senior Debt	4.0%	N/A	10/20		23.4	23.2	23.2
Hudson Products Holdings Inc.	Energy Equipment & Services	First Lien Senior Debt	5.0%	N/A	3/19		7.1	7.1	7.0
Huntsman International LLC(5)	Chemicals	First Lien Senior Debt	3.8%	N/A	10/21		7.0	7.0	7.0
Hyland Software, Inc.	Software	First Lien Senior Debt	4.8%	N/A	2/21-6/22		11.0	11.0	11.0
Immucor, Inc.	Health Care Equipment & Supplies	First Lien Senior Debt	5.0%	N/A	8/18		7.9	7.9	7.9
IMS Health Incorporated(5)	Health Care Technology	First Lien Senior Debt	3.5%	N/A	3/21		5.4	5.3	5.4
Indra Holdings Corp.	Textiles, Apparel & Luxury Goods	First Lien Senior Debt	5.3%	N/A	5/21		4.1	4.1	4.0
Ineos US Finance LLC(5)	Chemicals	First Lien Senior Debt	4.3%	N/A	3/22		8.0	8.0	8.0
Infinity Acquisition, LLC	Software	First Lien Senior Debt	4.0%	N/A	8/21		5.0	4.9	4.9
Informatica Corporation	Software	First Lien Senior Debt	4.5%	N/A	6/22		12.0	12.0	12.0
Information Resources, Inc.	Professional Services	First Lien Senior Debt	4.8%	N/A	9/20		12.9	12.9	12.9
Inmar, Inc.	Commercial Services & Supplies	First Lien Senior Debt	4.3%	N/A	1/21		4.9	4.9	4.8
Intelsat Jackson Holdings S.A.(5)	Diversified Telecommunication Services	First Lien Senior Debt	3.8%	N/A	6/19		5.0	5.0	5.0
Interactive Data Corporation	Media	First Lien Senior Debt	4.8%	N/A	5/21		13.4	13.4	13.5
Ion Media Networks, Inc.	Media	First Lien Senior Debt	4.8%	N/A	12/20		7.9	8.0	8.0
J. Crew Group, Inc.	Specialty Retail	First Lien Senior Debt	4.0%	N/A	3/21		7.4	7.4	6.4
J.C. Penney Corporation, Inc.(5)	Multiline Retail	First Lien Senior Debt	5.0%	N/A	6/19		2.0	2.0	2.0
Jazz Acquisition, Inc.	Aerospace & Defense	First Lien Senior Debt	4.5%	N/A	6/21		5.0	4.9	4.9
Key Safety Systems, Inc.	Auto Components	First Lien Senior Debt	4.8%	N/A	8/21		7.2	7.2	7.2
Kindred Healthcare, Inc.(5)	Health Care Providers & Services	First Lien Senior Debt	4.3%	N/A	4/21		14.3	14.3	14.4
La Frontera Generation, LLC	Independent Power & Renewable Electricity Producers	First Lien Senior Debt	4.5%	N/A	9/20		13.6	13.7	13.6
La Quinta Intermediate Holdings L.L.C.(5)	Hotels, Restaurants & Leisure	First Lien Senior Debt	4.0%	N/A	4/21		6.3	6.3	6.3
Landmark Aviation FBO Canada, Inc.(5)	Aerospace & Defense	First Lien Senior Debt	4.8%	N/A	10/19		0.3	0.3	0.3
Landslide Holdings, Inc.	Software	First Lien Senior Debt	5.0%	N/A	2/20		7.3	7.3	7.3
Leonardo Acquisition Corp.	Internet & Catalog Retail	First Lien Senior Debt	4.3%	N/A	1/21		12.3	12.3	12.3
Level 3 Financing, Inc.(5)	Diversified Telecommunication Services	First Lien Senior Debt	3.5%	N/A	5/22		7.0	7.0	7.0
Libbey Glass Inc.(5)	Household Durables	First Lien Senior Debt	3.8%	N/A	4/21		4.5	4.4	4.5
Liberty Cablevision of Puerto Rico LLC	Media	First Lien Senior Debt	4.5%	N/A	1/22		5.0	5.0	5.0
Life Time Fitness, Inc.	Hotels, Restaurants & Leisure	First Lien Senior Debt	4.3%	N/A	6/22		6.0	6.0	6.0

See accompanying notes to the Schedule of Investments.

SCHEDULE OF INVESTMENTS—(Continued) June 30, 2015 (unaudited) (dollars in millions)

Company(1)	Industry	Investments	Cash Interest Rate(2)	PIK Interest Rate(2)	Maturity Date(2)	# of Shares/ Units Owned	Principal	Cost	Fair Value
LM U.S. Member LLC	Aerospace & Defense	First Lien Senior Debt	4.8%	N/A	10/19		7.6	7.6	7.6
MCC Iowa LLC	Media	First Lien Senior Debt	4.0%	N/A	1/20-6/21		14.2	14.2	14.2
McJunkin Red Man Corporation(5)	Trading Companies & Distributors	First Lien Senior Debt	5.0%	N/A	11/19		3.4	3.4	3.3
Mediacom Illinois, LLC	Media	First Lien Senior Debt	3.8%	N/A	6/21		7.4	7.4	7.4
The Men's Wearhouse, Inc.(5)	Specialty Retail	First Lien Senior Debt	4.5%	N/A	6/21		6.3	6.3	6.3
Michaels Stores, Inc.(5)	Specialty Retail	First Lien Senior Debt	3.8%	N/A	1/20		29.6	29.6	29.5
Midas Intermediate Holdco II, LLC	Diversified Consumer Services	First Lien Senior Debt	4.5%	N/A	8/21		5.5	5.5	5.5
Millennium Health, LLC	Health Care Providers & Services	First Lien Senior Debt	5.3%	N/A	4/21		7.8	7.8	3.3
Minerals Technologies Inc.(5)	Chemicals	First Lien Senior Debt	3.8%	N/A	5/21		2.1	2.1	2.1
Mirror Bidco Corp.(5)	Machinery	First Lien Senior Debt	4.3%	N/A	12/19		8.4	8.5	8.4
Mitchell International, Inc.	Software	First Lien Senior Debt	4.5%	N/A	10/20		9.2	9.3	9.2
Moneygram International, Inc.(5)	IT Services	First Lien Senior Debt	4.3%	N/A	3/20		3.0	3.0	2.9
MPG Holdco I Inc.	Auto Components	First Lien Senior Debt	3.8%	N/A	10/21		6.4	6.4	6.4
MPH Acquisition Holdings LLC	Health Care Providers & Services	First Lien Senior Debt	3.8%	N/A	3/21		26.6	26.4	26.4
National Financial Partners Corp.	Insurance	First Lien Senior Debt	4.5%	N/A	7/20		10.4	10.4	10.4
The Neiman Marcus Group Inc.	Multiline Retail	First Lien Senior Debt	4.3%	N/A	10/20		18.4	18.3	18.3
New Albertson's, Inc.	Food & Staples Retailing	First Lien Senior Debt	4.8%	N/A	6/21		4.0	3.9	4.0
Novelis Inc.(5)	Metals & Mining	First Lien Senior Debt	4.0%	N/A	6/22		4.1	4.0	4.0
Numericable U.S. LLC(5)	Media	First Lien Senior Debt	4.5%	N/A	5/20		7.0	7.0	7.0
NVA Holdings, Inc.	Health Care Providers & Services	First Lien Senior Debt	4.8%	N/A	8/21		10.4	10.4	10.4
On Assignment, Inc.(5)	Professional Services	First Lien Senior Debt	3.8%	N/A	6/22		1.2	1.2	1.2
Onex Carestream Finance LP	Health Care Equipment & Supplies	First Lien Senior Debt	5.0%	N/A	6/19		13.3	13.4	13.4
Opal Acquisition, Inc.	Health Care Providers & Services	First Lien Senior Debt	5.0%	N/A	11/20		9.9	9.9	9.8
Ortho-Clinical Diagnostics S.A.(5)	Health Care Providers & Services	First Lien Senior Debt	4.8%	N/A	6/21		12.2	12.3	12.0
OSG Bulk Ships, Inc.(5)	Oil, Gas & Consumable Fuels	First Lien Senior Debt	5.3%	N/A	8/19		2.8	2.8	2.8
P2 Lower Acquisition, LLC	Health Care Providers & Services	First Lien Senior Debt	5.5%	N/A	10/20		1.8	1.8	1.8
Par Pharmaceutical Companies, Inc.	Pharmaceuticals	First Lien Senior Debt	4.1%	N/A	9/19		18.5	18.5	18.6
Party City Holdings Inc.(5)	Specialty Retail	First Lien Senior Debt	4.0%	N/A	7/19		19.5	19.4	19.5
Peabody Energy Corporation(5)	Oil, Gas & Consumable Fuels	First Lien Senior Debt	4.3%	N/A	9/20		8.4	8.4	7.1
Penn Engineering & Manufacturing Corp.	Building Products	First Lien Senior Debt	4.0%	N/A	8/21		11.5	11.5	11.5
Performance Food Group, Inc.	Food & Staples Retailing	Second Lien Senior Debt	6.3%	N/A	11/19		4.0	4.0	4.0
Petroleum GEO-Services ASA(5)	Energy Equipment & Services	First Lien Senior Debt	3.3%	N/A	3/21		4.9	4.9	4.5
PetSmart, Inc.	Specialty Retail	First Lien Senior Debt	4.3%	N/A	3/22		5.8	5.8	5.8
Pharmaceutical Product Development, Inc.	Life Sciences Tools & Services	First Lien Senior Debt	4.0%	N/A	12/18		40.2	40.3	40.2
Pharmedium Healthcare Corporation	Pharmaceuticals	First Lien Senior Debt	4.3%	N/A	1/21		8.2	8.2	8.2

See accompanying notes to the Schedule of Investments.

SCHEDULE OF INVESTMENTS—(Continued) June 30, 2015 (unaudited) (dollars in millions)

Company(1)	Industry	Investments	Cash Interest Rate(2)	PIK Interest Rate(2)	Maturity Date(2)	# of Shares/ Units Owned	Principal	Cost	Fair Value
Phillips-Medisize Corporation	Health Care Equipment & Supplies	First Lien Senior Debt	4.8%	N/A	6/21		6.0	6.0	6.0
Pilot Travel Centers LLC	Specialty Retail	First Lien Senior Debt	4.3%	N/A	10/21		23.9	24.0	24.1
Pinnacle Foods Finance LLC(5)	Food Products	First Lien Senior Debt	3.0%	N/A	4/20		14.3	14.2	14.3
Planet Fitness Holdings, LLC	Hotels, Restaurants & Leisure	First Lien Senior Debt	4.8%	N/A	3/21		5.3	5.3	5.3
PODS, LLC	Road & Rail	First Lien Senior Debt	5.3%	N/A	2/22		6.0	6.1	6.0
Post Holdings, Inc.(5)	Food Products	First Lien Senior Debt	3.8%	N/A	6/21		12.9	12.9	12.9
PQ Corporation	Chemicals	First Lien Senior Debt	4.0%	N/A	8/17		4.0	3.9	4.0
Quikrete Holdings, Inc.	Construction Materials	First Lien Senior Debt	4.0%	N/A	9/20		25.0	24.9	25.0
Quintiles Transnational Corp.(5)	Life Sciences Tools & Services	First Lien Senior Debt	3.3%	N/A	5/22		2.0	2.0	2.0
Ranpak Corp.	Containers & Packaging	First Lien Senior Debt	4.3%	N/A	10/21		0.5	0.5	0.5
RCHP, Inc.	Health Care Providers & Services	First Lien Senior Debt	5.3%	N/A	4/19		2.0	2.0	2.0
Renaissance Learning, Inc.	Software	First Lien Senior Debt	4.5%	N/A	4/21		9.9	9.9	9.8
Riverbed Technology, Inc.	Communications Equipment	First Lien Senior Debt	6.0%	N/A	4/22		13.0	13.1	13.1
Road Infrastructure Investment, LLC	Chemicals	First Lien Senior Debt	4.3%	N/A	3/21		12.3	12.3	12.2
RPI Finance Trust(5)	Pharmaceuticals	First Lien Senior Debt	3.5%	N/A	11/20		4.0	4.0	4.0
Sabre GLBL Inc.(5)	Software	First Lien Senior Debt	4.0%	N/A	2/19		7.4	7.4	7.4
Sage Products Holdings III, LLC	Health Care Equipment & Supplies	First Lien Senior Debt	4.3%	N/A	12/19		2.0	2.0	2.0
Schaeffler AG(5)	Auto Components	First Lien Senior Debt	4.3%	N/A	5/20		10.2	10.2	10.2
Scientific Games International, Inc.(5)	Hotels, Restaurants & Leisure	First Lien Senior Debt	6.0%	N/A	10/21		4.0	3.9	4.0
Sears Roebuck Acceptance Corp.(5)	Multiline Retail	First Lien Senior Debt	5.5%	N/A	6/18		5.0	5.0	4.9
Securus Technologies Holdings, Inc.	Diversified Telecommunication Services	First Lien Senior Debt	4.8%	N/A	4/20		7.9	7.9	7.7
Sedgwick Claims Management Services, Inc.	Insurance	First Lien Senior Debt	3.8%	N/A	3/21		20.8	20.5	20.6
		Second Lien Senior Debt	6.8%	N/A	2/22		5.0	5.0	4.9
								25.5	25.5
Seminole Hard Rock Entertainment, Inc.	Hotels, Restaurants & Leisure	First Lien Senior Debt	3.5%	N/A	5/20		5.9	5.9	5.9
Serta Simmons Holdings, LLC	Household Durables	First Lien Senior Debt	4.3%	N/A	10/19		20.1	20.1	20.1
The Servicemaster Company, LLC(5)	Diversified Consumer Services	First Lien Senior Debt	4.3%	N/A	7/21		6.5	6.4	6.5
Ship Luxco 3 S.a r.l.(5)	IT Services	First Lien Senior Debt	4.8%	N/A	11/19		5.0	5.0	5.0
Sinclair Television Group, Inc.(5)	Media	First Lien Senior Debt	3.5%	N/A	7/21		4.0	4.0	4.0
Six Flags Theme Parks, Inc.(5)	Hotels, Restaurants & Leisure	First Lien Senior Debt	3.5%	N/A	6/22		1.0	1.0	1.0
Southcross Energy Partners, L.P.(5)	Oil, Gas & Consumable Fuels	First Lien Senior Debt	5.3%	N/A	8/21		1.0	1.0	1.0
Southwire Company, LLC	Electrical Equipment	First Lien Senior Debt	3.0%	N/A	2/21		20.2	20.1	20.1
Spectrum Brands, Inc.(5)	Household Products	First Lien Senior Debt	3.8%	N/A	6/22		1.5	1.5	1.5
Spin Holdco Inc.	Diversified Consumer Services	First Lien Senior Debt	4.3%	N/A	11/19		15.4	15.3	15.3
SS&C European Holdings S.a.r.L(5)	Software	First Lien Senior Debt	4.0%	N/A	6/22		0.6	0.5	0.6
SS&C Technologies, Inc.(5)	Software	First Lien Senior Debt	4.0%	N/A	6/22		2.4	2.4	2.5

See accompanying notes to the Schedule of Investments.

SCHEDULE OF INVESTMENTS—(Continued) June 30, 2015 (unaudited) (dollars in millions)

Company(1)	Industry	Investments	Cash Interest Rate(2)	PIK Interest Rate(2)	Maturity Date(2)	# of Shares/ Units Owned	Principal	Cost	Fair Value
Standard Aero Limited(5)	Aerospace & Defense	First Lien Senior Debt	6.3%	N/A	11/18		1.3	1.3	1.3
Star West Generation LLC	Independent Power & Renewable Electricity Producers	First Lien Senior Debt	4.3%	N/A	3/20		1.9	1.9	1.9
Station Casinos LLC	Hotels, Restaurants & Leisure	First Lien Senior Debt	4.3%	N/A	3/20		16.4	16.4	16.4
Steinway Musical Instruments, Inc.	Leisure Products	First Lien Senior Debt	4.8%	N/A	9/19		4.9	4.9	4.9
STS Operating, Inc.	Trading Companies & Distributors	First Lien Senior Debt	4.8%	N/A	2/21		2.0	2.0	2.0
Summit Materials Companies I, LLC(5)	Construction Materials	First Lien Senior Debt	4.3%	N/A	6/22		3.0	3.0	3.0
SunGard Data Systems Inc	IT Services	First Lien Senior Debt	4.0%	N/A	3/20		17.5	17.5	17.5
Swift Transportation Co., LLC(5)	Road & Rail	First Lien Senior Debt	3.8%	N/A	6/21		4.0	4.0	4.0
Syniverse Holdings, Inc.	Wireless Telecommunication Services	First Lien Senior Debt	4.0%	N/A	4/19		15.0	14.9	14.2
TI Group Automotive Systems, L.L.C.(5)	Auto Components	First Lien Senior Debt	4.5%	N/A	6/22		3.8	3.7	3.7
TNS, Inc.	IT Services	First Lien Senior Debt	5.0%	N/A	2/20		3.6	3.6	3.6
TPF II LC, LLC	Independent Power & Renewable Electricity Producers	First Lien Senior Debt	5.5%	N/A	10/21		2.0	2.0	2.0
Trans Union LLC	Professional Services	First Lien Senior Debt	3.8%	N/A	4/21		32.8	32.6	32.5
TransDigm Inc.(5)	Aerospace & Defense	First Lien Senior Debt	3.7%	N/A	2/20-5/22		19.5	19.4	19.4
Travelport Finance (Luxembourg) S.à r.l.(5)	Internet Software & Services	First Lien Senior Debt	5.8%	N/A	9/21		4.0	3.9	4.0
Tribune Media Company(5)	Media	First Lien Senior Debt	3.8%	N/A	12/20		4.1	4.1	4.1
TWCC Holding Corp.	Media	First Lien Senior Debt	5.8%	N/A	2/20		4.6	4.5	4.5
		Second Lien Senior Debt	7.0%	N/A	6/20		5.0	5.0	4.7
								9.5	9.2
Tyche Holdings, LLC	IT Services	First Lien Senior Debt	4.8%	N/A	11/21		5.4	5.4	5.4
U.S. Renal Care, Inc.	Health Care Providers & Services	First Lien Senior Debt	4.3%	N/A	7/19		21.2	21.3	21.2
United Air Lines, Inc.(5)	Airlines	First Lien Senior Debt	3.8%	N/A	9/21		7.9	7.9	8.0
Univision Communications Inc.	Media	First Lien Senior Debt	4.0%	N/A	3/20		21.4	21.3	21.2
US Foods, Inc.	Food & Staples Retailing	First Lien Senior Debt	4.5%	N/A	3/19		14.9	15.0	15.0
USI, Inc.	Insurance	First Lien Senior Debt	4.3%	N/A	12/19		13.4	13.4	13.4
USIC Holdings, Inc.	Construction & Engineering	First Lien Senior Debt	4.0%	N/A	7/20		14.7	14.5	14.6
Valeant Pharmaceuticals International, Inc.(5)	Pharmaceuticals	First Lien Senior Debt	3.5%	N/A	2/19-8/20		14.7	14.7	14.6
Vencore, Inc.	Aerospace & Defense	First Lien Senior Debt	5.8%	N/A	11/19		4.0	3.9	4.0
Virgin Media Investment Holdings Limited(5)	Media	First Lien Senior Debt	3.5%	N/A	6/23		5.0	5.0	5.0
W3 Co.	Commercial Services & Supplies	Second Lien Senior Debt	9.3%	N/A	9/20		0.6	0.6	0.5
Wall Street Systems Delaware, Inc.(5)	Software	First Lien Senior Debt	4.5%	N/A	4/21		4.4	4.3	4.4
Waste Industries USA Inc.	Commercial Services & Supplies	First Lien Senior Debt	4.3%	N/A	2/20		3.0	3.0	3.0
Wastequip, LLC	Machinery	First Lien Senior Debt	5.5%	N/A	8/19		4.9	5.0	4.9
WaveDivision Holdings, LLC	Media	First Lien Senior Debt	4.0%	N/A	10/19		8.4	8.4	8.4
Wesco Aircraft Hardware Corp.(5)	Aerospace & Defense	First Lien Senior Debt	3.3%	N/A	2/21		4.7	4.7	4.6

See accompanying notes to the Schedule of Investments.

SCHEDULE OF INVESTMENTS—(Continued) June 30, 2015 (unaudited) (dollars in millions)

Company(1)	Industry	Investments	Cash Interest Rate(2)	PIK Interest Rate(2)	Maturity Date(2)	# of Shares/ Units Owned	Principal	Cost	Fair Value
William Morris Endeavor Entertainment, LLC	Media	First Lien Senior Debt	5.3%	N/A	5/21		4.0	4.0	4.0
Wilsonart LLC	Building Products	First Lien Senior Debt	4.0%	N/A	10/19		10.4	10.4	10.3
WP CPP Holdings, LLC	Aerospace & Defense	First Lien Senior Debt	4.5%	N/A	12/19		12.0	12.0	12.0
XO Communications, LLC	Diversified Telecommunication Services	First Lien Senior Debt	4.3%	N/A	3/21		18.1	18.1	18.1
Yankee Cable Acquisition, LLC	Media	First Lien Senior Debt	4.3%	N/A	3/20		13.0	13.1	13.1
Yonkers Racing Corporation	Hotels, Restaurants & Leisure	First Lien Senior Debt	4.3%	N/A	8/19		4.7	4.7	4.5
Zayo Group LLC(5)	Diversified Telecommunication Services	First Lien Senior Debt	3.8%	N/A	5/21		15.9	15.9	15.8
Ziggo B.V.(5)	Media	First Lien Senior Debt	3.5%	N/A	1/22		10.0	9.9	9.9

CLO INVESTMENTS
Apidos CLO XIV(5)		Income Notes			4/25		8.1	6.8	6.8
Apidos CLO XVIII, Ltd.(5)		Subordinated Notes			7/26		39.4	35.4	32.4
Apidos CLO XIX(5)		Income Notes			10/26		10.5	8.8	8.8
Apidos CLO XXI(5)		Subordinated Notes			6/27		12.4	10.8	10.8
Ares European III B.V.(5)		Subordinated Notes			8/24		5.4	2.6	3.2
Ares IIIR/IVR CLO Ltd.(5)		Subordinated Notes			4/21		20.0	10.6	6.8
Ares XXIX CLO Ltd.(5)		Subordinated Notes			4/26		7.3	6.3	6.0
Avery Point II CLO, Limited(5)		Income Notes			7/25		2.6	2.1	2.1
A Voce CLO, Ltd.(5)		Subordinated Notes			7/26		10.5	8.3	8.3
Babson CLO Ltd. 2006-II(5)		Income Notes			10/20		15.0	9.0	8.9
Babson CLO Ltd. 2013-II(5)		Income Notes			1/25		5.0	4.2	4.2
Babson CLO Ltd. 2014-II(5)		Subordinated Notes			9/26		25.0	22.0	21.1
Babson CLO Ltd. 2014-III(5)		Subordinated Notes			1/26		3.8	3.3	3.3
Babson CLO Ltd. 2015-I(5)		Subordinated Notes			4/27		12.5	11.3	11.0
Betony CLO, Ltd.(5)		Subordinated Notes			4/27		2.5	2.2	2.2
Blue Hill CLO, Ltd.(5)		Subordinated Notes			1/26		10.6	18.5	16.8
Carlyle Global Market Strategies CLO 2014-4, Ltd.(5)		Subordinated Notes			10/26		14.6	12.4	12.3
Cent CDO 12 Limited(5)		Income Notes			11/20		26.4	11.1	31.6
Cent CDO 17 Limited(5)		Subordinated Notes			1/25		15.0	11.0	11.0
Cent CLO 18 Limited(5)		Subordinated Notes			7/25		3.8	2.9	3.0
Cent CLO 19 Limited(5)		Subordinated Notes			10/25		11.3	9.1	8.8
Cent CLO 22 Limited(5)		Subordinated Notes			11/26		45.4	40.7	37.1
Centurion CDO 8 Limited(5)		Subordinated Notes(3)			3/17		5.0	0.2	—
CoLTs 2005-1 Ltd.(5)		Preference Shares(3)			3/16	360		1.7	0.1
CoLTs 2005-2 Ltd.(5)		Preference Shares(3)			12/18	34,170,000		11.3	0.6
Cordatus CLO II plc(5)		Subordinated Notes			7/24		5.4	1.7	5.7
CREST Exeter Street Solar 2004-1(5)		Preferred Securities(4)(5)			6/39	3,500,000		3.2	—
Dryden 30 Senior Loan Fund(5)		Subordinated Notes			11/25		3.9	2.9	2.9
Dryden 31 Senior Loan Fund(5)		Subordinated Notes			4/26		2.3	1.9	1.6

See accompanying notes to the Schedule of Investments.

SCHEDULE OF INVESTMENTS—(Continued) June 30, 2015 (unaudited) (dollars in millions)

Company(1)	Industry	Investments	Cash Interest Rate(2)	PIK Interest Rate(2)	Maturity Date(2)	# of Shares/ Units Owned	Principal	Cost	Fair Value
Dryden XXVIII Senior Loan Fund(5)		Subordinated Notes			8/25		7.0	5.5	5.5
Eaton Vance CDO X plc(5)		Secured Subordinated Notes			2/27		22.6	12.5	12.9
Euro-Galaxy II CLO B.V.(5)		Income Notes			10/22		2.8	2.5	2.6
		Subordinated Notes			10/22		6.0	2.7	4.0
								5.2	6.6
Flagship CLO V(5)		Deferrable Notes			9/19		1.7	1.5	1.6
		Subordinated Securities			9/19	15,000		7.1	2.3
								8.6	3.9
Galaxy III CLO, Ltd(5)		Subordinated Notes(3)			8/16		4.0	0.2	—
Galaxy XVI CLO, Ltd.(5)		Subordinated Notes			11/25		2.3	1.9	1.7
GoldenTree Loan Opportunities IX, Limited(5)		Subordinated Notes			10/26		40.8	39.2	39.2
GoldenTree Loan Opportunities VII, Limited(5)		Subordinated Notes			4/25		35.3	33.7	33.7
Halcyon Loan Advisors Funding 2014-1 Ltd.(5)		Subordinated Notes			2/26		1.3	1.1	1.1
Halcyon Loan Advisors Funding 2015-2, Ltd.(5)		Subordinated Notes			7/27		21.7	18.7	18.7
Herbert Park B.V.(5)		Subordinated Notes			10/26		24.4	26.6	21.6
Highbridge Loan Management 2013-2, Ltd.(5)		Subordinated Notes			10/24		27.0	21.5	22.3
LightPoint CLO IV, LTD(5)		Income Notes(3)			4/18		6.7	3.6	—
LightPoint CLO VII, Ltd.(5)		Subordinated Notes			5/21		9.0	2.8	2.0
Limerock CLO III, Ltd.(5)		Subordinated Notes			10/26		12.5	10.6	9.9
Madison Park Funding XI, Ltd.(5)		Subordinated Notes			10/25		8.0	7.4	7.4
Madison Park Funding XII, Ltd.(5)		Subordinated Notes			7/26		10.0	9.4	9.4
Madison Park Funding XVI, Ltd.(5)		Subordinated Notes			4/26		11.0	10.8	10.8
Magnetite VIII, Limited(5)		Subordinated Notes			4/26		6.7	6.1	5.8
Magnetite XIV, Limited(5)		Subordinated Notes			7/28		21.0	20.0	20.0
Mayport CLO Ltd.(5)		Income Notes			2/20		14.0	9.5	3.0
Neuberger Berman CLO XV, Ltd.(5)		Subordinated Notes			10/25		2.8	2.2	2.2
NYLIM Flatiron CLO 2006-1 LTD.(5)		Subordinated Securities			8/20	10,000		4.0	3.6
Och-Ziff VIII, Ltd.(5)		Subordinated Notes			9/26		16.0	13.4	13.4
Octagon Investment Partners XIV, Ltd.(5)		Income Notes			1/24		4.5	3.1	3.2
Octagon Investment Partners XIX, Ltd.(5)		Subordinated Notes			4/26		25.0	20.3	20.9
Octagon Investment Partners XX, Ltd.(5)		Subordinated Notes			8/26		2.5	2.3	2.3
Octagon Investment Partners XXII, Ltd.(5)		Subordinated Notes			11/25		8.4	7.4	7.1
Octagon Loan Funding, Ltd.(5)		Subordinated Notes			9/26		4.0	3.3	3.3
OHA Credit Partners VIII, Ltd.(5)		Subordinated Notes			4/25		5.0	4.2	4.2
OHA Credit Partners XI, Ltd.(5)		Subordinated Notes(3)			12/17		25.0	25.0	25.0

See accompanying notes to the Schedule of Investments.

SCHEDULE OF INVESTMENTS—(Continued) June 30, 2015 (unaudited) (dollars in millions)

Company(1)	Industry	Investments	Cash Interest Rate(2)	PIK Interest Rate(2)	Maturity Date(2)	# of Shares/ Units Owned	Principal	Cost	Fair Value
Sapphire Valley CDO I, Ltd.(5)		Subordinated Notes			12/22		14.0	15.4	11.1
THL Credit Wind River 2013-1 CLO Ltd.(5)		Subordinated Notes			4/25		14.0	11.1	11.1
THL Credit Wind River 2014-1 CLO Ltd.(5)		Subordinated Notes			4/26		16.0	13.6	13.2
Vitesse CLO, Ltd.(5)		Preferred Securities			8/20	20,000,000		12.0	—
Voya CLO 2014-2, Ltd.(5)		Subordinated Notes			7/26		17.5	14.8	14.2
Voya CLO 2014-4, Ltd.(5)		Subordinated Notes			10/26		26.7	24.7	23.5
Subtotal Non-Control / Non-Affiliate Investments (70% of total investments at fair value)								$4,160.5	$4,101.7

AFFILIATE INVESTMENTS
IS Holdings I, Inc.	Software	Common Stock(3)				2,000,000		$5.2	$13.7
Primrose Holding Corporation	Diversified Consumer Services	Common Stock(3)				7,227		3.4	9.2
Roark - Money Mailer, LLC	Media	Common Membership Units(3)				6.0%		0.7	1.4
Subtotal Affiliate Investments (<1% of total investments at fair value)								$9.3	$24.3

CONTROL INVESTMENTS
American Driveline Systems, Inc.	Diversified Consumer Services	Mezzanine Debt	10.0%	1.0%	3/21		$45.1	$45.1	$45.1
		Redeemable Preferred Stock(3)				7,121,150		83.5	20.2
		Common Stock(3)				289,215		18.2	—
		Common Stock Warrants(3)				233,603		9.9	—
								156.7	65.3
ASAP Industries Holdings, LLC	Energy Equipment & Services	Mezzanine Debt(4)	12.0%	2.0%	12/18		20.7	19.5	15.1
		Membership Units(3)				106,911		30.3	—
								49.8	15.1
Bellotto Holdings Limited(5)	Household Durables	Redeemable Preferred Stock				7,300,610	2.2	38.5	40.4
		Common Stock(3)				2,697,010		101.2	100.8
								139.7	141.2
CML Pharmaceuticals, LLC	Life Sciences Tools & Services	First Lien Senior Debt	6.5%	N/A	3/17-10/20		96.4	95.5	98.4
		Mezzanine Debt	7.4%	5.7%	10/20		136.9	135.8	136.9
		Redeemable Preferred Stock(3)				84,936		61.0	57.2
								292.3	292.5
Columbo TopCo Limited(5)	Commercial Services & Supplies	Redeemable Preferred Stock(3)				34,179,330	23.5	79.0	64.5
		Common Stock(3)				757,743		1.2	—
								80.2	64.5
Core Financial Holdings, LLC(5)	Diversified Financial Services	Common Units(3)				88,385,036		44.0	0.1
Dyno Holding Corp.	Auto Components	First Lien Senior Debt	8.7%	2.3%	11/15		35.2	35.2	35.2
		Mezzanine Debt(4)	N/A	7.3%	11/16		21.5	16.5	16.7
		Common Stock(3)				4,852,686		50.6	—
								102.3	51.9
ECA Medical Instruments	Health Care Equipment & Supplies	First Lien Senior Debt	10.0%	N/A	3/16		8.5	8.5	8.5
		Mezzanine Debt	13.0%	3.5%	7/16		18.4	18.4	18.4
		Common Stock(3)				1,000		14.9	2.9
								41.8	29.8
eLynx Holdings, Inc.	IT Services	Convertible Preferred Stock(3)				11,728		26.9	23.7
		Redeemable Preferred Stock(3)				30,162		9.0	—
		Common Stock(3)				16,087		1.1	—
		Common Stock Warrants(3)				1,002,678		5.5	—
								42.5	23.7
EXPL Pipeline Holdings LLC(5)	Oil, Gas & Consumable Fuels	First Lien Senior Debt	8.1%	N/A	1/17		44.9	44.5	44.8
		Common Membership Units(3)				100,000		60.6	39.0
								105.1	83.8
FAMS Acquisition, Inc.	Diversified Financial Services	Mezzanine Debt	12.3%	2.7%	1/16		38.3	38.3	36.2
Financière H S.A.S.(5)	Health Care Equipment & Supplies	Mezzanine Debt	3.6%	5.8%	10/15		14.7	14.7	14.3
		Convertible Preferred Stock(3)				930,558		53.0	22.0
								67.7	36.3

Financière Tarmac S.A.S.(5)	Commercial Services & Supplies	First Lien Senior Debt	4.0%	N/A	12/20		4.2	3.5	4.2

See accompanying notes to the Schedule of Investments.

SCHEDULE OF INVESTMENTS—(Continued) June 30, 2015 (unaudited) (dollars in millions)

Company(1)	Industry		Investments	Cash Interest Rate(2)	PIK Interest Rate(2)	Maturity Date(2)	# of Shares/ Units Owned	Principal		Cost		Fair Value
	Mezzanine Debt	N/A		4.0%	12/21		20.6		20.6		21.6
			Mezzanine Debt(4)	N/A	4.0%	12/21		26.8		15.4		10.7
			Convertible Preferred Stock(3)				8,665,001			9.6		—
			Redeemable Preferred Stock(3)					3.4		7.4		—
										56.5		36.5
Fosbel Holding, Inc.	Commercial Services & Supplies		Mezzanine Debt(4)	N/A	17.0%	10/18		11.7		9.5		—
FPI Holding Corporation	Food Products		First Lien Senior Debt(4)	N/A	20.0%	1/16		0.4		0.4		—
Group Montana, Inc.	Textiles, Apparel & Luxury Goods		First Lien Senior Debt	6.3%	N/A	1/17		6.1		6.1		6.1
			Convertible Preferred Stock				4,000			5.3		4.6
			Common Stock(3)				100%			12.6		—
										24.0		10.7
Halex Holdings, Inc.	Construction Materials		Second Lien Senior Debt(4)	8.5%	N/A	1/18		15.8		15.7		15.8
			Common Stock(3)				51,853			9.3		4.1
										25.0		19.9
HALT Medical, Inc.	Health Care Equipment & Supplies		First Lien Senior Debt(4)	N/A	22.0%	9/15		85.7		57.8		24.8
Hard 8 Games, LLC	Hotels, Restaurants & Leisure		First Lien Convertible Senior Debt	N/A	5.4%	7/15-4/16		22.3		22.3		22.3
			Membership Units				1			19.0		11.8
										41.3		34.1
Holding Saint Augustine S.A.S.(5)	Air Freight & Logistics		First Lien Senior Debt	N/A	N/A	9/19		4.5		4.5		4.5
			Convertible Preferred Stock(3)(4)				1,982,668			13.7		—
										18.2		4.5
LLSC Holdings Corporation	Personal Products		Convertible Preferred Stock(3)				9,000			10.9		17.6
Miles 33 Limited(5)	Software		First Lien Senior Debt	4.0%	N/A	9/17		8.0		8.0		8.0
			Mezzanine Debt(4)	5.0%	5.0%	9/17		17.3		14.4		14.4
			Redeemable Preferred Stock(3)					78.1		30.6		—
										53.0		22.4
MW Acquisition Corporation	Health Care Providers & Services		Mezzanine Debt	14.4%	1.0%	2/19		24.1		24.1		24.1
			Redeemable Preferred Stock				2,485			2.5		2.5
			Convertible Preferred Stock(3)				88,084			41.2		45.8
										67.8		72.4
NECCO Holdings, Inc.	Food Products		First Lien Senior Debt(4)	6.5%	N/A	12/15		11.0		8.5		5.2
			Second Lien Senior Debt(4)	N/A	18.0%	11/15		7.0		3.2		—
			Common Stock(3)				860,189			0.1		—
										11.8		5.2
NECCO Realty Investments, LLC	Real Estate		First Lien Senior Debt(4)	2.8%	11.2%	12/17		71.1		32.8		24.9
			Common Membership Units(3)				7,450			4.9		—
										37.7		24.9
Orchard Brands Corporation	Internet & Catalog Retail		Common Stock(3)				87,838			55.1		91.7
PHC Sharp Holdings, Inc.	Commercial Services & Supplies		First Lien Senior Debt	12.5%	N/A	12/15		1.4		1.4		1.4
			Mezzanine Debt	N/A	17.0%	12/16		13.4		13.4		13.4
			Mezzanine Debt(4)	N/A	19.0%	12/16		27.5		13.0		13.3
			Common Stock(3)				631,049			4.2		—
										32.0		28.1
RD Holdco Inc.	Household Durables		Second Lien Senior Debt	11.3%	N/A	6/17		16.9		14.9		16.6
			Common Stock(3)				458,596			23.6		7.4
			Common Stock Warrants(3)				56,372			2.9		0.9
										41.4		24.9
Rebellion Media Group Corp.(5)	Internet Software & Services		First Lien Senior Debt	N/A	12.0%	7/15		4.5		4.5		4.5
			First Lien Senior Debt(4)	N/A	12.0%	12/15		14.6		8.3		1.8
										12.8		6.3
Scanner Holdings Corporation	Technology Hardware, Storage & Peripherals		Mezzanine Debt	15.1%	N/A	10/16-7/17		23.3		23.1		23.3
			Convertible Preferred Stock				66,424,135			10.0		15.8
			Common Stock(3)				167,387			0.1		—
										33.2		39.1
SEHAC Holding Corporation	Diversified Consumer Services		Convertible Preferred Stock				14,850			14.8		132.7
			Common Stock				150			0.2		1.3
										15.0		134.0

Soil Safe Acquisition Corp.	Professional Services		First Lien Senior Debt	8.0%	N/A	1/18-12/18		22.2		22.2		22.3

See accompanying notes to the Schedule of Investments.

SCHEDULE OF INVESTMENTS—(Continued) June 30, 2015 (unaudited) (dollars in millions)

Company(1)	Industry		Investments	Cash Interest Rate(2)	PIK Interest Rate(2)	Maturity Date(2)	# of Shares/ Units Owned	Principal	Cost	Fair Value
		Second Lien Senior Debt	10.8%	N/A	7/19			12.7	12.7	12.7
			Mezzanine Debt	8.8%	7.3%	12/19		69.6	69.5	69.6
			Common Stock(3)				810		9.0	23.7
									113.4	128.3
Warner Power, LLC	Electrical Equipment		Mezzanine Debt(4)	N/A	14.6%	9/15		10.4	5.7	3.1
			Redeemable Preferred Membership Units(3)				6,512,002		3.0	—
			Common Membership Units(3)				47,000		1.9	—
									10.6	3.1
WIS Holding Company, Inc.	Commercial Services & Supplies		Convertible Preferred Stock				1,206,598		121.7	136.2
			Common Stock(3)				301,650		16.0	—
									137.7	136.2

CONTROL CLO INVESTMENT
ACAS Wachovia Investments, L.P.(5)	Diversified Financial Services		Partnership Interest(3)				90%		2.0	0.6
Subtotal Control Investments (30% of total investments at fair value)									$2,027.5	$1,705.7
Total Investment Assets									$6,197.3	$5,831.7

(1)	Certain of the securities are issued by affiliate(s) of the listed portfolio company.

(2)
Interest rates represent the weighted average annual stated interest rate on loans and debt securities in effect on the date presented, which are presented by the nature of indebtedness by a single issuer. Some loans and debt securities bear interest at variable rates, primarily the three-month London Interbank Offered Rate (“LIBOR”), with interest rate floors. Payment-in-kind interest (“PIK”) represents contractually deferred interest that is typically compounded into the principal balance of the loan or debt security, if not paid on a current basis. PIK interest may be prepaid by the portfolio company’s election, but generally is paid upon a change of control transaction or maturity. The maturity date represents the latest date in which the loan or debt security is scheduled to terminate.

(3)	Some or all of the securities are non-income producing.

(4)	Loan is on non-accrual status and therefore considered non-income producing.

(5)
Investments that are not “qualifying assets” under Section 55(a) of the 1940 Act. Under the 1940 Act, we may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of our total assets.

See accompanying notes to the Schedule of Investments.

NOTES TO SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2015
(unaudited)
(dollars in millions)

Note 1.	Formation and Organization
American Capital Income, Ltd. (the “Company”) was organized as a Maryland corporation on February 23, 2015 by its sole stockholder, American Capital, Ltd. (“American Capital”), in connection with American Capital’s planned transfer of most of American Capital’s existing investment assets (the “Initial Portfolio”) to the Company and subsequent distribution of all of the outstanding shares of the Company’s common stock to American Capital’s stockholders (the “Spin-Off”).
The Company intends to operate as a non-diversified closed-end management investment company and to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company also intends to elect to be taxed as a regulated investment company (“RIC”), as defined in Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and to distribute annually at least 90% of its investment company taxable income to its stockholders. In connection with the Spin-Off, the Company plans to list its shares of common stock on The NASDAQ Global Select Market under the trading symbol “ACAP.” The Company will be externally managed and advised by American Capital ACAP Management, LLC (the “Manager”), an indirect subsidiary of American Capital Asset Management, LLC, which is indirectly, wholly-owned by American Capital.
The Company has not commenced operations. The Company expects the Initial Portfolio to be transferred shortly prior to the distribution of all of the outstanding shares of the Company’s common stock to American Capital’s stockholders. The investments that are expected to be included in the Initial Portfolio are listed on the Schedule of Investments had the Spin-Off been completed as of June 30, 2015.
Note 2.Summary of Significant Accounting Policies
Basis and Presentation
The accompany schedule of investments has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Use of Estimates
The preparation of the schedule of investments in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.
Trade Date Accounting
In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 946, Financial Services-Investment Companies, we will account for security purchases and sales on a trade date basis other than when it is not in accordance with standard industry practice to account for the purchase or sale transaction on a trade date basis and the transaction is outside conventional channels, such as through a private placement or by submitting shares in a tender offer. In such circumstances, we will record the transaction on the date we obtain a right to demand the securities purchased or collect the proceeds of sale and incur an obligation to pay the price of the securities purchased or to deliver the securities sold, respectively.

NOTES TO SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2015—(Continued)
(unaudited)
(dollars in millions)

Investment Valuation Policy
Our investments will consist of loans and securities issued by public and privately-held companies, including senior debt, mezzanine debt, equity warrants and preferred and common equity securities. We will also invest in Structured Products, which includes CLO securities.
We will fair value our investments in accordance with the 1940 Act and FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) as determined in good faith by our Board of Directors. We will undertake a multi-step valuation process each quarter to determine the fair value of our investments in accordance with ASC 820. The quarterly valuation process will begin with the development of a preliminary valuation recommendation for each investment by our Administrator’s Financial Advisory and Consulting Team (“FACT”), which is composed of valuation and audit professionals responsible for monitoring portfolio compliance and valuations. In preparing the preliminary valuation recommendations, FACT receives assistance from our Manager’s investment professionals that both originated and monitor the investment as well as assistance from other departments of our Administrator, including operations, accounting and legal. The preliminary valuation recommendations will be reviewed by senior management and then presented to our Audit, Compliance and Valuation Committee for review and approval. Subsequent to the approval from our Audit, Compliance and Valuation Committee, the valuation recommendations will be sent to our Board of Directors for final approval.
When available, we will base the fair value of our investments that trade in active markets on directly observable market prices or on market data derived for comparable assets. For restricted securities of companies that are publicly traded, the value will be based on the closing market quote on the valuation date less a discount for the restriction. For all other investments, inputs used to measure fair value will reflect management’s best estimate of assumptions that would be used by market participants in pricing the investment in a hypothetical transaction. For these investments, we will estimate the fair value of our senior debt, mezzanine debt, redeemable and convertible preferred equity, common equity and equity warrants using either an enterprise value waterfall methodology, which generally combines market and income approaches, or a market yield valuation methodology, which utilizes the income approach. We will estimate the fair value of our Structured Products using the market and income approaches, third-party broker quotes and counterparty marks.
ASC 820 provides a framework for measuring the fair value of assets and liabilities and provides guidance regarding a fair value hierarchy, which prioritizes information used to measure fair value and the effect of fair value measurements on earnings. Due to the uncertainty inherent in the valuation process, estimates of fair value may differ significantly from the values that would have been used had a ready market for our investments existed, and the differences could be material. Additionally, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the valuations currently assigned.
 ASC 820 defines fair value in terms of the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The price will be used to measure the fair value is not adjusted for transaction costs while the cost basis of our investments may include initial transaction costs. Under ASC 820, the fair value measurement also assumes that the transaction to sell an asset occurs in the principal market for the asset or, in the absence of a principal market, the most advantageous market for the asset. The principal market for an asset is the market in which the reporting entity would sell or transfer the asset with the greatest volume and level of activity for the asset. In determining the principal market for an asset under ASC 820, it is assumed that the reporting entity has access to the market as of the measurement date. If no market for the asset exists or if the reporting entity does not have access to the principal market, the reporting entity should use a hypothetical market.
 The principal market in which we would sell our Senior Floating Rate Loans and certain of our non-controlled Sponsor Finance debt investments is an active over-the-counter secondary market. For our other debt and equity investments, there is no active market and we will be generally repaid our debt investment or sell our equity investment upon a change of control transaction such as through the mergers and acquisition (“M&A”) market. Accordingly, the market in which we would sell certain of our non-controlled debt and all of our equity investments is the M&A market. However, under ASC 820, we have identified the M&A market as the principal market for our investments in these portfolio companies only if we have the ability to control the decision to sell the portfolio company as of the measurement date. We will determine whether we have the ability to control the decision to sell a portfolio company based on our ability to control or gain control of the board of directors of the portfolio company as of the measurement date and rights within the shareholders agreement. In evaluating if we can control or gain control of a portfolio company as of the measurement date, we will include our equity securities on a fully diluted basis. For investments in portfolio companies for which we do not have the ability to control or gain control as of the measurement date and for which there is no active market, the principal market under ASC 820 is a hypothetical secondary market.

NOTES TO SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2015—(Continued)
(unaudited)
(dollars in millions)

Accordingly, we will use the M&A market as the principal market for our investments in portfolio companies that we control or can gain control as of the measurement date, and we will use a hypothetical secondary market for our investments in portfolio companies that we do not control or cannot gain control as of the measurement date. However, to the extent that an active market exists for such investments, we will consider that as the principal market. Our valuation policy considers the fact that no ready active market exists for a significant amount of our investments and that the fair value for our investments must typically be determined using unobservable inputs.
 Enterprise Value Waterfall Methodology
For investments in portfolio companies that we have identified the M&A market as the principal market, we will estimate the fair value based on the enterprise value waterfall (“Enterprise Value Waterfall”) valuation methodology. For minority equity securities in which the principal market is the hypothetical secondary market, we also will estimate the fair value using the Enterprise Value Waterfall valuation methodology.
Under the Enterprise Value Waterfall valuation methodology, we estimate the enterprise value of a portfolio company and then waterfall the enterprise value over the portfolio company’s securities in order of their preference relative to one another. In applying the Enterprise Value Waterfall valuation methodology, we consider that in a change of control transaction, our loans are generally required to be repaid at par and that a buyer cannot assume the loan.
To estimate the enterprise value of the portfolio company, we prepare an analysis of traditional valuation methodologies including valuations of comparable public companies, recent sales of private and public comparable companies, discounting the forecasted cash flows of the portfolio company, estimating the liquidation or collateral value of the portfolio company’s assets, third-party valuations of the portfolio company, offers from third-parties to buy the portfolio company and considering the value of recent third-party investments in the equity securities of the portfolio company. Significant inputs in these valuation methodologies to estimate enterprise value include the historical or projected operating results of the portfolio company, selection of comparable companies, discounts or premiums to the prices of comparable companies and discount rates applied to the forecasted cash flows. The operating results of a portfolio company may be unaudited, projected or pro forma financial information and may require adjustments for non-recurring items or to normalize the operating results that may require significant judgment in its determination. In addition, projecting future financial results requires significant judgment regarding future growth assumptions. In evaluating the operating results, we also will analyze the impact of exposure to litigation, loss of customers or other contingencies. The selection of a population of comparable companies requires significant judgment, including a qualitative and quantitative analysis of the comparability of the companies. In determining a discount or premium, if any, to prices of comparable companies, we use significant judgment for factors such as size, marketability, relative performance, and for portfolio companies in which we control, a control premium to the market price of comparable public companies. In determining a discount rate to apply to forecasted cash flows, we use significant judgment in the development of an appropriate discount rate including the evaluation of an appropriate risk premium.
In valuing convertible debt, equity or other similar securities, we value our investment based on its priority in the waterfall and based on our pro rata share of the residual equity value available after deducting all outstanding debt from the estimated enterprise value. We value non-convertible debt at the face amount of the debt to the extent that the estimated enterprise value of the portfolio company exceeds the outstanding debt of the portfolio company. If the estimated enterprise value is less than the outstanding debt of the portfolio company, we reduce the fair value of our debt investment beginning with the junior most debt such that the enterprise value less the fair value of the outstanding debt is zero.
Market Yield Valuation Methodology
For debt and redeemable preferred equity investments in portfolio companies for which we are required to identify a hypothetical secondary market as the principal market, we will estimate the fair value based on the assumptions that we believe hypothetical market participants would use to value the investment in a current hypothetical sale using a market yield (“Market Yield”) valuation methodology.
For debt and redeemable preferred equity investments of our investment portfolio for which we do not control or cannot gain control as of the measurement date and no active market exists, we will estimate the fair value based on such factors as third-party broker quotes and our own assumptions in the absence of market observable data, including estimated remaining life, current market yield and interest rate spreads of similar loans and securities as of the measurement date. We will weight the use of third-party broker quotes, if any, in determining fair value based on our understanding of the level of actual transactions used by the broker to develop the quote and whether the quote was an indicative price or binding offer. We will estimate the remaining life based on market data of the average life of similar loans. However, if we have information available to us that the loan is expected to be repaid in the near term, we would use an estimated remaining life based on the expected repayment date, including considering

NOTES TO SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2015—(Continued)
(unaudited)
(dollars in millions)

the current maturity date of the loan. The average life used to estimate the fair value of our loans may be shorter than the legal maturity of the loans since our loans have historically been prepaid prior to the maturity date. The current interest rate spreads used to estimate the fair value of our loans will be based on the current interest rate spreads on similar loans. We will use significant judgment in determining the estimated remaining life as well as the current market yield and interest rate spreads. If there is a significant deterioration of the credit quality of a loan, we may consider other factors that a hypothetical market participant would use to estimate fair value, including the proceeds that would be received in a liquidation analysis.
We will fair value our investments in Structured Products based on such factors as third-party broker quotes, counterparty marks, purchases or sales of the same or similar securities, and our cash flow forecasts. Cash flow forecasts are subject to assumptions a market participant would use regarding the investments’ underlying collateral including, but not limited to, assumptions of default and recovery rates, reinvestment spreads and prepayment rates. Cash flow forecasts are discounted using a market participant’s market yield assumptions that are derived from multiple sources including, but not limited to, third-party broker quotes, industry research reports and transactions of securities and indices with similar structure and risk characteristics. We weight the use of third-party broker quotes or counterparty marks, if any, in determining fair value based on the correlation of changes in third-party broker quotes with underlying performance and other market indices.
 Third-party Vendor Pricing
For debt investments that trade in an active market or that have similar assets that trade in an active market, we will estimate the fair value based on evaluated prices from a nationally recognized, independent pricing service or from third-party brokers who make markets in such debt instruments. When possible, we will make inquiries of third-party pricing sources to understand their use of significant inputs and assumptions. We will review the price provided by the third-party pricing service and perform procedures to validate their reasonableness, including a review and analysis of executable broker quote(s), range and dispersion of third-party estimates, frequency of pricing updates, yields of similar securities or other qualitative and quantitative information. If the prices provided by the pricing service are consistent with such information, we will generally use the price provided by the pricing service as fair value.